     As filed with the Securities and Exchange Commission on April 24, 1998
                                                       Registration No.: 333-___

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------
                            PEOPLE'S CHOICE TV CORP.
             (Exact name of Registrant as specified in its charter)

                 Delaware                                 4841                          06-1366643
      (State or Other Jurisdiction of         (Primary Standard Industrial           (I.R.S. Employer
      Incorporation or Organization)          Classification Code Number)           Identification No.)

                                2 Corporate Drive
                           Shelton, Connecticut 06484
                                 (203) 925-7900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MATTHEW ORISTANO
                             Chief Executive Officer
                            People's Choice TV Corp.
                                2 Corporate Drive
                           Shelton, Connecticut 06484
                                 (203) 925-7900

(Name, address, including zip code, and telephone number, including area code of agent for service)

                                  ------------
                                    Copy to:
                              ANTHONY PRINCI, ESQ.
                           Anderson Kill & Olick, P.C.
                           1251 Avenue of the Americas
                            New York, New York 10020
                                 (212) 278-1000

                  Approximate date of commencement of proposed sale of Securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of holding company and there is compliance with General Instruction G, check the following box. [ ]

                                 --------------


                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                        Proposed            Proposed
                                                                         Maximum             Maximum
                                                                     Offering Price         Aggregate
     Title of Each Class of Securities           Amount to Be         Per Share or          Offering            Amount of
            to Be Registered(1)                   Registered              Note              Price(2)         Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock par value $.01 per share          7,484,321 shares
                                                                           (2)             $90,725,266          $26,763.96
13-1/8% Senior Subordinated Discount             $100,000,000
Notes Due 2003
--------------------------------------------------------------------------------------------------------------------------------

/(1)/ This Registration Statement relates to the proposed exchange of the securities to be registered for the Registrant's 13-1/8% Senior Discount Notes Due 2004 ("Old Discount Notes") and Convertible Pay-In-Kind Preferred Stock ("Preferred Stock").
/(2)/ Pursuant to Rule 457(f)(2) under the Securities Act of 1933 and solely for the purpose of computing the amount of the registration fee, the proposed maximum aggregate offering price was calculated based upon one third of the $332,000,000 principal amount of the Old Discount Notes and one third of the $67,675,800 book value of the Preferred Stock to be received by the Registrant in the exchange minus the $42,500,000 in cash to be paid by the Registrant in the exchange.
         The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A        +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+ +EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ ANY SUCH STATE.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion Dated April 24, 1998
        PROSPECTUS/OFFER TO EXCHANGE AND CONSENT SOLICITATION STATEMENT


                            PEOPLE'S CHOICE TV CORP.

           Offer to Exchange                        Offer to Exchange
              $85,000,000                              $15,000,000
      13-1/8% Senior Subordinated              13-1/8% Senior Subordinated
        Discount Notes Due 2003,                 Discount Notes due 2003,
  4,887,267 Shares of Common Stock and                     and
            $42,500,000 Cash                 2,597,054 Shares of Common Stock
                  for                                      for
              $332,000,000                    676,758 Shares of Convertible
 13-1/8% Senior Discount Notes Due 2004   Cumulative Pay-In-Kind Preferred Stock
                  and
        Solicitation of Consents


--------------------------------------------------------------------------------
THE EXCHANGE OFFERS, THE CONSENT SOLICITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON __________, __________ __, 1998, UNLESS
EXTENDED (THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

          People's Choice TV Corp. (the "Company") hereby offers to exchange, upon the terms and subject to the conditions set forth in this Prospectus/Offer to Exchange and Consent Solicitation Statement (the "Prospectus/Consent Statement") and in the accompanying Debt Letter of Transmittal and Consent, as each may be supplemented or amended from time to time, (i) up to $85,000,000 principal amount at maturity ($58,048,703 initial Accreted Value) of its new 13-1/8% Senior Subordinated Discount Notes due 2003 ("New Discount Notes"), 4,887,267 shares (the "Debt Exchange Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") and $42,500,000 cash for all of its outstanding $332,000,000 principal amount at maturity ($260,188,523 Accreted Value at June 30, 1998) of its 13-1/8% Senior Discount Notes due 2004 (the "Old Discount Notes"), at the rate of $256.024 principal amount at maturity ($174.845 initial Accreted Value) of New Discount Notes, 14.720684 Debt Exchange Shares and $128.012 in cash for each $1,000 principal amount at maturity of Old Discount Notes validly tendered and accepted in accordance herewith (such offer shall be referred to herein as the "Debt Exchange Offer") and (ii) up to $15,000,000 principal amount at maturity ($10,243,889 initial Accreted Value) of its New Discount Notes and 2,597,054 shares (the "Preferred Stock Exchange Shares," and collectively with the Debt Exchange Shares, the "Exchange Shares") of Common Stock for all of its outstanding Convertible Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share (the "Preferred Stock") at the rate of $22.165 principal amount at maturity ($15.137 initial Accreted Value) of New Discount Notes and 3.837493 Preferred Stock Exchange Shares for each issued and outstanding share of Preferred Stock validly tendered and accepted in accordance herewith (such offer shall be referred to herein as the "Preferred Stock Exchange Offer," and collectively with the Debt Exchange Offer, the "Exchange Offers"). No fractional New Discount Notes or fractional shares of Common Stock will be issuable in connection with the Exchange Offers; cash will be paid in lieu thereof. Assuming the satisfaction of the Debt Minimum Tender Condition (as hereinafter defined) and the Preferred Stock Minimum Tender Condition (as hereinafter defined), following the consummation of the Exchange Offers, the Debt Exchange Shares would represent approximately 23.9% of the Common Stock outstanding and the Preferred Stock Exchange Shares would represent approximately 12.7% of the Common Stock outstanding.

          In addition, the Company is hereby soliciting (the "Consent Solicitation") the consents ("Consents") of the holders of Old Discount Notes to subordinate the Old Discount Notes in right of payment to the New Discount Notes and to amend or eliminate substantially all of the principal protective covenants (collectively, the "Indenture Amendments") contained in the Indenture dated as of May 19, 1995 (the "Old Indenture") between the Company and Bank of Montreal Trust Company, as trustee (the "Old Trustee"), pursuant to which Old Discount Notes were issued.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Officers and Directors

         Under Article Ninth of the Company's Certificate of Incorporation (the "Certificate"), the Company shall indemnify and hold harmless, to the fullest extent which it is empowered to do so unless prohibited from doing so by the Delaware General Corporation Law, as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person, who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such action, suit, or proceeding) and that such indemnification shall inure to the benefit of such person's heirs, executors and administrators; and that the Company may, by action of its board of directors, provide indemnification to employees and agents of the Company with the same scope and effect as indemnification of directors and officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         The Certificate further provides that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Company, except that it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standards of conduct (as set forth above) which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Company.

         The Certificate further provides that the right to indemnification shall be a contract right and shall include the right to be paid by the Company for the expenses incurred in defending any such proceeding in advance of its final disposition unless otherwise determined by the board of directors of the Company in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company; and that such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors of the Company deems appropriate. The rights conferred in the Certificate to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. Article Eighth of the Certificate includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation law. The Company has purchased director and officer liability insurance for its directors and officers.

Item 21.          Exhibits and Financial Statements Schedules

(a) Exhibit No.            Description
    -----------            -----------

3.1 Certificate of Incorporation of the Company as dated April 22, 1993 - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

3.2 Amendment to Certificate of Incorporation of the Company dated June 16, 1994 - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1994 filed by registrant on April 3, 1995.

3.3 Bylaws of the Company - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

3.4 Certificate of Designation of Convertible Cumulative Pay-in-Kind Preferred Stock - Incorporated by reference from Form 8-K of the Company dated October 27, 1994.

4.1 Indenture, dated as of May 19, 1995, by and between the Company and Bank of Montreal Trust Company, as Trustee - Incorporated by reference from the Company's Form S-4 Registration Statement No. 33-94700 filed on August 4, 1995.

4.2 Form of First Supplemental Indenture to be dated as of ______ __, 1998, by and between the Company and Bank of Montreal Trust Company, as Trustee. (**)

4.3 Form of Indenture to be dated as of _______ __, 1998, by and between the Company and Bank of Montreal Trust Company, as Trustee. (**)

5.1 Opinion of Anderson Kill & Olick, P.C. regarding legality of the New Discount Notes and the Exchange Shares. (**)

10.1 Employment Agreement between the Company and Mr. Matthew Oristano - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.2 Employment Agreement between the Company and Robert Young - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1996 filed by the Company on March 31, 1997.

10.3 Employment Agreement between the Company and Peter Lynch - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1996 filed by the Company on March 31, 1997.

10.4 Consulting Agreement between the Company and Aida Limited Partners - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.5 Key Employee Stock Plan of the Company - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.6 1993 Founders' Stock Option Plan of the Company - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.7 1993 Stock Option Plan of the Company - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.8 Excess Capacity Royalty Agreement between the Arizona Board of Regents for Benefit of the University of Arizona and People's Choice TV of Tucson, Inc., dated December 8, 1992, relating to the lease of sixteen ITFS channels in Tucson, Arizona - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.9 Form of lease agreement used by the Company for ITFS or educational channel leases, along with amended schedule of such leases - Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement No. 33-61996 filed by the Company on June 14, 1993.

10.10 Form of lease agreement used by the Company for channel leases with Aida Multichannels Ltd., along with a schedule of such leases - Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement No. 33-61996 filed by the Company on June 14, 1993.

10.11 Antenna Site License Agreement of People's Choice TV of Tucson, Inc - Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement No. 33-721 80 filed by the Company on December 28, 1993.

10.12 Antenna Site License Agreement of People's Choice TV of Houston, Inc - Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement No. 33-721 80 filed by the Company on December 28, 1993.

10.13 Stockholders' Agreement, dated March 15, 1994, among the Registrant, Wireless Cable of Indianapolis, Inc., Donald Boehm, Andrew V. Saban and Cathy Schubert - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1993 filed by the Company on March 30, 1994.

10.14 Warrant to Purchase Common Stock of the Company issued by the Company to BOM dated April 1993 - Incorporated by reference from Amendment No. 2 to Form S-1 Registration Statement No. 33-61996 filed by the Company on July 2, 1993.

10.15 Gerard Klauer Mattison & Co., Inc. Warrant Agreement - Incorporated by reference from Form S-1 Registration Statement No. 3372180 filed by the Company on November 26, 1993.

10.16 Stock Purchase Agreement, dated October 27, 1994, by and among the Company and Blackstone Capital Partners 11 Merchant Banking Fund L.P. ("BCP 11") and Blackstone Offshore Capital Partners 11 L.P., ("BOCP 11") - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1993 filed by the Company on March 30, 1994.

10.17 Stockholders Agreement, dated October 27, 1994, among Registrant, BCP 11, BOCP 11, Matthew Oristano and Victor Oristano - Incorporated by reference from Form 8-K of the Company dated October 27, 1994.

10.18    Registration Rights Agreement among the Company and BCP 11 and
         BOCP 11 - Incorporated by reference from Form 8-K of the Company dated October 27, 1994.

10.19 Asset Exchange Agreement, dated November 6, 1996, among CS Wireless Systems, Inc., Registrant, and People's Choice TV of Kansas City, Inc - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1996 filed by the Company on March 31, 1997.

10.20 Form of Warrant Agreement, dated May 19, 1995, between the Company and Harris Trust Company of New York, as Warrant Agent, with respect to warrants issued with the Old Senior Discount Notes - Incorporated by reference from Amendment No. 3 to Form S-3 Registration Statement No 33-80928 filed by the Company on May 12, 1995.

11.1     Statement re computation of per share earnings. (**)

12.1     Statement re computation of ratios. (**)

23.1     Consent of Arthur Andersen LLP. (*)

23.2     Consent of Anderson Kill & Olick, P.C. (included in Exhibit 5.1) (**)

25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank of Montreal Trust Company. (**)

27.1     Financial Data Schedule. (**)

99.1     Debt Letter of Transmittal. (**)

99.2     Preferred Stock Letter of Transmittal. (**)

99.3     Notice of Guaranteed Delivery. (**)

99.4     Notice of Guaranteed Delivery and Consent. (**)

99.5 Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (**)

99.6     To Our Client Letter. (**)

----------------------
(*)      Filed herewith.

(**)     To be filed by amendment.


(b)      Financial Statement Schedules

         All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

(c)      Not Applicable


Item 22.          Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933, as amended (the
                  "Act");

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs(a)(1)(i) and (a)(2)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication at such issue.

         (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection(a) of Section 310 of the Trustee Indenture Act (the "TIA") in accordance with the rules and regulation prescribed by the Commission under
Section 305(b)(2) of the TIA.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents filed subsequently to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Shelton, State of Connecticut on April 23, 1998.


                                      PEOPLE'S CHOICE TV CORP.



                                      By:  /s/ Matthew Oristano
                                           ------------------------------------
                                           Matthew Oristano
                                           Chairman and Chief Executive Officer


Dated:  April 23, 1998


                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


Signature                  Title                                  Date


/s/ Matthew Oristano       Director and Chief Executive Officer   April 23, 1998
-----------------------
Matthew Oristano



/s/ Victor Oristano        Vice Chairman and Director             April 23, 1998
-----------------------
Victor Oristano



/s/ Charles F. Schwartz    Principal Financial and Accounting     April 23, 1998
-----------------------     Officer
Charles F. Schwartz



/s/ Terry L. Scott         Director                               April 23, 1998
-----------------------
Terry L. Scott

                                 EXHIBIT INDEX


Exhibit
No.      Description
-----    -----------

3.1 Certificate of Incorporation of the Company as dated April 22, 1993 - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

3.2 Amendment to Certificate of Incorporation of the Company dated June 16, 1994 - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1994 filed by registrant on April 3, 1995.

3.3 Bylaws of the Company - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

3.4 Certificate of Designation of Convertible Cumulative Pay-in-Kind Preferred Stock - Incorporated by reference from Form 8-K of the Company dated October 27, 1994.

4.1 Indenture, dated as of May 19, 1995, by and between the Company and Bank of Montreal Trust Company, as Trustee - Incorporated by reference from the Company's Form S-4 Registration Statement No. 33-94700 filed on August 4, 1995.

4.2 Form of First Supplemental Indenture to be dated as of ______ __, 1998, by and between the Company and Bank of Montreal Trust Company, as Trustee. (**)

4.3 Form of Indenture to be dated as of _______ __, 1998, by and between the Company and Bank of Montreal Trust Company, as Trustee. (**)

5.1 Opinion of Anderson Kill & Olick, P.C. regarding legality of the New Discount Notes and the Exchange Shares. (**)

10.1 Employment Agreement between the Company and Mr. Matthew Oristano - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.2 Employment Agreement between the Company and Robert Young - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1996 filed by the Company on March 31, 1997.

10.3 Employment Agreement between the Company and Peter Lynch - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1996 filed by the Company on March 31, 1997.

10.4 Consulting Agreement between the Company and Aida Limited Partners - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.5 Key Employee Stock Plan of the Company - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.6 1993 Founders' Stock Option Plan of the Company - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.7 1993 Stock Option Plan of the Company - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.8 Excess Capacity Royalty Agreement between the Arizona Board of Regents for Benefit of the University of Arizona and People's Choice TV of Tucson, Inc., dated December 8, 1992, relating to the lease of sixteen ITFS channels in Tucson, Arizona - Incorporated by reference from Form S-1 Registration Statement No. 3361996 filed by the Company on May 3, 1993.

10.9 Form of lease agreement used by the Company for ITFS or educational channel leases, along with amended schedule of such leases - Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement No. 33-61996 filed by the Company on June 14, 1993.

10.10 Form of lease agreement used by the Company for channel leases with Aida Multichannels Ltd., along with a schedule of such leases - Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement No. 33-61996 filed by the Company on June 14, 1993.

10.11 Antenna Site License Agreement of People's Choice TV of Tucson, Inc - Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement No. 33-721 80 filed by the Company on December 28, 1993.

10.12 Antenna Site License Agreement of People's Choice TV of Houston, Inc - Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement No. 33-721 80 filed by the Company on December 28, 1993.

10.13 Stockholders' Agreement, dated March 15, 1994, among the Registrant, Wireless Cable of Indianapolis, Inc., Donald Boehm, Andrew V. Saban and Cathy Schubert - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1993 filed by the Company on March 30, 1994.

10.14 Warrant to Purchase Common Stock of the Company issued by the Company to BOM dated April 1993 - Incorporated by reference from Amendment No. 2 to Form S-1 Registration Statement No. 33-61996 filed by the Company on July 2, 1993.

10.15 Gerard Klauer Mattison & Co., Inc. Warrant Agreement - Incorporated by reference from Form S-1 Registration Statement No. 3372180 filed by the Company on November 26, 1993.

10.16 Stock Purchase Agreement, dated October 27, 1994, by and among the Company and Blackstone Capital Partners 11 Merchant Banking Fund L.P. ("BCP 11") and Blackstone Offshore Capital Partners 11 L.P., ("BOCP 11") - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1993 filed by the Company on March 30, 1994.

10.17 Stockholders Agreement, dated October 27, 1994, among Registrant, BCP 11, BOCP 11, Matthew Oristano and Victor Oristano - Incorporated by reference from Form 8-K of the Company dated October 27, 1994.

10.18 Registration Rights Agreement among the Company and BCP 11 and BOCP 11 - Incorporated by reference from Form 8-K of the Company dated October 27, 1994.

10.19 Asset Exchange Agreement, dated November 6, 1996, among CS Wireless Systems, Inc., Registrant, and People's Choice TV of Kansas City, Inc - Incorporated by reference from Form 10-K for the fiscal year ended December 31, 1996 filed by the Company on March 31, 1997.

10.20 Form of Warrant Agreement, dated May 19, 1995, between the Company and Harris Trust Company of New York, as Warrant Agent, with respect to warrants issued with the Old Senior Discount Notes - Incorporated by reference from Amendment No. 3 to Form S-3 Registration Statement No 33-80928 filed by the Company on May 12, 1995.

11.1     Statement re computation of per share earnings. (**)

12.1     Statement re computation of ratios. (**)

23.1     Consent of Arthur Andersen LLP. (*)

23.2     Consent of Anderson Kill & Olick, P.C. (included in Exhibit 5.1) (**)

25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank of Montreal Trust Company. (**)

27.1     Financial Data Schedule. (**)

99.1     Debt Letter of Transmittal. (**)

99.2     Preferred Stock Letter of Transmittal. (**)

99.3     Notice of Guaranteed Delivery. (**)

99.4     Notice of Guaranteed Delivery and Consent. (**)

99.5 Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (**)

99.6     To Our Client Letter. (**)

-----------------------
(*)      Filed herewith.

(**)     To be filed by amendment.

     Consummation of the Debt Exchange Offer is conditioned on, among other things, (a) at least ninety-five percent (95%) in outstanding accreted value of Old Discount Notes being validly tendered and not withdrawn on the Expiration Date (the "Debt Minimum Tender Condition"), (b) the Supplemental Indenture (as defined below) reflecting the Indenture Amendments having become effective on the Expiration Date, (c) the consummation of the Preferred Stock Exchange Offer prior to or simultaneously with the consummation of the Debt Exchange Offer, (d) the Company and its Subsidiaries obtaining a new senior secured credit facility providing the Company not less than $50 million in additional borrowings or borrowing availability (the "New Credit Facility") on terms and conditions satisfactory to the Company (the "Financing Condition") and (e) approval by the Company's common stockholders of the issuance of the Exchange Shares pursuant to the Exchange Offers (the "Stockholder Approval Condition"). Consummation of the Preferred Stock Exchange Offer is conditioned on, among other things, (a) 100% of the outstanding shares of Preferred Stock being validly tendered and not withdrawn on the Expiration Date (the "Preferred Stock Minimum Tender Condition"), (b) the consummation of the Debt Exchange Offer prior to or simultaneously with the consummation of the Preferred Stock Exchange Offer, (c) the Supplemental Indenture reflecting the Indenture Amendments having become effective on the Expiration Date, (d) the satisfaction of the Financing Condition and (e) the satisfaction of the Stockholder Approval Condition. See "THE DEBT EXCHANGE OFFER AND CONSENT SOLICITATION--Conditions to the Debt Exchange Offer," "THE PREFERRED STOCK EXCHANGE OFFER--Conditions to the Preferred Stock Exchange Offer" "THE INDENTURE AMENDMENTS."

SEE "RISK FACTORS" AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" FOR A DISCUSSION OF CERTAIN RISKS AND SPECIAL CONSIDERATIONS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/OFFER TO EXCHANGE AND CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus/Offer to Exchange and Consent Solicitation Statement is April 24, 1998.

     This Prospectus/Consent Statement constitutes (A) the Prospectus and Offer to Exchange of the Company with respect to (i) the issuance of New Discount Notes, (ii) the issuance of the Exchange Shares and (iii) the deemed issuance of any Old Discount Notes which remain outstanding after the consummation of the Exchange Offer, to the extent such Old Discount Notes are deemed to be "new securities" after giving effect to the transactions described herein, and (B) the Consent Solicitation Statement of the Company with respect to the Consent Solicitation. The Consents of the holders of at least a majority (the "Requisite Consents") in outstanding principal amount of Old Discount Notes are required to effectuate the Indenture Amendments. On the Expiration Date, provided the Requisite Consents have been received and accepted, and subject to the satisfaction of all of the conditions to the Exchange Offers set forth in this Prospectus/Consent Statement, the Company and the Old Indenture Trustee will execute a supplemental indenture reflecting the Indenture Amendments (the "Supplemental Indenture") and immediately thereafter the Company will accept for exchange all Old Discount Notes properly tendered and not withdrawn and all shares of Preferred Stock properly tendered and not withdrawn. See "THE INDENTURE AMENDMENTS--Solicitation of Consents; Supplemental Indenture", "THE DEBT EXCHANGE OFFER AND CONSENT SOLICITATION--Tendering and Consenting Procedures" and "THE PREFERRED STOCK EXCHANGE OFFER--Tendering Procedures."

     The Exchange Offers are intended to increase the Company's ability to obtain financing by significantly deleveraging the Company which will enable the Company financially to attempt to execute its Strategic Business Plan (as more fully described herein under "SUMMARY--The Company's Strategic Business Plan" and "BUSINESS--Business Strategy") and to better access the capital markets and/or to attract a strategic telecommunications investor. The Company believes that the implementation of the Strategic Business Plan will better enable it to attract high quality management from the telecommunications and data communications industry and to position itself favorably to attempt to effect acquisitions consolidating other companies in the wireless communications industry. See "SUMMARY - Reasons, for the Exchange Offers," "REASONS FOR THE EXCHANGE OFFERS and "BUSINESS -- Business Strategy". If the Debt Exchange Offer is consummated, holders of Old Discount Notes, as amended, will be subordinated in right of payment to holders of New Discount Notes and will not have the benefits and protections of certain covenants that presently apply to Old Discount Notes and that will apply to the New Discount Notes. See "THE INDENTURE AMENDMENTS -- Subordination of Old Discount Notes, -- Elimination of certain Protective Covenants" and "RISK FACTORS--Risks if the Exchange Offers are Successful-- Particular Consequences to Non-Tendering Holders of Old Discount Notes."

          IT IS A CONDITION TO THE VALID TENDER OF OLD DISCOUNT NOTES AND RECEIPT OF NEW DISCOUNT NOTES, DEBT EXCHANGE SHARES AND CASH BY ANY HOLDER THAT SUCH HOLDER CONSENT TO THE INDENTURE AMENDMENT. SUBMISSION OF A DULY EXECUTED DEBT LETTER OF TRANSMITTAL AND CONSENT WILL CONSTITUTE CONSENT TO THE INDENTURE AMENDMENTS WITH RESPECT TO ALL OLD DISCOUNT NOTES TENDERED BY A HOLDER. See "THE DEBT EXCHANGE OFFER AND CONSENT SOLICITATION--Tendering and Consenting Procedures" and "THE INDENTURE AMENDMENTS." If the Debt Minimum Tender Condition or the Preferred Stock Minimum Tender Condition is not satisfied or if the Requisite Consents are not obtained, the Company may amend the Exchange Offers to modify any of their respective terms, waive any condition to either or both of the Exchange Offers and accept all Old Discount Notes and/or shares of Preferred Stock previously tendered pursuant thereto or terminate one or both of the Exchange Offers. The Company does not presently intend to waive any conditions to either or both of the Exchange Offers.

          The terms of the Debt Exchange Offer provide that New Discount Notes will be issued under an Indenture to be dated as of the Expiration Date (the "New Indenture") between the Company and Bank of Montreal Trust Company, as Trustee (the "New Trustee"). New Discount Notes will be issued in fully registered form in the principal amount at maturity of up to $100,000,000, in denominations of $1,000 or integral multiples thereof. Cash interest on New Discount Notes will not accrue until June 30, 2001. Interest at the rate of 13-1/8% per annum will become payable on the New Discount Notes thereafter semi-annually on June 30 and December 31 of each year, commencing on December 31, 2001. See "DESCRIPTION OF NEW DISCOUNT NOTES--General; --Principal, Maturity and Interest." New Discount Notes may be redeemed at the option of the Company at any time as a whole or in part after January 1, 2001 upon not less than thirty
(30) days, nor more than sixty (60) days prior written notice, at the redemption prices set forth herein, plus accreted but unpaid interest thereon to the date of redemption. The New Discount Notes will mature on December 31, 2003. See "DESCRIPTION OF NEW DISCOUNT NOTES--Optional Redemption." New Discount Notes will constitute senior subordinated unsecured indebtedness of the Company and will rank senior to the Old Discount Notes, as amended by the Indenture Amendments and subordinate to the New Credit Facility. The New Indenture will contain protective covenants which are less restrictive in certain respects than those set forth in the Old Indenture before giving effect to the Indenture Amendments. See "SUMMARY," "RISK FACTORS--Risks if the Exchange Offers Are Successful" "THE INDENTURE AMENDMENTS--Subordination of Old Discount Notes;-- Elimination of certain Protective Covenants and "DESCRIPTION OF NEW DISCOUNT NOTES--General."

          Holders who tender their Old Discount Notes for exchange also will be deemed to have waived any defaults and their consequences under the Old Indenture or Old Discount Notes. No such waiver or other action shall impair the rights of any holder of any Old Discount Notes not tendered or accepted for exchange.

          Prior to the Expiration Date, holders of Old Discount Notes will have the right to withdraw any and all Old Discount Notes tendered pursuant to the Debt Exchange Offer or to revoke Consents relating to Old Discount Notes. Withdrawal of tendered Old Discount Notes by a holder will effect a revocation of such holder's Consent to the adoption of the Indenture Amendments. If a holder who has tendered Old Discount Notes subsequently effects a valid revocation of such holder's Consent to the adoption of the Indenture Amendments, such action will render the prior tender of Old Discount Notes defective and the Company will have the right, which it may waive, to reject such tender as invalid and ineffective. See "THE DEBT EXCHANGE OFFER AND CONSENT SOLICITATION- -Withdrawal Rights and Revocation." Prior to the Expiration Date, holders of Preferred Stock will have the right to withdraw any and all shares of Preferred Stock tendered pursuant to the Preferred Stock Exchange Offer. See "THE PREFERRED STOCK EXCHANGE OFFER--Withdrawal Rights."

          Old Discount Notes are not listed on any national securities exchange. The Company does not intend to seek to list the New Discount Notes on a national securities exchange or on NASDAQ. The Common Stock is quoted on the NASDAQ Stock Market under the symbol "PCTV". The Common Stock of the Company is currently subject to a delisting action by NASDAQ. On April 23, 1998, the reported closing price of the Common Stock was $0.625 per share.

          THE EXCHANGE OFFERS ARE NOT BEING MADE TO, AND THE COMPANY WILL NOT ACCEPT TENDERS FROM, HOLDERS OF OLD DISCOUNT NOTES OR HOLDERS OF PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFERS OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH APPLICABLE SECURITIES OR BLUE SKY LAWS.

          This Prospectus/Consent Statement is first being mailed to holders of Old Discount Notes and holders of Preferred Stock on __________ __, 1998.

          The date of this Prospectus is April 24, 1998.

                                 EXCHANGE AGENT
                             AND FINANCIAL ADVISOR


     The Company has retained Harris Trust Company of New York to act as exchange agent (the "Exchange Agent") and Houlihan Lokey Howard & Zukin Capital to act as financial advisor (the "Financial Advisor") with respect to the Exchange Offers. Any holder of Old Discount Notes or Preferred Stock who requires assistance or additional copies of this Prospectus/Consent Statement or the accompanying Debt Letter of Transmittal and Consent should contact the Exchange Agent at Harris Trust Company of New York, Wall Street Plaza, 88 Pine Street, 19th Floor, New York 10005. Any holder of Old Discount Notes or Preferred Stock who requires information with respect to the terms of the Debt Exchange Offer or the Preferred Stock Exchange Offer should contact the Financial Advisor at Houlihan Lokey Howard & Zukin Capital, 31 West 52nd Street, 11th Floor, New York, New York 10019, attention Michael Kramer, telephone number
(212) 582-5000, facsimile number (212) 582-7405. Holders of Old Discount Notes must deliver all Debt Letters of Transmittal and Consent, certificates representing Old Discount Notes and any other documents required by the Debt Letter of Transmittal and Consent and holders of Preferred Stock must deliver all Preferred Stock Letters of Transmittal, certificates representing shares of Preferred Stock and any other documents required by the Preferred Stock Letter of Transmittal to the Exchange Agent at Harris Trust Company of New York, Wall Street Plaza, 88 Pine Street, 19th Floor, New York 10005 and not to the Company, the Financial Advisor or the Old Trustee.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, with respect to the Old Indenture, the Trust Indenture Act of 1939, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the NASDAQ Stock Market, and reports, proxy statements and other information concerning the Company are on file for inspection at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the New Discount Notes and the Exchange Shares offered hereby. This Prospectus/Consent Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus/Consent Statement or in any document incorporated by reference herein as to the terms of any contract, agreement or other document referred to herein and filed as an exhibit to this Registration Statement are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company, its subsidiaries, the New Discount Notes and the Exchange Shares, reference is hereby made to the Registration Statement and the exhibits thereto which may be obtained by the Commission in the manner set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission by the Company (File No. 0-21920) pursuant to the Exchange Act and the Company's Current Report on Form 8-K filed on April 13, 1998 are incorporated by reference in this Prospectus/Consent Statement.

          This Prospectus/Consent Statement incorporates documents by reference which are not presented herein or delivered herewith. The Company will furnish, without charge, to any person to whom this Prospectus/Consent Statement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into the Registration Statement of which this Prospectus/Consent Statement is a part but which has not been delivered with this Prospectus/Consent Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates by reference); such requests should be directed to People's Choice TV Corp., 2 Corporate Drive, Suite 249, Shelton, Connecticut 06484, Attention Donald Olander. In order to ensure timely delivery of the documents, any request should be made by ____________ __, 1998.

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Prospectus/Consent Statement and in the information incorporated herein by reference.


                              The Exchange Offers


     Subject to the terms and conditions set forth herein and in the Debt Letter of Transmittal and Consent and the Preferred Stock Letter of Transmittal, the Company is making the following offers to holders of the Old Discount Notes and the Preferred Stock:

          . Old Discount Notes.  The Company offers to each holder of Old
            ------------------
     Discount Notes the right to exchange each Old Discount Note ($783.700 in Accreted Value at June 30, 1998) for $256.024 in principal amount at maturity ($174.845 in initial Accreted Value) of New Discount Notes,
     14.720684 Debt Exchange Shares and $128.012 in cash.

          . Preferred Stock.  The Company offers to each holder of Preferred
            ---------------
     Stock the right to exchange each share of Preferred Stock for $22.165 in principal amount at maturity ($15.137 in initial Accreted Value) of New Discount Notes and 3.837493 Preferred Stock Exchange Shares.

     See "THE TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION--The Debt Exchange Offer and Consent Solicitation--Comparison of Old Discount Notes, Old Discount Notes, as amended, and New Discount Notes" and "THE PREFERRED STOCK EXCHANGE OFFER."

               Conditions to Consummation of the Exchange Offers

     Consummation of each Exchange Offer is subject to certain conditions:

     .  Debt Exchange Offer Conditions.  The consummation of the Debt Exchange
        ------------------------------
     Offer is subject to the satisfaction, or waiver by the Company, of the following conditions:

          - not less than 95% of the Old Discount Notes must be tendered to the Company on the Expiration Date (and not withdrawn) in the Debt Exchange Offer (the "Debt Minimum Tender Condition");

          - the Supplemental Indenture reflecting the Indenture Amendments must have become effective on the Expiration Date;

          - the Company shall have obtained a new senior secured credit facility providing the Company not less than $50 million in additional borrowings or borrowing availability, on terms and conditions satisfactory to the Company (the "Financing Condition");

          - the Preferred Stock Exchange Offer shall be consummated prior to or simultaneously with the consummation of the Debt Exchange Offer.

          - the Company's stockholders shall have approved the issuance of the Exchange Shares in the Exchange Offers (the "Stockholder Approval Condition").

     The Company is in negotiations to obtain a new senior secured credit facility. The Company has received an indication of interest from a consortium of financial institutions which would satisfy the Financing Conditions on terms consistent with those described and used in the Company's pro forma financial statements appearing elsewhere in this Prospectus/Consent Statement. See "PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA."As of the date of this Prospectus/Consent Statement, the Company has not signed a commitment letter relating to such new senior secured credit facility. If the Company concludes that the terms of the proposed new senior secured credit facility are acceptable to it and signs a commitment letter, and if definitive documents relating to the proposed senior secured credit facility are negotiated, prepared and executed by all parties, the Financing Condition would be satisfied. If the Exchange Offers are not consummated, the Company still intends to proceed with obtaining a new senior secured credit facility in an amount and on such terms as are permitted by the Old Indenture.

     .  Preferred Stock Exchange Offer Conditions.  The consummation of the
        -----------------------------------------
     Preferred Stock Exchange Offer will be subject to the satisfaction, or waiver by the Company, of the following conditions:

          - the Preferred Stock Minimum Tender Condition shall have been satisfied;

          - the Debt Exchange Offer shall have been consummated prior to or simultaneously with the consummation of the Preferred Stock Exchange Offer;

          - the Supplemental Indenture reflecting the Indenture Amendments must have become effective on the Expiration Date;

          -    the Financing Condition shall have been satisfied.

          -    the Stockholder Approval Condition shall have been satisfied.

     The Exchange Offers are also subject to the satisfaction of certain other conditions more fully described under "THE DEBT EXCHANGE OFFER AND CONSENT SOLICITATION--Conditions to the Debt Exchange Offer" and "THE PREFERRED STOCK EXCHANGE OFFER--Conditions to the Preferred Stock Exchange Offer."

     Any of the conditions to the Exchange Offers may be waived by the Company in its sole discretion. If any such waiver results in a material change to either Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform affected holders of such waiver, and the Company will extend such Exchange Offer for a period which the Company, in its discretion, deems appropriate, subject to any applicable laws. In the event of any such waiver by the Company, previously tendered Old Discount Notes or shares of Preferred Stock will not be accepted and will be subject to withdrawal for at least five business days following disclosure of such waiver. (See "THE DEBT EXCHANGE OFFER AND CONSENT SOLICITATION--Terms of the Debt Exchange Offer and Consent Solicitation; Period for Tendering Old Discount Notes;--Conditions to the Preferred Stock Exchange Offer," and "THE PREFERRED STOCK EXCHANGE OFFER-- Terms of the Preferred Stock Exchange Offer; Period for Tendering Shares of Preferred Stock;--Condition to the Preferred Stock Exchange Offer"). In the event the Company waives or modifies any of such conditions, the Company and/or holders may be exposed to additional risks which presently cannot be predicted or evaluated.


                                  The Company

     Background.  The Company was incorporated in Delaware on April 22, 1993.
     ----------
The Company and its predecessors have been engaged in the wireless analog video business since 1988. The Company is a developer, owner, and operator of wireless high-speed data communication and video transmission systems utilizing up to 200 Mhz of licensed broadband frequency spectrum ("MDS Spectrum") at the 2.1 and 2.5-2.7 Ghz range. The Company's strategy is to operate high-speed wireless data communication systems in large metropolitan markets and digital video systems in one or more of its markets in conjunction with its data service as a bundled telecommunications offering. The Company intends to target its high-speed data service, SpeedChoice, to both business and residential households. SpeedChoice will provide customers with the critical "last mile" high-speed, downstream data connectivity that is 100 times faster than typical 28.8 kilobit per second telephone lines, 20 times faster than integrated services digital network ("ISDN") lines, twice as fast as T-1 circuits and comparable in speed to both cable modems and digital subscriber line ("DSL").

     The Company controls between 114 and 200 Mhz of MDS Spectrum in nine primary markets concentrated in the Midwestern and Southwestern regions of the
United States.   The Company's nine primary markets are Chicago, Detroit, St.
Louis, Milwaukee, and Indianapolis (the "Midwest Markets") and Phoenix, Houston, Salt Lake City, and Tucson (the "Southwest Markets"). In addition, the Company is a 27% owner in a joint venture in the Albuquerque market. Since line-of-sight is required from the Company's transmit site to the customer location in order to receive the Company's high-speed data and digital video services, the Company believes that these regions, particularly the Southwest region, provide for better coverage of the Company's wireless services given the favorable terrain and foliage of these regions. The Company estimates that these nine primary markets encompass 10.2 million television households and 400,000 businesses. These businesses are estimated to have approximately 2.7 million phone lines. The Company estimates that approximately 75% of these residential households and 90% of these businesses, in aggregate, are physically capable (i.e., line-of-sight) of receiving the Company's high-speed data service from a
 ----
single transmit site in each market.

     Approximately 11% of businesses and 20% of residential households in the U.S. are estimated to subscribe to a data service at the end of 1997. It is estimated that 65% of businesses and 49% of the residential homes are expected to subscribe to a data service by the year 2001. Given the projected growth of data services among businesses and residential households over the next several years, the Company is seeking to capture market share by launching SpeedChoice in many of its markets. The Company believes that its wireless platform for data services will enable the Company to offer such a service at a competitive price versus the price of other comparable high-speed data services and on a time-to-market basis that is quicker than its competitors due to the necessary plant upgrades and infrastructure costs needed in order to offer such high-speed data services by local exchange carriers, long-distance telephone companies, cable television, and other telecommunication competitors.

     Beginning in 1996, the Company's principal business strategy has been to discontinue development of its analog video business and thus to conserve its available capital pending (i) the launch of the Company's high-speed data transmission service and (ii) the implementation of digital video technology in its Phoenix market. In the last quarter of 1997, the Company launched the SpeedChoice service in its Detroit market and in March 1998, launched SpeedChoice in Phoenix. As of April 23, 1998, the Company had 24 customers, using 137 computer terminals in Detroit and 202 customers, using 206 computer
terminals in Phoenix subscribing to the SpeedChoice service.   Substantially all
of the Company's customers in Detroit are business customers while substantially
all of the Company's customers in Phoenix are residential customers.   The
Company currently intends to launch SpeedChoice in Chicago during the latter part of 1998 and intends to launch a digital video service in Phoenix in the second half of 1998.

     The wireless communications business is highly capital intensive. The Company requires substantial capital for (i) the acquisition or leasing of wireless frequencies in certain markets, (ii) the construction of headend/transmission facilities and maintenance of such facilities, (iii) the installation of customers, (iv) marketing, field servicing and customer service costs, and (v) funding of initial start-up losses. While the launch of high-speed data services is capital intensive, the Company believes that it is less capital intensive than launching digital video systems because of (i) the approximate $500,000 to $1 million in upfront capital expenditures at the headend/transmission facility to launch a data service in a given market versus the $5-8 million for digital video, (ii) the propensity for business customers to pay for part or all of the associated capital expenditures at the customer site, (iii) the elimination of multiple video converter boxes that are subsidized at a customer location under a video business plan, and (iv) the lower number of installations, lower projected churn, and lower overall customers needed to obtain break-even cash flow. The Company expects that the development of its digital video system in Phoenix will require capital expenditures higher than those involved in implementing analog video because of the costs associated with the construction of the headend/transmission facilities and costs for more complex video converter boxes. As of March 31, 1998, the majority of costs associated with the construction of a digital video headend in Phoenix has already been incurred and the Company estimates that an additional $1.4 million will be needed to complete such construction.

     In conjunction with the discontinued development of its analog video business, the Company recently sold its multiple-dwelling unit ("MDU") subscribers in St. Louis to Res Net Communications for $3.4 million. In addition, the Company has entered into a letter of intent with One Point Communications, LLC to sell its MDU subscribers in Chicago and Phoenix for $14 million. Finally, the Company is in discussions to sell its MDU subscribers in Houston as well to a private cable company for $2.25 million.

     The Company's Strategic Business Plan.  The Company's strategic business
     -------------------------------------
plan is to proceed to introduce high-speed data communication systems in many of its markets over the next two to three years and to launch a digital video system in Phoenix during 1998. The Company believes that its initial launch of SpeedChoice, as an asymmetrical service (i.e., one way wireless high-speed data
                                         ----
service utilizing a telephone line return path) offers an attractive blend of high-speed access with a competitive pricing structure compared to DSL, ISDN and T-1 telephone circuits. The Company launched SpeedChoice as an asymmetrical service in order to (i) take strategic advantage of its wireless platform which will allow the Company to offer a high-speed data service on a market-wide basis to both businesses and residential households on the day of launch and (ii) to capture market share given the large number of businesses and residential households who do not subscribe to a high-speed data service today but are expected to purchase such a service over the next several years. As part of its Strategic Business Plan, subject to regulatory approvals and other matters discussed below, the Company intends to convert its SpeedChoice service to a symmetrical service (i.e., two-way wireless data service, no telephone line
                     ----
return path) starting in 1999. The two-way high-speed data service would (i) save the Company on costs associated with utilizing third-party telephone lines,
(ii) provide a higher speed return path for upstream data, (iii) make the product more competitive by eliminating the need for a customer to pay any telephone line charges, and (iv) to eliminate the Company's dependency on any third-party telecommunications company for the return path of its high-speed data network. The Company is currently testing a two-way data service in its Phoenix market since it has received permanent authorization from the Federal Communications Commission ("FCC") for two-way licenses in that market.

     The Company, along with other wireless communications companies, previously petitioned the FCC to permit the grant of applications for two-way transmission over MDS Spectrum (the "Two-Way Petition"). The Company believes that the FCC will decide on whether to grant the Two-Way Petition during 1998. The petition proposes rule changes which would allow the FCC to routinely grant MDS Spectrum licensees the right to implement two-way wireless transmission. Among other provisions, the rule changes would create standard interference protection standards which would facilitate the design of a two-way wireless transmission system. Through such a two-way system, the Company may be able to deliver two-way high-speed Internet access with a wireless return path, fixed wireless local-loop telephony, video conferencing and other voice and data communications products. Although equipment and technology is currently available to develop a two-way wireless transmission system utilizing MDS Spectrum, and the Company has successfully completed a limited test of such a system in its Phoenix market, there can be no assurance that the equipment and technology will perform satisfactorily when incorporated into an operational commercial system. Even if the Two-Way Petition is granted, the Company will need to obtain certain consents from its MDS Spectrum lessors and adjacent market license holders in markets other than Phoenix before a two-way wireless transmission system could be launched. It may take 18 months or longer to obtain the necessary consents, and the ultimate receipt of necessary consents cannot be assured. There can be no assurance that the Two-Way Petition will be granted, or if granted, that the Company will be able to develop commercially acceptable products using two-way transmission. The Company has received FCC approval to operate with two-way transmission on two MDS channels in the Phoenix market. This grant is conditioned upon the Company's compliance with any rules adopted by the FCC with respect to two-way transmission. In addition, these two MDS frequencies may need to be reconfigured as part of a final system design and may not provide adequate capacity for the Company's return path requirements.

     Because MDS Spectrum is able to (i) reach customer locations as far as 35 miles from a Company transmit site and (ii) can serve multiple customer locations from a single transmit site ("point to multipoint"), the Company believes MDS Spectrum is uniquely positioned to provide the critical "last mile" broadband telecommunication services versus other broadband wireless providers transmitting at much higher frequency ranges (i.e., 24-38 GHz) in that the
                                              ----
Company's strategic business plan can target both businesses and residential households from a single transmit site. As a result, the Company believes that its MDS Spectrum could provide a logical, cost-effective extension to the fiber-based telecommunication networks currently being deployed in dense, downtown business districts of the Company's large metropolitan markets.

     The Company's principal offices are located at Two Corporate Drive, Suite 249, Shelton, CT 06484. The Company's telephone number is (203) 925-7900.

     Reasons for the Exchange Offers.

     The Company is implementing the Exchange Offers principally in order to refinance indebtedness and thereby improve its financial flexibility. The Company believes that the consummation of the Exchange Offers will provide the Company with the following benefits:

        . the ability to exploit a limited window of opportunity to achieve its
          Strategic Business Plan;
        . an improved ability to access the capital markets in the future to fund growth and to obtain capital at a more favorable cost;
        . the capital structure necessary to attract experienced data and telecommunications management;
        . enhanced ability to attract a future strategic telecommunications partner; and
        . the potential to make acquisitions in the Internet services industry and lead a consolidation in the MDS industry.

     The Company believes that consummation of the Exchange Offers will significantly improve the Company's financial position and will provide the Company with an enhanced ability to implement its Strategic Business Plan. The Company believes it is likely that during the next three years high-speed wireless data transmission service will receive residential and commercial market acceptance and that the Company's existing wireless delivery mechanism will provide the Company with a head-start among certain competitors attempting to penetrate that market. To take advantage of this window of opportunity, the Company will need to proceed quickly to launch high-speed wireless data transmission service in its target markets. The Company believes that its current capital structure will make it less likely that the Company would be able to effectively access capital markets or to access capital markets at a favorable cost and attract industry partners for strategic alliances. In the event that the Company is unable to access adequate capital, the Company's scheduled launches and testing of new and existing data systems may be slowed substantially. This delay could cause the Company to lose the benefits of what it believes to be a unique window of opportunity in the industry. See "REASONS FOR THE EXCHANGE OFFERS."

     Certain Effects of Consummation of the Exchange Offers.

     Consequences to Participating Holders of Old Discount Notes. Participation in the Debt Exchange Offer will result in the following consequences for a holder of Old Discount Notes:

        .  Reduction of Overall Investment.  To the extent of the cash received
           -------------------------------
     in the Debt Exchange Offer, such holder will have reduced the aggregate amount of its investment that will be financially at risk in the Company in the future.

        .  Exchange of Debt Securities.  To the extent of the New Discount Notes
           ---------------------------
     received, such holder will have exchanged old debt securities of the Company for new debt securities of the Company having certain different terms. See "SUMMARY--Summary Comparison of Old Discount Notes, Old Discount Notes, as Amended and New Discount Notes, and "DESCRIPTION OF NEW DISCOUNT NOTES."

        .  Receipt of Equity.  To the extent of the Debt Exchange Shares
           -----------------
     received in the Debt Exchange Offer, such holder will have given up a portion of its senior debt claim against the Company for an equity interest in the Company. As a result of the Exchange Offers, however, the Company will have been substantially deleveraged and more favorably positioned, the Company believes, to execute its Strategic Business Plan.

     Consequences to Non-Participating Holders of Old Discount Notes.

     If the Exchange Offers are consummated, non-tendering holders of Old Discount Notes will not have received the cash portion of the debt exchange consideration and, consequently, will be subject to continuing risks related to the financial position of the Company to the full extent of their Old Discount Notes. In addition, non-tendering holders of Old Discount Notes face the probability of a more limited trading market for their Old Discount Notes after consummation of the Debt Exchange Offer. The Old Discount Notes, as amended by the Indenture Amendments, also will be expressly subordinated in right of payment to the New Discount Notes and will not have the benefit of various protective business covenants that are currently in the Old Indenture and that will be in the New Indenture. (See "RISK FACTORS--Risks if the Exchange Offers are Successful, "REASONS FOR THE EXCHANGE OFFERS and "INDENTURE AMENDMENTS.")

     If a holder of Old Discount Notes decides not to accept the Debt Exchange Offer based on an expectation that the Debt Exchange Offer will nevertheless be successfully consummated and that, as a result of the Debt Exchange Offer, the likelihood that such holder's Old Discount Notes will be paid in full when due may be improved, such holder will run the risk that if less than the required number of holders of Old Discount Notes accept the Debt Exchange Offer, the Exchange Offers will not be consummated, the Company will be unable to execute the Strategic Business Plan in the manner described above and the prospect that Old Discount Notes will be paid in full when due will be speculative. Failure to pay the Old Discount Notes when due would result in a consequent risk of a voluntary or involuntary bankruptcy of the Company. (See "REASONS FOR THE EXCHANGE OFFERS" and "RISK FACTORS--Risks to all Holders of Old Discount Notes and Shares of Preferred Stock if the Exchange Shares Are Not Successful.")

     Since it is impossible at this time to predict with certainty the future value of the Debt Exchange Shares that constitute a portion of the debt exchange consideration, there is no assurance that the total value of the debt exchange consideration will at any time in the future equal or exceed the full amount of the principal and interest due on the Old Discount Notes through maturity. In addition, if the Debt Exchange Offer is consummated a holder of Old Discount Notes who does not accept the Debt Exchange Offer will have, in the event of any bankruptcy, insolvency or liquidation of the Company, a claim against the Company that is senior to the claim represented by the Debt Exchange Shares issued as part of the debt exchange consideration but junior to the claim represented by the New Discount Notes issued as part of the debt exchange consideration. (See "RISK FACTORS--Risks to all Holders of Old Discount Notes and Shares of Preferred Stock if the Exchange Shares Are Not Successful"; "--Risks if the Exchange Offers Are Successful--Particular Consequences to Non-Tendering Holders of Old Discount Notes" and "THE INDENTURE AMENDMENTS--Subordination of Old Discount Notes.")

     If the Debt Exchange Offer is consummated, the Company or affiliates of the Company from time to time in the future may acquire Old Discount Notes not tendered in the Debt Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise on such terms and at such prices as the Company or its affiliates may determine, which prices may be more or less than the value of the consideration currently offered in the Debt Exchange Offer.

     If prior to consummation of the Exchange Offers the Company concludes that the level of participation in the Debt Exchange Offer is such that all Old Discount Notes and outstanding shares of Preferred Stock could be recapitalized by means of a pre-arranged or pre-packaged proceeding under Chapter 11 of the Bankruptcy Code, the Company may elect to amend this Prospectus/Consent Statement to include a solicitation of votes approving a bankruptcy plan of reorganization.

     Consequences to Participating Holders of Preferred Stock. By participating in the Preferred Stock Exchange Offer, a holder of Preferred Stock will receive indebtedness and a common equity interest in the Company in exchange for its current preferred interest. As a holder of Common Stock, such holder will not have a right to the payment of periodic dividends and will not have a liquidation preference entitling it, under certain circumstances (such as a liquidation of the Company) to payments before payment may be made to holders of Common Stock. See "RISK FACTORS--Risks if the Exchange Offers Are Successful-- Particular Consequences to Tendering Holders of Preferred Stock;--Particular Risks Associated With An Investment in the Common Stock." A participating holder of Preferred Stock would benefit, however, from the consummation of the Debt Exchange Offer since, as a consequence thereof, the total amount of claims senior in right of payment to its equity interest will be substantially reduced and a portion of their current preferred interest would be converted into a debt claim against the Company through the issuance of the New Discount Notes.


     Federal Income Tax Consequences to Participating Holders of Old Discount Notes. Any gain, but probably not loss, will be fully or partially recognized by holders of Old Discount Notes as a result of the Debt Exchange Offer. In addition, holders of New Discount Notes will recognize substantial "original issue discount" with respect to the New Discount Notes.

     Federal Income Tax Consequences to Participating Holders of Preferred Stock. Any gain, but not loss, will be fully or partially recognized by holders of Preferred Stock as a result of the Preferred Stock Exchange Offer. In addition, holders of New Discount Notes will recognize substantial "original issue discount" with respect to the Preferred Stock.

     ALL HOLDERS OF OLD DISCOUNT NOTES OR PREFERRED STOCK SHOULD CAREFULLY READ THE DISCUSSION SET FORTH UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" FOR A MORE DETAILED DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES RESULTING FROM THE EXCHANGE OFFERS. EACH EXCHANGING HOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED EXCHANGES TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX AND OTHER LAWS.

No Board Recommendation

     The Board of Directors has unanimously approved the Exchange Offers and believes that the Exchange Offers are in the best interest of the Company. The Board of Directors is not making any recommendations to holders of Old Discount Notes or shares of Preferred Stock with respect to the Exchange Offers and has not authorized any person to make such recommendation. A decision to tender should be made by such holders based upon individual investment objectives and other factors affecting such holders. The terms of the Exchange Offers were determined by the Board of Directors after consultation with the Company's management and Financial Advisor.

           THE TERMS OF THE EXCHANGE OFFERS AND CONSENT SOLICITATION

                The Debt Exchange Offer and Consent Solicitation


Debt Exchange Offer........  In exchange for each Old Discount Note tendered in the Debt Exchange Offer, $128.012 in cash,
                             $256.024 in principal amount at maturity of New Discount Notes ($174.845 in initial Accreted Value) and 14.720684 Debt Exchange Shares.

Consent Solicitation.......  The Company is soliciting the consents of the holders of Old Discount Notes to approve the Indenture Amendments, which would eliminate contained in the Old Indenture and which would subordinate the Old Discount Notes in right of payment to the New Discount Notes and the New Senior Secured Credit Facility. See "THE INDENTURE AMENDMENTS--Subordination of Old Discount Notes; Elimination of Certain Protective Covenants." For the Indenture Amendments to become effective, the consents of the holders of not less than a majority in outstanding principal amount of Old Discount Notes is required. See "THE INDENTURE AMENDMENTS-- Solicitation of Consents: Supplemental Indenture." Holders of Old Discount Notes may not consent to the Indenture Amendments without tendering their Old Discount Notes in the Debt Exchange Offer.

Expiration Date............  5:00 P.M., New York City time, on          ,
                             , 1998; provided that if the Company extends the period of time for which the Debt Exchange Offer is open, the Expiration Date shall be the latest time and date to which the Debt Exchange Offer has been extended.

Indenture Amendments.......  If the Exchange Offer is consummated, the Old
                             Discount Notes will be subordinated in right of payment to the New Discount Notes. In addition, the Indenture Amendments would amend or eliminate substantially all of the principal protective covenants contained in the Old Indenture. Thereafter, the Old Indenture would no longer restrict the Company from, among other things, (i) making certain Restricted Payments, including the payment of dividends and other distributions, (ii) incurring certain additional Indebtedness, (iii) selling, leasing or conveying certain of its assets, (iv) creating Liens on its assets, (v) creating restrictions on the ability of the Company's Subsidiaries to pay dividends to the Company, (vi) consolidating or merging with or selling all or substantially all of its assets to another entity, (vii) entering into certain sale and leaseback transactions, (viii) engaging in certain businesses and (ix) engaging in certain transactions with Affiliates. Also, thereafter the Old Indenture would no longer require the Company to make an offer to purchase Old Senior Discount Notes upon a Change of Control of the Company and in the event that the Company has Excess Proceeds following an Asset Sale. For a full description of the protective covenants to be eliminated from the Old Indenture pursuant to the Indenture Amendments, see "THE INDENTURE AMENDMENTS--Elimination of Certain Protective Covenants." If the Indenture Amendments become effective, non-tendering holders of Old Discount Notes will not have the benefits and protections of such covenants.

Conditions to Debt           The Debt Exchange Offer is conditioned on, among
Exchange Offer.............  other things (a) the Debt Minimum Tender Condition being satisfied on the Expiration Date, (b) consummation of the Preferred Stock Exchange Offer prior to or simultaneously with the consummation of the Debt Exchange Offer Expiration Date, (c) the Supplemental Indenture reflecting the
                             Indenture Amendments becoming effective on the Expiration Date, (d) the Financing Condition being satisfied on or prior to the Expiration Date and
                             (e) the Stockholder Approval Condition being satisfied on or prior to the Expiration Date.
                             These conditions are for the sole benefit of the Company and may be asserted or waived, subject to applicable law, by the Company at any time, for any reason, in its sole discretion. The Company does not presently intend to waive any condition to the Exchange Offers. See "THE DEBT EXCHANGE
                             OFFER AND CONSENT SOLICITATION--Conditions to the
                             Debt Exchange Offer."

Federal Income Tax
Consequences of Debt
Exchange Offer.............  Any gain, but probably not loss, will be fully or partially recognized by holders of Old Discount Notes as a result of the Debt Exchange Offer. In addition, holders of New Discount Notes will recognize substantial "original issue discount" with respect to the New Discount Notes. The Company will also recognize cancellation of indebtedness income resulting in substantial reduction of its net operating loss carryovers as a result of the Debt Exchange Offer. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

                             Debt Exchange Offer and Consent Solicitation
                             Procedures

Tendering and Consenting     Any holder of Old Discount Notes wishing to
Procedure..................  participate in the Debt Exchange Offer must complete and sign the accompanying Debt Letter of Transmittal and Consent in accordance with the instructions set forth therein and forward or hand deliver it together with any other required documents and certificates for Old Discount Notes being tendered to the Exchange Agent on or prior to the Expiration Date. A beneficial owner of Old
                             Discount Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such registered holder promptly if such beneficial owner wishes to participate in the Exchange Offer. A holder of Old Discount Notes unable to tender such holder's certificates for Old Discount Notes prior to the Expiration Date may utilize the guaranteed delivery procedures described herein and in the Debt Letter of Transmittal and Consent. See "THE
                             DEBT EXCHANGE OFFER AND CONSENT SOLICITATION--
                             Tendering and Consenting Procedures."

Acceptance of Old Discount   Upon the terms and subject to the conditions set
Notes; Delivery of           forth herein and in the accompanying Debt Letter
Consideration..............  of Transmittal and Consent, the Company will accept for exchange Old Discount Notes validly tendered and not withdrawn on the Expiration Date and the Exchange Agent will deliver cash and certificates representing New Discount Notes and Debt Exchange Shares to tendering holders or their designees as soon as practicable after the satisfaction or waiver of the conditions to the Debt Exchange Offer.

Financial Advisor..........  Houlihan Lokey Howard & Zukin Capital, 31 West
                             52nd Street, 11th Floor, New York, NY 10019

Exchange Agent.............  Harris Trust Company of New York, Wall Street
                             Plaza, 88 Pine Street, 19th Floor, New York, NY
                             10005

                   Summary Comparison of Old Discount Notes,
                         Old Discount Notes, as Amended
                             and New Discount Notes

     The following summary compares certain differences among the Old Discount Notes (before giving effect to the Debt Exchange Offer), Old Discount Notes, as amended by the Indenture Amendments, and the New Discount Notes. The statements set forth below do not purport to be complete and are qualified in their entirety by reference to the Old Indenture, the Supplemental Indenture and the New Indenture, and the information contained elsewhere in this Prospectus/Consent Statement, including the information under "RISK FACTORS-- Risks if the Exchange Offers Are Successful--Particular Consequences to Tendering Holders of Old Discount Notes" and "--Particular Consequences to Non-Tendering Holders of Old Discount Notes," "THE INDENTURE AMENDMENTS," "DESCRIPTION OF OLD DISCOUNT NOTES, AS AMENDED" and "DESCRIPTION OF NEW DISCOUNT NOTES."

                                             Old Discount                         Old Discount
                                                Notes                           Notes, as amended            New Discount Notes
                                           ---------------                    --------------------           ------------------
Aggregate Principal Amount
 Outstanding...............  $332,000,000 aggregate principal amount at    Up to $16,600,000            Up to $100,000,000
                             maturity ($260,188,523 aggregate Accreted     aggregate accreted value     aggregate principal amount
                             Value at June 30, 1998)                       at maturity ($13,009,426     at maturity and an
                                                                           aggregate Accreted Value     aggregate initial Accreted
                                                                           at June 30, 1998)            Value at the date of
                                                                           (assuming the tender of      issuance of $68,292,592.
                                                                           Old Discount Notes in an
                                                                           amount equal to the Debt
                                                                           Minimum Tender Condition).

Interest...................  13-1/8% per annum interest on the Old         Unchanged.                   13-1/8% per annum interest
                             Discount Notes will be payable                                             on the New Discount Notes
                             semi-annually in cash on June 1 and                                        will be payable
                             December 1, commencing on December 1, 2000                                 semi-annually in cash on
                                                                                                        June 30 and December 31,
                                                                                                        commencing on December 31,
                                                                                                        2001.

Maturity Date..............  June 1, 2004                                  Unchanged.                   December 31, 2003

                                             Old Discount                         Old Discount
                                                Notes                           Notes, as amended            New Discount Notes
                                           ---------------                   ---------------------           ------------------

Optional Redemption........  The Old Discount Notes will be redeemable,    Unchanged.                   The New Discount Notes will
                             in whole or in part, at the option of the                                  be redeemable, in whole or
                             Company at any time on or after June 1,                                    in part, at the option of
                             2000 at 100% of their principal amount at                                  the Company at any time on
                             maturity, plus accrued and unpaid interest,                                or after January 1, 2001 at
                             if any, to the redemption date declining                                   104% of their principal
                             ratably to 100% of their principal amount                                  amount at maturity, plus
                             at maturity, plus accrued and unpaid                                       accrued and unpaid
                             interest, on and after June 1, 2003.  In                                   interest, if any, to the
                             addition, in the event of a sale by the                                    redemption date declining
                             Company prior to June 1, 1998 of its                                       ratably to 100% of their
                             Capital Stock (other than Disqualified                                     principal amount at
                             Stock) to a Strategic Investor in a single                                 maturity, plus accrued and
                             transaction or series of related                                           unpaid interest, on and
                             transactions for an aggregate purchase                                     after January 1, 2003.  In
                             price equal to or exceeding $50.0 million,                                 addition, in the event of a
                             up to a maximum of 35% of the aggregate                                    sale by the Company prior
                             principal amount of outstanding Old                                        to June 30, 2002 of its
                             Discount Notes may be redeemed at the                                      Capital Stock (other than
                             election of the Company upon not less than                                 Disqualified Stock) to a
                             30 nor more than 60 days' prior notice                                     Strategic Investor in a
                             given within 30 days after such sale from                                  single transaction or
                             the net cash proceeds thereof at a                                         series of related
                             redemption price equal to 113.125% of the                                  transactions for an
                             accreted value of the Old Discount Notes to                                aggregate purchase price
                             be redeemed on the date of redemption,                                     equal to or exceeding $25.0
                             provided that at least 65% of the aggregate                                million, up to a maximum of
                                                                                                        50% of the aggregate
                                                                                                        principal amount of
                                                                                                        outstanding New Discount
                                                                                                        Notes may be redeemed at
                                                                                                        the election of the Company
                                                                                                        upon not less than 30 nor
                                                                                                        more than 60 days' prior
                                                                                                        notice given within 30 days
                                                                                                        after such sale from the
                                                                                                        net cash proceeds therefrom
                                                                                                        at a redemption price equal
                                                                                                        to 113.125% of the Accreted
                                                                                                        Value of the New Discount
                                                                                                        Notes to be redeemed on the
                                                                                                        date of redemption,

                                             Old Discount                         Old Discount
                                                Notes                           Notes, as amended            New Discount Notes
                                           ---------------                    --------------------           ------------------
                             principal amount of the Old Discount Notes                                 provided that at least 50%
                             originally issued remain outstanding after                                 in aggregate principal
                             the occurrence of such redemption.  See                                    amount of the New Discount
                             "DESCRIPTION OF OLD DISCOUNT NOTES, AS                                     Notes originally issued
                             AMENDED--Optional Redemption."                                             remain outstanding after
                                                                                                        the occurrence of such
                                                                                                        redemption.  See
                                                                                                        "DESCRIPTION OF NEW
                                                                                                        DISCOUNT NOTES--Optional
                                                                                                        Redemption."

Mandatory Redemption
(Sinking Fund).............  None.                                         None.                        None.

                                             Old Discount                         Old Discount
                                                Notes                           Notes, as amended            New Discount Notes
                                           ----------------                   ---------------------          ------------------
Change of Control..........  Upon the occurrence of a Change of Control,   Upon the occurrence of a     Upon the occurrence of a
                             prior to June 1, 2000 each holder of Old      Change of Control, holders   Change of Control prior to
                             Discount Notes will have the option to        of Old Discount Notes will   June 30, 2001, each holder
                             require the Company to repurchase such        no longer have the option    of New Discount Notes will
                             holder's Old Discount Notes at 101% of the    to require the Company to    have the option to require
                             Accreted Value thereof, or in the case of     repurchase their Old         the Company to repurchase
                             any such purchase on or after June 1, 2000,   Discount Notes.              such holder's New Senior
                             at 101% of the principal amount thereof,                                   Notes at 101% of the
                             plus accrued and unpaid interest, if any,                                  accreted value thereof, or
                             to the date of purchase or, in the event of                                in the case of any such
                             a Change of Control prior to June 1, 2000,                                 purchase on or after June
                             the Company, at its option, may redeem all,                                30, 2001, at 101% of the
                             but not less than all, of the outstanding                                  principal amount thereof,
                             Old Discount Notes at a redemption price                                   plus accrued and unpaid
                             equal to 100% of the Accreted Value                                        interest, if any, to the
                             thereof, plus the applicable Make-Whole                                    date of purchase or, in the
                             Premium.  See "THE INDENTURE AMENDMENTS--                                   event of a Change of
                             Elimination of Certain Protective Covenants,"                              Control prior to June 30,
                             and "DESCRIPTION OF OLD DISCOUNT NOTES, AS                                 2001, the Company, at its
                             AMENDED."                                                                  option, may redeem all, but
                                                                                                        not less than all of the
                                                                                                        outstanding new Senior
                                                                                                        Notes at a redemption price
                                                                                                        equal to 100% of the
                                                                                                        Accreted Value thereof plus
                                                                                                        the applicable Make-Whole
                                                                                                        Premium.  See "DESCRIPTION
                                                                                                        OF NEW DISCOUNT NOTES--
                                                                                                        Offer to Purchase Upon
                                                                                                        Change of Control."

                                             Old Discount                         Old Discount
                                                Notes                           Notes, as amended            New Discount Notes
                                           ---------------                   ----------------------          -------------------
Ranking....................  The Old Discount Notes currently are senior   The Old Discount Notes, as   The New Discount Notes will
                             unsecured obligations of the Company and      amended, will be             be subordinate in right of
                             will rank pari passu in right of payment to   subordinate in right of      payment to the New Credit
                             all existing and future indebtedness of the   payment to the New           Facility and will rank pari
                             Company, other than indebtedness that is      Discount Notes and the New   passu in right of payment
                             expressly subordinated to the Old Discount    Credit Facility and will     to other future
                             Notes.                                        also be subordinated in      subordinated indebtedness
                                                                           right of payment to all      of the Company, other than
                                                                           existing and future senior   indebtedness that is
                                                                           indebtedness of the          expressly subordinated to
                                                                           Company.                     the New Discount Notes.
                                                                                                        The Old Discount Notes, as
                                                                                                        amended, will be expressly
                                                                                                        subordinated to the New
                                                                                                        Discount Notes.



                                      Old Discount                            Old Discount
                                         Notes                              Notes, as amended              New Discount Notes
                                    ----------------                      ---------------------            ------------------
Principal Protective
 Covenants.................  The Old Indenture contains certain            Substantially all the        The New Indenture will
                             protective covenants that, among other        protective covenants in      contain protective
                             things, limit the ability of the Company      the Old Indenture will be    covenants similar to those
                             and its subsidiaries to incur indebtedness,   eliminated.  See             contained in the Old
                             to pay dividends or make certain other        "THE INDENTURE AMENDMENTS"   Indenture that, among other
                             restricted payments, to permit restrictions   and "DESCRIPTION OF OLD      things, limit the ability
                             on dividends and other payments by            DISCOUNT NOTES AS AMENDED    of the Company and its
                             subsidiaries to the Company, to create        -- Certain Covenants"        subsidiaries to incur
                             liens, to engage in transactions with                                      indebtedness, to pay
                             Affiliates, to sell assets, to enter into                                  dividends or make certain
                             sale and leaseback transactions, to engage                                 other restricted payments,
                             in certain businesses and to consolidate,                                  to permit restrictions on
                             merge or sell all or substantially all of                                  dividends and other
                             its assets.  See "THE INDENTURE AMENDMENTS                                 payments by subsidiaries to
                             -- Elimination of Certain Protective Covenants"                            the Company, to create
                             and "DESCRIPTION OLD DISCOUNT NOTES, AS AMENDED --                         liens, to engage in
                             Certain Covenants."                                                        transactions with
                                                                                                        Affiliates, to sell assets,
                                                                                                        to enter into sale and
                                                                                                        leaseback transactions, to
                                                                                                        engage in certain
                                                                                                        businesses and to
                                                                                                        consolidate, merge or sell
                                                                                                        all or substantially all of
                                                                                                        its assets.  However,
                                                                                                        certain of these covenants
                                                                                                        are less restrictive in
                                                                                                        some respects than those
                                                                                                        contained in the Old
                                                                                                        Indenture.  See
                                                                                                        "DESCRIPTION OF NEW
                                                                                                        DISCOUNT NOTES--Certain
                                                                                                        Covenants."




                                      Old Discount                            Old Discount
                                         Notes                              Notes, as amended              New Discount Notes
                                    ----------------                      ---------------------            ------------------
Events of Default..........  Events of Default include: (i) default in     Unchanged.                   Substantially the same as
                             payment of (a) interest (following a thirty                                Old Discount Notes.
                             (30) day cure period) (b) principal or (c)
                             mandatory sinking fund requirements                                        If any Event of Default
                             (following a thirty (30) day cure period);                                 occurs and is continuing,
                             (ii) sale of assets or securities not in                                   then the New Trustee or the
                             compliance with Old Indenture; (iii)                                       holders of not less than
                             failure to repurchase Old Discount Notes in                                twenty-five percent (25%)
                             the event of a Change of Control (following                                in aggregate principal
                             a thirty (30) day cure period); (iv)                                       amount of New Discount
                             default in performance or breach of any                                    Notes then outstanding may
                             covenant (other than a covenant relating to                                declare the principal of,
                             the foregoing payments) or warranty in the                                 and unpaid accrued interest
                             Old Indenture (following a sixty (60) day                                  on, all such New Discount
                             cure period after notice from the Old                                      Notes to be due and payable
                             Trustee or holders of at least 25% in                                      immediately.  Additionally,
                             outstanding aggregate principal amount of                                  if, by reason of any Event
                             Old Discount Notes then outstanding); (v)                                  of Default under the Old
                             default under any mortgage, indenture or                                   Indenture, all principal of
                             instrument for failure to pay principal,                                   Old Discount Notes shall be
                             premium or interest in the amount of $5                                    declared immediately due
                             million or more, or results in the                                         and payable in accordance
                             acceleration of such indebtedness; (vi)                                    therewith, then all
                             failure to pay final judgments aggregating                                 principal of and unpaid
                             in excess of $5 million which judgments are                                accrued interest on New
                             not stayed within sixty (60) days after                                    Discount Notes shall become
                             their entry; (vii) entry of a bankruptcy                                   and shall be immediately
                             order                                                                      due and payable, anything
                                                                                                        in the New Indenture or New
                                                                                                        Discount Notes contained to
                                                                                                        the contrary
                                                                                                        notwithstanding.



                                      Old Discount                            Old Discount
                                         Notes                              Notes, as amended              New Discount Notes
                                    ----------------                      ---------------------            ------------------


                             or decree by a court of competent
                             jurisdiction that is for relief against the Company in an involuntary case, appoints a custodian of the Company or Subsidiary or orders the liquidation of the Company or Subsidiary; (viii) commencement by the
                             Company of voluntary proceedings to be
                             adjudicated bankrupt or insolvent, consent to bankrupt or insolvency proceedings, filing of a petition for relief under bankruptcy law, consent to filing of such a petition or to appointment of a receiver, making of an assignment for the benefit of creditors, admitting in writing the inability to pay debts generally as they become due or taking of corporate action in furtherance of the foregoing; or (ix) the loss by the Company or any subsidiary of any wireless cable television channel rights leased by the Company or any Subsidiary from ALDA at December 31, 1994, which loss can reasonably be expected to have a material adverse effect on the financial condition or prospects of the Company or its Subsidiaries taken as a whole.



                                      Old Discount                            Old Discount
                                         Notes                              Notes, as amended              New Discount Notes
                                    ----------------                      ---------------------            ------------------
                             If any Event of Default occurs and is
                             continuing, then the Old Trustee or the
                             holders of not less than twenty-five (25%)
                             in outstanding aggregate principal amount
                             of Old Discount Notes then outstanding may
                             declare the principal of all such Old
                             Discount Notes to be due and payable
                             immediately.





                                      Old Discount                            Old Discount
                                         Notes                              Notes, as amended              New Discount Notes
                                    ----------------                      ---------------------            ------------------
Modification of Indenture..
                             Certain modifications by Supplemental         Unchanged.                   Certain modifications by
                             Indenture may be made without the consent                                  Supplemental Indenture may
                             of holders of Old Discount Notes, if such                                  be made without the consent
                             modification: (i) adds to the covenants to                                 of holders of New Discount
                             benefit the holders of Old Discount Notes                                  Notes, if such
                             or that does not adversely affect the legal                                modification: (i) adds to
                             rights of holders of Old Discount Notes;                                   the covenants to benefit
                             (ii) cures any ambiguity or corrects or                                    the holders of New Discount
                             supplements any inconsistency in the Old                                   Notes or that does not
                             Indenture without adversely affecting the                                  adversely affect the legal
                             interests of the holders of Old Discount                                   rights of holders of New
                             Notes; (iii) provides for uncertificated                                   Discount Notes; (ii) cures
                             Old Discount Notes in addition to or in                                    any ambiguity or corrects
                             place of certificated Old Discount Notes;                                  or supplements any
                             (iv) provides for the assumption of the                                    inconsistency in the New
                             Company's obligations to the holders of Old                                Indenture without adversely
                             Discount Notes in the case of a merger or                                  affecting the interests of
                             consolidation; (v) is being made for the                                   the holders of New Discount
                             purpose of complying with requirements of                                  Notes; (iii) provides for
                             the SEC in order to effect or maintain the                                 uncertificated New Discount
                             qualification of the Old Indenture with the                                Notes in addition to or in
                             Trust Indenture Act.  All other                                            place of certificated New
                             modifications require the consent of                                       Discount Notes; (iv)
                             holders of not less than a majority in                                     provides for the assumption
                             aggregate outstanding principal amount of                                  of the Company's
                             Old Discount Notes, then                                                   obligations to the holders
                                                                                                        of New Discount Notes in
                                                                                                        the case of a merger or
                                                                                                        consolidation; (v) is being
                                                                                                        made for the purpose of
                                                                                                        complying with requirements
                                                                                                        of the SEC in order to
                                                                                                        effect or maintain the
                                                                                                        qualification of the New
                                                                                                        Indenture with the Trust
                                                                                                        Indenture Act.  All other
                                                                                                        modifications require the
                                                                                                        consent of holders of not
                                                                                                        less than a majority in
                                                                                                        aggregate outstanding
                                                                                                        principal amount of New
                                                                                                        Discount Notes, then



                                      Old Discount                            Old Discount
                                         Notes                              Notes, as amended              New Discount Notes
                                    ----------------                      ---------------------            ------------------
                             outstanding.  However, without the consent                                 outstanding.  However,
                             of each holder affected, an amendment or                                   without the consent of each
                             waiver may not (i) reduce the principal                                    holder affected, an
                             amount of Old Discount Notes whose holders                                 amendment or waiver may not
                             must consent to an amendment, supplement or                                (i) reduce the principal
                             waiver (ii) reduce the principal of or                                     amount of New Discount
                             premium on or changed the fixed maturity of                                Notes whose holders must
                             Old Discount Notes or alter provisions with                                consent to an amendment,
                             respect to redemption of the Old Discount                                  supplement or waiver (ii)
                             Notes; (iii) reduce the rate of or change                                  reduce the principal of or
                             the time for payment of interest on any Old                                premium on or changed the
                             Discount Note; (iv) waive a Default or                                     fixed maturity of New
                             Event of Default in payment of principal of                                Discount Notes or alter
                             or premium, if any, or interest on the Old                                 provisions with respect to
                             Discount Notes; (v) make any Old Discount                                  redemption of the New
                             Note payable in money in other than that                                   Discount Notes; (iii)
                             stated in the Old Discount Notes; (vi) make                                reduce the rate of or
                             changes in the provisions of the Old                                       change the time for payment
                             Indenture relating to waiver of past                                       of interest on any New
                             Defaults or rights of holders of Old                                       Discount Note; (iv) waive a
                             Discount Notes to receive payments of                                      Default or Event of Default
                             principal or interest; (vii) waive a                                       in payment of principal of
                             redemption payment with respect to any Old                                 or premium, if any, or
                             Discount Note; or (viii) make any change in                                interest on the New
                             the amendment or waiver provisions of the                                  Discount Notes; (v) make
                             Old Indenture, which all require the                                       any New Discount Note
                             consent of all holders of Old                                              payable in money in other
                                                                                                        than that stated in the New
                                                                                                        Discount Notes; (vi) make
                                                                                                        changes in the provisions
                                                                                                        of the New Indenture
                                                                                                        relating to waiver of past
                                                                                                        Defaults or rights of
                                                                                                        holders of New Discount
                                                                                                        Notes to receive payments
                                                                                                        of principal or interest;
                                                                                                        (vii) waive a redemption
                                                                                                        payment with respect to any
                                                                                                        New Discount Note; (viii)
                                                                                                        make any change in the
                                                                                                        amendment or waiver
                                                                                                        provisions of the New
                                                                                                        Indenture; or (ix)




                                      Old Discount                            Old Discount
                                         Notes                              Notes, as amended              New Discount Notes
                                    ----------------                      ---------------------            ------------------
                             Discount Notes.                                                            change the ranking of the
                                                                                                        New Discount Notes, which
                                                                                                        all require the consent of
                                                                                                        all holders of New Discount
                                                                                                        Notes.

                       The Preferred Stock Exchange Offer


Preferred Stock Exchange
 Offer.....................  In exchange for each share of Preferred Stock tendered in the Preferred Stock Exchange Offer, $22.165 principal amount at maturity ($15.137 initial Accreted Value) of New Discount Notes and
                             3.837493 Preferred Stock Exchange Shares.

Expiration Date............  5:00 P.M., New York City time, on __________ __,
                             1998; provided that if the Company extends the period of time for which Preferred Stock Exchange Offer is open, the Expiration Date shall be the latest time and date to which the Preferred Stock Exchange Offer has been extended.

Conditions to Preferred
 Stock Exchange Offer......  The Preferred Stock Exchange Offer is conditioned on, among other things, (a) the Preferred Stock Minimum Tender Condition being satisfied on the Expiration Date, (b) Debt Exchange Offer having been consummated prior to, or simultaneously with, the Preferred Stock Exchange Offer, (c) the Supplemental Indenture reflecting the Indenture Amendments become effective on the Expiration Date, (d) the Financing Condition being satisfied on or prior to the Expiration Date and (e) the Stockholder Approval Condition being satisfied on or prior to the Expiration Date.

Federal Income Tax
 Consequences of Preferred
 Stock Exchange Offer......  Any gain, but not loss, will be fully or partially recognized by holders of Preferred Stock as a result of the Preferred Stock Exchange Offer. In addition, holders of New Discount Notes will recognize substantial "original issue discount" with respect to the New Discount Notes. The Company will also recognize cancellation of indebtedness income resulting in substantial reduction of its net operating loss carryovers as a result of the Preferred Stock Exchange Offer.

                   Preferred Stock Exchange Offer Procedures


Tendering Procedure........  Any holder of shares of Preferred Stock wishing to participate in the Preferred Stock Exchange Offer must complete and sign the accompanying Preferred Stock Letter of Transmittal in accordance with the instructions set forth therein and forward or hand deliver it together with any other required documents and certificates for shares of Preferred Stock being tendered to the Exchange Agent on or prior to the Expiration Date. A beneficial owner of shares of Preferred Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such registered holder promptly if such beneficial owner wishes to participate in the Preferred Stock Exchange Offer. A "holder" of shares of Preferred Stock unable to tender such holder's certificates for shares of Preferred Stock prior to the Expiration Date may utilize the guaranteed delivery procedures described herein and in the Preferred Stock Letter of Transmittal. See "THE PREFERRED STOCK EXCHANGE OFFER --Tendering Procedures."


Acceptance of Shares
Preferred Stock;
Delivery of Exchange
Consideration                Upon consideration the terms and subject to the
                             conditions set forth herein and in the
                             accompanying Preferred Stock Letter of
                             Transmittal, the Company will accept for exchange shares of Preferred Stock validly tendered and not withdrawn on the Expiration Date and the Exchange
                             Agent will deliver cash and certificates representing New Discount Notes and Preferred
                             Stock Exchange Shares to tendering holders or their designees as soon as practicable after the satisfaction or waiver of the conditions to the Preferred Stock Exchange Offer.

Financial Advisor..........  Houlihan Lokey Howard & Zukin Capital, 31 West
                             52nd Street, 11th Floor, New York, NY 10019

Exchange Agent.............  Harris Trust Company of New York, Wall Street
                             Plaza, 88 Pine Street, 19th Floor, New York, NY
                             10005

                Comparison of Preferred Stock and Common Stock

                                 Preferred Stock             Common Stock
                                 ---------------             ------------
Dividend Rights............  Dividends (and interest    Subject to the rights
                             on unpaid dividends)       of any then outstanding
                             accrue at an annual rate   preferred stock of the
                             of 9-7/8% and are          Company, holders of
                             payable quarterly in       Common Stock are
                             additional shares of       entitled to such
                             Preferred Stock up to      dividends as may be
                             the fifth anniversary of   declared in the
                             the date of issuance of    discretion of the Board
                             such shares.  After such   of Directors out of
                             date, dividends may be     funds legally available
                             paid only in cash.  The    therefor.
                             Preferred Stock was
                             issued in a series of
                             closings, the earliest
                             of which occurred on
                             November 14, 1994.

Liquidation Preference.....  $100 per share             None

Voting Rights..............  Entitled to vote as a      Entitled to vote as a
                             single class with the      single class on all
                             Common Stock on all        matters submitted to a
                             matters submitted to a     vote of stockholders.
                             vote of stockholders.      Each share is entitled
                             Each share is entitled     to one vote per share.
                             to 4.444 votes per
                             share.  The terms of the
                             Company's Certificate of
                             Incorporation provide
                             that certain
                             extraordinary actions by
                             the Company including,
                             but not limited to,
                             acquisitions, mergers,
                             incurrence of
                             indebtedness, issuances
                             or repurchases of debt
                             and equity securities or
                             affiliate transactions
                             shall require the
                             affirmative vote of
                             two-thirds of the
                             Preferred Stock voting
                             separately as a class.

Election of Board Members..  Entitled to vote as a      Entitled to vote as a
                             single class to elect      single class to elect
                             two members of the         the Common Stock
                             Company's Board of         Directors members of
                             Directors and entitled     the Company's Board of
                             to vote as a class with    Directors.
                             the Common Stock to
                             elect the remaining
                             members of the Company's
                             Board of Directors.

Optional Redemption Rights.  Redeemable at the option   None
                             of the Company at any
                             time after November 14,
                             1999 at a redemption
                             price per share equal to
                             106% of the Liquidation
                             Value thereof plus
                             accrued and unpaid
                             dividends thereon to the
                             date of redemption plus
                             Dividend Interest.

                                Preferred Stock             Common Stock
                                ---------------             ------------
Redemption Rights in the
Event of a Change in
 Control...................  Redeemable at the option   None
                             of the holder upon a
                             Change in Control of the
                             Company at a redemption
                             price equal to the
                             higher of (i) 100% of
                             the liquidation value
                             thereto plus accrued and
                             unpaid dividends and
                             dividend interest to the
                             date of redemption or
                             (ii) the sum of accrued
                             and unpaid cash
                             dividends to the date of
                             redemption and the value
                             of the consideration
                             that could be obtained
                             upon conversion of the
                             Preferred Stock into
                             Common Stock.

Exchange Listing...........  None.                      The Common Stock is
                                                        quoted on the NASDAQ
                                                        Stock Market but is
                                                        currently subject to a
                                                        delisting action by
                                                        NASDAQ.  If the Common
                                                        Stock is delisted, the
                                                        Company will use its
                                                        best efforts to cause
                                                        the Common Stock to
                                                        again be listed on
                                                        NASDAQ as promptly as
                                                        possible after
                                                        consummation of the
                                                        Exchange Offers and
                                                        satisfaction by the
                                                        Company of applicable
                                                        listing requirements.


                                  Risk Factors

     The decision either to invest in New Discount Notes and Exchange Shares or, alternatively, to retain Old Discount Notes or Preferred Stock following consummation of the Exchange Offers involves, in either case, a high degree of risk. See "RISK FACTORS" for a discussion of certain important factors to be considered in evaluating the terms of the Exchange Offers, including certain conditions adversely affecting the results of operations and liquidity of the Company, the Company's recent losses and the consequences of the Exchange Offers to tendering and non-tendering holders of Old Discount Notes or Preferred Stock.

                      Selected Consolidated Financial Data
                  (Dollars in Thousands Except Per Share Data)

     The following table presents selected consolidated historical financial data for the Company and its predecessors as of and for the years ended December 31, 1993, 1994, 1995, 1996, 1997 and certain pro forma financial information as of and for the year ended December 31, 1997. Such financial information should also be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Information" included elsewhere in this Prospectus/Consent Statement.


                                                                      Year Ended December 31,
                                                  -------------------------------------------------------------------------------
Consolidated Statements of                                                                                              Pro Forma
Operations Data:                                     1993           1994           1995             1996      1997      1997/(1)/
                                                     ----           ----           ----             ----      ----      ---------
     Revenues.................................     $5,780        $12,557        $26,004          $33,425   $32,690        $32,690

     Depreciation and Amortization............      3,328          6,606         24,627           39,258    34,508         32,841
     Operating Loss...........................     (8,189)/(2)/  (20,573)       (42,277)         (50,819)  (43,761)       (42,094)
     Interest Expense.........................      1,938          2,514         15,566           27,891    31,576          8,189
     Net Loss.................................     (9,802)       (19,531)/(3)/  (53,235)/(4)/    (75,887)  (69,580)/(5)/   (5,366)
     Actual and Pro Forma Net
      Loss per Common Share...................     $(1.73)/(6)/   $(2.20)/(3)/   $(5.23)/(4)/     $(6.26)   $(5.80)/(5)/   $(2.18)
     Weighted Average Number of
       Common Shares Outstanding..............      5,367          8,949         11,072           13,100    13,149         20,633
     Ratio of Earnings to Fixed
       Charges/(7)/...........................         --             --             --               --        --             --

Consolidated Balance Sheets Data at
end of period:
     Cash and Marketable Securities...........    $18,999   $      7,602   $    135,677         $104,702  $ 80,275     $   85,275
     Total Assets.............................     43,427        117,532        373,093          326,148   279,124        280,080
     13 1/8% Senior Discount Notes due 2004...         --             --        185,676          211,801   241,603             --
     P-I-K Convertible Preferred Stock........         --         10,129         54,577           60,170    66,342             --
     New Discount Notes.......................         --             --             --               --        --        132,813
     New Credit Facility......................         --             --             --               --        --         52,000
     Other Notes Payable......................     16,659         12,116         16,641           22,630    14,862         14,862
     Preferred Stock issued by PCTV Detroit...         --             --          6,098            6,458     6,458          6,458
     Stockholders' Equity (Deficit)...........     20,865         82,997         96,519           14,089   (62,209)        56,879
     Number of Common Shares Outstanding......      6,608          9,758         12,841           12,925    12,924         20,408

Financial Statement Presentation

     The consolidated financial statements include operations of People's Choice TV Partners ("PCTV Partners") to March 10, 1993, the operations of a successor limited partnership, People's Choice TV Partners, L.P., ("PCTV L.P.), from March 11, 1993 to April 29, 1993 and the operations of the Company thereafter.

     The statements of operations data for the three years ended December 31, 1997 and the balance sheets data for December 31, 1997 and the balance sheets data for December 31, 1996 and 1997 are derived from the consolidated financial statements and accompanying notes of PCTV Corp. and Subsidiaries included herein.

     The balance sheet data for December 31, 1996 and 1997 are derived from the PCTV Corp. and Subsidiaries consolidated financial statements included herein.

--------------------------
(1) Gives effect to the Debt Exchange Offer and Preferred Stock Exchange Offer as if such events had occurred on December 31, 1997 for balance sheet data and January 1, 1997 for statement of operations data.
(2) Includes approximately $1.2 million of non-recurring, non-cash compensation expense in connection with grants of nonqualified options made in 1993 to certain employees.

(3)  Includes an income tax benefit of $3.2 million or $.36 per share.
(4)  Includes an extraordinary gain of $1.2 million or $.11 per share.
(5)  Includes an extraordinary gain of $.8 million or $.06 per share.
(6) The pro forma net loss per share would have been $1.69 for the year ended December 31, 1993, assuming 98,832 shares had been issued at the initial public offering price of $10.50 per share for the common stock, and the proceeds were received and used to retire certain indebtedness on January 1, 1992.
(7) The Company's earnings were inadequate to cover fixed charges by $9.8 million, $22,7 million, $59.3 million, $81.8 million, $76.8 million and $45.8 million for the years ended December 31, 1993, 1994, 1995, 1996, 1997 and pro forma year ended December 31, 1997, respectively.

                           FORWARD LOOKING STATEMENTS

     This Prospectus/Consent Statement and other reports and statements filed by the Company from time to time with the Commission (collectively, "Commission Filings") contain or may contain certain forward looking statements and information that are based on beliefs of the Company's management as well as estimates and assumptions made by, and information currently available to, the Company's management. When used in Commission Filings, the words, "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions, as they relate to the Company or the Company's management, identify forward looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, competitive factors, shifts in market demand, and other risks and uncertainties, including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, competitors, legislative, regulatory, judicial and other governmental authorities. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary significantly from those anticipated, believed, estimated, expected, intended or planned.


                                  RISK FACTORS

     Retention of Old Discount Notes or shares of Preferred Stock following the successful consummation of the Exchange Offers, as well as an investment in New Discount Notes, and Exchange Shares are subject to a number of material risks, including those enumerated below. Other significant risks exist both for the Company and its securityholders if the Exchange Offers are unsuccessful. Prior to deciding whether to accept the Debt Exchange Offer or the Preferred Stock Exchange Offer, as applicable, each holder of Old Discount Notes and each holder of Preferred Stock should carefully consider all of the information obtained in this Prospectus/Consent Statement, especially the factors described or referred to in this section.

Risks to all Holders of Old Discount Notes and Shares of Preferred Stock if the Exchange Offers Are Not Successful

     The Company believes that the successful consummation of the Exchange Offers is a critical factor in the Company's ability to execute its Strategic Business Plan. The successful consummation of the Exchange Offers will significantly reduce the Company's long-term debt and will significantly improve the Company's financial leverage. The Company has incurred net and operating losses in 1995, 1996 and 1997, and the Company may not be able to accumulate from operating profits, lending sources or sales of assets sufficient cash (i) to pay interest on the Old Discount Notes when such interest becomes payable commencing on December 1, 2000, (ii) to pay dividends on the Preferred Stock when such dividends become payable in cash commencing on December 15, 1999,
(iii) to retire the Old Discount Notes when they become due in 2004 and (iv) to redeem the Preferred Stock when it becomes mandatorily redeemable in 2004.

     Failure to consummate the Exchange Offers may result in a number of serious problems prior to the maturity date of the Old Discount Notes and the mandatory redemption date of the Preferred Stock including: (i) the Company may be unable to invest adequate capital in its core business or maintain its current capital assets and may thus be unable to implement its Strategic Business Plan; (ii) the Company may be unable to retain top managers from the telecommunications and data communications industry and build the value of its businesses; (iii) the Company's senior management will be required to spend an excessive amount of time on issues relating to its capital structure instead of focusing on the operation of its core business; (iv) the Company's access to capital markets may be limited or may come at an increased cost; (v) the Company may not be able to attract strategic telecommunications partners; (vi) the Company may not be able to take advantage of a window of opportunity to capture market share and to attempt to achieve its Strategic Business Plan; and (vii) the Company will lose certain equipment purchasing economies of scale if it is unable to implement its Strategic Business Plan. As a result, the Company's core business and its value could deteriorate.

Risks if the Exchange Offers Are Successful

Particular Consequences to Non-Tendering Holders of Old Discount Notes

     The Indenture Amendments.  Non-tendering holders of Old Discount Notes will
     ------------------------
hold their Old Discount Notes under the Old Indenture as amended by the Indenture Amendments and, as a result of such amendments, will not have the same benefits and protections of substantially all of the principal protective covenants presently contained in the Old Indenture, which will have been either amended or eliminated. See "THE TERMS OF THE EXCHANGE OFFERS AND CONSENT SOLICITATION--Summary Comparison of Old Discount Notes, Old Discount Notes, as Amended and New Discount Notes."

     Cross Default and Cross Acceleration under New Indenture.  A default in the
     --------------------------------------------------------
payment of principal of, or interest on, any Old Discount Notes, whether at maturity, upon redemption or declaration or otherwise when due would constitute an Event of Default under the New Indenture. Further, if by reason of any Event of Default under the Old Indenture, all principal of Old Discount Notes is declared immediately due and payable in accordance therewith, then all principal of and unpaid accrued interest on New Discount Notes becomes and is immediately due and payable. Because the Old Discount Notes, as amended, will be subordinated to New Discount Notes, the holders of Old Discount Notes may recover less of the principal amount of such notes than holders of New Discount Notes.

     Trading Market, Liquidity and Market Value.  Old Discount Notes are not,
     ------------------------------------------
and as a result of the Debt Exchange Offer, will not be, listed on any national securities exchange or quoted on any national securities quotation system. The exchange of Old Discount Notes pursuant to the Debt Exchange Offer will reduce substantially the amount of Old Discount Notes that are outstanding, which could adversely affect the already limited liquidity and the market value of the remaining outstanding Old Discount Notes, as could the elimination of the protective covenants from the Old Indenture. For a discussion of the liquidity and market value of Old Discount Notes, see "TRADING MARKET FOR OLD DISCOUNT NOTES."

Particular Consequences to Tendering Holders of Old Discount Notes

     Less Restrictive Protective Covenants.  Holders of New Discount Notes will
     -------------------------------------
not have the same benefits and protections of certain protective covenants that presently apply to Old Discount Notes. The New Indenture will contain covenants restricting the Company, subject to certain exceptions, from taking certain actions; however, certain of these covenants are less restrictive than the corresponding covenants presently contained in the Old Indenture. See "DESCRIPTION OF NEW DISCOUNT NOTES" and "Summary Comparison of Old Discount Notes, Old Discount Notes, as Amended and New Discount Notes."

     Trading Market, Liquidity and Market Value.  The Company will not seek to
     ------------------------------------------
cause the New Discount Notes to be listed on a national securities exchange or quoted on a national securities quotation system. In addition, the New Discount Notes will constitute a new issue of securities with no established trading market and there can be no assurance that a trading market will develop. Therefore, an investment in New Discount Notes may be highly illiquid, which may affect their market value. The Company does not know of any firm which intends to make a market in the New Discount Notes. If such a market does develop, due to industry and other conditions beyond the control of the Company, there can be no assurance that such a market would continue to exist.

     Volatility and Risks of Debt Exchange Shares.  The tender of Old Discount
     --------------------------------------------
Notes in exchange for Debt Exchange Shares in the Debt Exchange Offer will in effect convert part of the holder's right to repayment of principal of and interest on such holder's Old Discount Notes into an investment in the Company's Common Stock. There can be no assurance as to the future market value of the Common Stock. See "PRICE RANGE OF COMMON STOCK AND RELATED MATTERS" for information with respect to the recent market value of the Company's Common Stock and related matters. For other risks associated with an investment in the Company's Common Stock, see "RISK FACTORS--RISKS If the Exchange Offers Are Successful--Particular Risks Associated with an Investment in the Common Stock."

Particular Consequences to Tendering Holders of Preferred Stock

     Exchange of Rights as a Preferred Stockholder for Rights of a Common
     --------------------------------------------------------------------
Stockholder.  The tender of shares of Preferred Stock will result in the holders
-----------
losing all of the rights and preferences associated with the Preferred Stock including the following. The Company's Certificate of Incorporation provides that the Company must redeem all shares of Preferred Stock in 2004 at a redemption price equal to $100 per share plus accrued and unpaid dividends to the date of redemption. Holders of the Company's Common Stock have no redemption rights. There can be no assurance as to the future market value of the Common Stock. See "PRICE RANGE OF COMMON STOCK AND RELATED MATTERS" for information with respect to the recent market price of the Common Stock. The Company's Certificate of Incorporation also provides that holders of Preferred Stock shall have the right upon a Change of Control of the Company to require the Company to redeem their shares of Preferred Stock at a redemption price equal to $106 per share plus accrued and unpaid dividends thereon to the date of redemption. There are no such rights associated with the Common Stock. In addition, the tender of shares of Preferred Stock in exchange for Preferred Stock Exchange Shares in the Preferred Stock Exchange Offer will result in the holder losing the right to the $9.875 annual dividend payable with respect to each share of Preferred Stock. The Company has never paid a dividend on its Common Stock and has no present intention of doing so in the future. See "--Particular Risks Associated With An Investment in the Common Stock--Lack of Dividend History" and "PRICE RANGE OF COMMON STOCK AND RELATED MATTERS" for information with respect to the Company's dividend history. Furthermore, the Company's Certificate of Incorporation specifically provides that the Preferred Stock shall rank senior to Common Stock with respect to the payment of any dividends declared by the Company (the Company is prohibited from declaring any dividends on the Common Stock for so long as any shares of the Preferred Stock are outstanding), as well as any payment and other rights upon the liquidation, winding up or dissolution of the Company. Holders of Preferred Stock would relinquish these rights by exchanging their shares of Preferred Stock for Preferred Stock Exchange Shares. In addition, the Company's Certificate of Incorporation provides that holders of Preferred Stock shall have the right to vote with holders of Common Stock on all matters submitted to a vote of the stockholders of the Company, as well as special voting rights (i) in the event that the Company defaults in certain of its obligations with respect to the Preferred Stock and its indebtedness, (ii) with respect to the election of directors and (iii) with respect to extraordinary matters (which are defined to include, among other things, certain amendments to the Company's Certificate of Incorporation, certain reclassifications of the Company's securities, the merger or consolidation of the Company with or into another person or certain sales or other conveyances of all or substantially all of the Company's properties or assets to another person). There are no such special voting rights associated with the Common Stock. In addition, see "--Particular Risks Associated With An Investment in the Common Stock--Possible Volatility of Stock Price; Risk of Delisting; --Anti-takeover Provisions and --Lack of Dividend History".

Particular Risks Associated with an Investment in the New Discount Notes

     Holding Company Structure; Dependence of Company on Subsidiaries for
     --------------------------------------------------------------------
Repayment of New Discount Notes.  The New Discount Notes will be obligations of
-------------------------------
the Company exclusively. Since substantially all of the operations of the Company are conducted through its direct and indirect subsidiaries, the Company's cash flow and, consequently, its ability to service debt, including the New Discount Notes, is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the New Discount Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. In addition, certain of the Company's subsidiaries may become parties to credit agreements, which contain or will contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to the Company. The Old Indenture limits and the New Indenture will limit in certain respects the ability of the Company to create or permit additional restrictions on dividends and other payments by its subsidiaries. See "DESCRIPTION OF NEW DISCOUNT NOTES--Certain Covenants-- Dividend and Other Payment Restrictions Affecting Subsidiaries."

     Because the Company is a holding company that primarily conducts its business through its direct and indirect subsidiaries, all existing and future liabilities of the Company's subsidiaries, including trade payables, will be effectively senior to the New Discount Notes. As of December 31, 1997, the Company's consolidated subsidiaries had aggregate liabilities of approximately $22.9 million. Pro forma for the Exchange Offers and of the New Credit Facility, this amount increases to $74.9 million.

     Ranking of New Discount Notes.  The New Discount Notes will be subordinated
     -----------------------------
in right of payment as to certain future indebtedness of the Company including its new Senior Credit Facility. Furthermore, the New Discount Notes are not secured by any of the assets of the Company and are general unsecured obligations of the Company. The Company and its subsidiaries are permitted to incur a substantial amount of additional indebtedness. See "DESCRIPTION OF NEW DISCOUNT NOTES--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." In the event of any distribution or payment of the assets of the Company in any foreclosure, dissolution, winding-up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to the assets of the Company which constitute their collateral. In the event of bankruptcy, liquidation or reorganization of the Company, holders of the New Discount Notes will participate ratably with all holders of senior indebtedness of the Company which is unsecured and non-subordinated and all general creditors of the Company, based upon the respective amounts owed to each holder or creditor in the remaining assets of the Company, and there may not be sufficient assets to pay amounts due on the New Discount Notes.

     Substantial Indebtedness of the Company; Insufficient Earnings to Cover
     -----------------------------------------------------------------------
Fixed Charges.  Upon completion of the Exchange Offers, the Company will have
-------------
approximately $141.2 million of indebtedness. In addition, the Company has an additional $64.9 million of subsidiary indebtedness that it guarantees including the New Credit Facility. The Company's consolidated subsidiaries will have approximately $74.9 million of total liabilities, including $52.0 million from the New Credit Facility. The Old Indenture and New Indenture limit, but do not prohibit, the incurrence of additional indebtedness, secured or unsecured, by the Company and its subsidiaries. The Company expects that it and its subsidiaries will incur substantial additional indebtedness in the future both to expand its customer base in its existing markets and to acquire wireless communications spectrum and assets in new markets. As a result, a substantial portion of the Company's cash flow will be devoted to debt service. The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the New Discount Notes. For the years ended December 31, 1995, 1996 and 1997, earnings were insufficient to cover fixed charges by $59.3 million, $81.8 million and $76.8 million, respectively. The ability of the Company to make payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), may affect its performance. Over the term of the New Discount Notes, there can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments when due. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Company, that the Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. If no such refinancing or additional financing were available, the Company could be forced to default on its debt obligations and, as an ultimate remedy, seek protection under the Federal bankruptcy laws. See "DESCRIPTION OF NEW DISCOUNT NOTES--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

     Original Issue Discount Consequences.  The New Discount Notes will be
     ------------------------------------
issued at a substantial discount from their principal amount at maturity. Consequently, the purchasers of the New Discount Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" for a more detailed discussion of the federal income tax consequences to the holders of the New Discount Notes resulting from the acquisition, ownership and disposition of the New Discount Notes.

       If a bankruptcy case is commenced by or against the Company under Federal bankruptcy law after the issuance of the New Discount Notes, the claim of a holder of the New Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial Accreted Value of the New Discount Notes and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for the purposes of federal Bankruptcy law. Any original issue discount that was not accreted as of such bankruptcy filing would constitute "unmatured interest."

Continuing Risks to the Company and all of its Securityholders

     Short Operating History; History of Losses; Unproven Business Model; No
     -----------------------------------------------------------------------
Assurance of Profitability.  The Company commenced operations in November 1988
--------------------------
and has incurred substantial net losses in each fiscal period since its inception as a provider of wireless analog video services. The Company currently intends to focus its business plan to provide high-speed data services under the brand-name SpeedChoice, and launch digital video systems in one or more of its markets. As a result, the Company will increase its capital expenditures and operating expenses in order to launch such services. As a result, the Company expects to incur substantial operating and net losses for the foreseeable future. The profit potential of the Company's business model is unproven, and, to be successful, the Company must, among other things, develop and market its services that are widely accepted by consumers and businesses at prices that will yield a profit. The Company's SpeedChoice service has only recently been launched in two of the Company's markets, and there can be no assurance that it will achieve broad consumer or commercial acceptance. Currently, the Company has only 226 customers, using 343 computer terminals, subscribing to the SpeedChoice service in these markets. The success of the Company's SpeedChoice and digital video services will depend upon the willingness of subscribers to pay recurring monthly fees and upfront installation fees for such services. The SpeedChoice service is currently priced at a premium to many other online services, and there can be no assurance that large numbers of subscribers will be willing to pay a premium for the SpeedChoice service. Accordingly, it is difficult to predict whether the Company's pricing level will prove to be viable, whether demand for the Company's SpeedChoice service will materialize at the prices it expects to charge or whether current or future pricing levels will be sustainable. If such pricing levels are not achieved or sustained or if the Company's SpeedChoice service does not achieve or sustain broad market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. The Company's ability to generate future revenues will be dependent on a number of factors, many of which are beyond the Company's control, including the pricing of other data transmission services and overall demand for the product. Because of the foregoing factors, among others, the Company is unable to forecast its revenues with any degree of accuracy. There can also be no assurance that the Company will ever achieve profitability. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS--Business Strategy."

     Potential Fluctuations in Quarterly Operating Results.  The Company's
     -----------------------------------------------------
quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results attributable to the SpeedChoice and digital video services include the rate at which customers subscribe to the Company's services and the prices subscribers pay for such services and subscriber churn rates. Quarterly operating results attributable to the Company's SpeedChoice service for businesses are dependent on the demand for, and level of acceptance of, the Company's corporate Internet, intranet and extranet connectivity and telecommuting solutions. Additional factors that may affect the Company's quarterly operating results generally include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's SpeedChoice network, the introduction of new Internet and telecommuting services by its competitors, price competition or pricing changes in the Internet, cable and telecommuting industries, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Internet, Internet media, corporate intranet and data transmission industries. There can be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services has lead times that are controlled by third parties. In addition, the Company plans to increase operating expenses to fund sales and marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, the Company's business, operating results and financial condition could be materially affected. Due to all of the foregoing factors, it is likely that the Company's operating results in one or more future quarters will fail to meet or exceed the Company's expectations.

     Limited Operations as an Internet Service Provider.  Although the Company
     --------------------------------------------------
has significant experience owning and operating wireless analog cable television systems (its first system was launched in 1991), the Company is no longer investing in the further development of its wireless analog cable television systems. The Company's current strategy is to focus on the opportunities available to it as a provider of high-speed Internet access and digital video services. The Company launched its first SpeedChoice system in Detroit in the third quarter of 1997 and in Phoenix in the first quarter of 1998. Prior to the launch of these SpeedChoice systems, the Company had not previously owned or operated any Internet access service. The amount of revenues that the Company now receives from its two SpeedChoice systems is immaterial at this time. As a result, the holders of the Old Discount Notes have limited historical financial information or historical operating performance to determine whether the Company's strategy to develop SpeedChoice systems into a positive cash flow producing business will be successful. Given the Company's limited operating history of an ISP, there is no assurance that it will be able to develop, market, and expand SpeedChoice systems to achieve positive operating cash flow and to compete successfully in the ISP industry.

     Unproven Network Scalability and Speed.  Due to the limited deployment of
     --------------------------------------
the Company's SpeedChoice service, the ability of MDS Spectrum to connect and manage a substantial number of online subscribers at high transmission speeds is as yet unknown and the Company faces risks related to the MDS Spectrum's ability to be scaled up to its expected subscriber levels while maintaining superior performance. While peak downstream data transmission speeds across MDS Spectrum approach 27 megabits per second ("Mbps") in each 6 Mhz channel, the actual downstream data transmission speeds over MDS Spectrum could be significantly slower and will depend on a variety of factors, including type and location of content, Internet traffic, the number of active subscribers on a given spectrum segment, the number of 6 Mhz channels allocated to carry the SpeedChoice service, the capability of high-speed modems used and the capacity and service quality of third-party Internet backbone providers. The initial upstream transmission data carrier is a third-party telephone line capable of speeds up to only 33.6 kilobits per second. Such speeds and reliance on a third-party telephone line could place the Company at a competitive disadvantage versus other high-speed data services. The actual data delivery speeds that can be realized by subscribers may be significantly lower than peak data transmission speeds due to the subscriber's hardware, operating system and software configurations. To access the SpeedChoice service, subscribers need a personal computer with at least a 66 Mhz 486 or equivalent microprocessor and 16 megabytes of main memory. There can be no assurance that SpeedChoice will be able to achieve or maintain such a high speed of data transmission, especially as the number of the Company's subscribers grows, and the Company's failure to achieve or maintain high-speed data transmission would significantly reduce consumer demand for its services and have a material adverse effect on its business, operating results and financial condition.

     Uncertain Acceptance and Maintenance of the SpeedChoice Brand.  The Company
     -------------------------------------------------------------
believes that establishing and maintaining the "SpeedChoice" brand is critical to attract and expand its subscriber base. Promotion of the SpeedChoice brand will depend on, among other things, the Company's success in providing high-speed, high quality consumer and business Internet services none of which can be assured. If consumers and businesses do not perceive the Company's existing products and services to be of high quality, or if the Company introduces new products or services or enters into new business ventures that are not favorably received by consumers and businesses, the Company will be unsuccessful in promoting and maintaining its brand. If the Company is unable to successfully establish or maintain the SpeedChoice brand, or if the Company incurs excessive expense in an attempt to improve its offerings or promote and maintain its brand, the Company's business, operating results and financial condition would be materially adversely affected.

     Management of Expanded Operations; Dependence on Key Personnel.  In making
     --------------------------------------------------------------
a transition from a wireless analog video business plan to a digital services and data/telecommunications business plan, the Company may not be equipped to successfully manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on the Company's managerial, operating, financial and other resources. The Company is highly dependent upon the efforts of its senior management team, and the Company's future performance will depend, in part, upon the ability of senior management to manage growth effectively, which will require the Company to implement additional management information systems capabilities, to develop further its operating, administrative, financial and accounting systems and controls, to maintain close coordination among engineering, accounting, finance, marketing, sales and operations, and to hire and train additional technical and marketing personnel with telecommunications experience. There is intense competition for senior management, technical and marketing personnel in the areas of the Company's data transmission business. The loss of the services of any of the Company's senior management team or the failure to attract and retain additional key employees could have a material adverse effect on the Company's business, operating results and financial condition.

     Competition.  The markets for consumer and business Internet services are
     -----------
extremely competitive, and the Company expects that competition will intensify in the future. The Company's most direct competitors in these markets are ISPs, national long distance carriers and local exchange carriers, other wireless or satellite service providers, Internet content aggregators and cable television company providers. Many of these competitors are offering, or may soon offer, technologies that will attempt to compete with some or all of the Company's high-speed data service offerings. Such technologies include cable modem, ISDN and DSL. The bases of competition in these markets include transmission speed, network configuration, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, brand recognition, operating experience and revenue sharing.

          ISPs, such as GTE Corporation, Earthlink Network, Inc., MindSpring Enterprises, Inc., Netcom On-Line Communications Services, Inc. and PSInet Inc., provide basic Internet access to residential consumers and businesses, generally using existing telephone network infrastructures. This method is widely available and inexpensive. Barriers to entry are low, resulting in a highly competitive and fragmented market.

          ISPs, such as America Online, Inc. ("America Online"), Microsoft Corporation's Microsoft Network ("MSN"), and WebTV Networks Inc. provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enables the provision of data services to the large group of consumers who have personal computers with modems. In addition, they provide basic Internet connectivity, ease-of-use and consistency of environment. In addition to developing their own content or supporting proprietary third-party content developers, these online services often establish relationships with traditional broadcast and print media outlets to bundle their content into the service, such as the relationship of Microsoft Corporation ("Microsoft") with NBC to provide multimedia news and information programming over both cable television and MSN.

          Long distance inter-exchange carriers, such as AT&T Corp., MCI Communications Corporation, Sprint Corporation and WorldCom, Inc., have deployed large-scale Internet access networks and sell connectively to business and residential customers. The regional Bell operating companies ("RBOCs") and other local exchange carriers have also entered this field and are providing price competitive services. Many of such carriers are offering diversified packages of telecommunications services, including Internet access service, to residential customers and could bundle such services together, which could place the Company at a competitive disadvantage.

          Wireless service providers, including Winstar Communications, Inc., Teligent Corp., and Hughes Network Systems, are developing wireless Internet connectivity, such as local multipoint distribution service and digital broadcast satellite. Certain satellite based telecommunication systems such as Teledesic, have announced an intention to provide high-speed data services.
Such systems will be more ubiquitously available than SpeedChoice and are backed by companies with greater financial resources and communications expertise than the Company.

          Content aggregators seek to provide a "one-stop" shop for Internet and online users. Their success depends on capturing audience flow, providing ease-of-use and offering a range of content that appeals to a broad audience. Their business models are predicated on attracting and retaining an audience for their set of offerings. Leading companies in this area include America Online, Excite, Inc., Microsoft and Yahoo! Inc. In this market, competition occurs in acquiring both content providers and subscribers. The principal bases of competition in attracting content providers include quality of demographics, audience size, cost-effectiveness of the medium and ability to create differentiated experiences using aggregator tools. The principal bases of competition in attracting subscribers include richness and variety of content and ease of access to the desired content. The proprietary online services such as America Online and MSN have the advantage of a large customer base, industry experience, many content partnerships and significant resources.

          Several of the largest cable television companies have begun offering high-speed data services over their cable plant. Certain of these cable operators, including Tele-Communications, Inc., Cox Communication, Inc., Comcast Corp., and Cablevision Systems, are partners in @Home Corp. The business plan of @Home Corp. is to offer a branded high-speed data and Internet service over the cable company's existing hybrid fiber coaxial ("HFC") cable network. These cable companies will market @Home Corp. in conjunction with their pay television services in a given market. In addition, Time Warner Inc. ("Time Warner") and US West Inc. ("US West") have also deployed high-speed Internet access services over their existing local HFC networks. Specifically, Time Warner, which is the largest cable company in the United States, like @Home, has established its own cable-based ISP with proprietary content, called Road Runner, which features a variety of Time Warner publications and services. These cable companies plan to market these branded high-speed services through their own cable systems as well as to other cable system operators nationwide. Some of these cable companies such as Time Warner, have their own substantial libraries of multimedia content, which could provide them with a significant competitive advantage over the Company's SpeedChoice service.

          Many of the Company's competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, the Company may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, operating results or financial condition.

     Risk of System Failure.  The Company's operations are dependent upon its
     ----------------------
ability to support its network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or other unanticipated problems at the Company's Network Operations Center ("NOC") located in Chicago or at a number of the Company's Points of Presence ("POPs") could cause interruptions in the services provided by the Company. Additionally, failure of the Company's third-party backbone providers to provide the data communications capacity required by the Company, as a result of natural disaster, operational disruption or any other reason, could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, operating results and financial condition.

     Risks Of Technological Change.  The markets for consumer and business
     -----------------------------
Internet access services and online content are characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its network, Internet content and consumer and business services, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these developments. There may be a time-limited market opportunity for the Company's wireless consumer and business Internet services, and there can be no assurance that the Company will be successful in achieving widespread acceptance of its services before competitors offer products and services with speed and performance similar or superior to the Company's current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, wireless or otherwise, could require substantial expenditures by the Company to modify or adapt its network, products and services which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, new Internet or telecommuting services or enhancements offered by the Company may contain design flaws or other defects that could have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence on Key Technology Suppliers.  The Company currently depends on a
     --------------------------------------
limited number of suppliers for certain key technologies used to build and manage the SpeedChoice service. In particular, the Company depends on Hybrid Networks, Inc. ("Hybrid") for its modems, Sun Microsystems, Inc. for high availability servers, Cisco Systems, Inc. ("Cisco") for network routing and switching hardware, Digex Incorporated ("Digex") and GTE Internetworking for national backbone access software, Microsoft for server and browser software, and Ascend Communications, Inc. ("Ascend") and 3Com Corp. ("3Com") for dial-up access concentrators. Although the Company believes that there are alternative suppliers for each of these technologies, it would take a significant period of time to establish relationships with alternative suppliers and substitute their technologies into the SpeedChoice service. The loss of any of the Company's relationships with these suppliers could have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence on the Internet.  Market acceptance of the Company's SpeedChoice
     --------------------------
service is substantially dependent upon the adoption of the Internet for commerce, entertainment and communications. As is typical in the case of an emerging industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand for market acceptance of recently introduced Internet products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the business and consumer markets targeted by the Company. Despite growing interest in the commercial possibilities for the Internet, many businesses and consumers have been deterred from purchasing Internet access services for a number of reasons, including inconsistent quality of service, lack of availability of cost-effective, high-speed service, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet and a lack of tools to simplify Internet access and use. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires an understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information, or in relationships with other ISPs, may be reluctant and slow to adopt a new strategy that may make their existing personnel, infrastructure and ISP relationship obsolete. If the market fails to develop, develops more slowly than expected or market competition increases, the Company's business, operating results and financial condition may be materially adversely affected.

     Security Risks.  Despite the implementation of security measures, the
     --------------
Company's SpeedChoice service may be vulnerable to unauthorized access, computer viruses and other disruptive problems. ISPs have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its subscribers, which may result in liability of the Company to its subscribers and also may deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's subscribers, which could have a material adverse effect on the Company's business, operating results and financial condition.

     Potential Liability for Defamatory or Indecent Content.  The law relating
     ------------------------------------------------------
to liability of ISPs for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and indecent materials. A recent federal statute seeks to impose such liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an ISP could be found liable for defamatory matter provided through its service, on the grounds that the service provider exercised active editorial control over postings to its service. Other courts have held that ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. The Telecommunications Act of 1996 prohibits, and imposes criminal penalties and civil liability for using, an interactive computer service for transmitting indecent or obscene communications. A number of states have adopted or are currently considering similar legislation. The anti-indecency provisions of the Telecommunications Act of 1996 have been declared unconstitutional by the United States District Courts for the Eastern District of Pennsylvania and the Southern District of New York, which have issued preliminary injunctions against their enforcement. The United States Supreme Court upheld those decisions. The imposition upon ISPs of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. In addition, the imposition of liability on the Company for information carried on SpeedChoice could have a material adverse effect on the Company's business, operating results and financial condition.

     Liability for Information Retrieved and Replicated.  Because materials will
     --------------------------------------------------
be downloaded and redistributed by subscribers and cached or replicated by the Company in connection with the Company's offering of its SpeedChoice service, there is a potential that claims may be made against the Company, under both United States law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. Such types of claims have been brought, and sometimes successfully pressed, against ISPs in the past. In particular, copyright and trademark laws are evolving both domestically and internationally, and there is uncertainty concerning how broadly the rights afforded under these laws will be applied to online environments. It is impossible for the Company to determine who all the potential rights holders may be with respect to all materials available through the Company's services. In addition, a number of third-party owners of patents have claimed to hold patents that cover various forms of online transactions or online technology. As with other ISPs, patent claims could be asserted against the Company based upon its services or technologies. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of the foregoing types, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, operating results and financial condition.

     Requirements for Additional Capital.  The Company is investing in the
     -----------------------------------
development of its SpeedChoice service and hiring new personnel in anticipation of potential growth in its business, which is still at a very early stage. The Company believes that together with existing cash, cash equivalents, short-term marketable investments and proceeds from its New Credit Facility and pending MDU asset sale, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 18 months. However, the Company will likely need to raise additional funds to complete its Strategic Business Plan. There can be no assurance that any such funds will be available at the time or times needed, or available on terms acceptable to the Company. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to continue its network implementation, to develop new products and services or otherwise to respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence upon Implementation of Network Infrastructure.  The Company
     --------------------------------------------------------
anticipates that future expansions and adaptions of its network infrastructure may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data and changes to its customers' product and service requirements. The expansion and adaption of the Company's network infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards or its customers' growing demands and changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully any expanded and adapted network infrastructure.

     Risks Associated With Implementation of Two-Way Transmissions.  The
     -------------------------------------------------------------
Company, along with other wireless communications companies, previously petitioned the FCC to permit the grant of applications for two-way transmission over MDS Spectrum (the "Two-Way Petition"). The Company believes that the FCC will decide on whether to grant the Two-Way Petition during 1998. The petition proposes rule changes which would allow the FCC to grant routinely MDS Spectrum licensees the right to implement two-way wireless transmission. Among other provisions, the rule changes would create standard interference protection standards which would facilitate the design of a two-way wireless transmission system. Through such a two-way system, the Company may be able to deliver two-way high-speed Internet access with a wireless return path, fixed wireless local-loop telephony, video conferencing and other voice and data communications products. Although equipment and technology is currently available to develop a two-way wireless transmission system utilizing MDS Spectrum, and the Company has successfully completed a limited test of such a system in its Phoenix market, there can be no assurance that the equipment and technology will perform satisfactorily when incorporated into an operational commercial system. Even if the Two-Way Petition is granted, the Company will need to obtain certain consents from its MDS Spectrum lessors and adjacent market licenses holders before a two-way wireless transmission system could be launched. It may take 18 months or longer to obtain the necessary consents, and the ultimate receipt of necessary consents cannot be assured. There can be no assurance that the Two-Way petition will be granted, or if granted, that the Company will be able to develop commercially acceptable products using two-way transmission. The Company has received FCC approval to operate with two-way transmission on two MDS channels in the Phoenix market. This grant is conditioned upon the Company's compliance with any rules adopted by the FCC with respect to two-way transmission. In addition, these two MDS frequencies may need to be reconfigured as part of a final system design and may not provide adequate capacity for the Company's return path requirements. The Company's inability to implement Two-Way Transmission for any reason could have a material adverse impact on the Company's business, operating results and financial condition.

     Dependence Upon MDS Spectrum Agreements.  The Company is dependent on long-
     ---------------------------------------
term leases with third parties for its MDS Spectrum. Under FCC rules, the terms of certain of the leases cannot exceed the term of the license granted by the FCC to the lessor (typically ten years). While many of the Company's leases provide for automatic renewals, or provide the Company a right of first refusal in the event the lessor proposes to lease channels to a third party, there can be no assurance that these leases will be renewed or extended beyond their current terms or on terms satisfactory to the Company. Similarly, the failure by these lessors to comply with the terms of their FCC authorizations or the FCC's rules could result in the termination or forfeiture of their authorizations or denial of their renewal by the FCC. Such terminations, forfeitures or denial of renewal by the FCC or failure to obtain renewal of channel lease agreements would likely have a negative impact on the Company's business and operations.

     Government and Community Regulation of MDS Spectrum.  The right to transmit
     ---------------------------------------------------
on MDS Spectrum is regulated by the FCC. In each metropolitan market, the FCC has authorized 33 frequencies (constituting a spectrum bandwidth of 200 Mhz) which constitute the MDS Spectrum. Up to 13 multi-point, multi-channel distribution service ("MMDS") channels typically can be owned by commercial operators for full-time usage. The remaining 20 instructional television fixed services ("ITFS") channels typically are authorized for educational purposes, although excess capacity can be leased by commercial operators, subject to certain restrictions. Licenses for both MMDS and ITFS channels are granted based upon applications filed with the FCC. FCC approval also is required for assignment of existing licenses or transfer of control of license holders. The FCC imposes restrictions and conditions upon the use and operation of MDS Spectrum. FCC licenses are limited in duration and subject to renewal procedures. While current FCC rules are intended to promote development of commercial and educational use of MDS Spectrum, the statutes, rules and regulations affecting the MDS Spectrum could change, and any future changes in FCC rules, regulations, policies or procedures could have a negative impact on the industry as a whole and the Company in particular.

     In addition, users of MDS Spectrum are subject to regulation by the Federal Aviation Administration ("FAA") with respect to construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. Future changes in the foregoing regulations or any other regulations applicable to the Company could have a material adverse effect on the Company's results of operations and financial condition.

     Interference Issues.  Under current FCC regulations, an MDS Spectrum
     -------------------
operator generally may transmit anywhere within the line-of-sight of its transmission facility, provided that its signal does not violate interference standards in the FCC-protected area of another MDS Spectrum holder. Existing MDS Spectrum holders generally are protected from interference within 35 miles of the transmission site; however, if that site is moved, the protection remains only within the original 35 mile zone. In launching or upgrading its SpeedChoice and digital video systems, the Company may wish to relocate its transmission facility, or increase its height or signal power in order to serve its targeted market. If such changes cause the Company's signal to violate interference standards in the protected areas of other MDS Spectrum holders, the Company would be required to get the consent of such other license holders. Although the Company has successfully negotiated interference agreements in the past, the Company will be required to negotiate interference agreements in the future. Although the Company believes that it will be able to negotiate all necessary interference agreements, no assurance can be given that it will be successful in doing so in each of the markets in which it needs to do so. If the Company is unable to negotiate such interference agreements, the Company may have to curtail contemplated operations, utilize a less optimal tower location or reduce the height or power of the transmission facility.

Particular Risks Associated With An Investment in the Common Stock

     Possible Volatility of Stock Price; Risk of Delisting.  The market price of
     -----------------------------------------------------
the Common Stock could be subject to significant fluctuations in response to various factors and events, including the depth and liquidity of the trading market for the Common Stock, variations in the Company's operating results, litigation and new statutes or regulations or new interpretations of existing statutes or regulations affecting MDS Spectrum operators generally.

In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations may also adversely affect the market price of the Common Stock.

     On March 2, 1998, the NASDAQ Stock Market, Inc. ("NASDAQ") advised the Company that its Common Stock was scheduled to be delisted from the NASDAQ SmallCap Market as a result of the Company's failure to satisfy a certain market capitalization maintenance standard. This maintenance standard requires that the aggregate market value of the Company's Common Stock must equal or exceed $35 million. Currently, the Company does not satisfy this maintenance standard. In addition, the Company does not currently satisfy the two independent director requirement and one dollar bid price requirement of the NASDAQ SmallCap Market. In accordance with NASDAQ rules, the Company has requested a temporary exception to this maintenance standard so that its Common Stock can continue to be listed on the NASDAQ Stock Market. The Company has requested a temporary exception that would continue for a period of ninety days. The grant of any such temporary exception to this maintenance standard would be in the sole discretion of NASDAQ and the Company is unable to speculate as to whether any such exception is likely to be granted. If NASDAQ refuses to grant an exception, the Company's Common Stock will be delisted from the NASDAQ Stock Market. After such a delisting, it may become difficult to make purchases and sales of the Company's Common Stock or obtain timely and accurate quotations with respect to trading of the Company's Common Stock.

     Anti-Takeover Provisions.  The Company's Certificate of Incorporation and
     ------------------------
Bylaws, the provisions of the Delaware General Corporation Law and certain debt instruments that the Company has entered into or plans to enter into, including the New Discount Notes, may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Company's Common Stock, may discourage third party bidders from making a bid for the Company or may reduce any premiums paid to shareholders for their Common Stock. See "DESCRIPTION OF CAPITAL STOCK".

          Lack of Dividend History.  The Company has never declared or paid any
          ------------------------
cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. The Company currently intends to retain earnings, if any, to support continuing growth and expansion. The Company's ability to declare dividends on its Common Stock is affected by certain covenants in the Old Indenture and the Certificate of Designations with respect to the Preferred Stock, will be affected by certain covenants in the New Indenture and is expected to be affected by certain covenants in the New Credit Facility. See "PRICE RANGE OF COMMON STOCK AND RELATED MATTERS--DIVIDENDS", "DESCRIPTION OF CAPITAL STOCK" and "NEW DISCOUNT NOTES--Certain Covenants--Restricted Payments."

                        REASONS FOR THE EXCHANGE OFFERS


     The Company is implementing the Exchange Offers principally in order to refinance indebtedness and thereby improve its financial flexibility. The Company believes that the consummation of the Exchange Offers will provide the Company with the following benefits:

     . the ability to exploit a limited window of opportunity to achieve its Strategic Business Plan;
     . an improved ability to access the capital markets in the future to fund growth and to obtain capital at a more favorable cost;
     . the capital structure necessary to attract experienced data and telecommunications management;
     .    enhanced ability to attract a future strategic telecommunications partner;
     . the potential to make acquisitions in the Internet services industry and lead consolidation in the MDS services industry; and
     .    better coverage by the equity analyst community.

     The following is a brief description of the principal reasons for the Exchange Offers listed above.

     . Consummation of the Exchange Offers will position the Company to take advantage of a limited window of opportunity to implement the Strategic Business Plan.

          The Company's Strategic Business Plan is predicated on expeditiously rolling-out the SpeedChoice service and exploiting a currently favorable competitive environment across all markets where the Company holds MDS Spectrum. The SpeedChoice service's wide geographic availability within the Company's markets is not yet matched by certain key competitors. The Company believes that the window of opportunity with respect to launching the SpeedChoice service in new markets will erode over time as competition intensifies.

     . Consummation of the Exchange Offers will improve the Company's ability to access capital markets and to obtain capital at a favorable cost.

          The Company's Strategic Business Plan requires access to capital which will be difficult to obtain under the current capital structure of the Company. In addition, the failure of the Company to attract such additional capital on a timely basis could significantly impair the Company's ability to realize its Strategic Business Plan.

     . Consummation of the Exchange Offers will improve the Company's ability to attract new experienced data and telecommunications industry management.

          Given that the Company's Strategic Business Plan involves the pursuit of business opportunities outside of its former wireless analog video focus, the Company's management team will need to be broadened with experienced data and telecommunications industry management for purposes of optimizing the implementation of the Strategic Business Plan. The Company has been working with a nationally-recognized executive search firm for several months with respect to this need and has met with several highly-qualified candidates; however, the Company does not believe, based upon its experience to date, that such executives will be secured without a deleveraging of its balance sheet.

     . Consummation of the Exchange Offers will improve the Company's ability to attract a strategic telecommunications partner.

          While the Company considers itself potentially attractive to strategic partners given its attractive liquidity profile (relative to other industry participants), geographic footprint, superior management team, and commercially-launched SpeedChoice service, the Company believes that the deleveraging of its balance sheet would improve the Company's ability to attract a strategic telecommunications partner.

     . Consummation of the Exchange Offers will improve the Company's ability to consummate future acquisitions and consolidation in the MDS and Internet services industries.

          The Company and the other major participants in the MDS industry are all over-leveraged. Such other major participants are also subject to significant liquidity constraints. As a result, consolidation efforts within the MDS industry has met with no success. After completing the Exchange Offers, the Company believes it would be better positioned to capitalize on this situation due to potentially having a more valuable acquisition currency (Common Stock) with which to effectuate acquisitions and improved access to acquisition financing.

          The Company believes that it stands to benefit from consolidation opportunities which would provide it with:

                    (i)    a larger potential customer base;
                    (ii)   an expanded geographic scope;
                    (iii)  better financing alternatives;
                    (iv) additional opportunities to accelerate the successful roll out of the SpeedChoice service;
                    (v) additional data networking resources, talent, and customers gained through acquisition; and
                    (vi) enhanced visibility for future strategic telecommunications partners.


                THE DEBT EXCHANGE OFFER AND CONSENT SOLICITATION

Terms of the Debt Exchange Offer and Consent Solicitation; Period for Tendering Old Discount Notes

     Upon the terms and subject to the conditions set forth in this Prospectus/Consent Statement and in the accompanying Debt Letter of Transmittal and Consent, the Company hereby offers to exchange, and will accept for exchange, Old Discount Notes that are properly tendered in accordance with the terms of the Debt Exchange Offer on or prior to the Expiration Date and not withdrawn, at the rate of $256.024 principal amount at maturity of New Discount Notes ($174.845 in initial Accreted Value), 14.720684 Debt Exchange Shares and $128.012 in cash for each $1,000 principal amount at maturity of Old Discount Notes and will deliver certificates representing such New Discount Notes, certificates representing such new Debt Exchange Shares and such cash payment promptly after the later of (i) the Expiration Date or (ii) the satisfaction or waiver of the conditions to the Debt Exchange Offer. No fractional New Discount Notes (i.e., New Discount Notes in a principal amount at maturity other than an
       ----
integral multiple of $1,000) and no fractional Debt Exchange Shares will be issued pursuant to the Debt Exchange Offer. The Company expressly reserves the right, in its sole discretion, to delay acceptance of any Old Discount Notes or terminate the Debt Exchange Offer and not accept for exchange any Old Discount Notes not theretofore accepted if any of the conditions to the Debt Exchange Offer are not satisfied or waived. See "--Acceptance of Old Discount Notes for Exchange; Delivery of New Discount Notes; Debt Exchange Shares and Cash." The issue price of New Discount Notes, the fair market value of Debt Exchange Shares and cash received in the Debt Exchange Offer are applied first to the original issue price of the Old Discount Notes tendered, and then to accrued and unpaid original issue discount with respect to such Old Discount Notes.

     Tendering holders of Old Discount Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Debt Letter of Transmittal and Consent, transfer taxes with respect to the exchange of Old Discount Notes pursuant to the Debt Exchange Offer, other than certain taxes described below under "--Brokerage Commissions; Fees and Transfer Taxes."

     As used with respect to both the Debt Exchange Offer and the Consent Solicitation, the term "Expiration Date" means 5:00 P.M. New York City time, on __________, __________ __, 1998; provided that if the Company, in its sole discretion, extends the period of time for which the Debt Exchange Offer is open, the term "Expiration Date" shall mean the latest time and date to which the Debt Exchange Offer is extended. Unless Old Discount Notes being tendered are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by a properly completed Debt Letter of Transmittal and Consent or facsimile thereof and any other documents required by the Debt Letter of Transmittal and Consent) or tendered pursuant to the guaranteed delivery procedures set forth under "-- Tendering and Consenting Procedures -- Notice of Guaranteed Delivery and Consent," the Company may, at its option, reject such tender. Issuance of New Discount Notes, Debt Exchange Shares and the payment of cash in exchange for Old Discount Notes will be made only against deposit of properly tendered and accepted Old Discount Notes.

     As of the date of this Prospectus/Consent Statement, $332,000,000 aggregate principal amount at maturity of Old Discount Notes were outstanding and held by ______ holders of record. The Indenture Amendments require the consent of holders of at least a majority, i.e., the Requisite Consents, of the outstanding
                                ----
accreted value of Old Discount Notes.

     The Company's obligation to accept Old Discount Notes for exchange pursuant to the Debt Exchange Offer is also subject to certain conditions set forth below under "-- Conditions to the Debt Exchange Offer," including the Debt Minimum Tender Condition (i.e., that at least 95% in accreted value of Old Discount
                  ----
Notes shall have been validly tendered and not withdrawn on the Expiration
Date), the consummation of the Preferred Stock Exchange Offer prior to or simultaneously with the consummation of the Debt Exchange Offer, the Financing Condition and the Stockholder Approval Condition. If any of such conditions including the Debt Minimum Tender Condition are not satisfied on the Expiration Date, the Company reserves the right (but has no obligation) to (i) decline to accept for exchange any Old Discount Notes tendered, terminate the Debt Exchange Offer and promptly return all tendered Old Discount Notes to tendering holders thereof, (ii) reduce the Debt Minimum Tender Condition and, in accordance with applicable law and subject to any requirement to extend the period of time during which the Debt Exchange Offer is open, accept for exchange and exchange all Old Discount Notes validly tendered or (iii) extend the Debt Exchange Offer and retain any Old Discount Notes that have been tendered during the period or periods for which the Debt Exchange Offer is extended.

     The Company expressly reserves the right, at any time or from time to time, for any reason, to extend the Expiration Date and thereby delay acceptance for exchange of any Old Discount Notes previously tendered, by giving oral or written notice of such extension to the Exchange Agent and making a public announcement (by press release or otherwise) thereof in each case prior to 9:00 A.M. New York time on the next business day after the previously scheduled Expiration Date. There can be no assurance that the Company will exercise its right to extend the Debt Exchange Offer. During any such extension, all Old Discount Notes previously tendered and not withdrawn will remain subject to the Debt Exchange Offer and may be accepted for exchange by the Company at the expiration of the Debt Exchange Offer, subject to the right of a tendering holder to withdraw his or her Old Discount Notes. See "--Withdrawal Rights and Revocation."

     The Company also expressly reserves the right, in its sole discretion and subject to applicable law, (i) to delay acceptance for exchange or, regardless of whether such Old Discount Notes were theretofore accepted for exchange, to delay exchange of any Old Discount Notes to be exchanged by the Company pursuant to the Debt Exchange Offer, or to terminate the Debt Exchange Offer and not accept for exchange any Old Discount Notes not theretofore accepted for exchange if any of the conditions to the Debt Exchange Offer are not satisfied or waived, by giving oral or written notice of such delay or termination to the Exchange Agent; (ii) at any time or from time to time, to amend the Debt Exchange Offer in any respect; or (iii) to waive any condition to the Debt Exchange Offer and accept all Old Discount Notes previously tendered pursuant thereto. The reservation by the Company of the right to delay acceptance for exchange of or payment for Old Discount Notes is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return Old Discount Notes deposited by or on behalf of holders promptly after the termination of the Debt Exchange Offer.

     Any delay in acceptance, termination, or amendment of the Debt Exchange Offer will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the Old Discount Notes. If the Debt Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to registered holders of Old Discount Notes and, the Company will extend the Debt Exchange Offer for a period of 5 to 10 business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of Old Discount Notes, if the Debt Exchange Offer would otherwise expire during such 5 to 10 business day period.

Tendering and Consenting Procedures

     General.  The tender to the Company of Old Discount Notes by a holder
     -------
thereof pursuant to one of the procedures set forth below will constitute a binding agreement between the tendering holder and the Company, upon the terms and subject to the conditions set forth in this Prospectus/Consent Statement and in the accompanying Debt Letter of Transmittal and Consent. Further, by executing a Debt Letter of Transmittal and Consent, and subject to and effective upon acceptance for payment of and payment for the Old Discount Notes tendered therewith, a tendering holder irrevocably waives any and all other rights with respect to the Old Discount Notes (including without limitation the tendering holders' waiver of any existing or past defaults and their consequences in respect of the Old Discount Notes and the Old Indenture) and releases and discharges the Company from any and all claims such holder may have now, or may have in the future, arising out of, or related to, the Old Discount Notes, including without limitation any claims that such holder is entitled to receive additional principal or interest payments with respect to the Old Discount Notes or to participate in any defeasance of the Old Discount Notes. Except as set forth below under "-- Book-Entry Transfer Facility" and "--Notice of Guaranteed Delivery and Consent," a holder who wishes to tender Old Discount Notes for exchange pursuant to the Debt Exchange Offer must transmit certificates representing such Old Discount Notes, together with a properly completed and duly executed Debt Letter of Transmittal and Consent and all other documents required by such Debt Letter of Transmittal and Consent, to the Exchange Agent at the appropriate address set forth on the back cover page of this Prospectus/Consent Statement on or prior to the Expiration Date.

     Debt Letters of Transmittal and Consent and Old Discount Notes should be sent only to the Exchange Agent. No Debt Letters of Transmittal and Consent or Old Discount Notes should be sent to the Company or the Financial Advisor or the Old Indenture Trustee. The method of delivery of Old Discount Notes, the Debt Letter of Transmittal and Consent and all other required documents is at the election and risk of the holder of Old Discount Notes. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt required, be used. In all cases, sufficient time should be allowed to assure timely delivery.

     SUBMISSION OF A DULY EXECUTED DEBT LETTER OF TRANSMITTAL AND CONSENT BY A HOLDER OF OLD DISCOUNT NOTES WILL CONSTITUTE A CONSENT TO THE INDENTURE AMENDMENTS WITH RESPECT TO ALL OLD DISCOUNT NOTES TENDERED BY SUCH HOLDER. Submission of a Debt Letter of Transmittal and Consent not consenting to the Indenture Amendments will be a defective tender, and the Company will have the right which it may waive, to reject such tender as invalid and ineffective. On the Expiration Date, if the Requisite Consents to the adoption of the Indenture Amendments are obtained, such Consents will became irrevocable and binding on all holders of Old Discount Notes, whether or not such holders gave their Consent.

     All references to a "holder" of Old Discount Notes contained in this Prospectus/Consent Statement shall mean (a) with respect to the Consent Solicitation, the registered holder thereof or any other person who has obtained a valid proxy which authorizes such person (or person claiming title by or through such person) to consent to the Indenture Amendments on behalf of such registered holder and (b) with respect to the Debt Exchange Offer, the registered holder thereof or any other person to whom certificates for Old Discount Notes are endorsed for transfer, either by endorsement on such certificate or pursuant to a properly executed bond power. The term "registered holder" means a person in whose name Old Discount Notes are registered as of the date of this Prospectus/Consent Statement on the books of the Company or the Old Indenture Trustee, as the registrar of the Old Discount Notes. Any beneficial owner whose Old Discount Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to exchange Old Discount Notes for New Discount Notes, Debt Exchange Shares and cash and Consent to the Indenture Amendments, should contact such broker or other nominee promptly and instruct such person, as the registered holder of Old Discount Notes, to execute and deliver the Debt Letter of Transmittal and Consent to the Exchange Agent on such beneficial owner's behalf.

     The Company expects to receive omnibus proxies relating to the Debt Exchange Offer and Consent Solicitation from the Book-Entry Transfer Facility (as defined below under "--Book-Entry Transfer Facility"), which acts as nominee and registered holder of Old Discount Notes for certain beneficial owners. Upon the Company's receipt of such proxies, such beneficial owners who are registered as such on the records of the Book-Entry Transfer Facility will be deemed to be "holders" of Old Discount Notes for purposes of the Debt Exchange Offer and Consent Solicitation.

     The authenticity of the signature on any Debt Letter or Transmittal must be guaranteed by a commercial bank or trust company having an office or branch in the United States or by a firm which is a member of a registered national securities exchange or member of the National Association of Securities Dealers, Inc. (each of which is an "Eligible Institution"), unless (i) the applicable Debt Letter of Transmittal is signed by the registered holder of the Old Discount Notes tendered therewith and New Discount Notes and Debt Exchange Shares which constitute a portion of the exchange consideration for such Old Discount Notes are to be issued directly to and the cash which constitutes a portion of the exchange consideration for such Old Discount Notes is to be paid directly to, such holder and neither the "Special Issuance Instructions" box nor the "Special Delivery Instructions" box on the applicable Debt Letter of Transmittal and Consent has been completed or (ii) such Old Discount Notes are being tendered for the account of an Eligible Institution.

     Book-Entry Transfer Facility.  The Exchange Agent will seek to establish an
     ----------------------------
account with respect to Old Discount Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") promptly after the date of this Prospectus/Consent Statement. A financial institution that is participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Discount Notes by causing the Book-Entry Transfer Facility to transfer such Old Discount Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of such Old Discount Notes may be effected through book-entry delivery at the Book-Entry Transfer Facility, in any case either (i) the Debt Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus/Consent Statement on or prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be followed. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure does not constitute delivery to the Exchange Agent.

     Notice of Guaranteed Delivery and Consent.  If a holder of Old Discount
     -----------------------------------------
Notes elects to tender Old Discount Notes for exchange and (i) such Old Discount Notes are not immediately available, but are not lost, (ii) time will not permit the holder to deliver such Old Discount Notes or other required documents to the Exchange Agent by the Expiration Date or (iii) such holder cannot complete the procedures for book-entry transfer on a timely basis, such holder's tender of Old Discount Notes may be effected if all of the following conditions are satisfied:

          (i) The tender for exchange is made by or through an Eligible Institution;

          (ii) On or prior to the Expiration Date, the Exchange Agent receives from an Eligible Institution (by telegram, telex, facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery and Consent, substantially in the form provided by the Company, signed and dated, setting forth the name(s) and address(es) of the holder(s) and the aggregate principal amount at maturity of Old Discount Notes tendered for exchange, stating that the tender is made thereby and guaranteeing that, within five business days after the date of execution of such Notice of Guaranteed Delivery and Consent, the duly executed Debt Letter of Transmittal and Consent, together with a certificate or certificates representing Old Discount Notes (or confirmation of a book-entry transfer of Old Discount Notes into the Exchange Agent's account at the Book-Entry Transfer Facility as described under "--Book-

     Entry Transfer Facility") and all other documents required by the Debt Letter of Transmittal and Consent will be deposited by such Eligible Institution with the Exchange Agent; and

          (iii) Within five business days after the Expiration Date, the Exchange Agent receives the certificates for all tendered Old Discount Notes in proper form for transfer (or a confirmation of a book-entry transfer of Old Discount Notes into the Exchange Agent's account at the Book-Entry Transfer Facility as described under "--Book-Entry Transfer Facility"), together with a properly completed and duly executed Debt Letter of Transmittal and Consent or facsimile thereof and any required signature guarantees, and all other documents required by the Debt Letter of Transmittal and Consent.

     The term "business day" shall mean any day, other than a Saturday, Sunday or federal holiday, and shall consist of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

     Notwithstanding any other provision of the Debt Exchange Offer, the issuance of New Discount Notes, Debt Exchange Shares and cash in exchange for Old Discount Notes tendered and accepted for exchange pursuant to the Debt Exchange Offer will, in all cases, occur only after timely receipt by the Exchange Agent of the tendered Old Discount Notes (through delivery of certificates or book-entry transfer), together with a properly completed and duly executed Debt Letter of Transmittal and Consent and any other required documents.

     If a holder of Old Discount Notes desires to tender Old Discount Notes pursuant to the Debt Exchange Offer, but is unable to locate the certificates for such Old Discount Notes, such holder should telephone the Exchange Agent at the telephone number set forth on the back cover page hereof about procedures for tendering such Old Discount Notes (which include delivery of a duly executed Debt Letter of Transmittal and Consent together with a duly executed (and notarized) Affidavit of Loss and Indemnity Bond).

     No Fractional New Discount Notes or Debt Exchange Shares; Miscellaneous.
     -----------------------------------------------------------------------
No fractional New Discount Notes or Debt Exchange Shares will be issued. Any holder of Old Discount Notes who might otherwise be entitled to receive fractional New Discount Notes or fractional Debt Exchange Shares will receive cash in lieu thereof.

     If any holder desires to tender less than the entire principal amount of any Old Discount Notes evidenced by a submitted certificate(s), such holder should fill in the principal amount to be tendered (which amount must be in a integral multiple of $1,000) in the appropriate box on the Debt Letter of Transmittal and Consent only with respect to such principal amount to be tendered. The entire principal amount represented by the certificates for all Old Discount Notes deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Discount Notes tendered for exchange and Consents will be determined by the Company in its sole discretion, which determination shall be final and binding. Any Old Discount Notes received by the Exchange Agent that are not properly tendered and as to which the defects and irregularities have not been waived by the Company or cured will be returned by the Exchange Agent to the tendering holders thereof as soon as practicable following the Expiration Date. Tenders of Old Discount Notes will not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. The Company reserves the absolute right to reject any and all tenders of any particular Old Discount Notes not properly tendered or to not accept any particular Old Discount Notes, the acceptance of which would, in the view of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Debt Exchange Offer as to any particular Old Discount Notes either before of after the Expiration Date.

     The interpretation of the terms and conditions of the Debt Exchange Offer (including the Debt Letters of Transmittal and Consent and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Discount Notes for exchange must be cured within such times as the Company shall determine. No alternative, conditional or contingent tenders will be accepted. All tendering holders of Old Discount Notes, by execution of the Debt Letter of Transmittal and Consent or a facsimile thereof, will waive any right to receive notice of acceptance of their Old Discount Notes for exchange. Neither the Company nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Discount Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Debt Letter of Transmittal and Consent is signed by a person or persons other than the registered holder or holders of Old Discount Notes, such Old Discount Notes must be endorsed or accompanied by bond powers or appropriate powers of attorney and a valid proxy authorizing such person to consent to the Indenture Amendments on behalf of the registered holder or holders, in either case signed exactly as the name or names of the registered holder or holders that appear on such Old Discount Notes, with the signatures guaranteed by an Eligible Institution. If the Debt Letter of Transmittal and Consent or any Old Discount Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted to the Exchange Agent.

Acceptance of Old Discount Notes for Exchange; Delivery of New Discount Notes, Debt Exchange Shares and Cash

     Upon receipt of the Requisite Consents and the satisfaction or waiver of all other conditions to the consummation of the Debt Exchange Offer, the Company and the Trustee will execute the Supplemental Indenture. Immediately after the Supplemental Indenture is executed, the Company will accept for exchange Old Discount Notes validly tendered pursuant to the Debt Exchange Offer and not withdrawn. The Exchange Agent thereafter will deliver certificates representing New Discount Notes, certificates representing Debt Exchange Shares and cash payments promptly after the later of (i) the Expiration Date or (ii) the satisfaction or waiver of the conditions to the Debt Exchange Offer.

     The Company expressly reserves the right to delay acceptance of any tendered Old Discount Notes or terminate the Debt Exchange Offer and not accept for exchange any tendered Old Discount Notes not theretofore accepted in its sole discretion if any conditions set forth under "-Conditions to the Debt Exchange Offer" shall not have been satisfied or waived by the Company or to comply, in whole or in part, with any applicable law. If, for any reason, acceptance for, exchange of, or delivery of New Discount Notes, Debt Exchange Shares and cash in exchange for, Old Discount Notes pursuant to the Debt Exchange Offer is delayed, or the Company is unable to accept Old Discount Notes for exchange, or issue or deliver New Discount Notes, Debt Exchange Shares and cash then without prejudice to the Company's rights set forth herein, the Exchange Agent may nevertheless, on behalf of the Company, retain tendered Old Discount Notes and such Old Discount Notes may not be withdrawn except to the extent that the tendering holder thereof is entitled to withdrawal rights as described in "-Withdrawal Rights and Revocation" below. The foregoing is subject to Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Old Discount Notes tendered promptly after the termination or withdrawal of the Debt Exchange Offer. The term "promptly" has been interpreted by the staff of the Commission to mean within five business days after termination.

     For purposes of the Debt Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Discount Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Discount Notes for the purposes of receiving the New Discount Notes, Debt Exchange Shares and cash from the Company and transmitting such New Discount Notes, Debt Exchange Shares and cash to the tendering holders. Any tendered Old Discount Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or, in the case of Old Discount Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, credited to an account maintained at the Book-Entry Transfer Facility designated by the participant therein who so delivered such Old Discount Notes) as promptly as practicable following the Expiration Date. In all cases, New Discount Notes, Debt Exchange Shares and cash payments will be delivered in exchange for Old Discount Notes accepted for exchange pursuant to the Debt Exchange Offer only after timely receipt by the Exchange Agent of Old Discount Notes (through delivery of certificates or book-entry transfer), of a properly completed and duly executed Debt Letter of Transmittal and Consent (or facsimile thereof) and any other documents required by the Debt Letter of Transmittal and Consent.

Withdrawal Rights and Revocation

     Prior to the Expiration Date, holders of Old Discount Notes will have the right to withdraw any and all Old Discount Notes tendered pursuant to the Debt Exchange Offer or to revoke Consents relating to tendered Old Discount Notes. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal or revocation must:

          (i) be timely received by the Exchange Agent at the address set forth on the back cover page of this Prospectus/Consent Statement before the Exchange Agent receives notice of acceptance from the Company of tendered Old Discount Notes;

          (ii)   specify the name of the person who tendered the Old Discount
     Notes;

          (iii) specify the Old Discount Notes, the certificate number(s) shown on the particular certificate(s) evidencing such Old Discount Notes and the aggregate principal amount represented by such certificate(s) and, in the case of Old Discount Notes tendered by book-entry transfer, the name and number of the account at, and the name of the Book-Entry Transfer Facility to be credited with the withdrawn securities; and

          (iv) be signed by the holder who tendered such Old Discount Notes in the same manner as the original signature on the applicable Debt Letter of Transmittal and Consent (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company (which may delegate powers in whole or in part to the Exchange Agent) that the person withdrawing the tender has succeeded to the registered ownership of the Old Discount Notes.

     If Old Discount Notes to be withdrawn have been delivered or otherwise identified through confirmation of book-entry transfer of such Old Discount Notes to the Exchange Agent, withdrawal is effective immediately upon receipt by the Exchange Agent of written, telegraphic, telex or facsimile transmission notice of withdrawal, even if physical release of the certificates is not yet effected.

     WITHDRAWAL OF TENDERED OLD DISCOUNT NOTES WILL EFFECT A REVOCATION OF SUCH HOLDER'S CONSENT TO THE ADOPTION OF THE INDENTURE AMENDMENTS WITH RESPECT TO THE WITHDRAWN OLD DISCOUNT NOTES. If a holder who has tendered Old Discount Notes subsequently effects a valid revocation of such holder's Consent to the Indenture Amendments, such action will render the prior tender of Old Discount Notes defective, and the Company will have the right, which it may waive, to reject such tender as invalid and ineffective. Properly withdrawn Old Discount Notes will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Properly withdrawn Old Discount Notes may be retendered by following one of the procedures described in "--Tendering and Consenting Procedures" above at any time prior to the Expiration Date.

     All questions as to the validity (including time of receipt) of notices of withdrawal and revocations will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation.

Appraisal Rights

     There are no appraisal or other similar statutory rights available to holders of Old Discount Notes in connection with the Debt Exchange Offer, the Consent Solicitation or the Indenture Amendments.

Backup Withholding

     In order to avoid the possible application of the federal income tax backup withholding rules, each tendering holder of Old Discount Notes must complete the substitute Form W-9 provided in the Debt Letter of Transmittal and Consent and either (i) provide his correct taxpayer identification number, which in the case of a holder who is an individual is such holder's social security number, and certify under penalty of perjury that the taxpayer identification number provided is correct (or that such holder is awaiting a taxpayer identification number) and that (a) the holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends or (b) the Internal Revenue Service has notified the holder that he is no longer subject to backup withholding or (ii) provide an adequate basis for exemption. Holders of Old Discount Notes who do not satisfy these conditions may be subject to a $50 penalty imposed by the Internal Revenue Service and may be subject to backup withholding. Exempt holders (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily establish their status as such.

     By tendering Old Discount Notes pursuant to the Debt Exchange Offer, a holder that does not comply with the conditions described in the preceding paragraph authorizes the Exchange Agent, the Company or its paying agent, as the case may be, to withhold a portion of New Discount Notes, Debt Exchange Shares and/or cash payment so withheld, so as to enable the Exchange Agent, the Company or its paying agent to satisfy their backup withholding obligations. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

Conditions to the Debt Exchange Offer

     Notwithstanding any other provision of the Debt Exchange Offer, the Company shall not be required to accept for exchange any Old Discount Notes, or to issue New Discount Notes, and Debt Exchange Shares and make cash payments in exchange for, any Old Discount Notes and may terminate or amend the Debt Exchange Offer, if, at any time before the acceptance of such Old Discount Notes for exchange or the exchange of New Discount Notes, Debt Exchange Shares and cash for Old Discount Notes, any of the following events shall occur:

          (i) the Debt Minimum Tender Condition is not satisfied on the Expiration Date; or

          (ii) the Preferred Stock Exchange Offer is not consummated prior to or simultaneously with the consummation of the Debt Exchange Offer; or

          (iii) the Financing Condition is not satisfied on the Expiration Date; or

          (iv) the Stockholder Approval Condition is not satisfied on the Expiration Date; or

          (v) the Supplemental Indenture reflecting the Indenture Amendments has not become effective on the Expiration Date; or

          (vi) any other required consents and approvals to the commencement or consummation of the Debt Exchange Offer and the Preferred Stock Exchange Offer are not obtained; or

          (vii) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (a) seeking to restrain or prohibit the effectuation or consummation of the Debt Exchange Offer, the Consent Solicitation and/or the Preferred Stock Exchange Offer, or assessing or seeking any damages as a result thereof, or (b) seeking to make the acquisition of some or all of the Old Discount Notes by the Company pursuant to the Debt Exchange Offer or seeking to make the acquisition of some or all of the shares of Preferred Stock by the Company pursuant to the Preferred Stock Exchange Offer illegal, or (c) resulting in a material delay of the Debt Exchange Offer and/or the Preferred Stock Exchange Offer or in the ability of the Company to accept for exchange or to exchange some or all of the Old Discount Notes pursuant to the Debt Exchange Offer or some or all of the shares of Preferred Stock pursuant to the Preferred Stock Exchange Offer, or (d) seeking to limit the benefits expected to be derived by the Company as a result of the Debt Exchange Offer and/or the Preferred Stock Exchange Offer or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Debt Exchange Offer and/or the Preferred Stock Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority or agency or court, domestic or foreign, that in the sole judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (a), (b), (c) or (d) above, or, in the sole judgment of the Company, would make it inadvisable to proceed with the Debt Exchange Offer and/or the Preferred Stock Exchange Offer; or

          (viii) there shall have occurred (a) any limitation (whether or not mandatory) by any governmental agency or authority which adversely affects the ability of the Company to complete the Debt Exchange Offer and/or the Preferred Stock Exchange Offer, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or (c) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Debt Exchange Offer and/or the Preferred Stock Exchange Offer, a material acceleration or worsening thereof; or

          (ix) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects of the Company and its subsidiaries taken as a whole, including, without limitation, any change (or development involving a prospective change) in financial markets generally affecting securities of corporations or the ability of corporations to raise debt or equity capital that, in the sole judgment of the Company, is or may be adverse to the Company, have or may have adverse significance with respect to the value of Old Discount Notes, New Discount Notes, the Preferred Stock or the Common Stock

which in the sole judgment of the Company in any such case and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Debt Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

     If the Debt Minimum Tender Condition is not satisfied or if the Requisite Consents to the adoption of the Indenture Amendments are not obtained, the Company may amend the Debt Exchange Offer to, among other things, modify the terms of the Consent Solicitation or the Debt Exchange Offer or terminate the Consent Solicitation and the Debt Exchange Offer. In addition, the Company will not accept for exchange any Old Discount Notes tendered, and no New Discount Notes, Debt Exchange Shares or cash payments will be issued or made in exchange for Old Discount Notes at any time at which there shall be a stop order issued by the Commission which remains in effect with respect to the Registration Statement of which this Prospectus/Consent Statement forms a part.

Persons Making the Consent Solicitation; Fees and Expenses

     Consents are being solicited by and on behalf of the Board of Directors of the Company. In addition to solicitation by use of the mail, Consents may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication.

     Such directors, officers and employees of the Company will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Financial Advisor will receive no additional compensation for such solicitation other than the amounts described above under "--Exchange Agent, and Financial Advisor." Arrangements will also be made with brokers or dealers, custodians, nominees and fiduciaries for forwarding of Consent Solicitation materials to beneficial owners of Old Discount Notes held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     The expenses of the Exchange Offers and the Consent Solicitation, including the cost of preparing and mailing this Prospectus/Consent Statement and the accompanying documents and all fees payable to the Financial Advisor are expected to be approximately $__________, assuming 100% acceptance of the Debt Exchange Offer the Consent Solicitation and the Preferred Stock Exchange Offer, and will be borne by the Company.

Brokerage Commissions; Fees and Transfer Taxes

     Holders of Old Discount Notes who tender their Old Discount Notes for exchange will not be obligated to pay brokerage commissions or fees with respect to the exchange of any Old Discount Notes pursuant to the Debt Exchange Offer.

     Holders who tender their Old Discount Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Exchange Agent to register New Discount Notes and/or Debt Exchange Shares in the name of, or request that Old Discount Notes not tendered or not accepted in the Debt Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax thereon.

Miscellaneous

     The Debt Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Discount Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at its discretion, take such action as it may deem necessary to make the Debt Exchange Offer in any jurisdiction and extend the Debt Exchange Offer to holders in such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Debt Exchange Offer or the acceptance thereof would not be in compliance with the laws of any such jurisdiction. In any jurisdiction where securities or blue sky laws require the Debt Exchange Offer to be made by a licensed broker or dealer, the Debt Exchange Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                       THE PREFERRED STOCK EXCHANGE OFFER

Terms of the Preferred Stock Exchange Offer; Period for Tendering Shares of Preferred Stock

     Upon the terms and subject to the conditions set forth in this Prospectus/Consent Statement and in the accompanying Preferred Stock Letter of Transmittal, the Company hereby offers to exchange, and will accept for exchange, shares of Preferred Stock that are properly tendered in accordance with the terms of the Preferred Stock Exchange Offer on or prior to the Expiration Date and not withdrawn, at the rate of $22.165 principal amount at maturity of New Discount Notes ($15.137 in initial Accreted Value) and 3.837493 Preferred Stock Exchange Shares for each share of Preferred Stock and will deliver certificates representing such New Discount Notes and Preferred Stock Exchange Shares promptly after the later of (i) the Expiration Date or (ii) the satisfaction or waiver of the conditions to the Preferred Stock Exchange Offer. No fractional New Discount Notes or Preferred Stock Exchange Shares will be issued pursuant to the Preferred Stock Exchange Offer. The Company expressly reserves the right, in its sole discretion, to delay acceptance of any shares of Preferred Stock or terminate the Preferred Stock Exchange Offer and not accept for exchange any shares of Preferred Stock not theretofore accepted if any of the conditions to the Preferred Stock Exchange Offer are not satisfied or waived. See "--Acceptance of Shares of Preferred Stock for Exchange; Delivery of New Discount Notes and Preferred Stock Exchange Shares."

     Tendering holders of Preferred Stock will not be required to pay brokerage commissions or fees or, subject to the instructions in the Preferred Stock Letter of Transmittal, transfer taxes with respect to the exchange of shares of Preferred Stock pursuant to the Preferred Stock Exchange Offer, other than certain taxes described below under "--Brokerage Commissions; Fees and Transfer Taxes."

     As used with respect to the Preferred Stock Exchange Offer the term "Expiration Date" means 5:00 P.M. New York City time, on __________ __, 1998; provided that if the Company, in its sole discretion, extends the period of time for which the Preferred Stock Exchange Offer is open, the term "Expiration Date" shall mean the latest time and date to which the Preferred Stock Exchange Offer is extended. Unless the Preferred Stock being tendered are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by a properly completed Preferred Stock Letter of Transmittal or facsimile thereof and any other documents required by the Preferred Stock Letter of Transmittal) or tendered pursuant to the guaranteed delivery procedures set forth under "-- Tendering Procedures -- Notice of Guaranteed Delivery," the Company may, at its option, reject such tender. Issuance of New Discount Notes and Preferred Stock Exchange Shares in exchange for shares of Preferred Stock will be made only against deposit of properly tendered and accepted shares of Preferred Stock.

     As of the date of this Prospectus/Consent Statement, 676,758 shares of Preferred Stock were outstanding and held by three holders of record.

     The Company's obligation to accept shares of Preferred Stock for exchange pursuant to the Preferred Stock Exchange Offer is also subject to certain conditions set forth below under "-- Conditions to the Preferred Stock Exchange Offer," including the Preferred Stock Minimum Tender Condition (i.e., that 100%
                                                                ----
of the outstanding shares of Preferred Stock shall have been validly tendered and not withdrawn on the Expiration Date) and the consummation of the Debt Exchange Offer prior to or simultaneously with the consummation of the Preferred Stock Exchange Offer. If any of such conditions including the Preferred Stock Minimum Tender Condition are not satisfied on the Expiration Date, the Company reserves the right (but has no obligation) to (i) decline to accept for exchange any shares of Preferred Stock tendered, terminate the Preferred Stock Exchange Offer and promptly return all tendered shares of Preferred Stock to tendering holders thereof, (ii) reduce the Preferred Stock Minimum Tender Condition and, in accordance with applicable law and subject to any requirement to extend the period of time during which the Preferred Stock Exchange Offer is open, accept for exchange and exchange all shares of Preferred Stock validly tendered or
(iii) extend the Preferred Stock Exchange Offer and retain any shares of Preferred Stock that have been tendered during the period or periods for which the Preferred Stock Exchange Offer is extended.

     The Company expressly reserves the right, at any time or from time to time, for any reason, to extend the Expiration Date and thereby delay acceptance for exchange of any shares of Preferred Stock previously tendered, by giving oral or written notice of such extension to the Exchange Agent and making a public announcement (by press release or otherwise) thereof in each case prior to 9:00 A.M. New York time on the next business day after the previously scheduled Expiration Date. There can be no assurance that the Company will exercise its right to extend the Preferred Stock Exchange Offer. During any such extension, all shares of Preferred Stock previously tendered and not withdrawn will remain subject to the Preferred Stock Exchange Offer and may be accepted for exchange by the Company at the expiration of the Preferred Stock Exchange Offer, subject to the right of a tendering holder to withdraw his or her shares of Preferred Stock. See "--Withdrawal Rights."

     The Company also expressly reserves the right, in its sole discretion and subject to applicable law, (i) to delay acceptance for exchange or, regardless of whether such shares of Preferred Stock were theretofore accepted for exchange, to delay exchange of any shares of Preferred Stock to be exchanged by the Company pursuant to the Preferred Stock Exchange Offer, or to terminate the Preferred Stock Exchange Offer and not accept for exchange any shares of Preferred Stock not theretofore accepted for exchange if any of the conditions to the Preferred Stock Exchange Offer are not satisfied or waived, by giving oral or written notice of such delay or termination to the Exchange Agent; (ii) at any time or from time to time, to amend the Preferred Stock Exchange Offer in any respect; or (iii) to waive any condition to the Preferred Stock Exchange Offer and accept all shares of Preferred Stock previously tendered pursuant thereto. The reservation by the Company of the right to delay acceptance for exchange of or payment for shares of Preferred Stock is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return shares of Preferred Stock deposited by or on behalf of holders promptly after the termination of the Preferred Stock Exchange Offer.

     Any delay in acceptance, termination, or amendment of the Preferred Stock Exchange Offer will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the Preferred Stock. If the Preferred Stock Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to registered holders of shares of Preferred Stock and, the Company will extend the Preferred Stock Exchange Offer for a period of 5 to 10 business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of shares of Preferred Stock, if the Preferred Stock Exchange Offer would otherwise expire during such 5 to 10 business day period.

Tendering Procedures

     General.  The tender to the Company of shares of Preferred Stock by a
     -------
holder thereof pursuant to one of the procedures set forth below will constitute a binding agreement between the tendering holder and the Company, upon the terms and subject to the conditions set forth in this Prospectus/Consent Statement and in the accompanying Preferred Stock Letter of Transmittal. Except as set forth below under "Notice of Guaranteed Delivery," a holder who wishes to tender shares of Preferred Stock for exchange pursuant to the Preferred Stock Exchange Offer must transmit certificates representing such shares of Preferred Stock, together with a properly completed and duly executed Preferred Stock Letter of Transmittal and all other documents required by such Preferred Stock Letter of Transmittal, to the Exchange Agent at the appropriate address set forth on the back cover page of this Prospectus/Consent Statement on or prior to the Expiration Date.

     Preferred Stock Letters of Transmittal and shares of Preferred Stock should be sent only to the Exchange Agent. No Preferred Stock Letters of Transmittal or shares of Preferred Stock should be sent to the Company or the Financial Advisor. The method of delivery of shares of Preferred Stock, the Preferred Stock Letter of Transmittal and all other required documents is at the election and risk of the holder of shares of Preferred Stock. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery.

     All references to a "holder" of shares of Preferred Stock contained in this Prospectus/Consent Statement shall mean the registered holder thereof or any other person to whom certificates for shares of Preferred Stock are endorsed for transfer, either by endorsement on such certificate or pursuant to a properly executed bond power. The term "registered holder" means a person in whose name shares of Preferred Stock are registered as of the date of this Prospectus/Consent Statement on the books of the Company. Any beneficial owner whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to exchange shares of Preferred Stock for New Discount Notes and Preferred Stock Exchange Shares, should contact such broker or other nominee promptly and instruct such person, as the registered holder of shares of Preferred Stock, to execute and deliver the Preferred Stock Letter of Transmittal to the Exchange Agent on such beneficial owner's behalf.

     The authenticity of the signature on any Preferred Stock Letter of Transmittal must be guaranteed by an Eligible Institution, unless (i) the applicable Preferred Stock Letter of Transmittal is signed by the registered holder of the shares of Preferred Stock tendered therewith and Preferred Stock Exchange Shares which constitute the exchange consideration for such shares of Preferred Stock are to be issued directly to such holder and neither the "Special Issuance Instructions" box nor the "Special Delivery Instructions" box on the applicable Preferred Stock Letter of Transmittal has been completed or
(ii) such shares of Preferred Stock are being tendered for the account of an Eligible Institution. If shares of Preferred Stock are registered in the name of a person other than the signer of a Preferred Stock Letter of Transmittal, such shares of Preferred Stock must he endorsed or accompanied by bond powers signed by the registered holder, with the signature on the endorsement or bond powers guaranteed in each case by an Eligible Institution.

     Notice of Guaranteed Delivery.  If a holder of shares of Preferred Stock
     -----------------------------
elects to tender shares of Preferred Stock for exchange and (i) such shares of Preferred Stock are not immediately available, but are not lost, (ii) time will not permit the holder to deliver such shares of Preferred Stock or other required documents to the Exchange

Agent by the Expiration Date or (iii) such holder cannot complete the procedures for book-entry transfer on a timely basis, such holder's tender of shares of Preferred Stock may be effected if all of the following conditions are satisfied:

          (i) The tender for exchange is made by or through an Eligible Institution;

          (ii) On or prior to the Expiration Date, the Exchange Agent receives from an Eligible Institution (by telegram, telex, facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, signed and dated, setting forth the name(s) and address(es) of the holder(s) and the number of shares of Preferred Stock tendered for exchange, stating that the tender is made thereby and guaranteeing that, within five business days after the date of execution of such Notice of Guaranteed Delivery, the duly executed Preferred Stock Letter of Transmittal, together with a certificate or certificates representing shares of Preferred Stock and all other documents required by the Preferred Stock Letter of Transmittal will be deposited by such Eligible Institution with the Exchange Agent; and

          (iii) Within five business days after the Expiration Date, the Exchange Agent receives the certificates for all tendered shares of Preferred Stock in proper form for transfer, together with a properly completed and duly executed Preferred Stock Letter of Transmittal or facsimile thereof and any required signature guarantees, and all other documents required by the Preferred Stock Letter of Transmittal.

     The term "business day" shall mean any day, other than a Saturday, Sunday or federal holiday, and shall consist of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

     Notwithstanding any other provision of the Preferred Stock Exchange Offer, the issuance of New Discount Notes and Preferred Stock Exchange Shares in exchange for shares of Preferred Stock tendered and accepted for exchange pursuant to the Preferred Stock Exchange Offer will, in all cases, occur only after timely receipt by the Exchange Agent of the tendered shares of Preferred Stock (through delivery of certificates), together with a properly completed and duly executed Preferred Stock Letter of Transmittal and any other required documents.

     If a holder of shares of Preferred Stock desires to tender shares of Preferred Stock pursuant to the Preferred Stock Exchange Offer, but is unable to locate the certificates for such shares of Preferred Stock, such holder should telephone the Exchange Agent at the telephone number set forth on the back cover page hereof about procedures for tendering such shares of Preferred Stock (which include delivery of a duly executed Preferred Stock Letter of Transmittal together with a duly executed (and notarized) Affidavit of Loss and Indemnity
Bond).

     No Fractional New Discount Notes or Preferred Stock Exchange Shares;
     --------------------------------------------------------------------
Miscellaneous.  No fractional New Discount Notes or Preferred Stock Exchange
-------------
Shares will be issued. Any holder who would otherwise be entitled to receive fractional New Discount Notes or Preferred Stock Exchange Shares will receive cash in lieu thereof.

     If any holder desires to tender less than the entire number of shares of Preferred Stock evidenced by a submitted certificate(s), such holder should fill in the number of shares to be tendered in the appropriate box on the Preferred Stock Letter of Transmittal only with respect to such number of shares to be tendered. The entire number of shares represented by the certificates for all shares of Preferred Stock deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of shares of Preferred Stock tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. Any shares of Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects and irregularities have not been waived by the Company or cured will be returned by the Exchange Agent to the tendering holders thereof as soon as practicable following the Expiration Date. Tenders of shares of Preferred Stock will not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. The Company reserves the absolute right to reject any and all tenders of any particular shares of Preferred Stock not properly tendered to or to not accept any particular shares of Preferred Stock, the acceptance of which would, in the view of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Preferred Stock Exchange Offer as to any particular shares of Preferred Stock either before or after the Expiration Date.

     The interpretation of the terms and conditions of the Preferred Stock Exchange Offer (including the Preferred Stock Letters of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Preferred Stock for exchange must be cured within such times as the Company shall determine. No alternative, conditional or contingent tenders will be accepted. All tendering holders of shares of Preferred Stock, by execution of the Preferred Stock Letter of Transmittal or a facsimile thereof, will waive any right to receive notice of acceptance of their shares of Preferred Stock for exchange. Neither the Company nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares of Preferred Stock for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Preferred Stock Letter of Transmittal or any shares of Preferred Stock or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted to the Exchange Agent.

Acceptance of Shares of Preferred Stock for Exchange;
Delivery of New Discount Notes and Preferred Stock Exchange Shares

     Upon the satisfaction or waiver of all conditions to the consummation of the Preferred Stock Exchange Offer, the Company will accept for exchange shares of Preferred Stock validly tendered pursuant to the Preferred Stock Exchange Offer and not withdrawn. The Exchange Agent thereafter will deliver certificates representing New Discount Notes and Preferred Stock Exchange Shares promptly after the later of (i) the Expiration Date or (ii) the satisfaction or waiver of the conditions to the Preferred Stock Exchange Offer.

     The Company expressly reserves the right to delay acceptance of any tendered shares of Preferred Stock or terminate the Preferred Stock Exchange Offer and not accept for exchange any tendered shares of Preferred Stock not theretofore accepted in its sole discretion if any conditions set forth under "--Conditions to the Preferred Stock Exchange Offer" shall not have been satisfied or waived by the Company or to comply, in whole or in part, with any applicable law. If, for any reason, acceptance for exchange of, or delivery of New Discount Notes and Preferred Stock Exchange Shares in exchange for, shares of Preferred Stock pursuant to the Preferred Stock Exchange Offer is delayed, or the Company is unable to accept shares of Preferred Stock for exchange, or issue or deliver New Discount Notes or Preferred Stock Exchange Shares, then without prejudice to the Company's rights set forth herein, the Exchange Agent may nevertheless, on behalf of the Company, retain tendered shares of Preferred Stock and such shares of Preferred Stock may not be withdrawn except to the extent that the tendering holder thereof is entitled to withdrawal rights as described in "--Withdrawal Rights" below. The foregoing is subject to Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the shares of Preferred Stock tendered promptly after the termination or withdrawal of the Preferred Stock Exchange Offer. The term "promptly" has been interpreted by the staff of the Commission to mean within five business days after termination.

     For purposes of the Preferred Stock Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered shares of Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of shares of Preferred Stock for the purposes of receiving the New Discount Notes and Preferred Stock Exchange Shares from the Company and transmitting such New Discount Notes and Preferred Stock Exchange Shares to the tendering holders. Any tendered shares of Preferred Stock not accepted for exchange by the Company will be returned without expense to the tendering holders as promptly as practicable following the Expiration Date. In all cases, New Discount Notes and Preferred Stock Exchange Shares will be delivered in exchange for shares of Preferred Stock accepted for exchange pursuant to the Preferred Stock Exchange Offer only after timely receipt by the Exchange

Agent of shares of Preferred Stock, of a properly completed and duly executed Preferred Stock Letter of Transmittal (or facsimile thereof) and any other documents required by the Preferred Stock Letter of Transmittal.

Withdrawal Rights

     Prior to the Expiration Date, holders of shares of Preferred Stock will have the right to withdraw any and all shares of Preferred Stock tendered pursuant to the Preferred Stock Exchange Offer. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal or revocation must:

          (i) be timely received by the Exchange Agent at the address set forth on the back cover page of this Prospectus/Consent Statement before the Exchange Agent receives notice of acceptance from the Company of tendered shares of Preferred Stock;

          (ii) specify the name of the person who tendered the shares of Preferred Stock;

          (iii) specify the shares of Preferred Stock, the certificate number(s) shown on the particular certificate(s) evidencing such shares of Preferred Stock and the number of shares represented by such certificate(s); and

          (iv) be signed by the holder who tendered such shares of Preferred Stock in the same manner as the original signature on the applicable Preferred Stock Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company (which may delegate powers in whole or in part to the Exchange Agent) that the person withdrawing the tender has succeeded to the registered ownership of the shares of Preferred Stock.

     If shares of Preferred Stock to be withdrawn have been delivered to the Exchange Agent, withdrawal is effective immediately upon receipt by the Exchange Agent of written, telegraphic, telex or facsimile transmission notice of withdrawal, even if physical release of the certificates is not yet effected.

     Properly withdrawn shares of Preferred Stock will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Properly withdrawn shares of Preferred Stock may be retendered by following one of the procedures described in "--Tendering Procedures" above at any time prior to the Expiration Date.

     All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal.

Appraisal Rights

     There are no appraisal or other similar statutory rights available to holders of shares of Preferred Stock in connection with the Preferred Stock Exchange Offer.

Backup Withholding

     In order to avoid the possible application of the federal income tax backup withholding rules, each tendering holder of shares of Preferred Stock must complete the substitute Form W-9 provided in the Preferred Stock Letter of Transmittal and either (i) provide his correct taxpayer identification number, which in the case of a holder who is an individual is such holder's social security number, and certify under penalty of perjury that the taxpayer identification number provided is correct (or that such holder is awaiting a taxpayer identification number) and that (a) the holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends or (b) the Internal Revenue Service has notified the holder that he is no longer subject to backup withholding or (ii) provide an adequate basis for exemption. Holders of shares of

Preferred Stock who do not satisfy these conditions may be subject to a $50 penalty imposed by the Internal Revenue Service and may be subject to backup withholding. Exempt holders (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily establish their status as such.

     By tendering shares of Preferred Stock pursuant to the Preferred Stock Exchange Offer, a holder that does not comply with the conditions described in the preceding paragraph authorizes the Exchange Agent, the Company or its paying agent, as the case may be, to withhold a portion of Preferred Stock Exchange Shares so withheld, so as to enable the Exchange Agent, the Company or its paying agent to satisfy their backup withholding obligations. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

Conditions to the Preferred Stock Exchange Offer

     Notwithstanding any other provision of the Preferred Stock Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Discount Notes and Preferred Stock Exchange Shares in exchange for, any shares of Preferred Stock and may terminate or amend the Preferred Stock Exchange Offer, if, at any time before the acceptance of such shares of Preferred Stock for exchange or the exchange of New Discount Notes and Preferred Stock Exchange Shares for shares of Preferred Stock, any of the following events shall occur:

          (i) the Preferred Stock Minimum Tender Condition is not satisfied on the Expiration Date; or

          (ii) the Debt Exchange Offer is not consummated prior to or simultaneously with the consummation of the Preferred Stock Exchange Offer; or

          (iii) the Financing Condition is not satisfied on the Expiration Date; or

          (iv) the Stockholder Approval Condition is not satisfied on the Expiration Date; or

          (v) the Supplemental Indenture reflecting the Indenture Amendments has not become effective on the Expiration Date; or

          (vi) any other required consents and approvals to the commencement or consummation of the Preferred Stock Exchange Offer and the Debt Exchange Offer are not obtained; or

          (vii) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (a) seeking to restrain or prohibit the effectuation or consummation of the Preferred Stock Exchange Offer, the Consent Solicitation and/or the Debt Exchange Offer, or assessing or seeking any damages as a result thereof, or (b) seeking to make the acquisition of some or all of the shares of Preferred Stock by the Company pursuant to the Preferred Stock Exchange Offer or seeking to make the acquisition of the same or all of the Old Discount Notes by the Company pursuant to the Debt Exchange Offer illegal, or (c) resulting in a material delay of the Preferred Stock Exchange Offer and/or the Debt Exchange Offer or in the ability of the Company to accept for exchange or exchange some or all of the shares of Preferred Stock pursuant to the Preferred Stock Exchange Offer or some or all of the Old Discount Notes pursuant to the Debt Exchange Offer, or (d) seeking to limit the benefits expected to be derived by the Company as a result of the Preferred Stock Exchange Offer and/or the Debt Exchange Offer or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Preferred Stock Exchange Offer and/or the Debt Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority or agency or court, domestic or foreign, that in the sole judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (a),
     (b), (c) or (d) above, or, in the sole judgment of the Company, would make it inadvisable to proceed with the Preferred Stock Exchange Offer and/or the Debt Exchange Offer; or

          (viii) there shall have occurred (a) any limitation (whether or not mandatory) by any governmental agency or authority which adversely affects the ability of the Company to complete the Preferred Stock Exchange Offer and/or the Debt Exchange Offer, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or (c) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Preferred Stock Exchange Offer and/or the Debt Exchange Offer, a material acceleration or worsening thereof; or

          (ix) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects of the Company and its subsidiaries taken as a whole, including, without limitation, any change (or development involving a prospective change) in financial markets generally affecting securities of corporations or the ability of corporations to raise debt or equity capital that, in the sole judgment of the Company, is or may be adverse to the Company, have or may have adverse significance with respect to the value of the Preferred Stock, the Old Discount Notes, the New Discount Notes or the Common Stock

which in the sole judgment of the Company in any such case and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Preferred Stock Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

     If the Preferred Stock Minimum Tender Condition is not satisfied, the Company may amend the terms of the Preferred Stock Exchange Offer or terminate the Preferred Stock Exchange Offer. In addition, the Company will not accept for exchange any shares of Preferred Stock tendered, and no New Discount Notes or Preferred Stock Exchange Shares will be issued in exchange for any shares of Preferred Stock at any time at which there shall be a stop order issued by the Commission which remains in effect with respect to the Registration Statement of which this Prospectus/Consent Statement forms a part.

Brokerage Commissions; Fees and Transfer Taxes

     Holders of shares of Preferred Stock who tender their shares of Preferred Stock for exchange will not be obligated to pay brokerage commissions or fees with respect to the exchange of any shares of Preferred Stock pursuant to the Preferred Stock Exchange Offer.

     Holders who tender their shares of Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Exchange Agent to register New Discount Notes and/or Preferred Stock Exchange Shares in the name of, or request that shares of Preferred Stock not tendered or not accepted in the Preferred Stock Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax thereon.

Miscellaneous

     The Preferred Stock Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Preferred Stock in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at its discretion, take such action as it may deem necessary to make the Preferred Stock Exchange Offer in any jurisdiction and extend the Preferred Stock Exchange Offer to holders in such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Preferred Stock Exchange Offer or the acceptance thereof would not be in compliance with the laws of any such jurisdiction. In any jurisdiction where securities or blue sky laws require the Preferred Stock Exchange Offer to be made by a licensed broker or dealer, the Preferred Stock Exchange Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Financial Advisor and Exchange Agent

     The Company has retained Houlihan Lokey Howard & Zukin Capital to act as Financial Advisor and to advise and assist the Company in connection with the Exchange Offers. For the services of Houlihan Lokey Howard & Zukin Capital, as Financial Advisor, the Company has paid to Houlihan Lokey Howard & Zukin Capital monthly fees aggregating $650,000 and has agreed to pay additional fees of (i) $75,000 per month through the closing of the Exchange Offers and (ii) $1.1 million upon the successful closing of the Exchange Offers. In addition, the Company will reimburse Houlihan Lokey Howard & Zukin Capital for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel. The Company also has agreed to indemnify the Financial Advisor and its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws.

     Harris Trust Company of New York is serving as Exchange Agent for each of the Exchange Offers. The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Exchange Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     Questions and requests for assistance may be directed to the Exchange Agent or the Financial Advisor at their respective addresses and telephone numbers set forth on the back cover page of this Prospectus/Consent Statement. Requests for additional copies of this Prospectus/Consent Statement, the Debt Letter of Transmittal and Consent, the Preferred Stock Letter of Transmittal and other related documents should be directed to the Exchange Agent. Questions with respect to the terms of the Exchange Offers should be directed to the Financial Advisor. ALL EXECUTED DEBT LETTERS OF TRANSMITTAL AND CONSENT, CERTIFICATES REPRESENTING OLD DISCOUNT NOTES AND ANY OTHER DOCUMENTS REQUIRED BY THE DEBT LETTER OF TRANSMITTAL AND CONSENT AND ALL EXECUTED PREFERRED STOCK LETTERS OF TRANSMITTAL, CERTIFICATES REPRESENTING SHARES OF PREFERRED STOCK AND ANY OTHER DOCUMENT(S) REQUIRED BY THE PREFERRED STOCK LETTER OF TRANSMITTAL SHOULD BE DIRECTED TO THE EXCHANGE AGENT AND NOT TO THE COMPANY OR THE FINANCIAL ADVISOR.


                            THE INDENTURE AMENDMENTS

     The Exchange Offers will not be consummated without the receipt of the Requisite Consents to the Indenture Amendments. Consents of at least a majority in aggregate outstanding principal amount of Old Discount Notes constitute the Requisite Consents and are required to approve the Indenture Amendments.

     The Indenture Amendments would make the changes to the Old Indenture described below and would also amend or eliminate certain related definitions of terms and other related sections. If the Debt Exchange Offer is consummated, non-tendering holders of Old Discount Notes will hold their Old Discount Notes under the Old Indenture as amended by the Indenture Amendments. As a result of the Indenture Amendments, the Old Discount Notes will be subordinated in right of payment to the New Discount Notes and will not have the same benefits and protections of substantially all of the principal protective covenants contained in the Old Indenture, which will have been eliminated. Thereafter, the Company will be able to take certain actions currently restricted by such covenants without the consent of the holders of Old Discount Notes and will not be obligated to take certain actions currently required under the Old Indenture. The subordination of the Old Discount Notes in right of payment to the New Discount Notes and the amendment or elimination of such benefits and protections also could have an adverse effect on the already limited liquidity and the market value of any Old Discount Notes which remain outstanding after the Debt Exchange Offer is consummated. See "RISK FACTORS--Risks if the Exchange Offers are Successful--Particular Consequences to Non-Tendering Holders of Old Discount Notes."

     The following description is qualified in its entirety by reference to certain provisions of the Old Indenture. Unless otherwise defined, capitalized terms used in the following description are used as defined in the Old Indenture.

Subordination of Old Discount Notes

     The Indenture Amendments will change the ranking of the Old Discount Notes from senior unsecured obligations of the Company which rank pari passu in right of payment to all existing and future Indebtedness of the Company to subordinated unsecured obligations of the Company. The Indenture Amendments will expressly subordinate the Old Discount Notes in right of payment to the New Discount Notes and to the Company's New Credit Facility.

Elimination of Certain Protective Covenants

     General.  The Indenture Amendments will eliminate the covenants contained
     -------
in the Old Indenture which currently restrict the Company and its Subsidiaries from (i) in certain circumstances, making Restricted Payments, (ii) in certain circumstances, incurring additional Indebtedness, (iii) in certain circumstances, issuing Preferred Stock, (iv) in certain circumstances, issuing Disqualified Stock, (v) in most circumstances, selling, leasing, conveying or otherwise disposing of any assets or issuing or selling equity securities of any Subsidiary of the Company that either have a fair market value in excess of $1.0 million or are sold or otherwise disposed of for net proceeds in excess of $1.0 million, (vi) in certain circumstances, selling or otherwise disposing of certain shares of Voting Stock held by any of them in any direct or indirect Subsidiary of the Company, (vii) creating, incurring or assuming any Liens on any assets now owned or hereafter acquired or on any income or profits therefrom or assigning or conveying any right to receive income therefrom other than Permitted Liens, (viii) creating or causing to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to pay dividends or make distributions to the Company on its Capital Stock, to pay Indebtedness owed to the Company or any of its Subsidiaries, to make loans or advances to the Company or any of its Subsidiaries or to transfer any of its properties or assets to the Company or any of its Subsidiaries, (ix) entering into, assuming, guaranteeing or otherwise becoming liable with respect to certain Sale and Leaseback Transactions, (x) in certain cases, consolidating or merging with or into, or selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of its properties or assets to another corporation, person or entity, (xi) in certain cases, selling, leasing, transferring or otherwise disposing of any of its respective properties or assets to or purchasing any property or assets from, or entering into any contract, agreement, loan, advance or guarantee with, or for the benefit of any Affiliate, and (xii) engaging in any business other than the Telecommunications Business. In addition, the Indenture Amendments will eliminate the covenants contained in the Old Indenture which currently require the Company to make an offer to purchase Old Senior Discount Notes upon a Change of Control of the Company and in the event that the Company has Excess Proceeds following an Asset Sale.

     Set forth below is a description of each of the covenants to be eliminated from the Old Indenture pursuant to the Indenture Amendments:

     Restricted Payments.  The Old Indenture currently provides that the Company
     -------------------
and its Subsidiaries may not, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock, (B) to the Company or any Wholly Owned Subsidiary of the Company, or (C) by a Subsidiary of the Company to a holder who is not the Company or a Wholly Owned Subsidiary of the Company, provided that such dividend or distribution is paid to all of the holders of the Common Stock of the payor of such dividend, pro rata in accordance with their respective interests,

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Affiliates that is not a Subsidiary (other than any such Equity Interests owned by the Company or a Wholly Owned Subsidiary or any such purchase, redemption or other acquisition or retirement for value of any Equity Interests that constitutes a Permitted Investment),

          (iii) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Old Discount Notes, or

          (iv)  make any Restricted Investment

     (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, the Company could incur $1.00 of additional indebtedness pursuant to the Consolidated Leverage Ratio test described under "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date, is less than the sum of

               (x) the difference between (A) Cumulative EBITDA as of the date of such Restricted Payment, minus (B) the product of 1.8 times Cumulative Interest Expense as of the date of such Restricted Payment, plus

               (y) 100% of the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive and evidenced by a resolution filed with the Old Trustee), received by the Company from the issue or sale of Equity Interests of the Company or upon the conversion of debt securities into such Equity Interests (other than Equity Interests sold to a Subsidiary or Unrestricted Subsidiary of the Company and other than Disqualified Stock) since the Issue Date.

     The foregoing provisions of the Old Indenture do not, however, prohibit the following Restricted Payments so long as no Default or Event of Default exists immediately prior to, and is continuing immediately after, such Restricted
Payment:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Old Indenture;

          (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company or an Unrestricted Subsidiary) of other Equity Interests of the Company that are not Disqualified Stock;

          (iii) a Permitted Refinancing;

          (iv) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from employees or former employees of the Company or any Subsidiary thereof for consideration which, when added to all loans made pursuant to clause (v) below during the same fiscal year and then outstanding, does not exceed $1.0 million in the aggregate in any fiscal year;

          (v) the making of loans and advances to employees of the Company or any Subsidiary thereof in an aggregate amount at any time outstanding (including as outstanding any such loan or advance written off or forgiven) which, when added to the aggregate consideration paid pursuant to clause
     (iv) above during the same fiscal year, does not exceed $1.0 million in any fiscal year;

          (vi) Restricted Investments, which at the time any such Restricted Investment was made, did not cause the aggregate amount of Restricted Investments outstanding under this clause (vi) to exceed the greater of (A) $10.0 million and (B) 2% of the Total Market Capitalization of the Company;

          (vii) Restricted Investments made by issuing Equity Interests of the Company that are not Disqualified Stock or with the net proceeds of the substantially concurrent sale of Equity Interests of the Company that are not Disqualified Stock;

          (viii) the purchase of Capital Stock of Sat-Tel Services, Inc. for consideration with a fair market value not in excess of $2.75 million; or

          (ix) the payment of cash dividends on the Series A Redeemable Preferred Stock of People's Choice TV of Baltimore, Inc. (or its successor) issued pursuant to the Agreement and Plan of Merger, dated as of March 28, 1995, by and among People's Choice TV of Baltimore, Inc., People's Choice TV Corp., Eastern Cable Networks Corp. and Eastern Cable Networks of Michigan, Inc. in an amount not to exceed $800,000 per year.

     The amounts referred to in clauses (i), (ii), (iv), (v), (vi), (vii) and
(viii) shall be included as Restricted Payments in any computation made pursuant to paragraph (c) above.

     The Old Indenture also currently provides that:

          (A) any Investment in a Subsidiary of the Company that becomes an Unrestricted Subsidiary shall become a Restricted Payment on such date in an amount equal to the Company's interest represented by such Investment in the greater of (x) the book value of such Subsidiary on such date and (y) the fair market value of such Subsidiary on such date as determined (1) in good faith by the Board of Directors of the Company if such fair market value is determined to be less than $10.0 million and (2) by an investment banking firm of national standing if such fair market value is determined to be in excess of $10.0 million;

          (B) any Guarantee that is an Investment in an Unrestricted Subsidiary shall cease to be deemed an Investment (and shall be deemed to have not been made) to the extent that the Guarantee is released without payment on the obligations so guaranteed by the Company of any Subsidiary of the Company;

          (C) an Unrestricted Subsidiary may be designated a Subsidiary, provided that (a) no Default or Event of Default shall have occurred and be continuing and (b) immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described under "Incurrence of Indebtedness and Issuance of Preferred Stock" or (y) the Consolidated Leverage Ratio of the Company on a pro forma basis would be less than the Consolidated Leverage Ratio of the Company immediately prior to such designation;

          (D) the amount available for Restricted Payments under paragraph (c) above shall be increased, without duplication, by the amount of Restricted Investments made in any person, if as a result of such Restricted Investment, such person becomes a Subsidiary of the Company and such Restricted Investment shall not be deemed to be outstanding under clause
     (vi) above; and

          (E) any Investment made shall continue to be deemed outstanding except to the extent repaid, redeemed or repurchased for cash.

     Not later than the date of making any Restricted Payment, the Company is required to provide to the Old Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock.  The Old
     ----------------------------------------------------------
Indenture currently provides that (1) the Company and its Subsidiaries may not, directly or indirectly, create, incur, issue, assume or guaranty (collectively, "incur") any Indebtedness (including Additional Notes and Acquired Debt of the Company and its Subsidiaries), (ii) the Company may not issue any Disqualified Stock and (iii) the Company's Subsidiaries may not issue any Preferred Stock; provided that the Company and any Subsidiary of the Company may incur Indebtedness and the Company may issue shares of Disqualified Stock if, after giving pro forma effect to the incurrence of such Indebtedness (including Additional Notes and Acquired Debt) or the issuance of such Disqualified Stock, the Consolidated Leverage Ratio of the Company as of the date of such incurrence or issuance does not exceed 5.0.

     The foregoing limitation does not however currently apply to:

          (a) the incurrence by the Company or its Subsidiaries of the Existing Indebtedness or the Pending Acquisition Indebtedness;

          (b) the incurrence by the company or its Subsidiaries of Indebtedness under a Bank Credit Facility, provided that the aggregate principal amount at any one time outstanding under this clause (b) does not exceed $25.0 million, less the aggregate principal amount of Indebtedness under this clause (b) which is refinanced under clause (g) below;

          (c) (i) the incurrence by the Company of additional unsecured Indebtedness that is not Guaranteed by any Subsidiary of the Company or
     (ii) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness under a Bank Credit Facility, Vendor Debt or Acquisition Debt, provided, however, that (x) the net proceeds of any such Indebtedness under this clause (c) are used by the Company or any Subsidiary of the Company in or furtherance of the Telecommunications Business, (y) the aggregate principal amount of all Indebtedness incurred under this clause
     (c) does not exceed at the time of incurrence the product of the number of Incremental Qualifying Customers on the date of incurrence times:

          $600, if such Indebtedness is incurred prior to January 1, 1999; $550, if such Indebtedness is incurred prior to January 1, 2000; $500, if such Indebtedness is incurred prior to January 1, 2001; and $450, if such Indebtedness is incurred thereafter; and

          (z) the aggregate outstanding principal amount of any Acquisition Debt incurred under this clause (c)(ii) does not exceed $10.0 million at any one time, less the aggregate principal amount of Indebtedness under this clause
     (c)(ii) which is refinanced under clause (g) below;

          (d) the incurrence by the Company of up to $100.0 million in aggregate principal amount of Indebtedness lent by a Strategic Investor (or any subsidiary thereof); provided that such Indebtedness (i) is subordinated in right of payment to the prior payment in full of all obligations (including principal, interest and premium, if any) of the Company under the Old Discount Notes and the Old Indenture to the extent set forth in the Old Indenture, (ii) is not Guaranteed by any of the Company's Subsidiaries and is not secured by any Lien on any property or asset of the Company or any Subsidiary, and (iii) has no scheduled maturity of principal earlier than a date at least one year after the scheduled maturity of the Old Discount Notes;

          (e) the incurrence of Indebtedness for money borrowed of the Company to any of its Subsidiaries or of any of the Company's Subsidiaries to the Company or to any other Subsidiary of the Company;

     provided that if any Subsidiary of the Company ceases to be a Subsidiary or transfers such Indebtedness (other than to the Company or another Subsidiary), such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, at the time of such event;

          (f) the incurrence by the Company or its Subsidiaries of additional Permitted Debt in an aggregate principal amount not to exceed $5.0 million at any one time outstanding under this clause (f);

          (g) the incurrence (a "Permitted Refinancing") by the Company and its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, prepay, repurchase, redeem, retire, defend or refund Indebtedness incurred pursuant to the Consolidated Leverage Ratio test above or pursuant to clause (a), (b), (c) or (d) above ("Refinancing Indebtedness"), provided that:

               (1) the net proceeds of such Refinancing Indebtedness (after deducting the amount of reasonable expenses incurred in connection therewith) shall not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, repaid, repurchased, redeemed, retired, defeased or refunded (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness);

               (2) the Refinancing Indebtedness shall have a final maturity later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, repaid, repurchased, redeemed, retired, defeased, or refunded;

               (3) if the Indebtedness being extended, refinanced, renewed, replaced, prepaid, repurchased, redeemed, retired, defeased or refunded is subordinated in right of payment to the Old Discount Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Old Discount Notes on terms at least as favorable to the holders of Old Discount Notes as those contained in the documentation governing the Indebtedness being so extended, refinanced, renewed, replaced, prepaid, repurchased, redeemed, retired, defeased or refunded; and

               (4) if the Indebtedness being extended, refinanced, renewed, replaced, prepaid, repurchased, redeemed, retired, defeased or refunded is Indebtedness incurred under paragraph (b) or (c) above, such Permitted Refinancing shall be (x) unsecured Indebtedness that is not Guaranteed by any Subsidiary of the Company, if incurred by the Company and (y) Indebtedness under a Bank Credit Facility, Vendor Debt or Acquisition Debt, if incurred by the Company or any Subsidiary of the Company.

          (h) the incurrence of Hedging Obligations in respect of Indebtedness.

     The Old Indenture currently provides that upon the occurrence of any Unrestricted Subsidiary ceasing to become an Unrestricted Subsidiary and becoming a Subsidiary of the Company, Indebtedness of such Subsidiary is deemed to be incurred by a Subsidiary of the Company as of such date.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Asset Sales.  The Old Indenture currently provides that the Company and its
     -----------
Subsidiaries may not, whether in a single transaction or a series of related transactions,

          (i) sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction) other than sales, leases, conveyances or other dispositions (A) in the ordinary course of business of equipment that is obsolete or no longer useful in the Company's business
     (B) of any Investment in an Unrestricted Subsidiary, (C) to the Company or a Subsidiary of the Company by and Subsidiary of the Company and (D) that constitutes a Restricted Payment permitted under the covenant entitled "Restricted Payments" or any Investment not prohibited thereunder; or

          (ii) issue or sell equity securities of any Subsidiary of the Company (other than an issuance or sale of equity securities of any such Subsidiary to the Company or a Wholly Owned Subsidiary of the Company, which issuance or sale does not violate the covenants described under "Restricted Payments"), if, in the case of either (i) or (ii) above, such assets or securities

          (x) have a fair market value in excess of $1.0 million or
          (y) are sold or otherwise disposed of for net proceeds in excess of $1.0 million

(each of the foregoing, an "Asset Sale"), unless:

          (a) no Default or Event of Default exists or would occur as a result thereof;

          (b) the Company, or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Old Trustee; provided, however, that if the fair market value of such assets excess $20.0 million, the fair market value shall be determined by an investment banking firm of national standing selected by the Company) of the assets or securities sold or otherwise disposed of; and

          (c) at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided, however, that (A) the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Old Discount Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received) for purposes of this clause
     (c); and (B) an amount equal to the fair market value (determined as set forth in clause (b) above) of (1) Telecommunications Related Assets received by the Company or any such Subsidiary from the transferee that will be used by the Company or any such Subsidiary in the operation of a Telecommunications Business in North America and (2) the Voting Stock of any person engaged in the Telecommunications Business in North America received by the Company or any such Subsidiary (provided that such person concurrently becomes a Subsidiary), shall be deemed to be cash for purposes of this clause (c).

     The Old Indenture also currently provides that within 270 days after any Asset Sale, the Company (or Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) the payment, repurchase, redemption, defeasance or other retirement of Indebtedness under clause (a), (b), (c), (f) or (g) of the second paragraph under "--Incurrence of Indebtedness and Issuance of Preferred Stock" or the Old Discount Notes or (ii) the purchase of Telecommunications Related Assets and/or Voting Stock of any person engaged in the Telecommunications Business in North America (provided that such person concurrently becomes a Subsidiary).

     In addition, the Old Indenture currently prohibits the Company and its Subsidiaries from selling or otherwise disposing of shares of Voting Stock held by any of them in any direct or indirect Subsidiary of the Company if, after giving effect to such sale or other deposition, the Company and its Subsidiaries collectively would own less than 80% of the outstanding Voting Stock of such entity (or in the case of People's Choice TV of Kansas City, Inc. or a Designated Subsidiary, 50% of the outstanding Voting Stock of such entity), provided that the foregoing covenant does not prevent the Company and its Subsidiaries from selling or otherwise disposing of the Voting Stock held by any of them in any direct or indirect Subsidiary of the Company if, after giving effect to such sale or other disposition, neither the Company nor any of its Subsidiaries would own any Capital Stock or other Equity Interests in such entity.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Liens.  The Old Indenture currently provides that neither the Company nor
     -----
any of its Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Company of such Subsidiary, as the case may be, makes effective provision for securing the Old Discount Notes equally and ratably with such Indebtedness as to such assets or other property for so long as such Indebtedness shall be so secured.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Activities of the Company.  The Old Indenture currently provides that the
     -------------------------
Company and its Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Old
     --------------------------------------------------------------
Indenture currently provides that the Company and its Subsidiaries may not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to:

          (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Subsidiaries;

          (ii) make loans or advances to the Company or any of its Subsidiaries; or

          (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries;

except for such encumbrances or restrictions existing under or by reason of:

          (a) Existing Indebtedness;

          (b) applicable law;

          (c) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Net Income of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the Old Indenture;

          (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (e) any amendment, restatement, replacements, renewal or refinancing of Indebtedness permitted under the Old Indenture, provided that such restrictions contained in the agreements governing such amended, restate, replacement, renewed or refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being amended, restated, replaced, renewed or refinanced;

          (f) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, which obligations do not cover any asset other than the asset acquired; or

          (g) Senior Debt of a Subsidiary of the Company permitted to be incurred under the covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock" or Indebtedness under clause (b), (c) or (f) of the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture Amendment would remove this covenant from the Old Indenture.

     Limitations on Sale and Leaseback Transactions.  The Old Indenture
     ----------------------------------------------
currently provides that the Company and its Subsidiaries may not, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, provided that the Company or any Subsidiary of the Company may enter into any such transaction if (i) the Company or such Subsidiary would be permitted under the covenants described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens," to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) the Net Proceeds received by the Company or such Subsidiary from such transaction are applied in accordance with the covenant described under "--Asset Sales."

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Merger, Consolidation or Sale of Assets.  The Old Indenture currently
     ---------------------------------------
provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, person or entity unless:

          (i) the Company is the surviving entity or the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Old Discount Notes and the Old Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Old Trustee;

          (iii) immediately after such transaction no Default or Event of Default exists;

          (iv) the Company, or any entity or person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made could, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions) incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described under "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (v) such transaction would not result in the loss, material impairment or adverse modification or amendment of any material authorization or license of the Company or its Subsidiaries.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Transactions with Affiliates.  The Old Indenture currently provides that
     ----------------------------
the Company and its Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated person;

          (ii) the Company delivers to the Old Trustee:

               (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and clause (iii) below, and

               (y) an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with respect to any Affiliate Transaction involving aggregate payments in excess of $7.5 million; and

          (iii) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company;

provided that

          (a) any employment or option agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business that is approved by the Options and Compensation Committee of the Board of Directors of the Company,

          (b) transactions between or among the Company and/or its Subsidiaries,

          (c) transactions permitted by the provision of the Old Indenture described above under the covenant "--Restricted Payments,"

          (d) Affiliate Transactions in existence on the Issue Date, including, without limitation, existing frequency leases with Alda Multichannels, as in effect on the Issue Date,

          (e) frequency leases with Alda Multichannels or any transferees of Alda Multichannels' frequency leases that are Affiliates entered into after the Issue Date, provided such leases are no less beneficial to the Company or the applicable Subsidiary than any such lease in effect on the Issue Date and meet with standard described in clauses (i) and (iii) above,

          (f) transactions pursuant to the Blackstone Stock Purchase Agreement as in effect on the date of the Old Indenture, and

          (g) amendments to or renewals of the agreements and leases referred to in clauses (d), (e) and (f) above, provided that any such amendments or renewals are no less beneficial to the Company or the applicable Subsidiary than the agreement or lease being amended or renewed and meet the standards described in clauses (i) and (iii) above, shall not be deemed Affiliate Transactions.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Offer to Purchase upon Change of Control.  The Old Indenture currently
     ----------------------------------------
provides that upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of Old Discount Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Old Discount Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any (or, in the case of repurchases of Old Discount Notes prior to June 1, 2000 at a purchase price equal to 101% of the Accreted Value thereof), to the date of purchase (the "Change of Control Payment") or in lieu of the Change of Control Offer if such Change of Control occurs prior to June 1, 2000, the Company may elect to redeem all, but not less than all, of the outstanding Old Discount Notes at a redemption price equal to 100% of the Accreted Value thereof plus the applicable Make-Whole Premium. The Old Indenture currently provides that the Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Excess Asset Sale Proceeds Offer.  The Old Indenture currently provides
     --------------------------------
that when the cumulative amount of Excess Proceeds (as described below under "Certain Covenants--Asset Sales") exceeds $5.0 million, the Company will be required to make an offer to all holders of New Discount Notes (an "Excess Proceeds Offer"), to purchase the maximum principal amount of New Discount Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof to the date fixed for the closing of such offer (if prior to June 1, 2000) or 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer (if on or after June 1, 2000), in accordance with the procedures specified in the New Indenture.

     The Old Indenture currently provides that if the aggregate Accreted Value or principal amount, as the case may be, of New Discount Notes surrendered by holders thereof exceeds the amounts of Excess Proceeds, the New Trustee shall select the New Discount Notes to be purchased on a pro rata basis. To the extent that the aggregate amount of New Discount Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use such deficiency for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

     The Indenture Amendments would remove this covenant from the Old Indenture.

     Certain Definitions.  Set forth below are certain defined terms currently
     -------------------
used in the Old Indenture. Reference is made to the Old Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to June 1, 2000, with respect to any Old Discount Note, the sum of (a) the initial offering price of such Old Discount Note (provided that for the purpose of determining the initial offering price of any Additional Note, such Additional Note shall be deemed to have been issued at the initial offering price of the Old Discount Notes issued on the Issue Date) and (b) the portion of the excess of the principal amount of such Old Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 13-1/8% per annum of the initial offering price of such Old Discount Note, compounded semi-annually on each June 1 and December 1 from the Issue Date through the date of determination, computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any Old Discount Note on or after June 1, 2000 shall be 100% of the principal amount thereof.

     "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merged with or into or became a Subsidiary of such specified person, or Indebtedness incurred by such specified person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified persons or the acquisition of such assets, as the case may be.

     "Acquisition Debt" means any Indebtedness of the Company or a Subsidiary of the Company incurred in connection with an acquisition of Capital Stock of a specified person by the Company or a Subsidiary of the Company, provided that such specified person becomes a Subsidiary of the Company as a result of such acquisition of Capital Stock. For purposes of clause (z) under paragraph (c) under "--Incurrence of Indebtedness and Issuance of Preferred Stock," the term "Acquisition Debt" shall not include Indebtedness under a Bank Credit Facility or Vendor Debt.

     "Additional Notes" means the Additional Old Discount Notes generating gross proceeds to the Company not to exceed $25.0 million which may be issued in accordance with the terms of the Old Indenture.

     "Affiliate" of any specified person means any other persons directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling" "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

     "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts reacquired to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

     "Bank Credit Facility" means one or more credit facilities (whether a term or a revolving facility) of the type customarily entered into with commercial banks, between the Company or any of its Subsidiaries, on the one hand, and any commercial banks, financial institutions or other lenders, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facilities, provided that such renewals, refundings, extensions or replacements comply with this definition of "Bank Credit Facility"), which Bank Credit Facilities are by their terms designated as a "Bank Credit Facility" for purposes of the Old Indenture.

     "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days; provided that a person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act.

     "Blackstone Stock Purchase Agreement" means that certain stock purchase agreement dated as of October 27, 1994 by and among Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and the Company.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership interests, whether common or preferred.

     "Change of Control" means the occurrence of any of the following events:

          (a) any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 45% of the total Voting Stock or Total Common Equity of the Company; or

          (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Stock) of the surviving or transferee person or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Old Indenture and (ii) immediately after such transaction no person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is the Beneficial Owner, directly or indirectly, of more than 45% of the total Voting Stock or Total Common Equity of the surviving or transferee person; or

          (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Old Trustee.

     "Common Stock" of any person means Capital Stock of such person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of Capital Stock of any other class of such person.


     "Consolidated EBITDA" with respect to any fiscal quarter, means the aggregate amount of "EBITDA" for such fiscal quarter multiplied by four.

     "Consolidated Indebtedness" means, with respect to any person, as of any date of determination, the aggregate amount of Indebtedness of such person and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any person for any period, the aggregate of the following for such person for such period determined on a consolidated basis in accordance with GAAP: the amount of interest in respect of Indebtedness (including amortization or original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of any Hedging Obligation), the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period) and the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or paid by such person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

     "Consolidated Leverage Ratio" as of any date, with respect to any person, means the ratio of the Consolidated Indebtedness of such person on such date to the Consolidated EBITDA of such person calculated as of the fiscal quarter last completed prior to such date for which financial statements are available; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness (including Additional Notes or Acquired Debt) or if the Company has issued any Disqualified Stock or if any Subsidiary of the Company has issued any Preferred Stock since the beginning of such fiscal quarter that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an incurrence of Indebtedness (including Additional Notes or Acquired Debt) or the issuance of Disqualified Stock by the Company or the issuance of Preferred Stock by a Subsidiary of the Company, EBITDA for such fiscal quarter and Consolidated Indebtedness will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such fiscal quarter, (B) the discharge of any other Indebtedness repaid, repurchased, defeated or otherwise discharged with the proceeds of such new Indebtedness any Asset Sale or sale of stock as if such discharge had occurred on the first day of such fiscal quarter and (C) the interest income realized by the Company and its Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination rom the first day of such fiscal quarter through such date of determination, (2) if since the beginning of such fiscal quarter the Company or any Subsidiary of the Company has made any Asset Sale, EBITDA for such fiscal quarter will be (A) reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such fiscal quarter or (B) increased by an amount equal to EBITDA (if negative) directly attributable thereto for such fiscal quarter and (3) if since the beginning of such fiscal quarter the Company or any Subsidiary of the Company (by merger or otherwise) has made an Investment in any Subsidiary of the Company (or any person which becomes a Subsidiary) or has made an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be mad hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for such fiscal quarter and Consolidated Indebtedness will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Additional Notes or Acquired Debt) as if such Investment or acquisition occurred on the first day of such fiscal quarter. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided, however, that such officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period will be no more than 18 months prior to such date of purchase) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period.
If any Indebtedness (including Additional Notes or Acquired Debt) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (i) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary;

          (ii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (iii) if such definition of "Consolidated Net Income" is being used to calculate Cumulative EBITDA or Cumulative Interest Expense for purposes of the "Restricted Payments" covenant, the Net Income of any

     Wholly Owned Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject except to the extent of dividends or distributions paid to the referent person; and

          (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Cumulative EBITDA" means the cumulative EBITDA of the Company from and after the first day of the first fiscal quarter beginning after the Issue Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense of the Company paid or accrued by the Company from and after the first day of the first fiscal quarter beginning after the Issue Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Customer" means, as of any date of determination, any individual customer or bulk or commercial account (computed on an equivalent customer basis) to whom the Company or any of its Subsidiaries provides subscription basic programming services or telephone services for a fee as of such date.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Subsidiary" means any Subsidiary of the Company other than People's Choice TV of Houston, Inc., People's Choice TV of St. Louis, Inc., People's Choice TV of Phoenix, Inc., People's Choice TV of Tucson, Inc., Wireless Cable of Indianapolis, Inc. (or its successor), People's Choice TV of Baltimore, Inc. (or its successor) and Preferred Entertainment, Inc. (or its successor).

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Old Discount Notes mature; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change in Control occurring prior to the final maturity of the Old Discount Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Old Discount Notes contained in the "Offer to Purchase Upon Change of Control" covenant contained in the Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Old Discount Notes as are required to be repurchased pursuant to the covenant described under the "Offer to Purchase Upon Change of Control" covenant contained in the Old Indenture; provided, further, that the Company's convertible cumulative pay-in-kind preferred stock issued to Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners II L.P. pursuant to the Blackstone Stock Purchase Agreement shall not be deemed to be Disqualified Stock.

     "EBITDA" means, with respect to any person for any period, the Consolidated Net Income of such person for such period plus the following items of such person and its Subsidiaries on a consolidated basis for such period tot he extend deducted in calculating such Consolidated Net Income; (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash expenses, and less non-cash interest and dividend income to the extent included in calculating such Consolidated Net Income.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

     "Existing Indebtedness" means the Old Discount Notes (other than the Additional Notes) and any other Indebtedness or Disqualified Stock of the Company and its Subsidiaries in existence on the Issue Date, excluding any Indebtedness then outstanding under the Bank Credit Facility.

     "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between the informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided, however that those definitions and all ratios and calculations as specifically contained in the covenants shall be determined in accordance with GAAP as in effect and applied by the Company on the Issue Date, consistently applied.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness, including any Indebtedness of any Unrestricted Subsidiary.

     "Hedging Obligations" means, with respect to any person, the obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates (collectively "Interest Rate Agreements").

     "Incremental Qualifying Customers" means, as of any date of determination, the aggregate number of Customers for the Company and its Subsidiaries collectively as of the last day of the most recent fiscal quarter ended for which financial statements are available, minus 50,000.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, all obligations to purchase, redeem, retire, defense or otherwise acquire for value any disqualified stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition.

     "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Investment Grade" means a rating of BBB - or higher, in the case of S&P, or Baa3, or higher, in the case of Moody's.

     "Issue Date" means the date on which Old Discount Notes were first authenticated and issued.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Make Whole Premium" with respect to an Old Discount Note is defined in the Old Indenture as an amount equal to the greater of (i) 1% of the outstanding Accreted Value of such Old Discount Note and (ii) the excess of (A) the present value of the remaining interest, premium and principal payments due on such Old Discount Note as if such Old Discount Note were redeemed on June 1, 2000, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the outstanding Accreted Value of such Old Discount Note. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as complied by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life of the series of Old Discount Notes for which a Make-Whole Premium is being calculated, provided, however, that if the average life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such Old Discount Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Management Control" means, with respect to any corporation, association, or business entity, the legal power to manage or direct the day-to-day operations and affairs of such corporation, association or business entity, whether through elected or appointed representatives or directors or pursuant to a contractual management contract.

     "Marketable Securities" means:

          (i)   Government Securities;

          (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, a Eligible Institution;

          (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Moody's.

          (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

          (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Income" means, with respect to any person for any period, the net income (loss) of such person for such period, determined in accordance with GAAP, less:

     (a) to the extent included therein any gain or loss, net or any related provision for taxes on such gain or loss, realized during such period in connection with any Asset Sale (including, without limitations, dispositions pursuant to Sale and Leaseback Transactions);

     (b) to the extent included therein, any extraordinary gain or loss, net of any related provision for taxes on such extraordinary gain or loss; and

     (c) to the extent not already deducted, all payments in respect of dividends on shares of Preferred Stock of such person.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitations, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset of assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Subsidiary to cash.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Pending Acquisitions" means the acquisition by the Company or a Subsidiary of the Company of (i) the equity interests in Preferred Entertainment, Inc. (ii) the wireless cable rights and assets of Eastern Cable Networks Corp. with respect to the Detroit, Michigan market, (iii) the direct or indirect equity interests of Wireless Cable of Indianapolis, Inc., and (iv) the acquisition of wireless cable rights with respect to the Casa Grade, Arizona market and Sierra Vista, Arizona market.

     "Pending Acquisition Indebtedness" means Indebtedness or Disqualified Stock of the Company or of a Subsidiary of the Company incurred, assumed or issued in connection with the Pending Acquisitions, as set forth in a schedule to the Old Indenture, and in an aggregate principal and/or liquidation preference amount not to exceed $28.0 million.

     "Permitted Debt" means Indebtedness other than (i) Disqualified Stock, (ii) Preferred Stock issued by any Subsidiary of the Company and (iii) Indebtedness of Subsidiary of the Company subordinated in right of payment to any other Indebtedness of such Subsidiary.

     "Permitted Designee" means (i) a spouse or a child of a Permitted Holder,
(ii) trusts for the benefit of a Permitted Holder or a spouse or a child of a Permitted Holder, (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or (iv) any person so long as a Permitted Holder owns at least 50% of the Voting Stock of such person.

     "Permitted Holders" means Matthew Oristano, Victor Oristano, Blackstone Capital Partners II Merchant Banking Fund, L.P., Blackstone Offshore Capital Partners II L.P. and their Permitted Designees.

     "Permitted Investment" means (a) any Investment in the Company or in a Subsidiary of the Company; (b) any Investments in Marketable Securities; and (c) Investments by the Company or any Subsidiary of the Company in a person, if as a result of such Investment (i) such person becomes a Subsidiary of the Company or
(ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company.

"Permitted Liens" means:

     (a) Liens on assets of the Company or any Subsidiary thereof securing the Old Discount Notes (including the Additional Notes);

     (b) Liens on the assets of a Subsidiary of the Company securing Senior Debt of such Subsidiary incurred in compliance with the provisions of the Old Indenture and Liens on the Capital Stock of such Subsidiary securing the Obligations of the Company under such Senior Debt;

     (c) Liens securing purchase money Indebtedness (other than the Additional Notes) incurred in compliance with the Old Indenture, provided that such Liens do not extend to any asset other than the asset so acquired;

     (d) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Subsidiary of the Company; provided, that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidations;

     (e) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens (1) were not incurred in connection with, or in contemplation of, such acquisition and (2) do not extend to any assets of the Company or any of its Subsidiaries other than the Property so acquired;

     (f) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers' materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

     (g) Liens existing on the date of the Old Indenture or Liens securing the Pending Acquisition Indebtedness;

     (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required is conformity with GAAP shall have been made therefor; and

     (i) extensions or renewals of any Liens referred to in clauses (a) through
(h) above, provided that any such extension or renewal does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended or renewed.

     "Preferred Stock," as applied to the Capital Stock of any person, means Capital Stock of such person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of Capital Stock of any other class of such person.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate

(expressed as a decimal number between 1 and 10) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

     "Redeemable Stock" of any person means any equity security of such person that by its term or otherwise is required to be redeemed prior to the final stated maturity Old Discount Notes or is redeemable at the option of the holder thereof at any time prior to the final stated maturity of the Old Discount Notes (provided that any such equity security that by its terms may be redeemed, solely at the option of such person, in exchange for Capital Stock (other than Redeemable Stock) of such person will not, to the extent solely exchangeable, be deemed to be Redeemable Stock of such person).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Sale and Leaseback Transaction" means, with respect to any person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such person or a subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such person or one of its Subsidiaries.

     "Senior Debt" means Indebtedness (other than Disqualified Stock of the Company and Preferred Stock of any Subsidiary of the Company) which is incurred pursuant to the Consolidated Leverage Ratio test or the provisions of clause
(b), (c) or (f) of the covenant described under "Incurrence of Indebtedness and Issuance of Preferred Stock" if, but only if, (i) such Indebtedness is not subordinated in right of payment to the Old Discount Notes and (ii) if such Indebtedness is incurred by a Subsidiary of the Company, such Indebtedness is not subordinated in right of payment to any other Indebtedness of such Subsidiary.

     "SMATV Systems" means satellite master antenna television systems.

     "S&P" means Standard and Poor's Ratings Group and its successors.

     "Strategic Investor" means, as with respect to any person who purchases any of the Company's Capital Stock or makes an Investment in the Company or any Subsidiary, such a person who, both as of the Trading Day immediately before the day of such sale or Investment and the Trading Day immediately after the day of sale or Investment, has a Total Market Capitalization of at least $500 million. In calculating Total Market Capitalization for the purpose of this definition, the consolidated Indebtedness of such person, solely when calculated as of the Trading Day immediately after the day of such sale or Investment, will be calculated after giving effect to such sale or Investment (including any Indebtedness incurred in connection with such sale or Investment) and the average Closing Price of the Common Stock of such person, solely when calculated as of the Trading Day immediately after the day of such sale or Investment, will be deemed to be the Closing Price of such Common Stock on such succeeding Trading Day, subject to the last sentence of the definition of "Total Market Capitalization."

     "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which either (i) more than 50% of the total voting power of the outstanding Voting Stock is owned directly or indirectly by such person or one or more of the other Subsidiaries of that person or a combination thereof, or (ii) 50% of the total voting power of the outstanding Voting Stock is owned directly or indirectly by such person or one or ore of the other Subsidiaries of that person, or a combination thereof, and such person has Management Control over such corporation, association or business entity; provided, however, that the term "Subsidiary" shall not include any Unrestricted Subsidiary of such person (except as used in the definition thereof.)

     "Telecommunications Business" means, when used in reference to any person, that such person, directly or indirectly, is engaged primarily in the business of (i) transmitting video, voice or data through wireless and other related transmission facilities, (ii) creating, developing or packaging entertainment or communication programming, (iii) offering of private telephone services or (iv) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i), (ii) or (iii) above.

     "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

     "Total Common Equity" of any person means, as of any date of determination (and as modified for purposes of the definition of "Change of Control"), the product of (i) the aggregate number of outstanding shares of Common Stock of such person on such day (which shall not include any options of warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Old Trustee.

     "Total Market Capitalization" of any person means, as of any date of determination (and as modified for purposes of the definition of "Strategic Investor"), the sum of (1) the consolidated Indebtedness of such person and its subsidiaries (except in the case of the Company, in which case, of the Company and its Subsidiaries) on such date, plus (2) the product of (i) the aggregate number of outstanding shares of Common Stock of such person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person ) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such date, plus (3) the liquidation value of any outstanding shares of Preferred Stock of such person on such date. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Old Trustee.

     "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors set forth in an officers' certificate and delivered to the Old Trustee and:

          (a) which at the time of its designation as an Unrestricted Subsidiary has not acquired any assets (except as permitted as a Restricted Payment) from the Company or any of its Subsidiaries (other than another Unrestricted Subsidiary);

          (b) no portion of the Indebtedness or any other obligation (contingent of otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary), except as permitted as a Restricted Payment, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary) in any way or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

          (c) with which neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or it subject to an obligation of any kind, written or oral, other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company; and

          (d) with which, at the time of such designation, neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any obligation (i) to subscribe for additional shares of Capital Stock or other equity interests therein, except as permitted as a Restricted Payment or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary or other entity to achieve certain levels of operating results; and

          (ii) any Subsidiary of any Unrestricted Subsidiary.

     Notwithstanding the foregoing, under no circumstances will any of the Subsidiaries of the Company that exist on the Issue Date be designated as Unrestricted Subsidiaries.

     "Vendor Debt" means any purchase money Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition of equipment and which purchase money Indebtedness was extended by the vendor of such equipment or an affiliate thereof.

     "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has voting power by reasons of any contingency.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means any Subsidiary of the Company, all of the outstanding Capital Stock (other than directors' qualifying shares) of which is owned by the Company or another Wholly Owned Subsidiary of the Company or a combination thereof.

Solicitation of Consents; Supplemental Indenture

     The Company is soliciting the Consents of the holders of Old Discount Notes to the Indenture Amendments to subordinate the Old Discount Notes in right of payment to the New Discount Notes and to eliminate the foregoing protective covenants and related provisions from the Old Indenture. The Requisite Consents are required to adopt the Indenture Amendments. At the Expiration Date, if the Requisite Consents to the adoption of the Indenture Amendments are obtained, such Consents will become irrevocable and binding on all holders of Old Discount Notes, whether or not such holders gave their Consent. IT IS A CONDITION TO THE VALID TENDER OF OLD DISCOUNT NOTES AND RECEIPT OF NEW DISCOUNT NOTES, DEBT EXCHANGE SHARES AND CASH BY ANY HOLDER OF OLD DISCOUNT NOTES THAT SUCH HOLDER CONSENT TO THE INDENTURE AMENDMENTS. SUBMISSION OF A DULY EXECUTED DEBT LETTER OF TRANSMITTAL AND CONSENT WILL CONSTITUTE CONSENT TO THE INDENTURE AMENDMENTS WITH RESPECT TO ALL OLD DISCOUNT NOTES TENDERED BY A HOLDER. SUBMISSION OF A DEBT LETTER OF TRANSMITTAL NOT CONSENTING TO THE INDENTURE AMENDMENTS WILL BE A DEFECTIVE TENDER, AND THE COMPANY WILL HAVE THE RIGHT, WHICH IT MAY WAIVE, TO REJECT SUCH TENDER AS INVALID AND INEFFECTIVE.

     Subject to the conditions set forth in this Prospectus/Consent Statement, on the Expiration Date, provided the Requisite Consents to the Indenture Amendments have been obtained, the Company and the Old Trustee will execute the Supplemental Indenture reflecting the Indenture Amendments. The Supplemental Indenture will provide that the Old Discount Notes will be subordinated in right of payment to the New Discount Notes and that the covenants and definitions described above in "--Elimination of Certain Protective Covenants" will be eliminated. If the Requisite Consents to the Indenture Amendments are not obtained on the Expiration Date, the Company will return promptly any certificates for Old Discount Notes that were tendered in the Debt Exchange Offer.

Revocation of Consents; Defective Tenders

     Any holder of Old Discount Notes who has consented to the adoption of the Indenture Amendments or who or which succeeds to registered ownership of Old Discount Notes in respect of which such Consent has previously been given may effectively revoke such Consent by filing written notice with the Exchange Agent in accordance with the procedure described under "THE DEBT EXCHANGE OFFER AND CONSENT SOLICITATION" - Withdrawal Rights and Revocation" at any time prior to the execution of the Supplemental Indenture. However, if a holder who has tendered Old Discount Notes subsequently effects a valid revocation of such holder's Consent to the proposed Indenture Amendments, such action will render the prior tender of Old Discount Notes defective, and the Company will have the right, which it may waive, to reject such tender as invalid and ineffective.

     All questions as to the form and validity (including time of receipt) of any revocation of a Consent will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent, the Financial Advisor or any other person will be under any duty to give notification of any defects or irregularities in any revocation of a Consent or incur any liabilities for failure to give any such notification.

                     TRADING MARKET FOR OLD DISCOUNT NOTES

     The current trading market for Old Discount Notes is highly illiquid. Old Discount Notes are not listed on any national securities exchange or quoted on any national securities quotation system. The Company does not know of any firm which currently makes a market in Old Discount Notes or intends to make a market in Old Discount Notes as amended by the Indenture Amendments. On April 22, 1998, the last reported bid price for the Old Discount Notes (expressed as a percentage of principal amount) was 26.25% as reported by Dow Jones & Company, Inc. Tradeline. Holders of Old Discount Notes are urged to obtain current information with respect to the market prices for the Old Discount Notes prior to determining whether to participate in the Debt Exchange Offer.


                PRICE RANGE OF COMMON STOCK AND RELATED MATTERS

Market Information

     The Company's Common Stock is currently traded on the NASDAQ Stock Market under the symbol "PCTV." The following table sets forth, on a per share basis for the periods shown, the range of high and low sale prices of the Common Stock as reported by NASDAQ.

                                      ----------------------------
     1996                                 High              Low

     First Quarter                    $19.75              $15.25

     Second Quarter                   $19.00              $12.50

     Third Quarter                    $19.00              $11.50

     Fourth Quarter                   $15.00              $ 5.25

     1997

     First Quarter                    $ 6.50              $ 2.63

     Second Quarter                   $ 3.25              $ 0.44

     Third Quarter                    $ 4.00              $ 1.38

     Fourth Quarter                   $ 3.25              $ 1.13

     1998

     First Quarter                    $ 2.06              $ 0.75

     Second Quarter                   $ 1.06              $ 0.41
     (through April 22, 1998)

NASDAQ Market Listing Review

     On March 2, 1998, NASDAQ advised the Company that its Common Stock was scheduled to be delisted from the NASDAQ market as a result of the Company's failure to satisfy a certain market capitalization maintenance standard. This maintenance standard requires that the aggregate market value of the Company's Common Stock must equal or exceed $35 million. Currently, the Company does not satisfy this maintenance standard. In addition, the Company does not currently satisfy the two independent director requirement and one dollar bid price requirement of the NASDAQ Market. In accordance with NASDAQ rules, the Company has requested a temporary exception to this maintenance standard so that its Common Stock can continue to be listed on the NASDAQ Market. The Company has requested a temporary exception that would continue for a period of ninety days. The grant of any such temporary exception to this maintenance standard would be in the sole discretion of NASDAQ and the Company is unable to speculate as to whether any such exception is likely to be granted. If NASDAQ refuses to grant an exception, the Company's Common Stock will be delisted from the NASDAQ Market. After such a delisting, it may become difficult to make purchases and sales of the Company's Common Stock or obtain timely and accurate quotations with respect to trading of the Company's Common Stock.

Holders

     On April 23, 1998 there were approximately 180 holders of record of the Common Stock.

Dividends

     The Company has not declared or paid any cash dividends on its Common Stock since April 1993. The Company does not currently intend to declare or pay any cash dividends on its Common Stock, but intends to retain any future earnings for reinvestment in its business. The Old Indenture currently restricts the Company from paying cash dividends on its Common Stock unless certain requirements are satisfied and the New Indenture will restrict the Company from paying cash dividends on its Common Stock unless certain requirements are satisfied. See "DESCRIPTION OF THE NEW DISCOUNT NOTES". In addition, the terms of the Certificate of Designations with respect to the Preferred Stock contained in the Company's Certificate of Incorporation currently prohibit the Company from paying any dividends on its Common Stock until November 14, 1999.

     Since the Company generally conducts, and in the future intends to generally conduct, operations through subsidiaries, the Company's ability to declare or pay cash dividends is substantially dependent on the ability of the Company's present and future subsidiaries to declare or pay cash dividends to the Company. Certain agreements between PCTV Tucson and its lenders prohibit PCTV Tucson from paying dividends. Similar prohibitions or restrictions may be placed on other subsidiaries of the Company in connection with financing arrangements made therewith.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Discount Notes in the Exchange Offers. For a discussion of the reasons for the Exchange Offers, see "REASONS FOR THE EXCHANGE OFFERS".

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company at December 31, 1997, and (ii) the capitalization of the Company at December 31, 1997, after giving effect to the Exchange Offers. This table should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto and the "Unaudited Pro Forma Financial Statements" included herein.

                                                     As of December 31, 1997
                                                  --------------------------
                                                      Actual    Pro Forma (1)
                                                  --------------------------
                                                         (in thousands)
Cash and Marketable Securities....................  $  80,275      $  85,275
                                                    =========      =========

Notes and Other Payables (2):
   13% Senior Discount Notes due 2004.............  $ 241,603             --
    New Discount Notes............................         --        132,813
    New Credit Facility...........................         --         52,000
    Other Notes Payable...........................     14,862         14,862
                                                    ---------      ---------
         Total Debt...............................    256,465        199,675
                                                    ---------      ---------

Convertible P-I-K Preferred Stock (3).............     66,342             --
Preferred Stock Issued by PCTV Detroit............      6,458          6,458
Stockholder's Equity (Deficit)....................
    Preferred Stock, $0.01 par value, authorized           --             --
     4,339,547 shares, no shares issued and
     outstanding..................................

    Common Stock, $0.01 par value, authorized
     75,000,000 shares 12,923,817 and 20,408,554          129            204
     shares issued and outstanding (4)............


    Additional Paid-in Capital....................    159,730        208,322
    Warrants......................................      3,757          3,757
    Accumulated Deficit...........................   (225,825)      (155,404)
                                                    ---------      ---------

         Total Stockholders' Equity (Deficit).....    (62,209)        56,879
                                                    ---------      ---------

              Total Capitalization................  $ 267,056      $ 263,012
                                                    =========      =========

---------------
(1) Reflects adjustments resulting from the Exchange Offers. See "Unaudited Pro Forma Financial Statements."
(2) See Note 6 of the Consolidated Financial Statements of the Company and notes thereto included herein.
(3) See Note 7 of the Consolidated Financial Statements of the Company and notes thereto included herein.
(4) Issued and outstanding shares does not include stock options and warrants. See Note 9 of the Consolidated Financial Statements of the Company and notes thereto included herein.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


The unaudited pro forma consolidated financial data presented below is derived from the historical consolidated financial statements of the Company. The unaudited pro forma consolidated balance sheet data as of December 31, 1997 give pro forma effect to the Debt Exchange Offer and Preferred Stock Exchange Offer as if such transactions had been consummated on December 31, 1997. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 1997, give pro forma effect to the Exchange Offers as if such transactions had been consummated on January 1, 1997.

The Debt Exchange Offer is accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructuring" (FAS 15). Under the provisions of FAS 15, the Company will recognize an extraordinary gain for the difference between the carrying amount of the Old Discount Notes being retired and the sum of the cash, fair market value of the Company's Common Stock and total future cash payments of the New Discount Notes to be issued. All future cash payments under the terms of the New Discount Notes will be accounted for as reductions of the carrying amount of the note payable and no interest expense will be recognized on the New Discount Notes prospectively until the maturity of the New Discount Notes. In addition, the Company has not reflected any warrants that may be issued in connection with the New Credit Facility as it believes it is not material at this time.

The exchange of the Company's Preferred Stock for New Discount Notes and shares of the Company's Common Stock will be accounted for as a capital stock transaction with the difference between the carrying amount of the Preferred Stock and the new securities issued reflected as an increase to additional paid-in-capital.

The unaudited pro forma consolidated financial data does not purport to present what the Company's results of operations or financial condition would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The unaudited pro forma consolidated financial data presented below should be read in conjunction with the audited historical financial statements and related notes thereto of the Company and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus/Consent Statement.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                      HISTORICAL   EXCHANGE OFFERS
Assets                                 COMPANY        ADJUSTMENTS      PRO FORMA
------                                 -------        -----------      ---------

Cash and cash equivalents              $31,756           $5,000(a)     $ 36,756
Marketable securities                   48,519                -          48,519
Subscriber receivables, net              2,378                -           2,378
Notes and other receivables                441                -             441
Prepaid expenses and other assets        3,078                -           3,078
Investment in wireless systems and
 equipment, net                        177,661                -         177,661
Organization and financing costs,
 net                                     4,305           (4,044)(b)         261
Excess of purchase price over fair
 market value of assets acquired, net   10,986                -          10,986
                                      --------         --------        --------
Total assets                          $279,124             $956        $280,080
                                      ========         ========        ========

Liabilities and Stockholders' Equity (Deficit)
----------------------------------------------

Liabilities:
------------
Notes and other payables:
 Old senior discount notes            $241,603        $(241,603)(c)      $    -
 Other debt                             14,862              -            14,862
 New senior discount notes                 -            132,813(d)      132,813
 New Senior credit facility                -             52,000(e)       52,000
Income taxes payable                      --              5,000(i)        5,000
Accounts payable                         4,476              -             4,476
Accrued expenses                         4,364              -             4,364
Subscriber advance payments and
 deposits                                2,500              -             2,500
Minority interests in consolidated
 subsidiaries                              728              -               728
                                      --------         --------        --------
Total liabilities                      268,533          (51,790)        216,743

Convertible pay-in-kind preferred
 stock                                  66,342          (66,342)(f)           -
PCTV Detroit cumulative preferred
 stock                                   6,458              -             6,458

Stockholders' Equity (Deficit):
-------------------------------
 Common stock                              129               75(g)          204
 Additional paid-in-capital            159,730           48,592(g)(h)   208,322
 Warrants                                3,757              -             3,757
 Accumulated deficit                  (225,825)          70,421(h)(i)  (155,404)
                                      --------           ------        --------
Total stockholders' equity (deficit)   (62,209)         119,088          56,879
                                       -------
Total liabilities and stockholders'
  equity (deficit)                    $279,124          $   956        $280,080
                                      ========          =======        ========

See accompanying notes to unaudited pro forma consolidated balance sheet

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)



For purposes of determining the pro forma effect of the transactions described above on the Company's consolidated balance sheet as of December 31, 1997, the following adjustments have been made:

(a) Represents net proceeds for the Company of the $52,000 New Credit Facility after payment to holders of Old Discount Notes of $42,500 and payment of fees and expenses of: (i) $2,200 for the Senior Credit Facility and (ii) $2,300 for the Exchange Offers.
(b) Represents elimination of existing deferred financing costs related to the Old Discount Notes and Preferred Stock that is being retired as a result of the Exchange Offers.
(c) Represents elimination of the Old Discount Notes that are being retired as a result of the Exchange Offers.
(d) Represents issuance of $100,000 of New Discount Notes, and related interest of $32,813, that will be issued to the Old Discount Note Holders and Preferred Stockholders, as follows:

     Old Discount Note Holders                        $112,891
     Preferred Stock Holders                            19,922
                                                      --------
     Total                                            $132,813
                                                      ========

     No interest expense on the New Discount Notes will be recorded by the Company pursuant to the accounting prescribed by FAS 15.

(e) Represents the New Credit Facility issued in connection with the Exchange Offers.
(f) Represents elimination of the Company's Preferred Stock that is being retired as a result of the Preferred Stock Exchange Offer.
(g) Represents increase in common stock for shares issued as part of the Exchange Offers to the Old Discount Note Holders and Preferred Stockholders, as follows:

                                                                    Additional
                                                           Common     Paid-in
                              Shares     Price    Value    Stock      Capital
                              ------     -----    -----    -----      -------
Old Discount Note Holders    4,887,267    .625   $3,055     $49        $3,006

Preferred Stockholders       2,597,054    .625   $1,623     $26        $1,597
                                                 ------     ---        ------
                                                 $4,678     $75        $4,603
                                                 ======     ===        ======

(h) Represents the increase to Additional Paid-in-Capital and reduction to Accumulated Deficit from the Exchange Offers, specifically the (i) retirement of Preferred Stock and (ii) the extraordinary gain on the settlement of the Old Discount Notes as follows:

     (i)  Retirement of Preferred Stock
          Carrying amount of Preferred Stock                    $ 66,342
          Write-off of existing deferred financing costs            (463)
          Estimated fees and expenses of Exchange Offers            (345)
          Future cash payments of the New Discount Notes         (19,922)
          Fair market value of Common Stock issued                (1,623)
                                                                  ------
          Increase in additional Paid-in Capital                 $43,989
                                                                  ======

     (ii) Settlement of Old Discount Notes

          Carrying amount of Old Discount Notes                 $ 241,603
          Write-off of existing deferred financing costs           (3,581)
          Cash paid to holders of Old Discount Notes              (42,500)
          Estimated fees and expenses of Exchange Offer            (4,155)
           and New Credit Facility
          Future cash payments of the                            (112,891)
          New Discount Notes
          Fair market value of Common Stock issued                 (3,055)
                                                                   ------
          Reduction of Accumulated Deficit                        $75,421
                                                                  =======

     Estimated fees and expenses of the Exchange Offers were pro-rated between gain on settlement of the Old Discount Notes and the retirement of Preferred Stock based on the amount of New Discount Notes each received. The estimated fees and expenses of the New Credit Facility were charged to the gain on the settlement of the Old Discount Notes.

     (i) Represents the federal and state income tax expense recorded on the gain on settlement of the Old Discount Notes.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      EXCHANGE
                                       HISTORICAL      OFFERS
                                        COMPANY      ADJUSTMENTS     PRO FORMA
                                        -------      -----------     ---------
Revenues                                $32,690          $ -          $32,690
                                        -------        -------        -------

Costs and Expenses:
  Service costs                          18,811            -           18,811
  Selling general and administrative     23,132            -           23,132
  Depreciation and amortization          34,508         (1,667)(a)     32,841
                                        -------        -------        -------
                                         76,451         (1,667)        74,784
                                        -------        -------        -------
          Operating loss                (43,761)         1,667        (42,094)

Loss on sales and writedown of assets      (389)           -             (389)
Interest expenses:
     Non cash                           (30,151)        26,594(b)(c)   (3,557)
     Cash                                (1,425)        (3,207)(c)     (4,632)
Interest income and other                 5,314            -            5,314
Minority interest                            57            -               57
                                        -------        -------        -------
Loss before income taxes                (70,355)        25,054        (45,301)
Income tax expense                           52            -               52
                                        -------        -------        -------
Loss before extraordinary gain          (70,407)        25,054        (45,353)
Extraordinary gain on early
 extinguishment of debt                     827         39,160(d)(e)   39,987
                                        -------        -------        -------
Net loss                                (69,580)        64,214         (5,366)
Preferred dividends                      (6,699)         6,173(f)        (526)
                                        -------        -------        -------
Loss applicable to common stock        $(76,279)       $70,387        $(5,892)
                                        =======        =======        =======

Deficiency of earnings to fixed
 charges                               $(76,805)                     $(45,827)
                                        =======                       =======
Basic loss per share before
 extraordinary item                    $  (5.80)                     $  (2.18)
                                        =======                       =======
Weighted Average Number of Common
 Shares Outstanding                                     13,149         20,633
                                                       =======        =======

     See accompanying notes to unaudited pro forma consolidated statement of operations

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



For purposes of determining the pro forma effects of the transactions described above on the Company's consolidated statement of operations for the year ended December 31, 1997, the following adjustments have been made:

(a) Represents elimination of amortization of existing deferred financing costs of the Old Discount Notes and Preferred Stock that will be retired as part of the Exchange Offers.

(b) Represents the elimination of the interest expense on the Old Discount Notes that will be retired as part of the Exchange Offers. No interest expense on the New Discount Notes will be recorded by the Company pursuant to the accounting prescribed by FAS 15.

(c) Represents the interest expense on the $52,000 New Credit Facility. Adjustments to interest expense are calculated as if the Senior Credit Facility had been outstanding since January 1, 1997 with interest at 12% per annum, compounding monthly, 6% cash pay and 6% payable-in-kind.

(d) Represents the extraordinary gain on settlement of the Old Discount Notes calculated in accordance with FAS 15 is as follows:


           Carrying amount of Old Discount Notes                 $ 211,801
           Write-off of existing deferred financing costs           (5,040)
           Cash paid to noteholders                                (42,500)
           Estimated fees and expenses of the Exchange Offers       (4,155)
            and New Credit Facility
           Future cash payments of the New Discount Notes         (112,891)
           Fair market value of Common Stock issued                 (3,055)
                                                                 ---------
                    Total                                        $  44,160
                                                                 =========


(e) Represents the federal and state income tax expense ($5,000) recorded on the gain on settlement of the Old Discount Notes.

(f) Represents elimination of preferred dividends as the Company is retiring its Preferred Stock as part of the Exchange Offers.

                            SELECTED FINANCIAL DATA

     The following table presents selected consolidated historical data for the Company and its predecessors/*/ as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997. All dollar amounts are in thousands except per share data. The information contained herein and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto of the Company, included elsewhere in this Prospectus/Consent Statement.


                                                                                Year Ended December 31,
                                                -----------------------------------------------------------------------------------
Consolidated Statements of                                                                                       Pro Forma
Operations Data:                                     1993          1994          1995         1996           1997         1997/(1)/
                                                     ----          ----          ----         ----           ----         ---
     Revenues.................................      $ 5,780      $ 12,557      $ 26,004      $ 33,425      $ 32,690      $ 32,690
     Depreciation and Amortization............        3,328         6,606        24,627        39,258        34,508        32,841
     Operating Loss...........................       (8,189)/(2)/ (20,573)      (42,277)      (50,819)      (43,761)      (42,094)
     Interest Expense.........................        1,938         2,514        15,566        27,891        31,576         8,189
     Net Loss.................................       (9,802)      (19,531)/(3)/ (53,235)/(4)/ (75,887)      (69,580)/(5)/  (5,366)
     Actual and Pro Forma Net
    Loss per Common Share.....................      $ (1.73)/(6)/   (2.20)/(3)/$  (5.23)/(4)/$  (6.26)     $  (5.80)/(5)/$  (2.18)
     Weighted Average Number of                                                              $
       Common Shares Outstanding..............        5,367         8,949        11,072        13,100        13,149        20,633
     Ratio of Earnings to Fixed Charges/(7)/..           --            --            --            --            --            --

Consolidated Balance Sheets Data at
end of period:
     Cash and Marketable Securities...........      $18,999      $  7,602      $ 135,677     $104,702      $ 80,275      $ 85,275
     Total Assets.............................       43,427       117,532        373,093      326,148       279,124       280,080
     13 1/8% Senior Discount Notes due 2004...           --            --        185,676      211,801       241,603            --
     P-I-K Convertible Preferred Stock........           --        10,129         54,577       60,170        66,342            --
     New Discount Notes.......................           --            --             --           --            --       132,813
     New Credit Facility......................           --            --             --           --            --        52,000
     Other Notes Payable......................       16,659        12,116         16,641       22,630        14,862        14,862
     Preferred Stock issued by PCTV Detroit...           --            --          6,098        6,458         6,458         6,458
     Stockholders' Equity (Deficit)...........       20,865        82,997         96,519       14,089       (62,209)       56,879
     Number of Common Shares Outstanding......        6,608         9,758         12,841       12,925        12,924        20,408

Financial Statement Presentation

* The consolidated financial statements include operations of People's Choice TV Partners ("PCTV Partners") to March 10, 1993, the operations of a successor limited partnership, People's Choice TV Partners, L.P., ("PCTV L.P.), from March 11, 1993 to April 29, 1993 and the operations of the Company thereafter.

     The statements of operations data for the three years ended December 31, 1997 and the balance sheets data for December 31, 1997 and the balance sheets data for December 31, 1996 and 1997 are derived from the consolidated financial statements and accompanying notes of PCTV Corp. and Subsidiaries included herein.

     The balance sheet data for December 31, 1996 and 1997 are derived from the PCTV Corp. and Subsidiaries consolidated financial statements included herein.


--------------------------
(1) Gives effect to the Debt Exchange Offer and Preferred Stock Exchange Offer as if such events had occurred on December 31, 1997 for balance sheet data and January 1, 1997 for statement of operations data.
(2) Includes approximately $1.2 million of non-recurring, non-cash compensation expense in connection with grants of nonqualified options made in 1993 to certain employees.
(3)  Includes an income tax benefit of $3.2 million or $.36 per share.
(4)  Includes an extraordinary gain of $1.2 million or $.11 per share.
(5)  Includes an extraordinary gain of $.8 million or $.06 per share.

(6) The pro forma net loss per share would have been $1.69 for the year ended December 31, 1993, assuming 98,832 shares had been issued at the initial public offering price of $10.50 per share for the common stock, and the proceeds were received and used to retire certain indebtedness on January 1, 1992.
(7) The Company's earnings were inadequate to cover fixed charges by $9.8 million, $22,7 million, $59.3 million, $81.8 million, $76.8 million and $45.8 million for the years ended December 31, 1993, 1994, 1995, 1996, 1997 and pro forma year ended December 31, 1997, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company's predecessor was formed in 1988 to accumulate wireless frequency rights and to own, develop and operate wireless communications systems. The Company's strategy is to own, develop and operate video transmission systems and data communications systems in large markets. The Company's operating and targeted markets are concentrated in the midwestern and the southwestern regions of the United States. Currently, the Company provides video transmission service in Chicago, Detroit, Houston, Phoenix, St. Louis and Tucson and the Company also provides data communication services in Detroit and Phoenix. The Company also controls wireless frequency rights in Indianapolis, Milwaukee, St. Louis and Salt Lake City. The Company controls between 19 and 32 wireless frequencies in its nine primary markets, which collectively represent approximately 7.8 million households which the Company believes can be serviced by line-of-sight transmission from a single transmit site.

Results of Operations

     The following discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto, and the other financial information appearing elsewhere in this Form 10-K.

Strategic Direction

     The Company may from time to time make forward-looking statements. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. Any such statement is qualified by reference to the following cautionary statements.

     During 1997, the Company's strategy has been to continue conservation of capital pending (i) the launch of the Company's high-speed Internet service marketed under the name SpeedChoice (described below under "Liquidity and Capital Resources") and (ii) the implementation of digital video technology.
The Company first began offering the SpeedChoice service in the Detroit market in October 1997 and in the Phoenix market in March 1998, and cannot at this time assess the overall market interest in this product. With respect to the Company's proposed digital video system, the Company is currently working to resolve certain technical issues relating to the desired performance of the system. The Company now expects the launch of a digital video service to occur in the second half of 1998. When the Company offers this service in a market, it anticipates that it will offer the service in conjunction with the offering of the SpeedChoice service. The Company believes that the implementation of digital video technology will expand its video product offering, and, in conjunction with the offering of the SpeedChoice service, will enhance the Company's ability to attract and retain customers. Both the SpeedChoice service and digital video are new products for the Company and there can be no assurance that the Company will be able to attract and retain the customer base necessary to compete successfully with existing competitors or new entrants in the market for video programming and Internet access services.

Revenues

     Revenues decreased 2% for the year ended December 31, 1997 compared to the year ended December 31, 1996. The decrease is principally attributable to a lower customer count and lower installation revenue resulting from the Company's suspension of the growth of its analog customer base, partially offset by an increase in average revenue per customer and by higher third party installation revenues. Revenues increased 29% for the year ended December 31, 1996 compared to the comparable 1995 period. This increase is principally attributable to the acquisition of the Chicago and Detroit systems, on September 8, 1995 and August 29, 1995, respectively, and the addition of customers in the Phoenix system. Customer count decreased 13% to 67,300 at December 31, 1997 from 77,800 at December 31, 1996. The 1997 decrease was also affected by the sale of 8,800 Multiple Dwelling Units in St. Louis which accounted for 3,900 customers. Customer count decreased 3% to 77,800 at December 31, 1996 from 80,100 at December 31, 1995. The decrease in customer count is primarily due to the Company's suspension of the growth of its analog customer base in 1996.

Service Costs

     Service costs increased 1% and 19% for the years ended December 31, 1997 and December 31, 1996, respectively. Service costs are mainly programming costs, channel lease payments, transmitter site rentals, service calls, cost of program guides and repair and maintenance expenditures. The increase in 1997 was primarily due to an increase in costs associated with third party installations, channel lease payments and internet related costs, offset by a decrease in programming and service call costs. The decreases were attributable to the aforementioned decline in customers. Service costs increased in 1996 from 1995 primarily due to the Chicago and Detroit system acquisitions and to the increase of customers in the Phoenix system, partially offset by the decrease of customers in the Houston system.

Selling, General and Administrative Costs

     Selling, general and administrative costs decreased 10% and 7% for the years ended December 31, 1997 and December 31, 1996, respectively. Costs decreased in both years primarily due to the suspension of the growth of the analog business, primarily salaries and related benefits due to personnel reductions and lower bad debt expenses. The 1997 results also reflect decreases in rent and occupancy costs. Partially offsetting these decreases in 1997 were costs incurred for the launch of the high-speed Internet access service. Partially offsetting these decreases in 1996 are costs associated with the acquisition of the Chicago and Detroit systems, the addition of customers in the Phoenix system, costs associated with digital video and Internet testing, and an increase in professional fees.

Depreciation and Amortization

     Depreciation and amortization expense primarily includes depreciation of wireless systems and equipment and amortization of frequency rights. Depreciation and amortization decreased for the year ended December 31, 1997 compared to 1996 primarily due to a decrease in amounts capitalized due to the Company suspending the growth of the analog customer base, partially offset by the acceleration of depreciation for certain assets. Depreciation and amortization increased for the year ended December 31, 1996 compared to 1995 primarily due to the acquisition of the Chicago and Detroit systems, the launch of the Phoenix system in 1995 and additional expense recorded on certain of the St. Louis assets. Excess direct costs of obtaining customers over installation revenues are capitalized and amortized over a three year period, or the life of the customer, if shorter. The Company expects that depreciation and amortization expense will begin to increase as a result of capital expenditures for the high-speed Internet access service and digital video technology.

Non-cash Settlement of Lawsuit

     The amount represents the value of 56,000 shares of restricted Company common stock issued as part of the settlement of a lawsuit.

Operating Loss

     Operating loss was $43.8 million, $50.8 million and $42.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Operating loss decreased from 1996 to 1997 primarily due to the Company's strategy not to further develop its analog business. Operating loss increased in 1996 from 1995 principally due to increases in depreciation and amortization expense and the non-cash settlement of a lawsuit, partially offset by the net increase in revenues compared to service costs and selling, general and administrative expenses. Cash flows used in operating activities were $3.3 million, $8.8 million and $14.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. The reduction in 1997 compared to 1996 of $5.5 million was primarily due to a favorable net change in assets and liabilities principally due to accounts payable which increased $3.9 million in 1997 as compared to 1996 and an improvement in earnings before interest, taxes, depreciation and amortization ("EBITDA") of $1.7 million adjusted for the non-cash settlement of a lawsuit, offset by a reduction in interest income, net of cash interest expense, of $.7 million. Cash flows used in operating activities decreased $6.1 million from 1995 to 1996 principally due to improvement in EBITDA of $6.7 million adjusted for the non-cash settlement. Partially offsetting this is a decrease in interest income, net of cash interest expense, of $1.2 million.

Loss on Sales and Writedown of Assets

     Loss on sales and writedown of assets for the 1997 period includes a $1.0 million writedown of certain assets to net realizable value, and a $.9 million writeoff of non-strategic frequency rights, partially offset by the $1.0 million gain on sale of service contracts and equipment in the St. Louis market, and a $.6 million gain on sale of a non-strategic frequency.

     The 1996 and 1995 amounts primarily include writedowns of notes receivable of $2.8 million and $.7 million, respectively, principally associated with the initial investment in the Chicago system, to net realizable values.

Interest Expense

     Interest expense was $31.6 million, $27.9 million and $15.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in interest expense from 1995 through 1997 was primarily a result of the accretion of the Old Discount Notes in May 1995. Non-cash interest expense totaled $30.1 million, $26.8 million and $14.7 million for 1997, 1996 and 1995, respectively, of which $29.8 million, $26.1 million and $14.3 million were recorded on the Old Discount Notes in 1997, 1996 and 1995, respectively.

Interest Income and Other

     Interest income and other was $5.3 million, $5.7 million and $6.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in interest income from 1995 through 1997 was primarily due to a reduction in cash available for investment. The Company expects interest income to continue to decrease as the cash balance available for investment decreases.

Equity Interest in Preferred Entertainment, Inc. ("PEI")

     Equity interest in operations includes (i) the Company's pro rata share of the net loss of PEI's operations from May 15, 1994 to September 7, 1995 and (ii) amortization of excess purchase price over fair market value of net assets acquired. The Company acquired PEI on September 8, 1995. The Company's statements of operations consolidate the results of PEI from the date of acquisition.

Extraordinary Gain on Early Extinguishment of Debt

     The 1997 amount represents a net gain on early extinguishment of a $6.7 million note for which the Company repaid $5.9 million.

     The 1995 amount represents a net gain on early extinguishment of a $4.5 million note in exchange for 180,000 common shares of the Company's common stock.

Net Loss

     Net loss was $69.6 million, $75.9 million and $53.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. As described above, these net losses are principally attributable to the significant expenses incurred in connection with the development of the Company's business. The Company expects to continue to incur net losses while it develops and expands its wireless communications systems.

Liquidity and Capital Resources

     Cash, cash equivalents and marketable securities decreased to $80.3 million at December 31, 1997 from $104.7 million at December 31, 1996, a decrease of $24.4 million. This decrease is primarily attributable to cash used in operating activities, investment in wireless systems and equipment, and repayment of notes payable, partially offset by proceeds from sales of assets.

     The wireless communications business is a capital intensive business. The Company's operations require substantial capital investment for (i) the acquisition or leasing of wireless frequency rights in certain markets, (ii) the construction of headend/transmission facilities as well as customer service maintenance and installation facilities in several cities, (iii) the installation of customers and (iv) the funding of initial start-up losses.

     During 1997, the Company's strategy has been to continue conservation of capital pending (i) the launch of the Company's high-speed Internet access service and (ii) the implementation of digital video technology.

     In October 1997, the Company launched a high-speed Internet access service in the Detroit market and in March 1998 the Company launched the SpeedChoice service in the Phoenix market. The service is being marketed under the name SpeedChoice. At this time, the SpeedChoice service does not have a material number of customers. The Company's ability to further develop the SpeedChoice service may be affected by a number of factors: first, the Company has never operated such a service and the technology may not perform adequately when material levels of customers are receiving the service; second, the Company does not know whether there will be sufficient customer interest in this service at a sufficient price to create a successful business model; third, competition from cable modem, T-1, ADSL, other wireless frequencies and other new technologies and telecommunications services providers may prevent the Company from successfully developing further the SpeedChoice service; and fourth, because the Company has never previously operated any internet access system, there may be other financial, marketing, technological, customer service, billing, operational or management issues that prevent the Company from successfully developing further the SpeedChoice service.

     With respect to the Company's proposed digital video system, the Company is currently working to resolve certain technical issues relating to the desired performance of the system. The Company now expects the launch of a digital video service to occur in the second half of 1998. When the Company offers this service, it anticipates that it will offer the service in conjunction with the offering of the SpeedChoice service in the same market. As disclosed previously, based on its expected transition to a digital video service, the Company does not plan to add to its analog customer base.

     The Company anticipates that the development of its wireless communications systems with Internet access and digital video technology will involve capital expenditures higher than those involved in implementing analog technology because of the costs associated with the addition of a new product line, high-speed Internet access, and increased costs for the more complex converter boxes and other equipment which utilize the digital technology. The Company estimates that it will spend $23.2 million in 1998 on capital expenditures compared to $15.3 million in 1997. Also in 1998, the Company will make $4.1 million in expenditures for required debt payments, compared to $9.7 million in 1997. To fund such 1998 capital expenditures and debt payments, the Company anticipates using the Company's available cash and marketable securities.

     If the Exchange Offers are consummated, the Company's liquidity levels and projected capital expenditures anticipated for 1998 are not expected to change. If the Exchange Offers are consummated, and as a result the Company has increased access to additional capital and financings, the Company anticipates that its level of projected capital expenditures in 1999 will increase as the Company seeks to implement its Strategic Business Plan.

     The Company has entered into an agreement with General Instruments Corporation ("GIC") pursuant to which the Company is obligated to purchase 50,000 converter boxes over the three year life of the contract. The Company can cancel its minimum purchase obligation by paying a per box cancellation fee. The Company's anticipated 1998 payments for converter boxes under the terms described above have been included in the Company's estimates of capital expenditures for 1998. The Company believes that it will be able to recover its remaining investment in analog converter boxes through sales of such boxes to wireless video system operators who intend to implement digital service at a later date than the Company.

     Consistent with its strategy of transitioning the business of the Company from analog technology to digital technology, the Company is proposing to sell, certain service contracts and equipment by which the Company provides wireless analog video service to apartment complexes, condominiums and other multiple dwelling units in its Chicago, Houston and Phoenix markets. All of the service contracts that are for sale concern properties that are served through the use of analog technology. These service contracts cover approximately 250 properties containing 51,000 individual units located in Houston, Phoenix and Chicago, which represents approximately 17,000 wireless analog video customers. The Company has entered into a letter of intent to sell these service contracts but it is uncertain whether a definitive agreement will be executed or whether any such transaction will be completed. On December 1, the Company closed on an asset sale agreement selling approximately 8,800 individual units located in St. Louis to ResNet Communications, LLC, representing approximately 3,900 analog video customers. The net proceeds from the sale were approximately $3.4 million resulting in a gain of approximately $1.0 million.

     The level of capital expenditures incurred for customer installations is primarily variable and dependent on the customer installation activities of the Company. Therefore, actual customer installation expenditures may be more or less than the Company's estimate. Further significant capital expenditures for customer installations are expected to be incurred by the Company in 1998 and subsequent years. If the Company does not have adequate liquidity to fund its desired capital expenditure plans, the Company may delay the launch of new Internet and digital markets and slow down its system expansion activities in its operating markets.

     The Company has experienced negative cash flow from operations in each year since its formation and, the Company expects to continue to experience negative consolidated cash flow from operations due to operating costs associated with its system development, expansion and acquisition activities. Until sufficient cash flow is generated from operations, the Company will have to utilize its current capital resources and external sources of funding to satisfy its capital needs. The development of wireless communications systems in the Company's major markets referred to above in subsequent years, the development of the Company's other markets, acquisitions of additional wireless frequency rights and wireless communications systems and the Company's general corporate activities will require the Company to secure significant additional financings in the future and there can be no assurance that such financing will be available when required.

Income Tax Matters

     The Company and its subsidiaries have net operating loss carryforwards ("NOLs") at December 31, 1997, for income tax purposes (subject to certain limitations, including limitations on changes in control, and Internal Revenue Service review) totaling approximately $140.6 million which expire in the years 2006 through 2012. Approximately $21.3 million of these NOLs at December 31, 1997 are available only to offset future taxable income of the Company's subsidiaries.

Inflation

     Management does not believe that inflation has a material impact on the Company's results of operations. Management believes it will be able to increase customer rates to keep pace with inflationary increases in costs without a significant decline in the number of customers.

Recently Issued Accounting Standards

     In June 1997, Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," were issued. The Company plans to adopt both in 1998. With respect to SFAS 130, the Company currently does not expect any changes to its Statement of Operations for comprehensive income, as defined. The disclosures regarding operating segments of the Company required under SFAS 131 have no significant impact to the 1997 financial statements. Future operations of the Company may require additional disclosures and discussions.

Year 2000

     The Company is currently in the process of evaluating its information technology infrastructure for the Year 2000 compliance. The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems to ensure compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company expects its Year 2000 project to be completed on a timely basis. However, there can be no assurance that the systems of other companies on which the Company's systems rely also will be converted on a timely basis. A failure to convert successfully by another company could have an adverse effect on the Company's systems. All significant software systems utilized by the Company are provided under current licenses by third party firms. The Company believes that these firms have Year 2000 compliance programs in place.

                                    BUSINESS

General

     The Company was incorporated in Delaware on April 22, 1993. The Company and its predecessors have been engaged in the wireless analog video television business since 1988. The Company is a developer, owner, and operator of wireless high-speed data communication and video transmission systems utilizing up to 200 Mhz of licensed broadband frequency spectrum ("MDS Spectrum") at the
2.1 and 2.5-2.7 Ghz range. The Company's strategy is to operate high-speed wireless data communication systems in large metropolitan markets and digital video systems in one or more of its markets in conjunction with its data service as a bundled telecommunications offering. The Company intends to target its high-speed data service, SpeedChoice, to both business and residential households. SpeedChoice will provide customers with the critical "last mile" high-speed, downstream data connectivity that is 50 times faster than typical
28.8 kilobit per second telephone lines, 10 times faster than integrated services digital network ("ISDN") lines, twice as fast as T-1 circuits and comparable in speed to cable modems and digital subscriber line ("DSL").

     The Company controls between 114 and 200 Mhz of MDS Spectrum in nine primary markets concentrated in the Midwestern and Southwestern regions of the United States. The Company's nine primary markets are Chicago, Detroit, St. Louis, Milwaukee and Indianapolis (the "Midwest Markets") and Phoenix, Houston, Salt Lake City and Tucson (the "Southwest Markets"). In addition, the Company is a 27% owner in a joint venture in the Albuquerque market. Since line-of-sight is required from the Company's transmit site to the customer location in order to receive the Company's high-speed data and digital video services, the Company believes that these regions, particularly the Southwest region, provide for better coverage of the Company's wireless services given the favorable terrain and foliage of these regions. The Company estimates that these nine primary markets encompass 10.2 million television households and 400,000 businesses. The businesses listed above are estimated to have approximately 2.7 million phone lines. The Company estimates that approximately 75% of these residential households and 90% of these business locations, in aggregate, are physically capable (i.e. line-of-sight) of receiving the Company's high-speed data service from a single transmit site in each market.

     Approximately 11% of these businesses and 20% of residential households in the U.S. are estimated to subscribe to a data service at the end of 1997. It is estimated that 65% of businesses and 49% of residential homes are expected to subscribe to a data service by the year 2001. Given the projected growth of data services among businesses and residential households over the next several years, the Company is seeking to capture market share by launching SpeedChoice in many of its markets. The Company believes that its wireless platform for data services will enable the Company to offer such a service at a competitive price versus the price of other comparable high-speed data services and on a time-to-market basis that is quicker than certain competitors due to the plant upgrades and infrastructure costs needed in order to offer such high-speed data services by local exchange carriers, long-distance telephone companies, cable television and other telecommunication competitors.

     While the Company was formed for the purpose of licensing MDS spectrum and using it to provide analog video services, technological developments have created new and, in management's opinion more attractive business opportunities utilizing digital transmission. First, the development of digital television standards and equipment will enable the Company to offer a digital TV product with over a hundred program channels, as opposed to the analog limitations of 30 to 40 channels. Second, the modulation scheme used to transmit digital video (called 64 QAM), converts a standard television channel into a 30 megabit per second wireless data path. Third, the explosive growth of the Internet as a communications medium has created a market for data networking that reaches beyond the large companies that dominated the field only five years ago to the point where today, 20 million single computer users in U.S. residences are connected to the same network, i.e., the Internet.

     In 1996, the Company had identified that it would emphasize digital technology and phase out its reliance on analog television systems. Also in 1996, the Company determined that the opportunity to provide high-speed (1 megabit per second or greater) Internet access deserved specific emphasis and attention. Accordingly, in early 1997, the Company established an internal division to deal solely with the Internet business opportunity. During the first three quarters of 1997, Company personnel worked to deploy and test the technology available, and to verify its suitability for commercial service. Having successfully completed that task, the Company made its service commercially operational in Detroit in October of 1997 under the brand-name SpeedChoice. In March 1998, the Company commercially launched SpeedChoice in Phoenix.

     The management of the Company believe that due to the performance to date of the Internet technology as deployed by the Company, the growth of the Internet access industry, the early market feedback regarding SpeedChoice and the economic efficiencies of the product both alone and in combination with digital video, the Company should expand its rollout of SpeedChoice and its internal data networking expertise and resources. With regard to its SpeedChoice product, the goal of the Company will therefore be to secure and maintain a significant share of the market for high-speed Internetworking in the cities in which it operates. Internetworking includes Internet access, provision of intranets and extranets, and virtual private networks (VPN's - see below). The Company will continue to seek to deploy digital video in its markets, dependent upon financial considerations, results from the first digital video launch, and other factors. The Company believes it can best maximize its return from its investment in wireless frequencies by bundling the SpeedChoice product with a digital video product initially in the Phoenix market, and will seek to determine if this product offering can be replicated in other markets.

     The Company believes that the proposed Exchange Offers can facilitate a repositioning of its business profile as a premier digital services and wireless data networking firm, with appropriate access to capital markets and industry resources.

The High-Speed Data Opportunity

     The Internet.  The Internet is a global "network of networks", today
     ------------
connecting millions of homes, commercial organizations, educational institutions, and government agencies. It originated as ARPAnet, a network started by the Department of Defense in 1969, to provide a relatively fail-safe method of computer communications between different systems. Consequently, a network protocol was chosen called TCP/IP, which has become the standard on which the Internet is based. This protocol serves two crucial functions.
First, it enables widely disparate types of hardware and networks to communicate in the same "language". Second, it allows messages to be broken up into small packets of data, which can then be sent along differing paths to arrive at the same destination. In this way, it allows for efficient use of multiple paths, and can continue to perform even when parts of the network are not functioning. The ubiquity and robustness of TCP/IP has enabled a world-wide acceptance of the platform, and hence the rapid growth of the Internet.

     The growth of the Internet can be exemplified by two basic numbers: (i) The number of hosts (computers connected to the internet), and (ii) the number of world wide web ("WWW") domains that are licensed. In 1987, the original 13 sites were hooked up to the Internet's original progenitor, the NSFnet. It is estimated by the Center for Next Generation Internet, that the number of hosts currently connected to the Internet exceeds 20 million, and will exceed over 100 million by early 2000. The current WWW domain name scheme was created in 1993, licensing names with suffixes of .com, .org, .gov., .edu., .mil, and .net. From zero in 1993, the World Wide Web has grown to over 10 million domains by mid 1997.

     The result of this explosion of connectivity has spurred a similar growth in users accessing the web for business or personal use. The Yankee Group estimates that in 1997, 20% of U.S. households and 11% of U.S. businesses had some form of web connection. They estimate that in 2001, 49% of households and 65% of businesses will be connected. Given such projected growth, it is important that the Company be in a position to offer data services in its markets during this timeframe.

     Initial use of the web was restricted to information transfer, generally text based. However, the proliferation of thousands of companies developing products for the web have increased its utilization, to include internet versions of: shopping, banking, investing, mail, games, conversation (chat), security manufacturing control and monitoring, telephony, broadcast video, conferencing, virtual reality.

     The proliferation of these enhanced services on the web create two conditions which could be favorable to the Company's attempts to enter the market. First, these services create a constantly increasing imperative for homes and businesses to go online. Just as millions of homeowners in the first half of this century decided they needed a telephone to communicate, the Internet has the potential of creating such a need. This means an increasing market for connectivity of all sorts. Second, however, the large number of enhanced services being developed include many applications which use much more bandwidth, or higher speed connections, than have been typical up to now. Therefore, companies which can provide low-cost high-speed access, have a distinct marketing advantage.

     The existing infrastructure of the Internet uses a series of public and private nodal points to connect providers of backbone capacity, along which Internet traffic flows. Backbone providers connect, or "peer" with each other at private connections and also at network access points or "NAP's". Typical bandwidth of backbone connections run at DS-3 (45 megabits per second) speed up to OC 128 (6.4 gigabits per second). However, the speed of the Internet slows down dramatically at the "edges" of the network. The large majority of homes, and many businesses too, still rely on traditional telephone lines, using twisted copper pairs, for connection. While telephone companies have announced initiatives using DSL technology to increase the speed such wires are capable of, most connections to these twisted pairs run at speeds from 28.8 to 56 kilobits per second. Such connections are not suitable for high-bandwidth applications, including certain uses of audio and video. Some analysts, including the Strategis Group and Paul Kagan Associates, predict a significant demand for high-speed Internet access in the future.

     In addition to the increasing use of the public Internet, many businesses and institutions are now seeking to exploit Internetworking technology for private communications. An "intranet" is a site or series of websites which only a closed user group can access, usually by password protection or firewall. Intranets are typically for employees within a company. A company that wishes to include vendors and customers for access to certain websites, but exclude the general public, would build an "extranet", again using the Internet to send the data, but restricting secure access to the data. A more comprehensive use of the Internet for a company would be the construction of a "Virtual Private Network", or VPN. Here a company would put its internal communications, including e-mail and local area network traffic, on the public Internet, but then secure it by means of passwords, encryption, and firewalls. This has the effect of making the company's network accessable from anywhere in the world, yet still retaining reasonable security. The ultimate deployment of Internetworking technology for private use is in the creation of "parallel internets", which use all the routing and architecture advances of the public internet, but use private backbones and have no public connectivity. One of the largest such parallel internets called the "Automotive Network Exchange", is due to be constructed in Detroit, as a joint project of the big three auto manufacturers.

     The Company believes it is in a unique position to satisfy the ever increasing demand for Internet connectivity at high-speed. Further, the Company believes that the current and future construction of its wireless infrastructure creates a window of opportunity before certain competing services are fully deployed, during which time there may be a scarce number of competing suppliers. The exact timing of this opportunity is fluid and subject to many variables in each market, and the Company cannot predict when such window of opportunity that it believes now exists will be curtailed or even closed, due to competition and/or technological changes.

Business Strategy

     The Company has identified 5 key factors which it believes drives the market opportunity for its SpeedChoice product. They are 1) Growth of connectivity to the Internet; 2) An interval of opportunity before certain competitors arrive in the marketplace; 3) Exploitation of wireless economics; 4) Convergence of business and residential use; and 5) A relative lack of high-speed Internet access options for homes and businesses.

     Growth of connectivity to the Internet.  The Internet has penetrated more
     --------------------------------------
homes faster than any prior communications medium. World Wide Web access, which is virtually synonymous with Internet access in the consumer market, has grown from zero in 1993 to 20 million homes online as of 1998. The Yankee Group predicts over 50 million households will be online by 2001. Also, they predict that business connectivity will rise from 11% of all businesses at the end of 1997, to 65% in 2001. Thus, the Internet access market is predicted to compound by 26% annually in homes, and 56% annually in business. Thus in entering this industry, the Company does not have to rely on penetrating an otherwise mature market, but can also seek to participate in its overall growth.

     An interval of opportunity before certain competitors arrive in the
     -------------------------------------------------------------------
marketplace.  The Fall 1997 Boardwatch directory of Internet Service Providers
-----------
("ISP's") states that there are over 4300 ISP's nationwide. It further states that 2775 did not even provide speeds as high as 56 kbps at that time. Currently, only high level ISP's provide megabit speed connectivity. They do so almost exclusively through telephone company (T-1) connections, which are not priced for residential or small business access. The announced sources of low-cost high-speed connectivity are DSL technology (also available through telephone companies) and cable modems, e.g. @Home. While DSL has been announced several times in various markets, it is still not widely available. Paul Kagan Associates estimates that DSL deployment will hit 100,000 customers nationwide by the end of 1998, but will not catch up to cable modem deployment, estimated at 1 million by the end of 1998. Further, Multichannel News recently reported
                                           ------------
industry frustration at the speed of existing high-speed deployments, citing predictions that only 43% of U.S. homes would be passed by cable plant capable of delivering cable modem service and less than 25% by telephone plant capable of delivering DSL service by 2005. While cable companies including Cox in Phoenix and Media One in Detroit have begun deploying cable modems, neither has finished system rebuilds which enable such deployment. Furthermore, cable plant typically covers residential neighborhoods more fully than business areas. Therefore, the Company believes that there is a period of time during which cable modem and DSL technology will not be widely available to homes and businesses in parts of its territory. In these areas, the market for low-cost high-speed access will be first penetrated by SpeedChoice. After the year 2000, there are new satellite based communications companies slated to be coming on line with low earth orbit (LEO) systems. One such system is Teledesic, the joint venture of Microsoft and McCaw. While these systems are capable of high-speed Internet access, plans for pricing and availability are unknown at this time, and could result in further competition for high-speed Internet access service.

     Exploitation of wireless economics.  The most ubiquitous competing high-
     ----------------------------------
speed Internet access technologies are currently all wireline based. Cable plant must be rebuilt and conditioned in order to accept cable modem technology. Twisted pair connections must be conditioned, and in extreme circumstances, replaced, to accept DSL technology. In order to make these services available to millions of homes, the cable and telephone companies must invest in infrastructure upgrades. The wireless systems which deliver SpeedChoice require no proprietary wired infrastructure to reach customers. Consequently, in its Detroit market, PCTV's SpeedChoice service is currently available across a radius of approximately 35 miles in diameter. In Phoenix, the service radius is as large as 50 miles, and covers almost a million homes. In order to install service in these homes, an investment of approximately $300 is required at the customer's home, but only when a customer connects. A further per-customer investment is required to increase capacity at the transmission facility.
Rather than be forced to recoup network upgrade costs for a wired infrastructure, the SpeedChoice customer equipment investment exists only at transmission and reception sites. The Company believes that it will consequently invest less per subscriber than wired networks, and that this economy can aid the Company in maintaining a competitive price structure.

     Convergence of business and residential use.  Recent demographic shifts
     -------------------------------------------
have led to the rise in the population of "SOHO's", or small office/home office businesses. Technological advances such as faxes, PC's and voice mail have brought office automation into homes. The Internet is increasingly used by SOHO's as a communications and remote access tool. While large corporations have high-speed access to the web through the use of expensive telephone T-1 circuits, these options are not economically viable for the home office. Nonetheless, SOHO business operators value their time and do not wish to use slower Internet access services than necessary. The Company believes that the increasing connectivity of SOHO's will lead to an increasing demand for bandwidth to the home, of which the Company is one of only a few possible suppliers. Furthermore, many cities and companies now institute telecommuting, or work-at-home programs for employees. These programs are particularly facilitated by Internet access. SpeedChoice is currently in negotiation with several companies regarding the provision of service to telecommuting employees.

     A relative lack of high-speed options for homes and businesses.  While
     --------------------------------------------------------------
competitors exist for low-cost high-speed Internet access, and more will come online in the next few years, the overall competitive profile in the market for such service is reduced significantly from that of traditional dial-up Internet access. In the 602 area code serviced by the Company in Phoenix, Boardwatch magazine lists 55 regional and 71 national ISP's providing dial-up service. Each homeowner in Phoenix has 126 choices for getting essentially the same product. Even when cable modem, DSL technology, and LEO service is firmly entrenched in Phoenix, the market for low-cost high-speed access will probably be served by far fewer competitors than currently provide dial-up service. The Company believes that the provision of this form of service puts it in a rarified group of competitors with a verifiably differentiated product.

     The Company intends to use marketing messages which emphasize the positive attributes and uniqueness of SpeedChoice versus other Internet access techniques. Specifically, SpeedChoice can be distinguished to homes and businesses by the following characteristics:

--------------------------------------------------------------------------------
Positive Attribute                                  Home Market  Business Market
------------------                                  -----------  ---------------
Immediately available over a wide area.                 Yes*           Yes
Fast installation turnaround.                           Yes            Yes
Cost is lower than certain other high-speed                            Yes
 alternatives.                                          Yes
Can be more reliable than a wired connection.           Yes            Yes
Supports multicast video and audio at high                             Yes
 resolution.                                            Yes
Provides an advantage for Internet video game
 players.                                               Yes
Provides route diversity for critical
 applications.                                                         Yes
--------------------------------------------------------------------------------

     * Phoenix only.  Residential service is not yet available in Detroit.

     The Company will use its advantage in availability to use mass media advertising techniques. Included will be print and broadcast media, direct mail, publicity campaigns, and retail presence.

Business Status

     Current infrastructure.  The Company has completed initial deployment of an
     ----------------------
infrastructure dedicated purely to high-speed wireless Internet access. The initial identification of resources began in late 1996, at the time the Company decided to examine the Internet opportunity. In 1997, the Company established a dedicated team to the project, and successfully tested infrastructure components. In the fourth quarter of 1997, the Company launched the service in Detroit to businesses. In March of 1998, the Company launched the service in Phoenix to both homes and businesses. Currently its infrastructure includes the following elements:

     Personnel.  The Company currently has over 70 full time persons primarily
     ---------
          dedicated to the SpeedChoice product roll-out. In addition to persons transferred from analog television operations, this staff includes data networking professionals and telecommunications sales personnel recently recruited to the project.

     Networking Equipment.  The Company has invested in state of the art network
     --------------------
          equipment from leading vendors. In many cases equipment includes redundant features such as mirror disk drives and power supplies. All equipment supports remote management by the Company's Network Operations Center ("NOC") These include:

     Cisco.  7513 Router.  This high end router is currently used by major
     -----
          Internet backbone providers including UUNet, PSINet, and MCI. This router is used at the edge of the SpeedChoice network for connectivity to the backbone.

     Sun Microsystems.  SpeedChoice uses Sun's Ultra Sparc Enterprise Servers
     ----------------
          for mission critical services including e-mail, domain name, authentication, and website hosting.

     Ascend.  Max TNT Concentrators, the Ascend flagship product, are used for
     ------
          switched upstream connectivity. The TNT allows aggregation of up to 672 concurrent connections. Both analog lines and ISDN are supported through this unit.

     Hybrid Networks.  Hybrid has been chosen as SpeedChoice's core modem
     ---------------
          supplier. The company is now delivering its third generation system, which provides a modular mix of speeds, media, and protocols in a single system, utilizing 10 mbps subchannels.

     Backbone Providers. SpeedChoice has contracted with Digex, a subsidiary of
     ------------------
          Intermedia Communications, for a 10 mbps clear channel backbone link to the Internet in Detroit. In Phoenix, backbone service is provided by GTE Internetworking. Both contracts can be upgraded to higher speed for increased capacity.

     Caching.  The Company currently uses the Squid caching software to bring
     -------
          website requests to the edge of its network as efficiently as possible. Currently in use in Phoenix, this software stores redundant web content requests, saving backbone usage, but also ensuring that web requests served from the cache are served from the fastest portion of the network only.

     Helpdesk.  SpeedChoice contracts 24 hours per day, seven days per week
     --------
          helpdesk services from Renaissance Worldwide Inc. ("RWI"). RWI is a leading supplier of helpdesk services to such computing companies as Raptor and Hewlett Packard. RWI help is available to SpeedChoice customers 24 hours a day, and RWI representatives are linked to SpeedChoice customer data via special Internet links.

     Network Operations Center.  SpeedChoice staffs its central NOC in Chicago
     -------------------------
          on a 24 hours per day, seven days per week basis. NOC staff can perform remote diagnostic and repair procedures via computer interfaces, and provide a rapid response to any network issues that arise.

     System Capacity.  Through its wireless MDS Spectrum, SpeedChoice has
     ---------------
          exclusive access to approximately 75 separate downstream 10 mbps subchannels in most of its markets. Transmitting from a single transmission site, the total current capacity of the spectrum controlled by the Company for downstream transmission is therefore 750 mbps in total. The company's modem vendor, Hybrid, has completed computer simulation studies which indicate that each subchannel can support 600 active simultaneous users, yielding 45,000 simultaneous users for the full spectrum. At a hypothetical 30% logon ratio (logon ratio is the percentage of customers logged on to customers subscribing.), the total customer base supportable by a single cell site would therefore be 150,000. It should be noted that the Hybrid study is statistical in nature. A change of statistical assumptions would change the results. Furthermore, a variation of actual traffic from statistical averages would tend to decrease system capacity.

     Proposed elements of future infrastructure.  The Company plans to increase
     -------------------------------------------
          its investment of capital in infrastructure, and develop new system capacity. It should be noted that such intent is subject to change, and may in particular be affected by issues related to failure of the Exchange Offers. In particular, continued access to capital, ability to recruit data networking professionals, and attract appropriate vendors are essential to continuing to enhance infrastructure. Proposed future elements of infrastructure include:

     Two-Way Wireless.  The Company has received permanent FCC authorization for
     ----------------
          two-way transmission using 12 mhz of MDS spectrum in Phoenix. Early tests of two-way modems in the market have been successful, yielding upstream speeds of up to 500 kbps. Final determination of capacity in the return path cannot be made until system design and implementation is completed. The Company expects that approximately one year of further product development is required before two-way can be made commercially available. Upon a successful implementation of two-way, the Company's dependence on dial-up or wired return would be significantly reduced. Although installation capital may increase, per subscriber operating costs would be reduced as well. The Company has filed applications for two-way authorizations in Detroit similar to those that were approved in Phoenix.

     Sectorization.  The Company has been testing sectorized transmission
     -------------
          antennae developed by Andrews Corp. Deployment of these antennae would increase capacity of the Company's upstream and downstream transmission spectrum. The Company does not expect to implement sectorization before 1999.

     Cellularization.  The system configuration approved by the FCC for use by
     ---------------
          the Company in Phoenix provides for three separate transmission sites. In conjunction with two-way system design, the Company may implement those sites, or seek to add more. Currently the Company transmits from two sites in Phoenix.

     The SpeedChoice Product.  The Company's major data networking product at
     -----------------------
this time is called SpeedChoice, and is offered in Phoenix and Detroit. The service currently utilizes a 10 mbps wireless subchannel for downstream transmission, and a dial-up phone line for residential return at 33.6 kbps. The Hybrid wireless modem which supports this product is external to the customer's PC, and is about the size of a paperback book. Commercial customers can use router return as well, with speeds of up to T-1 (1.544 mbps) supported. Thus, a commercial customer using a T-1 return will have access to over 11.5 mbps of bandwidth in total. The service speed is subject to network traffic, and Internet access speed is especially susceptible to Internet traffic. However, with dial-up return, the Company has seen speeds as high as 4 mbps on an instantaneous bursting basis. With router return, the Company has seen speeds of up to 6.5 mbps. It should be noted that the 10 mbps subchannel has a 2 mbps overhead for traffic management, yielding a theoretical maximum throughput of 8 mbps. It should also be noted that both SpeedChoice and cable modem products utilize a shared subscriber channel, so that instantaneous maximum speeds are generally higher than average speeds.

     Typical home solutions for Internet access include dial-up lines, which run up to 56 kbps in analog form, and up to 128 kbps for ISDN. Satellite service is also available from providers such as DirecPC, which runs at 400 kbps. Cable modem service varies in speed, but is capable of downstream speeds as fast as SpeedChoice service, and may be faster upstream compared to the SpeedChoice dial-up return. While pricing of all these services continues to be subject to change, a recent comparison of prices in the Phoenix area is as follows:

                    Comparison of Residential Service Costs


     Provider                Installation/Equipment    Cost per month                                Performance
                                      Cost

Cable Company                $149.95             $44.95 (with modem purchase),                    1-3 mbps*
                                                 $54.95 (without modem purchase)
ISDN                         Up to $685          $68, w/ 200 hr max.                              64-128 kbps

Dial-up ISP's                None                $12.95 - $29.95                                  28.8 - 56 kbps

Satellite                    $550                $9.95 - $129.95, plus hourly charges             400 kbps

SpeedChoice                  $149.95             $44.95 (with modem purchase),                    1-3 mbps*
                                                 $54.95 (without modem purchase)

     * Performance varies due to shared channel, and Internet limits. Range stated is typical speed.

                     Comparison of Commercial Service Costs


     Provider                Installation/Equipment    Cost per month                                Performance
                                      Cost
ISDN                         Up to $685             $68, w/200 hr max.                         64-128 kbps

Dial-up ISP's                None                   $12.95 - $29.95                            28.8 - 56 kbps

Satellite                    $550                   $9.95 - $129.95, plus                      400 kbps
                                                    hourly charges

T-1 (4 provider average)     $2,073                 $2,477 plus local loop                     1.544 mbps

SpeedChoice single terminal  $249.95                $124.95                                    1-3 mbps

SpeedChoice 20 terminal      $599.95 to quote       $599                                       1-6 mbps*

* With router return.

     Other services provided by SpeedChoice include:

     Website hosting
     E-mail
     Roaming dial-up service*
     Local dial-up service*
     Router Return
     VPN*
     Multicast*

     * In final preproduction stages.

     Marketing the SpeedChoice product.  The Company has identified six major
     ---------------------------------
          areas of concentration for marketing the SpeedChoice product. They are as follows:

     Direct sales.  The Company has recruited a team of 10 full time direct
     ------------
          sales people, who specialize in commercial accounts. These are experienced telecommunications and computer services sales personnel, with prior experience at major telecommunications firms.

     Value Added Resellers (VAR's).  The Company has signed distribution
     -----------------------------
          agreements with 10 VAR's, including Clover Technologies; Capricorn Diversified Systems Inc; MicroAge; Micro Source, Inc; MayData, Inc; MCE Services, Inc; NetCity Systems, Inc; Modern Business Machines; Cats Co; and Accram. The Company also assigns dedicated personnel to work with VAR's to promote and distribute the service. The VAR's are capable of providing high-level integration of SpeedChoice service with corporate LAN's, as well as assisting in the provision of VPNs and other enhanced services.

     Advertising.  Due to the wide area coverage of the Company's service in a
     -----------
          given area, mass media advertising is feasible. The Company is currently planning to implement ad campaigns in both Phoenix and Detroit.

     Retail.  The Company has signed agreements with four separate retail
     ------
          outlets specializing in computer hardware and software to the consumer and small business market. Sales through this channel have not yet commenced.

     Direct mail.  The Company has purchased targeted direct mail lists for
     -----------
          computer users.  Mail campaigns to these addresses are ongoing.

     Demonstrations.  The Company recently hosted its first demonstration event
     --------------
          in the Phoenix market, garnering several hundred attendees. More demonstration events and locations are planned.

     Critical Success Factors.  The Company believes that there are several
     ------------------------
          critical success factors for its SpeedChoice product. While some of these have been met, some can only be satisfied, in the Company's judgment, by the successful completion of the Exchange Offers. Some critical success factors which have been met include:

     Using off the shelf technology. The Company has successfully rolled out the
     ------------------------------
          technology, and all components in installation are generally commercially available from multiple vendors. No further R&D is necessary to have a commercial product.

     Internal Funding.  While the build-out of the Company's systems will take
     ----------------
          significant capital, the Company can fund initial roll-outs of the product.

     Market opportunity window.  The Company believes that there is an
     -------------------------
          opportunity to gain initial penetration of the product in an environment with relatively few competitors.

     There are, however, critical factors which depend on the success of the proposed Exchange Offers. These include:

          Further access to capital markets.  The Company will require further
          ---------------------------------
               funds to accelerate the build-out of the SpeedChoice product. Absent the successful completion of the Exchange Offers, the Company believes that its current capital structure will make it less likely that the Company would be able to effectively access the capital markets or access the capital markets at a favorable cost for the funds necessary to the development of the SpeedChoice.

          Access to top talent.  As the Company seeks to launch new markets, it
          --------------------
               will continue to require the ability to recruit top data networking professionals. Such professionals are in high demand today, and typically receive part of their compensation in the form of equity options. Based on the Company's current capitalization and the depressed market for its equity securities, the Company believes that the completion of the Exchange Offers would significantly enhance the Company's ability to attract such personnel.

          Access to strategic vendors and partners.  The Company has negotiated
          ----------------------------------------
               certain website content and technology development agreements. However, it wishes to expand such activity. To the extent that it is seen as unlikely to produce large order quantities for new content and technology due to financial factors, it will be difficult to keep the attention of key companies in these important industry sectors.

The Company's Marketplace

     Currently, the Company provides video transmission service in six operating systems located in Chicago, Detroit, Houston, Phoenix, St. Louis and Tucson and controls wireless frequency rights in three additional markets located in Indianapolis, Milwaukee, and Salt Lake City. The Company provides a high-speed Internet access service in the Detroit and Phoenix markets under the name SpeedChoice. The Company controls between 19 and 32 wireless frequencies in the Company's nine primary markets, which collectively represent approximately 7.8 million households which the Company believes can be serviced by line-of-sight transmission with existing analog technology. In addition, the Company owns a 27% interest in a partnership that operates a wireless cable television system in Albuquerque, New Mexico, which the Company estimates has 220,000 line of sight households. A description of the Company's principal markets is set forth below.


                                Estimated Signal         Estimated Line-of-Sight        Number of Video Customers
Markets                          Area Households               Households                as of December 31, 1997
-------                         ----------------               ----------                -----------------------
Chicago                            2,836,000                    2,275,000                       18,100
Detroit                            1,740,000                    1,368,000                        2,400
Indianapolis(1)                    1,233,000                      760,000                   To be launched
Houston                            1,105,000                      866,000                       14,400
Phoenix(2)                         1,014,000                      910,000                        2,900
St. Louis                            908,000                      609,000                        1,900
Milwaukee                            650,000                      423,000                   To be launched
Salt Lake City                       359,000                      320,000                   To be launched
Tucson                               314,000                      284,000                       27,600
                                  ----------                    ---------                       ------

Total                             10,159,000                    7,815,000                       67,300

(1) Includes Indianapolis and certain smaller markets surrounding Indianapolis in which the Company has significant wireless cable frequency rights.
(2) Includes Casa Grande, Arizona, which will be served by a separate transmit site.

     Chicago. The Company offers 44 channels (including 12 off-air VHF/UHF channels) in the Chicago market through its subsidiary Preferred Entertainment, Inc. ("PEI"). PEI controls the rights to 32 wireless channels and transmits at 50 watts from the Sears Tower, the tallest building in Chicago.

     Detroit. The Company, through its subsidiary SpeedChoice of Detroit, Inc. ("PCTV Detroit"), provides a high-speed Internet access service marketed under the name SpeedChoice in the Detroit market. The Company owns 100% of the common stock of PCTV Detroit. PCTV Detroit controls the rights to 29 wireless cable channels. The Company transmits the SpeedChoice service over five of its wireless frequencies and transmits at 50 watts with digital modulation. The Company also transmits 20 channels of video programming (including eight off-air VHF/UHF channels) in the Detroit market. The Company transmits its video programming over twelve of its wireless frequencies and transmits at 10 watts with analog modulation.

     The Company recently received digital authorizations from the FCC on 14 of its ITFS wireless frequencies. These authorizations were conditioned upon compliance with the Canadian technical coordination agreement. These authorizations will allow the Company to use these frequencies for digital video, data transmission and internet service. The Company has additional applications on file at the FCC to increase power, adjust the antenna configuration, add digital modulation and other matters with respect to its 29 Detroit wireless frequencies. Subject to the receipt of certain FCC digital authorizations, interference agreements, and certain other consents, the Company will be able to provide digital video, data transmission and internet service on its 13 MMDS frequencies in the Detroit market and colocate those channels with the 16 ITFS frequencies. Because the Detroit market is within 9 miles of the Canadian border, wireless frequency specifications are subject to a technical coordination agreement between the FCC and the Canadian Radio and Television Commission which was entered into in December of 1997. This agreement governs cross border transmission interference issues and establishes rules for digital video transmission. The Company expects that interference issues arising as a result of Detroit's proximity to the Canadian border will be resolved pursuant to this agreement. There can be no assurance, however, that the requested applications will be approved and that the Company will be able to modify its Detroit wireless frequencies as currently proposed.

     Houston. The Company offers 43 channels (including 12 off-air VHF/UHF channels) in the Houston market through its wholly-owned subsidiary, People's Choice TV of Houston, Inc. ("PCTV Houston"). PCTV Houston controls the rights to 33 wireless cable channels and transmits at 100 watts of power from one of the tallest buildings in Houston.

     Indianapolis. Through its approximately 92% owned subsidiary, Wireless Cable of Indianapolis, Inc. ("WCI"), PCTV controls the rights to 32 wireless cable channels in the Indianapolis market. WCI also holds significant wireless frequency rights in Anderson, Bloomington, Lafayette and Kokomo, Indiana, which markets are in proximity to the Indianapolis market.

     Milwaukee. The Company controls the rights to 19 wireless frequencies in the Milwaukee market through its wholly-owned subsidiary, People's Choice TV of Milwaukee, Inc. ("PCTV Milwaukee").

     Phoenix. The Company offers 39 channels (including 6 off-air VHF/UHF channels) in the Phoenix market through its wholly-owned subsidiary, SpeedChoice of Phoenix, Inc. ("PCTV Phoenix"). The Company also offers its SpeedChoice high-speed Internet access service in the Phoenix market. PCTV Phoenix controls the rights to 33 wireless frequencies and transmits at 100 watts.

     Salt Lake City. The Company controls the rights to 20 wireless frequencies in the Salt Lake City market and also has the rights to pending applications at the FCC for 8 additional frequencies. The Company does not currently offer any video or data services in this market.

     St. Louis. The Company offers 31 channels (including 6 off-air VHF/UHF channels) in the St. Louis market through its wholly-owned subsidiary, People's Choice TV of St. Louis, Inc. ("PCTV St. Louis"). PCTV St. Louis controls the rights to 29 wireless frequencies and transmits at 200 watts.

     Tucson. The Company offers 36 channels (including 4 off-air VHF/UHF channels) in the Tucson market through its wholly-owned subsidiary, People's Choice TV of Tucson, Inc. ("PCTV Tucson"). PCTV Tucson controls the rights to 32 wireless frequencies. PCTV Tucson transmits these channels at 50 watts from the top of Tower Peak in Pima County, Arizona.

Employees

     As of March 25, 1998 the Company had a total of 357 employees. None of the Company's employees is subject to a collective bargaining agreement. The Company has experienced no work stoppages and believes that it has good relations with its employees.

Trademarks

     The Company owns certain trademarks; however, the Company's management believes that the Company's business is not materially dependent upon its ownership of any single trademark or group of trademarks.

                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information concerning each of the Company's current directors and executive officers:

Name                         Age              Position with Company
----                         ---              ---------------------

Matthew Oristano(1)(2)(3)     41  Chairman, Chief Executive Officer, and
                                  Director
Charles F. Schwartz           42  Senior Vice President, Chief Financial
                                  Officer and Chief of Staff
Todd A. Rowley                33  Senior Vice President--Market Development
Peter Lynch                   50  Senior Vice President--Operations
Robert Young                  42  Senior Vice President
Donald E. Olander             38  Vice President, General Counsel and Corporate
                                  Secretary
Michael F. Whalen, Jr.        32  Vice President--Finance and Acquisitions
Victor Oristano               81  Vice Chairman and Director
Terry L. Scott(1)(2)(3)       47  Director

------------------

(1) Member of the Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to the Company's accounting and financial reporting activities.
(2) Member of Compensation Committee. The Compensation Committee determines the compensation to be paid by the Company to its officers.
(3) Member of Stock Option Committee. The Stock Option Committee determines the stock options to be granted by the Company to employees, consultants and advisors.

Business Background

     There are currently three members of the Board of Directors of the Company. All of these members were elected by the holders of the Common Stock and Preferred Stock voting as a single class (the "Common Stock Directors"). Until April 15, 1998, there were five members of the Board of Directors of the Company. The other two of the Company's directors were elected by the holders of the Preferred Stock voting as a separate class (the "Preferred Stock Directors"). The three Common Stock Directors are divided into three classes, with directors in each class serving three-year staggered terms. One Common Stock Director is serving for a term which expires in 2000, one Common Stock Director is serving for a term which expires in 1999, and one Common Stock Director is serving for a term which expires in 1998. All directors hold office until their successors have been elected and qualified. In connection with its initial public offering of Common Stock, the Company agreed with Gerard Klauer Mattison & Co, Inc. ("GKM"), the representative of the underwriters for that offering, that until July 8, 1998 the Company will use its best efforts to cause, if requested by GKM, an individual selected by GKM and reasonably acceptable to the Company to be elected to the Company's Board of Directors, who may be an officer, director or affiliate of GKM. GKM has not exercised such right to date.

     Pursuant to the terms of the Certificate of Designations with respect to the Preferred Stock, the holders of the Preferred Stock have the right, voting as a separate class, to elect two persons to the Board of Directors of the Company. James J. Mossman and Anthony Grillo were the designees of the holders of the Preferred Stock and served as the Preferred Stock Directors until April 15, 1998. There are no nominees of the holders of the Preferred Stock serving on the Board of Directors at this time. All of the outstanding Preferred Stock are held by Blackstone Capital Partners and their affiliates. In addition to designating two directors to the Board of Directors of the Company, the holders of the Preferred Stock are entitled to vote with the holders of the Common Stock with respect to the election of the other members of the Board of Directors.

     Matthew Oristano has been the Chairman and Chief Executive Officer and a director of the Company since its formation in April 1993. From 1988 to 1993, Mr. Oristano served as an executive and manager of the Company's predecessors. From 1984 to 1988, Mr. Oristano was on the executive committee of and was the Chief Executive of Croydon Cable Television, one of the first cable systems in the United Kingdom built by a U.S. company. Also, Mr. Oristano was founder and, from 1984 to 1988, the Chief Executive Officer of Bravo, a UK movie service delivered to cable operators. Mr. Oristano was on the board of directors and executive committee of the Cable Television Association of Great Britain from 1987 to 1988. From 1982 to 1984, Mr. Oristano was the General Manager of the Bridgeport, Connecticut cable system owned and operated by a corporation which was owned by the Oristano family. During 1984 and 1985, Mr. Oristano was also President of the Connecticut Cable Television Association. Mr. Oristano holds a degree in physics from Rennselaer Polytechnic Institute. Mr. Oristano is the son of Mr. Victor Oristano.

     Charles F. Schwartz has been Vice President and Chief Financial Officer of the Company since August 1993 and Chief of Staff since March 1994. In December 1994, Mr. Schwartz was named Senior Vice President. From January 1989 to August 1993, Mr. Schwartz had been Chief Financial Officer of Jimbo's Jumbos, Incorporated, an affiliate of Chock Full O' Nuts. Mr. Schwartz is a Certified Public Accountant.

     Todd A. Rowley has been Senior Vice President-Market Development of the Company since its formation in April 1993, and since 1988 had been Vice-President of the Company's predecessor.

     Peter Lynch has been Senior Vice President-Midwest Region of the Company from August 1995 and Senior Vice President-Operations of the Company since February, 1996. Prior to joining the Company, Mr. Lynch was executive director of operations for NYNEX Cable Communications in England.

     Robert Young has been Senior Vice President of the Company from January 1996. From the 1980's to January 1996, Mr. Young was an executive officer and principal stockholder of Sat-Tel Services, Inc., which company provided installation services for the Company. In January 1996 the Company acquired all of the outstanding capital stock of Sat-Tel Services, Inc. and Mr. Young became an officer of the Company.

     Donald E. Olander has been Vice President, General Counsel and Secretary of the Company since November 1993. From May 1993 until joining the Company, Mr. Olander was an attorney with Lehman Brothers. From April 1992 to May 1993, Mr. Olander had his own legal practice. From 1990 to 1992, Mr. Olander was an attorney with the firm of Shea & Gould.

     Michael F. Whalen, Jr. has been Vice President-Finance and Acquisitions of the Company since April 1994. From August 1993 until joining the Company, Mr. Whalen was a Vice President in charge of the New York office for Amsterdam Pacific Corporation, a media/telecommunication investment banking firm. From October 1988 to August 1993, Mr. Whalen was employed by Bank of Montreal holding various positions, the latest of which was as a director in the bank's private placement group.

     Victor Oristano has been Vice Chairman and a director of the Company since its formation in April 1993, and since 1988 has been Chairman of the partnership that managed the business of the Company's predecessors. Mr. Oristano is also a director of Cablevision Systems Corporation, one of the largest U.S. hardwire cable system operators. Mr. Oristano was a Lieutenant Commander in the United States Navy during World War II. Mr. Oristano is the father of Mr. Matthew Oristano.

     Terry L. Scott is currently Chairman and Chief Executive Officer of Flash Comm, Inc., a privately held company involved in data communications. From January, 1994 through October of 1995, Mr. Scott was President and Chief Executive Officer of Paging Network, Inc. From 1993 to 1995 Mr. Scott served on the board of directors of Paging Network. Mr. Scott first became President of Paging Network in February of 1993. From 1990 to 1993, Mr. Scott was Senior Vice President--Finance and Administration, Treasurer and Chief Financial Officer of Paging Network. Mr. Scott serves on the board of directors of the Personal Communications Industry Association (PCIA) and was on the executive committee of the PCIA from 1990 to 1995.

                          DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Shares"). As of April 22, 1998, 12,923,817 shares of Common Stock and 676,758 Preferred Shares (the shares of Preferred Stock) were outstanding. No shares of Common Stock are held in the treasury. The Company has reserved 473,674 shares of Common Stock for issuance upon exercise of certain warrants issued in connection with the Old Discount Notes, 76,675 shares for issuance in accordance with the Key Employee Stock Option Plan, 1,800,000 shares for issuance in accordance with the 1993 Stock Option Plan, 400,000 shares for issuance in accordance with the 1993 Founders' Option Plan, and 619,290 shares for issuance upon exercise of other warrants. All outstanding shares of Common Stock are fully paid and non-assessable.

Common Stock

     All holders of Common Stock have full voting rights and have the right to cast one vote for each share held of record on matters coming before the stockholders for a vote. Holders of Common Stock have no cumulative voting rights with respect to the election of directors and have no preemptive or other rights to purchase additional securities of the Company.

     Each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor and subject to the dividend obligations of the Company to the holders of any Preferred Shares then outstanding. The Certificate of Designations with respect to the Preferred Stock, however, prohibits the Company from paying any dividends on or distributions with respect to the Common Stock until November 14, 1999. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share equally and ratably in the assets available for distribution after the payment of liabilities, subject to any prior rights of holders of any Preferred Shares then outstanding.

Preferred Shares

     Currently, the only Preferred Shares outstanding are the shares of Preferred Stock. The Board of Directors currently has the authority to issue up to 4,323,242 additional shares of Preferred Shares in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Shares and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, will be able to issue Preferred Shares with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

Certain Statutory and Charter Provisions

     The Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) prior to the date such person became an interested stockholder, the board of directors of the corporation approved the transaction in which such person became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or (ii) on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 203 defines a "business combination" to include: (i) any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and an interested stockholder; (ii) any sale, lease, transfer, pledge or other disposition involving an interested stockholder of assets of the corporation or a majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of the consolidated assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to an interested stockholder; (iv) any transaction involving the corporation or any majority-owned subsidiary which has the effect of increasing the proportionate share of any class or series of stock of the corporation or any majority-owned subsidiary beneficially owned by the interested stockholder; or (v) the receipt by an interested stockholder of the benefit of any loans, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary. In addition, Section 203 generally defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     The Company's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws") contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential anti-takeover effect in that such provisions may delay or prevent a Change of Control of the Company. These provisions include:

          (a) the classification of the Board of Directors into three classes, each class serving for staggered three year terms;

          (b) the authority of the Board to issue one or more series of Preferred Stock with such provisions as the Board of Directors may determine; and

          (c) a requirement that a vote of at least 66 2/3 of the voting power of shares entitled to vote generally for the election of directors is required to amend provisions of the Certificate and the Bylaws relating to the classifications of the Board.

     The Warrant held by The Bank of Montreal provides that the Company may not, without the prior written consent of the holder(s) of such warrant, (i) amend or modify the Company's Certificate of Incorporation or Bylaws in a manner that is adverse to such holder(s), (ii) issue capital stock or rights thereto having certain priorities over the Common Stock issuable upon the exercise of such warrant or (iii) purchase, redeem or otherwise acquire shares of the Company's capital stock if such transactions would result in the holder(s) of such warrant owning 25% or more of the Company's capital stock or 5% or more of the Company's voting securities.

     As permitted by the provisions of the Delaware General Corporation Law, the Certificate eliminates in certain circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director: (i) for a breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under
Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of federal securities laws, nor do they limit the rights of the Company or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

     The Certificate provides that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the Delaware General Corporation Law. Under the provisions of the Certificate, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Certificate and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

Transfer Agent and Registrar

     The Transfer Agent and Registrar with respect to the Common Stock is Harris Trust Company of New York.


                       DESCRIPTION OF NEW DISCOUNT NOTES

General

     The New Discount Notes will be issued pursuant to the New Indenture to be dated as of ____________, 1998 between the Company and the New Trustee. The terms of the New Discount Notes include those stated in the New Indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Discount Notes are subject to all such terms, and holders of New Discount Notes are referred to the New Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the New Indenture does not purport to be complete and is qualified in its entirety by reference to the New Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of New Indenture has been filed as an exhibit to the Registration Statement. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." As used in this section, the term "Company" refers only to People's Choice TV Corp. and not to its subsidiaries.

     The New Discount Notes will be subordinated obligations of the Company and will rank senior in right of payment as to the Old Discount Notes, pari passu as to all existing and future indebtedness of the Company, other than indebtedness that is expressly subordinated to the New Discount Notes and subordinated in right of payment to the New Credit Facility. However, the Company or its Subsidiaries may incur indebtedness which is secured by the assets of the Company or Subsidiaries of the Company either pursuant to the New Credit Facility or otherwise which will be effectively senior in right of payment to the New Discount Notes. The terms of the New Indenture permit the Company to incur up to $75 million in indebtedness under a Senior Credit Facility. In addition, the operations of the Company are conducted through its Subsidiaries and, therefore, the Company will be dependent upon the cash flow of its Subsidiaries to meet its obligations under the New Discount Notes. As a result, the New Discount Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's Subsidiaries. At December 31, 1997, after giving effect to the consummation of the Exchange Offers, the Company would have had $141.2 million of Indebtedness. In addition, the Company would have had an additional $64.9 million of Subsidiary indebtedness which it guarantees including amounts under the New Credit Facility. The Company's consolidated Subsidiaries would have had approximately $74.9 million of total liabilities, including $52 million under the New Credit Facility. The Company's Subsidiaries are expected to incur substantial additional indebtedness in the future.

Principal, Maturity and Interest

     The New Discount Notes will be issued at a discount to their aggregate principal amount. The New Indenture will permit the Company, subject to certain conditions, to issue Additional Notes (the "Additional Notes") generating gross proceeds to the Company not to exceed $25.0 million. The New Indenture will provide that no Additional Notes may be issued by the Company unless the issuance of such Additional Notes is in compliance with all of the terms of the Indenture, including the limitations on the incurrence of Indebtedness described below under "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock.

     The New Discount Notes will accrete at a rate of 13 1/8%, compounded semi-annually, to an aggregate principal amount of $100 million by June 30, 2001. Interest will not accrue on the New Discount Notes prior to June 30, 2001. Thereafter, interest will accrue at the rate of 13 1/8% per annum and will be payable semi-annually in cash on each June 1 and December 1, commencing June 30, 2001, to holders of record on the immediately preceding June 30 and December 31. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 30, 2001. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The New Discount Notes will mature on December 31, 2003. All references to the principal amount of the New Discount Notes herein are references to the principal amount at final maturity.

     The New Discount Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the New Discount Notes at their respective addresses set forth in the register of holders of New Discount Notes. Until otherwise designated by the Company, the Company office or agency in New York will be the office of the New Trustee maintained for such purpose. The New Discount Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

Optional Redemption

     The New Discount Notes will not be redeemable at the Company's option prior to January 1, 2001. Thereafter, the New Discount Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

              Year                               Percentage

              2001                                     104.0

              2002                                     102.0

              2003                                     100.0

Optional Redemption in the Event of Sale of Equity to a Strategic Investor

     Notwithstanding the foregoing, in the event of the sale by the Company prior to June 30, 2000, of any of its Capital Stock (other than Disqualified Stock) to a Strategic Investor in a single transaction or series or related transactions for an aggregate purchase price equal to or exceeding $25.0 million, up to a maximum of 50% of the principal amount of the New Discount Notes then outstanding may, at the option of the Company, upon not less than 30 nor more than 60 days' notice given within 30 days after (and not before) such sale, be redeemed from the net proceeds of such sale (but only to the extent such proceeds consist of cash or readily marketable cash equivalents received in respect of the Capital Stock, other than Disqualified Stock, so sold) at a redemption price equal to 113.125% of the Accreted Value of the New Discount Notes to be redeemed on the redemption date; provided that at least 50% in aggregate principal amount of the New Discount Notes originally issued remain outstanding immediately after the occurrence of such redemption.

Optional Redemption Upon Change of Control

     Notwithstanding the foregoing, upon the occurrence of a Change of Control prior to June 30, 2001, the Company, at its option, may redeem all, but not less than all, of the outstanding New Discount Notes at a redemption price equal to 100% of the Accreted Value thereof plus the applicable Make-Whole Premium (a "Change of Control Redemption"). The Company shall give not less than 30 and not more than 60 days' notice of such redemption within 30 days following a Change of Control.

Mandatory Redemption

     The Company will not be required to make mandatory redemption or sinking fund payments with respect to the New Discount Notes.

Offer to Purchase upon Change of Control

     Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of New Senior Discount Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's New Senior Discount Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any (or, in the case of repurchases of New Senior Discount Notes prior to June 30, 2001, at a purchase price equal to 101% of the Accreted Value thereof), to the date of purchase (the "Change of Control Payment") or in lieu of the Change of Control Offer if such Change of Control occurs prior to June 30, 2001, the Company may elect to redeem all, but not less than all, of the outstanding New Senior Discount Notes at a redemption price equal to 100% of the Accreted Value thereof plus the applicable Make-Whole Premium. Under the Company's indebtedness arrangements, a Change of Control Payment would not be subordinated to any other amounts to be paid by the Company following a Change of Control, and no amounts under such arrangements would be accelerated in accordance with their terms following a Change of Control. The Change of Control Offer or the Change of Control Redemption must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

     Except as described above with respect to a Change of Control, the New Indenture will not contain provisions that permit the holders of the New Senior Discount Notes to require that the Company repurchase or redeem the New Senior Discount Notes in the event of a takeover, recapitalization or similar transaction.

     Due to the highly leveraged structure of the Company, the Company may not be able to repurchase New Senior Discount Notes tendered upon the occurrence of a Change of Control. In addition, credit agreements or other agreements relating to indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment.

     A Change of Control Offer will not be made in the event the Company enters into a transaction with certain members of management or certain current Affiliates of the Company, including the Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Senior Discount Notes to require the Company to repurchase such New Senior Discount Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another person may be uncertain.

Excess Asset Sale Proceeds Offer

     When the cumulative amount of Excess Proceeds (as described below under "Certain Covenants--Asset Sales") exceeds $5.0 million, the Company will make an offer to all holders of New Senior Discount Notes (an "Excess Proceeds Offer"), to purchase the maximum principal amount of New Senior Discount Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof to the date fixed for the closing of such offer (if prior to June 30, 2001) or 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer (if on or after June 30, 2001), in accordance with the procedures specified in the New Indenture.

     If the aggregate Accreted Value or principal amount, as the case may be, of New Senior Discount Notes surrendered by holders thereof exceeds the amounts of Excess Proceeds, the New Trustee shall select the New Senior Discount Notes to be purchased on a pro rata basis. To the extent that the aggregate amount of New Senior Discount Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use such deficiency for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

     If less than all of the New Discount Notes are to be redeemed or to be purchased pursuant to any purchase offer required under the New Indenture, at any time, selection of New Discount Notes for redemption or purchase will be made by the New Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Discount Notes are listed, or, if the New Discount Notes are not so listed, on a pro rata basis, by lot or by such method as the New Trustee shall deem fair and appropriate, provided that no New Discount Notes with a principal amount of $1,000 or less shall be redeemed or purchased in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of New Discount Notes to be redeemed at its registered address. If any New Discount Note is to be redeemed in part only, the notice of redemption that relates to such New Discount Note shall state the portion of the principal amount to be redeemed. A New Discount Note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption or purchase date, interest will cease to accrue on the New Discount Notes or portion of them called for redemption or purchase.

Certain Covenants

     Restricted Payments

     The New Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock, (B) to the Company or any Wholly Owned Subsidiary of the Company, or (C) by a Subsidiary of the Company to a holder who is not the Company or a Wholly Owned Subsidiary of the Company, provided that such dividend or distribution is paid to all of the holders of the Common Stock of the payor of such dividend, pro rata in accordance with their respective interests,

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Affiliates that is not a Subsidiary (other than any such Equity Interests owned by the Company or a Wholly Owned Subsidiary or any such purchase, redemption or other acquisition or retirement for value of any Equity Interests that constitutes a Permitted Investment),

          (iii) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the New Discount Notes, or

          (iv) make any Restricted Investment

     (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, the Company could incur $1.00 of additional indebtedness pursuant to the Consolidated Leverage Ratio test described under "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date, is less than the sum of

                   (x) the difference between (A) Cumulative EBITDA as of the date of such Restricted Payment, minus (B) the product of 1.8 times Cumulative Interest Expense as of the date of such Restricted Payment, plus

                   (y) 100% of the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive and evidenced by a resolution filed with the New Trustee), received by the Company from the issue or sale of Equity Interests of the Company or upon the conversion of debt securities into such Equity Interests (other than Equity Interests sold to a Subsidiary or Unrestricted Subsidiary of the Company and other than Disqualified Stock) since the Issue Date.

     The foregoing provisions will not prohibit the following Restricted Payments so long as no Default or Event of Default exists immediately prior to, and is continuing immediately after, such Restricted Payment:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the New Indenture;

          (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company or an Unrestricted Subsidiary) of other Equity Interests of the Company that are not Disqualified Stock;

          (iii)  a Permitted Refinancing;

          (iv) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) or any Subsidiary thereof for consideration which, when added to all loans made pursuant to clause (v) below during the same fiscal year and then outstanding, does not exceed $1.0 million in the aggregate in any fiscal year;

          (v) the making of loans and advances to employees of the Company or any Subsidiary thereof in an aggregate amount at any time outstanding (including as outstanding any such loan or advance written off or forgiven) which, when added to the aggregate consideration paid pursuant to clause
     (iv) above during the same fiscal year, does not exceed $1.0 million in any fiscal year;

          (vi) Restricted Investments, which at the time any such Restricted Investment was made, did not cause the aggregate amount of Restricted Investments outstanding under this clause (vi) to exceed the greater of (A) $10.0 million and (B) 2% of the Total Market Capitalization of the Company;

          (vii) Restricted Investments made by issuing Equity Interests of the Company that are not Disqualified Stock or with the net proceeds of the substantially concurrent sale of Equity Interests of the Company that are not Disqualified Stock; or

          (viii) the payment of cash dividends on the Series A Redeemable Preferred Stock of SpeedChoice of Detroit, Inc. in an amount not to exceed $800,000 per year.

     The amounts referred to in clauses (i), (ii), (iv), (v), (vi) and (vii) shall be included as Restricted Payments in any computation made pursuant to paragraph (c) above.

     The New Indenture will also provide that:

          (A) any Investment in a Subsidiary of the Company that becomes an Unrestricted Subsidiary shall become a Restricted Payment on such date in an amount equal to the Company's interest represented by such Investment in the greater of (x) the book value of such Subsidiary on such date and (y) the fair market value of such Subsidiary on such date as determined (1) in good faith by the Board of Directors of the Company if such fair market value is determined to be less than $10.0 million and (2) by an investment banking firm of national standing if such fair market value is determined to be in excess of $10.0 million;

          (B) any Guarantee that is an Investment in an Unrestricted Subsidiary shall cease to be deemed an Investment (and shall be deemed to have not been made) to the extent that the Guarantee is released without payment on the obligations so guaranteed by the Company of any Subsidiary of the Company;

          (C) an Unrestricted Subsidiary may be designated a Subsidiary, provided that (a) no Default or Event of Default shall have occurred and be continuing and (b) immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described under "Incurrence of Indebtedness and Issuance of Preferred Stock" or (y) the Consolidated Leverage Ratio of the Company on a pro forma basis would be less than the Consolidated Leverage Ratio of the Company immediately prior to such designation;

          (D) the amount available for Restricted Payments under paragraph (c) above shall be increased, without duplication, by the amount of Restricted Investments made in any person, if as a result of such Restricted Investment, such person becomes a Subsidiary of the Company and such Restricted Investment shall not be deemed to be outstanding under clause
     (vi) above; and

          (E) any Investment made shall continue to be deemed outstanding except to the extent repaid, redeemed or repurchased for cash.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the New Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The New Indenture will provide that (1) the Company and its Subsidiaries may not, directly or indirectly, create, incur, issue, assume or guaranty (collectively, "incur") any Indebtedness (including Additional Notes and Acquired Debt of the Company and its Subsidiaries), (ii) the Company may not issue any Disqualified Stock and (iii) the Company's Subsidiaries may not issue any Preferred Stock; provided that the Company and any Subsidiary of the Company may incur Indebtedness and the Company may issue shares of Disqualified Stock if, after giving pro forma effect to the incurrence of such Indebtedness (including such Additional Notes and Acquired Debt) or the issuance of such Disqualified Stock, the Consolidated Leverage Ratio of the Company as of the date of such incurrence or issuance does not exceed 5.0.

     The foregoing limitation will not apply to:

          (a) the incurrence by the Company or its Subsidiaries of the Existing Indebtedness;

          (b) the incurrence by the Company or its Subsidiaries of Indebtedness under a Senior Credit Facility, provided that the aggregate principal amount at any one time outstanding under this clause (b) does not exceed the sum of $75.0 million plus any accrued interest thereon, less the aggregate principal amount of Indebtedness under this clause (b) which is refinanced under clause (g) below;

          (c) (i) the incurrence by the Company of additional unsecured Indebtedness that is not Guaranteed by any Subsidiary of the Company or
     (ii) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness under a Senior Credit Facility, Vendor Debt or Acquisition Debt, provided, however, that (x) the net proceeds of any such Indebtedness under this clause (c) are used by the Company or any Subsidiary of the Company in or furtherance of the Telecommunications Business, (y) the aggregate principal amount of all Indebtedness incurred under this clause
     (c) does not exceed at the time of incurrence the product of the number of Incremental Qualifying Customers on the date of incurrence times $500; and
     (z) the aggregate outstanding principal amount of any Acquisition Debt incurred under this clause (c)(ii) does not exceed $10.0 million at any one time, less the aggregate principal amount of Indebtedness under this clause
     (c)(ii) which is refinanced under clause (g) below;

          (d) the incurrence by the Company of up to $100.0 million in aggregate principal amount of Indebtedness lent by a Strategic Investor (or any subsidiary thereof); provided that such Indebtedness (i) is subordinated in right of payment to the prior payment in full of all obligations (including principal, interest and premium, if any) of the Company under the New Discount Notes and the New Indenture to the extent set forth in the New Indenture, (ii) is not Guaranteed by any of the Company's Subsidiaries and is not secured by any Lien on any property or asset of the Company or any Subsidiary, and (iii) has no scheduled maturity of principal earlier than a date at least one year after the scheduled maturity of the New Discount Notes;

          (e) the incurrence of Indebtedness for money borrowed of the Company to any of its Subsidiaries or of any of the Company's Subsidiaries to the Company or to any other Subsidiary of the Company; provided that if any Subsidiary of the Company ceases to be a Subsidiary or transfers such Indebtedness (other than to the Company or another Subsidiary), such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, at the time of such event;

          (f) the incurrence by the Company or its Subsidiaries of additional Permitted Debt in an aggregate principal amount not to exceed $5.0 million at any one time outstanding under this clause (f);

          (g) the incurrence (a "Permitted Refinancing") by the Company and its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to, extend, refinance, renew, replaced, prepay, repurchase, redeem, retire, defease or refund Indebtedness incurred pursuant to the Consolidated Leverage Ratio test above or pursuant to clause (a), (b), (c) or (d) above ("Refinancing Indebtedness"), provided that:

                   (1) the net proceeds of such Refinancing Indebtedness (after deducting the amount of reasonable expenses incurred in connection therewith) shall not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, repaid, repurchased, redeemed, retired, defeased or refunded (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness);

                   (2) the Refinancing Indebtedness shall have a final maturity later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, repaid, repurchased, redeemed, retired, defeased, or refunded;

                   (3) if the Indebtedness being extended, refinanced, renewed, replaced, prepaid, repurchased, redeemed, retired, defeased or refunded is subordinated in right of payment to the New Discount Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the New Discount Notes on terms at least as favorable to the holders of New Discount Notes as those contained in the documentation governing the Indebtedness being so extended, refinanced, renewed, replaced, prepaid, repurchased, redeemed, retired, defeased or refunded; and

                   (4) if the Indebtedness being extended, refinanced, renewed, replaced, prepaid, repurchased, redeemed, retired, defeased or refunded is Indebtedness incurred under paragraph (b) or (c) above, such Permitted Refinancing shall be (x) unsecured Indebtedness that is not Guaranteed by any Subsidiary of the Company, if incurred by the Company and (y) Indebtedness under a Senior Credit Facility, Vendor Debt or Acquisition Debt, if incurred by the Company or any Subsidiary of the Company.

          (h) the incurrence of Hedging Obligations in respect of Indebtedness;

          (i) the incurrence of purchase money Indebtedness for the acquisition of digital set-top boxes and cable modems; provided that such indebtedness is secured only by the equipment acquired; or

          (j) the incurrence of any Indebtedness such that, after giving effect to the incurrence thereof, the total aggregate principal amount of Permitted Refinancing incurred under this clause (j) and any Permitted Refinancing thereof otherwise incurred in compliance with the New Indenture would not exceed 200% of the Total Equity Capitalization of the Company.

     Upon the occurrence of any Unrestricted Subsidiary ceasing to become an Unrestricted Subsidiary and becoming a Subsidiary of the Company, Indebtedness of such Subsidiary will be deemed to be incurred by a Subsidiary of the Company as of such date.

Asset Sales

     The New Indenture will provide that the Company and its Subsidiaries may not, whether in a single transaction or a series of related transactions,

          (i) sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction) other than sales, leases, conveyances or other dispositions (A) in the ordinary course of business of equipment that is obsolete or no longer useful in the Company's business,
     (B) of any Investment in an Unrestricted Subsidiary, (C) to the Company or a Subsidiary of the Company by and Subsidiary of the Company, (D) that constitutes a Restricted Payment permitted under the covenant entitled "Restricted Payments" or any Investment not prohibited thereunder and (E) in connection with the Pending MDU Sales; or

          (ii) issue or sell equity securities of any Subsidiary of the Company (other than an issuance or sale of equity securities of any such Subsidiary to the Company or a Wholly Owned Subsidiary of the Company, which issuance or sale does not violate the covenants described under "Restricted Payments"), if, in the case of either (i) or (ii) above such assets or securities

          (x) have a fair market value in excess of $1.0 million or
          (y) are sold or otherwise disposed of for net proceeds in excess of $1.0 million

(each of the foregoing, an "Asset Sale"), unless:

          (a) no Default or Event of Default exists or would occur as a result thereof;

          (b) the Company, or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the New Trustee; provided, however, that if the fair market value of such assets excess $20.0 million, the fair market value shall be determined by an investment banking firm of national standing selected by the Company) of the assets or securities sold or otherwise disposed of; and

          (c) at least 80% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided, however, that (A) the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the New Discount Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received) for purposes of this clause
     (c); and (B) an amount equal to the fair market value (determined as set forth in clause (b) above) of (1) Telecommunications Related Assets received by the Company or any such Subsidiary from the transferee that will be used by the Company or any such Subsidiary in the operation of a Telecommunications Business in North America and (2) the Voting Stock of any person engaged in the Telecommunications

     Business in North America received by the Company or any such Subsidiary (provided that such person concurrently becomes a Subsidiary), shall be deemed to be cash for purposes of this clause (c).

     The New Indenture will also provide that within 270 days after any Asset Sale, the Company (or Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) the payment, repurchase, redemption, defeasance or other retirement of Indebtedness under clause (a), (b), (c), (f) or (g) of the second paragraph under "Incurrence of Indebtedness and Issuance of Preferred Stock" or the New Discount Notes or (ii) the purchase of Telecommunications Related Assets and/or Voting Stock of any person engaged in the Telecommunications Business in North America (provided that such person concurrently becomes a Subsidiary).

     Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding paragraph shall constitute "Excess Proceeds," and shall be applied to an offer to purchase New Discount Notes as set forth above under "Excess Asset Sales Proceeds Offer."

     In addition, the New Indenture will prohibit the Company and its Subsidiaries from selling or otherwise disposing of shares of Voting Stock held by any of them in any direct or indirect Subsidiary of the Company if, after giving effect to such sale or other deposition, the Company and its Subsidiaries collectively would own less than 80% of the outstanding Voting Stock of such entity (or in the case of a Designated Subsidiary, 50% of the outstanding Voting Stock of such entity), provided that the foregoing covenant shall not prevent the Company and its Subsidiaries (i) from selling or otherwise disposing of the Voting Stock held by any of them in any direct or indirect Subsidiary of the Company if, after giving effect to such sale or other disposition, neither the Company nor any of its Subsidiaries would own any Capital Stock or other Equity Interests in such entity or (ii) from selling up to 50% of the Voting Stock of any Subsidiary of the Company provided that the purchaser of such an interest is a Strategic Investor.

Liens

     The New Indenture will provide that neither the Company nor any of its Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Company of such Subsidiary , as the case may be, shall make effective provision for securing the New Discount Notes equally and ratably with such Indebtedness as to such assets or other property for so long as such Indebtedness shall be so secured.

Activities of the Company

     The New Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

Dividend and Other Payment Restrictions Affecting Subsidiaries

          The New Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to:

          (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Subsidiaries;

          (ii) make loans or advances to the Company or any of its Subsidiaries; or

          (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries;

except for such encumbrances or restrictions existing under or by reason of:

          (a) Existing Indebtedness;

          (b) applicable law;

          (c) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Net Income of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the New Indenture;

          (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (e) any amendment, restatement, replacements, renewal or refinancing of Indebtedness permitted under the New Indenture, provided that such restrictions contained in the agreements governing such amended, restate, replacement, renewed or refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being amended, restated, replaced or refinanced;

          (f) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, which obligations do not cover any asset other than the asset acquired; or

          (g) Senior Debt of a Subsidiary of the Company permitted to be incurred under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" or Indebtedness under clause (b), (c) or (f) of the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock."

Limitations on Sale and Leaseback Transactions

     The New Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, provided that the Company or any Subsidiary of the Company may enter into any such transaction if
(i) the Company or such Subsidiary would be permitted under the covenants described under "Incurrence of Indebtedness and Issuance of Preferred Stock" and "Liens," to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) the Net Proceeds received by the Company or such Subsidiary from such transaction are applied in accordance with the covenant described under "Asset Sales."

Merger, Consolidation or Sale of Assets

     The New Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, person or entity unless:

          (i) the Company is the surviving entity or the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the New Discount Notes and the New Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the New Trustee;

          (iii) immediately after such transaction no Default or Event of Default exists;

          (iv) the Company, or any entity or person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made could, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions) incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described under "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (v) such transaction would not result in the loss, material impairment or adverse modification or amendment of any material authorization or license of the Company or its Subsidiaries.

Transactions with Affiliates

     The New Indenture will provide that the Company and its Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated person;

          (ii)  the Company delivers to the New Trustee:

               (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and clause (iii) below, and

               (y) an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with respect to any Affiliate Transaction involving aggregate payments in excess of $7.5 million; and

          (iii) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company;

provided that

          (a) any employment or option agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business that is approved by the Options and compensation committee of the Board of Directors of the Company,

          (b) transactions between or among the Company and/or its Subsidiaries,

          (c) transactions permitted by the provision of the New Indenture described above under the covenant "Restricted Payments,"

          (d) Affiliate Transactions in existence on the Issue Date, including, without limitation, existing frequency leases with Alda Multichannels, as in effect on the Issue Date,

          (e) frequency leases with Alda Multichannels or any transferees of Alda Multichannels' frequency leases that are Affiliates entered into after the Issue Date, provided such leases are no less beneficial to the Company or the applicable Subsidiary than any such lease in effect on the Issue Date and meet with standard described in clauses (i) and (iii) above, and

          (f) amendments to or renewals of the agreements and leases referred to in clauses (d) and (e) above, provided that any such amendments or renewals are no less beneficial to the Company or the applicable Subsidiary than the agreement or lease being amended or renewed and meet the standards described in clauses (i) and (iii) above, shall not be deemed Affiliate Transactions.

Reports

     The New Indenture will provide that the Company shall file with the New Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission and the New Trustee. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any New Discount Notes are outstanding, the Company will furnish copies of the SEC Reports to the holders of New Discount Notes at the time the Company is required to file the same with the New Trustee.

Payments for Consent

          Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any New Discount Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New Indenture or the New Discount Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the New Discount Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

The New Indenture will provide that each of the following constitutes an Event of Default:

          (i) default for 30 days in the payment when due of interest on the New Discount Notes;

          (ii) default in payment when due of principal or premium on the New Discount Notes at maturity, upon redemption or otherwise;

          (iii) failure by the Company to comply with the provisions described under the covenants "Offer to Purchase Upon Change of Control," "Asset Sales" or "Excess Asset Sale Proceeds Offer;"

          (iv) failure by the Company for 60 days after notice from the New Trustee or the holders of at least 25% in principal amount of the New Discount Notes then outstanding to comply with its other agreements in the New Indenture or the New Discount Notes;

          (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidence any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), which default (x) is caused by a failure to pay when due principal, premium or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been accelerated as provided in clause (y), aggregates $5.0 million or more or (y) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (vi) failure by the Company or any of its Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million which judgments are not stayed within 60 days after their entry;

          (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; and

          (viii) the loss by the Company and its Subsidiaries of any of the wireless cable television channel rights leased by the Company or any of its Subsidiaries from ALDA at December 31, 1994, which loss can reasonably be expected to have a material adverse effect on the financial condition or prospects of the Company and the Subsidiaries of the Company taken as a whole.

     If any Event of Default occurs and is continuing under the New Indenture, the New Trustee or the holders of at least 25% in principal amount of the then outstanding New Discount Notes may declare all the New Discount Notes to be due and payable immediately. Upon such declaration, the principal of (or, if prior to June 30, 2001, the Accrued Value of), premium, if any, and interest on the New Discount Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries, the foregoing amount shall ipso facto become due and payable without further action or notice. No premium is payable upon acceleration of the New Discount Notes except that in the case of an Event of Default that is the result of an action or inaction by the Company or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the New Discount Notes contained in the New Indenture or the New Discount Notes, the amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the New Discount Notes or, if voluntary prepayment is not then permitted, the premium set forth in the New Indenture. Holders of the New Discount Notes may not enforce the New Indenture or the New Discount Notes except as provided in the New Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding New Discount Notes may direct the New Trustee, in its exercise of any trust or power. The New Trustee may withhold from holders of the New Discount Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

     The holders of a majority in aggregate principal amount of the New Discount Notes then outstanding, by notice to the New Trustee, may on behalf of the holders of all of the New Discount Notes, waive any existing Default or Event of Default and its consequences under the New Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the New Discount Notes.

     The Company is required to deliver to the New Trustee annually a statement regarding compliance with the New Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the New Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Partners, Directors, Officers, Employees and
Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the company under the New Discount Notes or the New Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Discount Notes by accepting a New Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Discount Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding New Discount Notes ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding New Discount Notes, except for:

          (a) the rights of holders of outstanding New Discount Notes to receive solely from trust funds payments in respect of the principal of, premium, if any, and interest on, such New Discount Notes when such payments are due, or on the redemption date, as the case may be;

          (b) the Company's obligations with respect to the New Discount Notes concerning issuing temporary New Discount Notes, registration of New Discount Notes, mutilated, destroyed, lost or stolen New Discount Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c) the rights, powers, trust, duties and immunities of the New Trustee, and the Company's obligations in connection therewith; and

          (d) the legal defeasance provisions of the New Indenture.

     In addition, the Company may, at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the New Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Discount Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Discount Notes.

     In order to exercise either legal defeasance or covenant defeasance:

          (i) the Company must irrevocably deposit with the New Trustee, in trust for the benefit of the holders of the New Discount Notes, cash in U.S. dollars, non-callable U.S. government obligations backed by the full faith and credit of the United States, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the outstanding New Discount Notes, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding New Discount Notes;

          (ii) in the case of legal defeasance, the Company must deliver to the New Trustee an opinion of counsel in the United States reasonably satisfactory to the New Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the New Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding New Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (iii) in the case of covenant defeasance, the Company must deliver to the New Trustee an opinion of counsel in the United States reasonably satisfactory to the New Trustee confirming that the holders of the outstanding New Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any agreement or instrument (other than the New Indenture) to which the Company is a party or by which the Company is bound;

          (vi) the Company shall have delivered to the New Trustee and Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of New Discount Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (vii) the Company shall have delivered to the New Trustee and Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange New Discount Notes in accordance with the New Indenture. The Registrar and the New Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the New Indenture. The Company is not required to transfer or exchange any New Discount Note selected for redemption. Also, the Company is not required to transfer or exchange any New Discount Note for a period of 15 days before a selection of New Discount Notes to be redeemed.

     The registered holder of a New Discount Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next succeeding paragraph, the New Indenture or the New Discount Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for New Discount Notes), and any existing default or compliance with any provision of the New Indenture of the New Discount Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding New Discount Notes (including consents obtained in connection with a tender offer or exchange offer for New Discount Notes).

     Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any New Discount Note held by a non-consenting holder):

          (i) reduce the principal amount of New Discount Notes whose holders must consent to an amendment, supplement or waiver;

          (ii) reduce the principal of or premium on or change the fixed maturity of any note or alter the provisions with respect to the redemption of the New Discount Notes (which shall not include any provision related to any required offer to purchase New Discount Notes);

          (iii) reduce the rate of or change the time for payment of interest on any New Discount Notes;

          (iv) waive a Default or Event of Default in the payment of principal or premium, if any, or interest on the New Discount Notes (except a rescission of acceleration of the New Discount Notes by the holders of at least a majority in aggregate principal amount of the New Discount Notes and a waiver of the payment default that resulted from such acceleration);

          (v) make any New Discount Note payable in money other than that stated in the New Discount Notes;

          (vi) make any change in the provisions of the New Indenture relating to waivers of past Defaults or the rights of holders of New Discount Notes to receive payments or principal of or premium, if any, or interest on the New Discount Notes;

          (vii)  waive a redemption payment with respect to any Note;

          (viii) change the ranking in right of payment of the New Discount Notes; or

          (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of New Discount Notes, the Company and the New Trustee may amend or supplement the New Indenture or the New Discount Notes:

          (a)    to cure any ambiguity, defect or inconsistency;

          (b) to provide for uncertificated New Discount Notes in addition to or in place of certificated New Discount Notes;

          (c) to provide for the assumption of the Company's obligations to holders of the New Discount Notes in the case of a merger or consolidation;

          (d) to make any change that would provide any additional rights or benefits to the holders of the New Discount Notes or that does not adversely affect the legal rights under the New Indenture of any such holder; or

          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the New Indenture under the Trust Indenture Act.

Concerning the New Trustee

     The New Indenture will contain certain limitations on the rights of the New Trustee, should the New Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The New Trustee will be permitted to engage in other transactions with the Company, however, if the New Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as New Trustee or resign.

     The holders of a majority in principal amount of the then outstanding New Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the New Trustee, subject to certain exceptions. The New Indenture will provide that in case an Event of Default shall occur and be continuing, the New Trustee will be required in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the New Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request of any holder of New Discount Notes, unless such holder shall have offered to the New Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

     Set forth below are certain defined terms used in the New Indenture. Reference is made to the New Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to June 30, 2001, with respect to any Note, the sum of (a) the initial offering price of such New Discount Note (provided that for the purpose of determining the initial offering price of any Additional Note, such Additional Note shall be deemed to have been issued at the initial offering price of the New Discount Notes issued on the issue date) and (b) the portion of the excess of the principal amount of such New Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 13.125% per annum of the initial offering price of such Note, compounded semi-annually on each June 30 and December 31 from the Issue Date through the date of determination, computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any New Discount Note on or after June 30, 2001 shall be 100% of the principal amount thereof.

     "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merged with or into or became a Subsidiary of such specified person, or Indebtedness incurred by such specified person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified persons or the acquisition of such assets, as the case may be.

     "Acquisition Debt" means any Indebtedness of the Company or a Subsidiary of the Company incurred in connection with an acquisition of Capital Stock of a specified person by the Company or a Subsidiary of the Company, provided that such specified person becomes a Subsidiary of the Company as a result of such acquisition of Capital Stock. For purposes of clause (z) under paragraph (c) under "Incurrence of Indebtedness and Issuance of Preferred Stock," the term "Acquisition Debt" shall not include Indebtedness under a Senior Credit Facility or Vendor Debt.

     "Affiliate" of any specified person means any other persons directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling" "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

     "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts reacquired to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

     "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days; provided that a person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership interests, whether common or preferred.

     "Change of Control" means the occurrence of any of the following events:

          (a) any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 45% of the total Voting Stock or Total Common Equity of the Company; or

          (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Stock) of the surviving or transferee person or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the New Indenture and (ii) immediately after such transaction no person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is the Beneficial Owner, directly or indirectly, of more than 45% of the total Voting Stock or Total Common Equity of the surviving or transferee person; or

          (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the New Trustee.

     "Common Stock" of any person means Capital Stock of such person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of Capital Stock of any other class of such person.

     "Consolidated EBITDA" with respect to any fiscal quarter, means the aggregate amount of "EBITDA" for such fiscal quarter multiplied by four.

     "Consolidated Indebtedness" means, with respect to any person, as of any date of determination, the aggregate amount of Indebtedness of such person and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any person for any period, the aggregate of the following for such person for such period determined on a consolidated basis in accordance with GAAP: the amount of interest in respect of Indebtedness (including amortization or original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of any Hedging Obligation), the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period) and the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or paid by such person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

     "Consolidated Leverage Ratio" as of any date, with respect to any person, means the ratio of the Consolidated Indebtedness of such person on such date to the Consolidated EBITDA of such person calculated as of the fiscal quarter last completed prior to such date for which financial statements are available; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness (including Additional Notes or Acquired Debt) or if the Company has issued any Disqualified Stock or if any Subsidiary of the Company has issued any Preferred Stock since the beginning of such fiscal quarter that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an incurrence of Indebtedness (including Additional Notes or Acquired Debt) or the issuance of Disqualified Stock by the Company or the issuance of Preferred Stock by a Subsidiary of the Company, EBITDA for such fiscal quarter and Consolidated Indebtedness will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such fiscal quarter, (B) the discharge of any other Indebtedness repaid, repurchased, defeated or otherwise discharged with the proceeds of such new Indebtedness,s any Asset Sale or sale of stock as if such discharge had occurred on the first day of such fiscal quarter and (C) the interest income realized by the Company and its Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination from the first day of such fiscal quarter through such date of determination, (2) if since the beginning of such fiscal quarter the Company or any Subsidiary of the Company has made any Asset Sale, EBITDA for such fiscal quarter will be (A) reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such fiscal quarter or (B) increased by an amount equal to EBITDA (if negative) directly attributable thereto for such fiscal quarter and (3) if since the beginning of such fiscal quarter the Company or any Subsidiary of the Company (by merger or otherwise) has made an Investment in any Subsidiary of the Company (or any person which becomes a Subsidiary) or has made an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be mad hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for such fiscal quarter and Consolidated Indebtedness will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Additional Notes or Acquired Debts) as if such Investment or acquisition occurred on the first day of such fiscal quarter. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided, however, that such officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period will be no more than 18 months prior to such date of purchase) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness (including Additional Notes or Acquired Debt) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (i) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary;

          (ii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (iii) if such definition of "Consolidated Net Income" is being used to calculate Cumulative EBITDA or Cumulative Interest Expense for purposes of the "Restricted Payments" covenant, the Net Income of any Wholly Owned Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject except to the extent of dividends or distributions paid to the referent person; and

          (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Cumulative EBITDA" means the cumulative EBITDA of the Company from and after the first day of the first fiscal quarter beginning after the Issue Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense of the Company paid or accrued by the Company from and after the first day of the first fiscal quarter beginning after the Issue Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Data Customer" means, as of any date of determination, any individual customer (computed on an equivalent customer basis) to whom the Company or any of its Subsidiaries provides data services multiplied by the number of ports such customer is receiving for a fee.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Subsidiary" means any Subsidiary of the Company other than People's Choice TV of Houston, Inc., People's Choice TV of St. Louis, Inc., SpeedChoice of Phoenix, Inc., People's Choice TV of Tucson, Inc., Wireless Cable of Indianapolis, Inc., SpeedChoice of Detroit, Inc. and Preferred Entertainment, Inc.

     "Digital Video Customer" means, as of any date of determination, any individual customer or bulk or commercial account (computed on an equivalent customer basis) to whom the Company or any of its Subsidiaries provides subscription basic video programming services for a fee, and such customer is capable of receiving more than 75 channels of video programming.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the New Discount Notes mature; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change in Control occurring prior to the final maturity of the New Discount Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the New Discount Notes contained in the covenant described under "Offer to Purchase Upon Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such New Discount Notes as are required to be repurchased pursuant to the covenant described under "Offer to Purchase Upon Change of Control."

     "EBITDA" means, with respect to any person for any period, the Consolidated Net Income of such person for such period plus the following items of such person and its Subsidiaries on a consolidated basis for such period tot he extend deducted in calculating such Consolidated Net Income; (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense,
(iv) amortization expense and (v) all other non-cash expenses, and less non-cash interest and dividend income to the extent included in calculating such Consolidated Net Income.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

     "Existing Indebtedness" means the Old Discount Notes (other than the Additional Notes) and any other Indebtedness or Disqualified Stock of the Company and its Subsidiaries in existence on the Issue Date, excluding any Indebtedness then outstanding under the Bank Credit Facility.

     "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between the informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided, however that those definitions and all ratios and calculations as specifically contained in the covenants shall be determined in accordance with GAAP as in effect and applied by the Company on the Issue Date, consistently applied.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness, including any Indebtedness of any Unrestricted Subsidiary.

     "Hedging Obligations" means, with respect to any person, the obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates (collectively "Interest Rate Agreements").

     "Incremental Qualifying Customers" means, as of any date of determination, the aggregate number of Customers for the Company and its Subsidiaries collectively as of the last day of the most recent fiscal quarter ended for which financial statements are available, minus 50,000.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, all obligations to purchase, redeem, retire, defense or otherwise acquire for value any disqualified stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition.

     "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Investment Grade" means a rating of BBB - or higher, in the case of S&P, or Baa3, or higher, in the case of Moody's.

     "Issue Date" means the date on which Old Discount Notes were first authenticated and issued.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Make Whole Premium" with respect to an Old Discount Note is defined in the Old Indenture as an amount equal to the greater of (i) 1% of the outstanding Accreted Value of such Old Discount Note and (ii) the excess of (A) the present value of the remaining interest, premium and principal payments due on such Old Discount Note as if such Old Discount Note were redeemed on June 1, 2000, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the outstanding Accreted Value of such Old Discount Note. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as complied by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life of the series of Old Discount Notes for which a Make-Whole Premium is being calculated, provided, however, that if the average life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such Old Discount Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Management Control" means, with respect to any corporation, association, or business entity, the legal power to manage or direct the day-to-day operations and affairs of such corporation, association or business entity, whether through elected or appointed representatives or directors or pursuant to a contractual management contract.

     "Marketable Securities" means:

          (i)  Government Securities;

          (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, a Eligible Institution;

          (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Moody's.

          (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

          (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Income" means, with respect to any person for any period, the net income (loss) of such person for such period, determined in accordance with GAAP, less:

     (a) to the extent included therein any gain or loss, net or any related provision for taxes on such gain or loss, realized during such period in connection with any Asset Sale (including, without limitations, dispositions pursuant to Sale and Leaseback Transactions);

     (b) to the extent included therein, any extraordinary gain or loss, net of any related provision for taxes on such extraordinary gain or loss; and

     (c) to the extent not already deducted, all payments in respect of dividends on shares of Preferred Stock of such person.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitations, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset of assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Subsidiary to cash.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Pending Acquisitions" means the acquisition by the Company or a Subsidiary of the Company of (i) the equity interests in Preferred Entertainment, Inc. (ii) the wireless cable rights and assets of Eastern Cable Networks Corp. with respect to the Detroit, Michigan market, (iii) the direct or indirect equity interests of Wireless Cable of Indianapolis, Inc., and (iv) the acquisition of wireless cable rights with respect to the Casa Grade, Arizona market and Sierra Vista, Arizona market.

     "Pending Acquisition Indebtedness" means Indebtedness or Disqualified Stock of the Company or of a Subsidiary of the Company incurred, assumed or issued in connection with the Pending Acquisitions, as set forth in a schedule to the Old Indenture, and in an aggregate principal and/or liquidation preference amount not to exceed $28.0 million.

     "Permitted Debt" means Indebtedness other than (i) Disqualified Stock, (ii) Preferred Stock issued by any Subsidiary of the Company and (iii) Indebtedness of Subsidiary of the Company subordinated in right of payment to any other Indebtedness of such Subsidiary.

     "Permitted Designee" means (i) a spouse or a child of a Permitted Holder,
(ii) trusts for the benefit of a Permitted Holder or a spouse or a child of a Permitted Holder, (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or (iv) any person so long as a Permitted Holder owns at least 50% of the Voting Stock of such person.

     "Permitted Holders" means Matthew Oristano, Victor Oristano, Blackstone Capital Partners II Merchant Banking Fund, L.P., Blackstone Offshore Capital Partners II L.P. and their Permitted Designees.

     "Permitted Investment" means (a) any Investment in the Company or in a Subsidiary of the Company; (b) any Investments in Marketable Securities; and (c) Investments by the Company or any Subsidiary of the Company in a person, if as a result of such Investment (i) such person becomes a Subsidiary of the Company or
(ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company.

"Permitted Liens" means:

     (a) Liens on assets of the Company or any Subsidiary thereof securing the Old Discount Notes (including the Additional Notes);

     (b) Liens on the assets of a Subsidiary of the Company securing Senior Debt of such Subsidiary incurred in compliance with the provisions of the Old Indenture and Liens on the Capital Stock of such Subsidiary securing the Obligations of the Company under such Senior Debt;

     (c) Liens securing purchase money Indebtedness (other than the Additional Notes) incurred in compliance with the Old Indenture, provided that such Liens do not extend to any asset other than the asset so acquired;

     (d) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Subsidiary of the Company; provided, that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidations;

     (e) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens (1) were not incurred in connection with, or in contemplation of, such acquisition and (2) do not extend to any assets of the Company or any of its Subsidiaries other than the Property so acquired;

     (f) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers' materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

     (g) Liens existing on the date of the Old Indenture or Liens securing the Pending Acquisition Indebtedness;

     (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required is conformity with GAAP shall have been made therefor; and

     (i) extensions or renewals of any Liens referred to in clauses (a) through
(h) above, provided that any such extension or renewal does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended or renewed.

     "Preferred Stock," as applied to the Capital Stock of any person, means Capital Stock of such person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of Capital Stock of any other class of such person.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate

(expressed as a decimal number between 1 and 10) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

     "Redeemable Stock" of any person means any equity security of such person that by its term or otherwise is required to be redeemed prior to the final stated maturity Old Discount Notes or is redeemable at the option of the holder thereof at any time prior to the final stated maturity of the Old Discount Notes (provided that any such equity security that by its terms may be redeemed, solely at the option of such person, in exchange for Capital Stock (other than Redeemable Stock) of such person will not, to the extent solely exchangeable, be deemed to be Redeemable Stock of such person).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Sale and Leaseback Transaction" means, with respect to any person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such person or a subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such person or one of its Subsidiaries.

     "Senior Debt" means Indebtedness (other than Disqualified Stock of the Company and Preferred Stock of any Subsidiary of the Company) which is incurred pursuant to the Consolidated Leverage Ratio test or the provisions of clause
(b), (c) or (f) of the covenant described under "Incurrence of Indebtedness and Issuance of Preferred Stock" if, but only if, (i) such Indebtedness is not subordinated in right of payment to the Old Discount Notes and (ii) if such Indebtedness is incurred by a Subsidiary of the Company, such Indebtedness is not subordinated in right of payment to any other Indebtedness of such Subsidiary.

     "SMATV Systems" means satellite master antenna television systems.

     "S&P" means Standard and Poor's Ratings Group and its successors.

     "Strategic Investor" means, as with respect to any person who purchases any of the Company's Capital Stock or makes an Investment in the Company or any Subsidiary, such a person who, both as of the Trading Day immediately before the day of such sale or Investment and the Trading Day immediately after the day of sale or Investment, has a Total Market Capitalization of at least $500 million. In calculating Total Market Capitalization for the purpose of this definition, the consolidated Indebtedness of such person, solely when calculated as of the Trading Day immediately after the day of such sale or Investment, will be calculated after giving effect to such sale or Investment (including any Indebtedness incurred in connection with such sale or Investment) and the average Closing Price of the Common Stock of such person, solely when calculated as of the Trading Day immediately after the day of such sale or Investment, will be deemed to be the Closing Price of such Common Stock on such succeeding Trading Day, subject to the last sentence of the definition of "Total Market Capitalization."

     "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which either (i) more than 50% of the total voting power of the outstanding Voting Stock is owned directly or indirectly by such person or one or more of the other Subsidiaries of that person or a combination thereof, or (ii) 50% of the total voting power of the outstanding Voting Stock is owned directly or indirectly by such person or one or ore of the other Subsidiaries of that person, or a combination thereof, and such person has Management Control over such corporation, association or business entity; provided, however, that the term "Subsidiary" shall not include any Unrestricted Subsidiary of such person (except as used in the definition thereof.)

     "Telecommunications Business" means, when used in reference to any person, that such person, directly or indirectly, is engaged primarily in the business of (i) transmitting video, voice or data through wireless and other related transmission facilities, (ii) creating, developing or packaging entertainment or communication programming, (iii) offering of private telephone services or (iv) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i), (ii) or (iii) above.

     "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

     "Total Common Equity" of any person means, as of any date of determination (and as modified for purposes of the definition of "Change of Control"), the product of (i) the aggregate number of outstanding shares of Common Stock of such person on such day (which shall not include any options of warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Old Trustee.

     "Total Market Capitalization" of any person means, as of any date of determination (and as modified for purposes of the definition of "Strategic Investor"), the sum of (1) the consolidated Indebtedness of such person and its subsidiaries (except in the case of the Company, in which case, of the Company and its Subsidiaries) on such date, plus (2) the product of (i) the aggregate number of outstanding shares of Common Stock of such person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person ) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such date, plus (3) the liquidation value of any outstanding shares of Preferred Stock of such person on such date. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Old Trustee.

     "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors set forth in an officers' certificate and delivered to the Old Trustee and:

          (a) which at the time of its designation as an Unrestricted Subsidiary has not acquired any assets (except as permitted as a Restricted Payment) from the Company or any of its Subsidiaries (other than another Unrestricted Subsidiary);

          (b) no portion of the Indebtedness or any other obligation (contingent of otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary), except as permitted as a Restricted Payment, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary) in any way or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

          (c) with which neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or it subject to an obligation of any kind, written or oral, other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company; and

          (d) with which, at the time of such designation, neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any obligation (i) to subscribe for additional shares of Capital Stock or other equity interests therein, except as permitted as a Restricted Payment or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary or other entity to achieve certain levels of operating results; and

          (ii) any Subsidiary of any Unrestricted Subsidiary.

     Notwithstanding the foregoing, under no circumstances will any of the Subsidiaries of the Company that exist on the Issue Date be designated as Unrestricted Subsidiaries.

     "Vendor Debt" means any purchase money Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition of equipment and which purchase money Indebtedness was extended by the vendor of such equipment or an affiliate thereof.

     "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has voting power by reasons of any contingency.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means any Subsidiary of the Company, all of the outstanding Capital Stock (other than directors' qualifying shares) of which is owned by the Company or another Wholly Owned Subsidiary of the Company or a combination thereof.

                 DESCRIPTION OF OLD DISCOUNT NOTES, AS AMENDED

General

     The Old Discount Notes were issued pursuant to the Old Indenture between the Company and the Old Trustee. The terms of the Old Discount Notes, as amended will include those stated in the Old Indenture, as amended by the Supplemental Indenture and those made part of the Old Indenture by reference to the Trust Indenture Act. The Old Discount Notes are subject to all such terms, and holders of Old Discount Notes are referred to the Old Indenture, the Supplemental Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Old Indenture, as amended by the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Old Indenture and the Supplement Indenture, including the definitions therein of certain terms used below. A copy of the Old Indenture and a copy of the proposed form of Supplemental Indenture implementing the Indenture Amendments have been filed as an exhibit to the Registration Statement. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." As used in this section, the term "Company" refers only to People's Choice TV Corp. and not to its subsidiaries.

     Pursuant to the Supplemental Indenture, which will implement the Indenture Amendments, the Old Discount Notes, as amended, will be subordinated in rank and in right of payment to the New Discount Notes, the New Credit Facility and all existing and future indebtedness of the Company, other than indebtedness that is expressly subordinated to the Old Discount Notes. See "THE INDENTURE AMENDMENTS." The terms of the New Indenture will permit the Company to incur up to $75 million in indebtedness under a senior credit facility, including the New Credit Facility. In addition, the operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations under the Old Discount Notes. As a result, the Old Discount Notes will also be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's Subsidiaries and to any secured indebtedness of the Company. At December 31, 1997, after giving effect to the consummation of the Exchange Offers, the Company would have had $141.2 million of Indebtedness. In addition, the Company would have had an additional $64.9 million of Subsidiary indebtedness which it guarantees including amounts under the New Credit Facility. The Company's consolidated Subsidiaries would have had approximately $74.9 million of total liabilities including $52 million under the New Credit Facility. The Company's Subsidiaries are expected to incur substantial additional indebtedness in the future. In addition, pursuant to the Supplemental Indenture, which will implement the Indenture Amendments, substantially all of the protective covenants currently contained in the Old Indenture will be eliminated. See "THE INDENTURE AMENDMENTS." Other than as described in "THE INDENTURE AMENDMENTS," no changes will be made to the terms of the Old Indenture or the Old Discount Notes pursuant to the Supplemental Indenture.

Principal, Maturity and Interest

     The Old Discount Notes were issued at a discount to their aggregate principal amount. The Old Indenture permits and, as amended by the Supplemental Indenture will continue to permit the Company, subject to certain conditions, to issue additional Old Discount Notes (the "Additional Notes") generating gross proceeds to the Company not to exceed $25.0 million. The Old Indenture provides and, as amended by the Supplemental Indenture will continue to provide that no Additional Notes may be issued by the Company unless the issuance of such Additional Notes is in compliance with all of the terms of the Old Indenture.

     The Old Discount Notes accrete at a rate of 13 1/8%, compounded semi-annually, to an aggregate principal amount of $332,000,000 by June 1, 2000. Interest will not accrue on the Old Discount Notes prior to June 1, 2000. Thereafter, interest will accrue at the rate of 13 1/8% per annum and will be payable semi-annually in cash on each June 1 and December 1, commencing December 1, 2000, to holders of record on the immediately preceding May 15 and November
15. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 1, 2001. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Old Discount Notes will mature on June 1, 2004. All references to the principal amount of the Old Discount Notes herein are references to the principal amount at final maturity.

     The Old Discount Notes are payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Old Discount Notes at their respective addresses set forth in the register of holders of Old Discount Notes. Until otherwise designated by the Company, the Company office or agency in New York will be the office of the Old Trustee maintained for such purpose. The Old Discount Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

Optional Redemption

     The Old Discount Notes will not be redeemable at the Company's option prior to June 1, 2000, except as provided below. Thereafter, the Old Discount Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

          Year                                    Percentage

          2000                                      106.0%

          2001                                      104.0%

          2002                                      102.0%

          2003 and thereafter                       100.0%

Optional Redemption in the Event of Sale of Equity to a Strategic Investor

     Notwithstanding the foregoing, in the event of the sale by the Company prior to June 1, 1998, of any of its Capital Stock (other than Disqualified Stock) to a Strategic Investor in a single transaction or series or related transactions for an aggregate purchase price equal to or exceeding $50.0 million, up to a maximum of 35% of the principal amount of the Old Discount Notes then outstanding may, at the option of the Company, upon not less than 30 nor more than 60 days' notice given within 30 days after (and not before) such sale, be redeemed from the net proceeds of such sale (but only to the extent such proceeds consist of cash or readily marketable cash equivalents received in respect of the Capital Stock, other than Disqualified Stock, so sold) at a redemption price equal to 113.125% of the Accreted Value of the Old Discount Notes to be redeemed on the redemption date; provided that at least 65% in aggregate principal amount of the Old Discount Notes originally issued remain outstanding immediately after the occurrence of such redemption.

Optional Redemption Upon Change of Control

     Notwithstanding the foregoing, upon the occurrence of a Change of Control prior to June 1, 2000, the Company, at its option, may redeem all, but not less than all, of the outstanding Old Discount Notes at a redemption price equal to 100% of the Accreted Value thereof plus the applicable Make-Whole Premium (a "Change of Control Redemption"). The Company shall give not less than 30 and not more than 60 days' notice of such redemption within 30 days following a Change of Control. The Change of Control Redemption must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

Mandatory Redemption

     The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Old Discount Notes.

Selection and Notice

     If less than all of the Old Discount Notes are to be redeemed under the Old Indenture at any time, selection of Old Discount Notes for redemption will be made by the Old Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Old Discount Notes are listed, or, if the Old Discount Notes are not so listed, on a pro rata basis, by lot or by such method as the Old Trustee shall deem fair and appropriate, provided that no Old Discount Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Old Discount Notes to be redeemed at its registered address. If any Old Discount Note is to be redeemed in part only, the notice of redemption that relates to such Old Discount Note shall state the portion of the principal amount to be redeemed. A Old Discount Note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Old Discount Notes or portion of them called for redemption.

Reports

     The Old Indenture currently provides and, as supplemented by the Supplemental Indenture will continue to provide that the Company shall file with the Old Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission and the Old Trustee. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Old Discount Notes are outstanding, the Company will furnish copies of the SEC Reports to the holders of Old Discount Notes at the time the Company is required to file the same with the Old Trustee.

Payments for Consent

          Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Old Discount Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Old Indenture or the Old Discount Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Old Discount Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

     The Old Indenture, as supplemented by the Supplemental Indenture will provide that each of the following constitutes an Event of Default:

          (i) default for 30 days in the payment when due of interest on the Old Discount Notes;

          (ii) default in payment when due of principal or premium on the Old Discount Notes at maturity, upon redemption or otherwise;

          (iii) failure by the Company for 60 days after notice from the Old Trustee or the holders of at least 25% in principal amount of the Old Discount Notes then outstanding to comply with its other agreements in the Old Indenture or the Old Discount Notes;

          (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidence any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), which default (x) is caused by a failure to pay when due principal, premium or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been accelerated as provided in clause (y), aggregates $5.0 million or more or (y) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (v) failure by the Company or any of its Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million which judgments are not stayed within 60 days after their entry;

          (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; and

          (vii) the loss by the Company and its Subsidiaries of any of the wireless cable television channel rights leased by the Company or any of its Subsidiaries from ALDA at December 31, 1994, which loss can reasonably be expected to have a material adverse effect on the financial condition or prospects of the Company and the Subsidiaries of the Company taken as a whole.

     If any Event of Default occurs and is continuing under the Old Indenture, the Old Trustee or the holders of at least 25% in principal amount of the then outstanding Old Discount Notes may declare all the Old Discount Notes to be due and payable immediately. Upon such declaration, the principal of (or, if prior to June 1, 2000, the Accrued Value of), premium, if any, and interest on the Old Discount Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries, the foregoing amount shall ipso facto become due and payable without further action or notice. No premium is payable upon acceleration of the Old Discount Notes except that in the case of an Event of Default that is the result of an action or inaction by the Company or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Old Discount Notes contained in the Old Indenture or the Old Discount Notes, the amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the Old Discount Notes or, if voluntary prepayment is not then permitted, the premium set forth in the Old Indenture. Holders of the Old Discount Notes may not enforce the Old Indenture or the Old Discount Notes except as provided in the Old Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Old Discount Notes may direct the Old Trustee, in its exercise of any trust or power. The Old Trustee may withhold from holders of the Old Discount Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

     The holders of a majority in aggregate principal amount of the Old Discount Notes then outstanding, by notice to the Old Trustee, may on behalf of the holders of all of the Old Discount Notes, waive any existing Default or Event of Default and its consequences under the Old Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Old Discount Notes.

     The Company is required to deliver to the Old Trustee annually a statement regarding compliance with the Old Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Old Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Partners, Directors, Officers, Employees and
Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Old Discount Notes or the Old Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Old Discount Notes by accepting a Old Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Old Discount Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Old Discount Notes ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Old Discount Notes, except for:

          (a) the rights of holders of outstanding Old Discount Notes to receive solely from trust funds payments in respect of the principal of, premium, if any, and interest on, such Old Discount Notes when such payments are due, or on the redemption date, as the case may be;

          (b) the Company's obligations with respect to the Old Discount Notes concerning issuing temporary Old Discount Notes, registration of Old Discount Notes, mutilated, destroyed, lost or stolen Old Discount Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c) the rights, powers, trust, duties and immunities of the Old Trustee, and the Company's obligations in connection therewith; and

          (d) the legal defeasance provisions of the Old Indenture.

     In addition, the Company may, at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Old Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Old Discount Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Old Discount Notes.

     In order to exercise either legal defeasance or covenant defeasance:

          (i) the Company must irrevocably deposit with the Old Trustee, in trust for the benefit of the holders of the Old Discount Notes, cash in U.S. dollars, non-callable U.S. government obligations backed by the full faith and credit of the United States, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the outstanding Old Discount Notes, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Old Discount Notes;

          (ii) in the case of legal defeasance, the Company must deliver to the Old Trustee an opinion of counsel in the United States reasonably satisfactory to the Old Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Old Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Old Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (iii) in the case of covenant defeasance, the Company must deliver to the Old Trustee an opinion of counsel in the United States reasonably satisfactory to the Old Trustee confirming that the holders of the outstanding Old Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any agreement or instrument (other than the Old Indenture) to which the Company is a party or by which the Company is bound;

          (vi) the Company shall have delivered to the Old Trustee and Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Old Discount Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (vii) the Company shall have delivered to the Old Trustee and Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.


Transfer and Exchange

     A holder may transfer or exchange Old Discount Notes in accordance with the Old Indenture. The Registrar and the Old Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Old Indenture. The Company is not required to transfer or exchange any Old Discount Note selected for redemption. Also, the Company is not required to transfer or exchange any Old Discount Note for a period of 15 days before a selection of Old Discount Notes to be redeemed.

     The registered holder of a Old Discount Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next succeeding paragraph, the Old Indenture or the Old Discount Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Old Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Old Discount Notes), and any existing default or compliance with any provision of the Old Indenture of the Old Discount Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Old Discount Notes (including consents obtained in connection with a tender offer or exchange offer for Old Discount Notes).

     Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Old Discount Note held by a non-consenting holder):

          (i) reduce the principal amount of Old Discount Notes whose holders must consent to an amendment, supplement or waiver;

          (ii) reduce the principal of or premium on or change the fixed maturity of any note or alter the provisions with respect to the redemption of the Old Discount Notes (which shall not include any provision related to any required offer to purchase Old Discount Notes);

          (iii) reduce the rate of or change the time for payment of interest on any Old Discount Notes;

          (iv) waive a Default or Event of Default in the payment of principal or premium, if any, or interest on the Old Discount Notes (except a rescission of acceleration of the Old Discount Notes by the holders of at least a majority in aggregate principal amount of the Old Discount Notes and a waiver of the payment default that resulted from such acceleration);

          (v) make any Old Discount Note payable in money other than that stated in the Old Discount Notes;

          (vi) make any change in the provisions of the Old Indenture relating to waivers of past Defaults or the rights of holders of Old Discount Notes to receive payments or principal of or premium, if any, or interest on the Old Discount Notes;

          (vii) waive a redemption payment with respect to any Old Discount
     Note;

          (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Old Discount Notes, the Company and the Old Trustee may amend or supplement the Old Indenture or the Old Discount Notes:

          (a) to cure any ambiguity defect or inconsistency;

          (b) to provide for uncertificated Old Discount Notes in addition to or in place of certificated Old Discount Notes;

          (c) to provide for the assumption of the Company's obligations to holders of the Old Discount Notes in the case of a merger or consolidation;

          (d) to make any change that would provide any additional rights or benefits to the holders of the Old Discount Notes or that does not adversely affect the legal rights under the Old Indenture of any such holder; or

          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Old Indenture under the Trust Indenture Act.

Concerning the Old Trustee

     The Old Indenture will contain certain limitations on the rights of the Old Trustee, should the Old Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Old Trustee will be permitted to engage in other transactions with the Company, however, if the Old Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Old Trustee or resign.

     The holders of a majority in principal amount of the then outstanding Old Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Old Trustee, subject to certain exceptions. The Old Indenture will provide that in case an Event of Default shall occur and be continuing, the Old Trustee will be required in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Old Trustee will be under no obligation to exercise any of its rights or powers under the Old Indenture at the request of any holder of Old Discount Notes, unless such holder shall have offered to the Old Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

     Set forth below are certain defined terms used in the Old Indenture. Reference is made to the Old Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to June 1, 2000, with respect to any Note, the sum of (a) the initial offering price of such Old Discount Note (provided that for the purpose of determining the initial offering price of any Additional Note, such Additional Note shall be deemed to have been issued at the initial offering price of the New Discount Notes issued on the issue date) and (b) the portion of the excess of the principal amount of such Old Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 13.125% per annum of the initial offering price of such Note, compounded semi-annually on each June 1 and December 1 from the Issue Date through the date of determination, computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any Old Discount Note on or after June 1, 2000 shall be 100% of the principal amount thereof.

     "Affiliate" of any specified person means any other persons directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling" "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership interests, whether common or preferred.

     "Change of Control" means the occurrence of any of the following events:

          (a) any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 45% of the total Voting Stock or Total Common Equity of the Company; or

          (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Stock) of the surviving or transferee person or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Old Indenture and (ii) immediately after such transaction no person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is the Beneficial Owner, directly or indirectly, of more than 45% of the total Voting Stock or Total Common Equity of the surviving or transferee person; or

          (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     "Cumulative EBITDA" means the cumulative EBITDA of the Company from and after the first day of the first fiscal quarter beginning after the Issue Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense of the Company paid or accrued by the Company from and after the first day of the first fiscal quarter beginning after the Issue Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Old Discount Notes mature; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change in Control occurring prior tot he final maturity of the Old Discount Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Old Discount Notes contained in the covenant described under "Offer to Purchase Upon Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Old Discount Notes as are required to be repurchased pursuant to the covenant described under "Offer to Purchase Upon Change of Control"; provided, further, that the Company's convertible cumulative pay-in-kind preferred stock issued to Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore

Capital Partners II L.P. pursuant to the Blackstone Stock Purchase Agreement shall not be deemed to be Disqualified Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided, however that those definitions and all ratios and calculations as specifically contained in the covenants shall be determined in accordance with GAAP as in effect and applied by the Company on the Issue Date, consistently applied.

     "Hedging Obligations" means, with respect to any person, the obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates (collectively "Interest Rate Agreements").

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, all obligations to purchase, redeem, retire, defense or otherwise acquire for value any disqualified stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition.

     "Issue Date" means the date on which Old Discount Notes are first authenticated and issued.

     "Permitted Holders" means Matthew Oristano, Victor Oristano, Blackstone Capital Partners II Merchant Banking Fund, L.P., Blackstone Offshore Capital Partners II L.P. and their Permitted Designees.

     "Preferred Stock," as applied to the Capital Stock of any person, means Capital Stock of such person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of Capital Stock of any other class of such person.

     "Redeemable Stock" of any person means any equity security of such person that by its term or otherwise is required to be redeemed prior to the final stated maturity Old Discount Notes or is redeemable at the option of the holder thereof at any time prior to the final stated maturity of the Old Discount Notes (provided that any such equity security that by its terms may be redeemed, solely at the option of such person, in exchange for Capital Stock (other than Redeemable Stock) of such person will not, to the extent solely exchangeable, be deemed to be Redeemable Stock of such person).

     "Strategic Investor" means, as with respect to any person who purchases any of the Company's Capital stock or makes an Investment in the Company or any Subsidiary, such a person who, both as of the Trading Day immediately before the day of such sale or Investment and the Trading Day immediately after the day of sale or Investment, has a Total Market Capitalization of at least $500 million. In calculating Total Market Capitalization for the purpose of this definition, the consolidated Indebtedness of such person, solely when calculated as of the Trading Day immediately after the day of such sale or Investment, will be calculated after giving effect to such sale or Investment (including any Indebtedness incurred in connection with such sale or Investment) and the average Closing Price of the Common Stock of such person, solely when calculated as of the

Trading Day immediately after the day of such sale or Investment, will be calculated after giving effect to such sale or Investment (including any Indebtedness incurred in connection with such sale or Investment) and the average Closing Price of the Common Stock of such person, solely when calculated as of the Trading Day immediately after the day of such sale or Investment, will be deemed to be the Closing Price of such Common Stock on such succeeding Trading Day, subject to the last sentence of the definition of "Total Market Capitalization."

     "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which either (i) more than 50% of the total voting power of the outstanding Voting Stock is owned directly or indirectly by such person or one or more of the other Subsidiaries of that person or a combination thereof, or (ii) 50% of the total voting power of the outstanding Voting Stock is owned directly or indirectly by such person or one or ore of the other Subsidiaries of that person, or a combination thereof, and such person has Management Control over such corporation, association or business entity; provided, however, that the term "Subsidiary" shall not include any Unrestricted Subsidiary of such person (except as used in the definition thereof.)

     "Total Common Equity" of any person means, as of any date of determination (and as modified for purposes of the definition of "Change of Control"), the product of (i) the aggregate number of outstanding shares of Common Stock of such person on such day (which shall not include any options of warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Old Trustee.

     "Total Market Capitalization" of any person means, as of any date of determination (and as modified for purposes of the definition of "Strategic Investor"), the sum of (1) the consolidated Indebtedness of such person and its subsidiaries (except in the case of the Company, in which case, of the Company and its Subsidiaries) on such date, plus (2) the product of (i) the aggregate number of outstanding shares of Common Stock of such person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person ) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such date, plus (3) the liquidation value of any outstanding shares of Preferred Stock of such person on such date. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Old Trustee.

     "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors set forth in an officers' certificate and delivered to the Old Trustee and:

          (a) which at the time of its designation as an Unrestricted Subsidiary has not acquired any assets (except as permitted as a Restricted Payment) from the Company or any of its Subsidiaries (other than another Unrestricted Subsidiary);

          (b) no portion of the Indebtedness or any other obligation (contingent of otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary), except as permitted as a Restricted payment, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary) in any way or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

          (c) with which neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or it subject to an obligation of any kind, written or oral, other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company; and

          (d) with which, at the time of such designation, neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any obligation (i) to subscribe for additional shares of Capital Stock or other equity interests therein, except as permitted as a Restricted Payment or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary or other entity to achieve certain levels of operating results; and

          (ii) any Subsidiary of any Unrestricted Subsidiary.

     Notwithstanding the foregoing, under no circumstances will any of the Subsidiaries of the Company that exist on the Issue Date be designated as Unrestricted Subsidiaries.

     "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has voting power by reasons of any contingency.

     "Wholly Owned Subsidiary" means any Subsidiary of the Company, all of the outstanding Capital Stock (other than directors' qualifying shares) of which is owned by the Company or another Wholly Owned Subsidiary of the Company or a combination thereof.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain material federal income tax consequences of the Exchange Offers to the Company and the holders of Old Discount Notes and Preferred Stock (collectively the "Holders"). This summary does not discuss all aspects of federal income taxation that may be relevant to Holders in light of their particular facts and circumstances. It does not address the federal income taxation of Holders with a special status or subject to special treatment, including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, foreign estates and trusts, and persons who are not citizens or residents of the United States. The discussion also does not address non-income, state, local, or foreign tax consequences associated with the Exchange Offers or the ownership of Old Discount Notes, New Discount Notes, or Exchange Shares.

     This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities, and administrative rulings and other guidance, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) or differing interpretation by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority and interpretation, substantial uncertainties exist with respect to various tax consequences of the Exchange Offers as discussed herein. No private letter rulings have been or are expected to be requested from the Internal Revenue Service (the "Service") concerning any of the tax matters described herein, and there can be no assurance that the Service will not challenge the positions taken or expected to be taken with respect to any of the issues addressed herein, or that a court would not sustain such a challenge.

     FOR THE FOREGOING REASONS, HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FEDERAL, STATE, LOCAL, AND FOREIGN) TO THEM OF THE EXCHANGE OFFERS AND THE OWNERSHIP OF THE OLD DISCOUNT NOTES, THE NEW DISCOUNT NOTES, AND THE EXCHANGE SHARES AFTER THE EXCHANGE OFFERS. THE COMPANY IS NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONSUMMATION OF THE EXCHANGE OFFERS, OR THE OWNERSHIP OF THE OLD DISCOUNT NOTES, THE NEW DISCOUNT NOTES, AND THE EXCHANGE SHARES AFTER THE EXCHANGE OFFERS,

AS TO ANY HOLDER, NOR IS THE COMPANY OR ITS ADVISERS RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

     The discussion below assumes that, for federal income tax purposes, the New Discount Notes constitute debt. Whether an instrument constitutes debt or equity for federal income tax purposes is an inherently factual question, and no single characteristic is determinative. While not free from doubt, the New Discount Notes should be treated as debt for federal income tax purposes, and the following discussion assumes such treatment. There can be no assurance, however, that the Service would not challenge the treatment of the New Discount Notes or a portion of them as debt, or that a court would not sustain such a
challenge.   If the New Discount Notes were treated as equity for federal income tax purposes, the federal income tax consequences of the Exchange Offers and the ownership of the New Discount Notes would significantly differ from those described below.

     The discussion below assumes that the Old Discount Notes and the Preferred Stock are held by all Holders as capital assets. The discussion below also assumes that the New Discount Notes and the Exchange Shares will be held by all Holders as capital assets after the Exchange Offers.

     A.   Federal Income Tax Consequences to the Company

          1.   Cancellation of Indebtedness.
               ----------------------------

     Upon consummation of the Exchange Offers, the amount of the Company's aggregate outstanding indebtedness will be substantially reduced. A portion of the reduction will be treated as income from the discharge of indebtedness (also known as "cancellation of debt" or "COD") income, i.e., the amount by which the debt discharged exceeds the aggregate fair market value of any consideration paid in exchange therefor. In general, a taxpayer must include the amount of any COD realized in income unless the COD is excluded under section 108 of the Code.

     Under general rules governing COD income, the Company would realize COD income on the Debt Exchange Offer to the extent that issue price of the Old Discount Notes exchanged, adjusted for any accrued original issue discount ("OID"), exceeds the sum of (1) the issue price of the New Discount Notes; (2) the fair market value of the Debt Exchange Shares; and (3) the amount of cash received by the Holders of the Old Discount Notes. However, a taxpayer does not realize COD income to the extent that payment of the liability discharged would have given rise to a deduction. The accrued OID on the Old Discount Notes has not been deducted because each Old Discount Note constituted an applicable high yield discount obligation ("AHYDO"). In general, under the rules for AHYDOs, a taxpayer may not claim an interest deduction for accrued original issue discount on applicable high yield debt obligations until that discount is paid. Therefore, because payment of the accrued original issue discount on the Old Discount Notes would have given rise to an interest deduction when paid, the amount of any COD income realized by the Company will be reduced to the extent that accrued original issue discount on the Old Discount Notes is treated as discharged.

     The Company will not realize any taxable income as a result of the Preferred Stock Exchange Offer.

     It is anticipated that the Company will have sufficient available net operating losses ("NOLs") to offset any COD income realized as a result of the Debt Exchange Offer. See discussion of limitations on NOLs.

          2.   Limitation on NOLs.
               -------------------

     As of December 31, 1997, the Company has NOL carryovers totaling approximately $140 million for federal income tax purposes. There can be no assurance that this amount will not be changed as the result of an audit by the Internal Revenue Service or the filing of an amended return.

     Under section 382 of the Code, if a corporation undergoes an ownership change, the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation.

Such limitation may also apply to subsequently recognized "built-in" losses, e.g., losses economically accrued but unrecognized as of the date of the ownership change. In general, the annual limitation would be equal to the product of (i) the value of the loss corporation's outstanding stock immediately before the ownership change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (historically ranging between 5% and 7%). Any unused portion of the annual limitation would be available in subsequent years.

     In general, an ownership change occurs if the percentage of the value of the loss corporation's stock owned by one or more direct or indirect 5% shareholders (as specially defined for purposes of section 382 of the Code) has increased by more than 50 percentage points over the lowest percentage of that value owned by such 5% shareholders at any time during a three-year testing period. Under Treasury regulations, the Service, in certain circumstances, may treat certain nonstock interests in a corporation (including debt) as stock for section 382 purposes if such interests offer a potentially significant participation in the growth of the corporation.

     The Company has undergone two ownership changes to date. The first ownership change occurred on February 3, 1994. The second ownership change occurred on September 8, 1995. Where a corporation undergoes successive ownership changes, the section 382 limitation resulting from each ownership change is applied simultaneously, often resulting in the corporation being limited to the smallest of the limitations. Nevertheless, the Company believes the amount of its NOLs and NOL carryovers available for use is sufficient (for regular tax purposes) to offset amounts of COD income expected to arise from the Debt Exchange Offer because (i) as discussed above, unused portions of the limitation from the 1994 and 1995 ownership changes may be carried forward to increase the limitation in future years, and (ii) NOLs and NOL carryovers arising after the second ownership change currently are not limited by section 382 of the Code. See "--Alternative Minimum Tax" below.

     The Exchange Offers will most likely result in a greater than 50 percent change in ownership, depending on the number of Old Discount Notes that are tendered in the Exchanges Offers. However, even if all shares of Preferred Stock and only the minimum number of Old Discount Notes and Preferred Stock are tendered in the Exchange Offers, it is anticipated that this will cause an ownership change that is close to 50 percent. Therefore, even if the Exchange Offers do not result in a greater than fifty percent ownership change, relatively small ownership shifts occurring subsequent to the Exchange Offers will result in a more than 50 percent ownership change. If the Exchange Offers, alone or in combination with prior and subsequent ownership shifts, result in a greater than 50 percent change in ownership, the NOL carryovers of the Company will be subject to an annual limitation equal to the product of (i) the value of the Company's outstanding stock immediately before the ownership change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (currently, approximately 5%). Any section 382 limitation resulting from such ownership change would apply to all NOLs from periods (or portions thereof) ending on or before the change date (and certain built-in losses recognized thereafter), and may be significantly lower than the section 382 limitation applicable to prior ownership changes.

          3.   Alternative Minimum Tax.
               -----------------------

     In general, an alternative minimum tax ("AMT") is imposed to the extent that 20 percent of a corporation's alternative minimum taxable income exceeds the corporation's regular Federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular income tax purposes by available NOL carryovers, only 90% of the corporation's taxable income for AMT purposes may be offset by available NOL carryovers (as recomputed for AMT purposes). Therefore, in any year in which the Company is subject to AMT, it may not eliminate a tax liability by offsetting its alternative minimum taxable income ("AMTI") with available AMT NOL carryovers. In this case, the Company's AMTI (before reduction by any AMT NOL carryovers) will be taxed at a 2 percent effective federal tax rate (10 percent of the 20 percent AMT rate).

     In addition, if a corporation undergoes an ownership change within the meaning of section 382, and has a net built-in loss on the change date (as determined for AMT purposes), the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to the fair market value of such assets as of the change date.

     B.   State Income Tax Consequences to the Company

     As discussed in paragraph A.1. above, the Company is expected to realize COD income as a result of the Debt Exchange Offer. The Company may not have sufficient state income tax NOLs to offset all of the COD income and will most likely incur state income tax liability as a result of the Debt Exchange Offer.

     C. Federal Income Tax Consequences of the Exchange to Holders of Old Discount Notes Who Tender Their Old Discount Notes

     The exchange of Old Discount Notes for New Discount Notes, Debt Exchange Shares, and cash likely will constitute a recapitalization under section 368(a)(1)(E) of the Code. However, the amount of gain or loss recognized by the holders of Old Discount Notes as a result of the Debt Exchange Offer will depend, in part, on whether the Old Discount Notes and New Discount Notes are "securities" within the meaning of the Code provisions governing reorganizations. Whether a debt instrument constitutes a "security" depends on an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as the most important factor. Under present law, debt instruments with a five-year term or less generally have not qualified as securities, whereas debt instruments with a term of ten years or more generally have qualified as securities.

     The status of the Old Discount Notes and the New Discount Notes as securities is not entirely clear because their stated terms are more than five years but less than ten years. Nonetheless, while the matter is not free from doubt, the Old Discount Notes and the New Discount Notes should be treated as securities.

     As outlined below, there are at least several possible alternative characterizations of the exchange of the Old Discount Notes for New Discount Notes, Debt Exchange Shares, and cash for federal income tax purposes, which alternative characterizations could result in varying federal income tax consequences. Moreover, in light of the uncertainty, the tax consequences of any of such alternative characterizations could vary in one or more respects from the consequences articulated above. Accordingly, Holders of the Old Discount Notes are advised to consult their own tax advisors concerning the tax consequences of the Exchange.

     Recognition of Gain or Loss.  A Holder of Old Discount Notes will realize
     ---------------------------
gain or loss, if any, on the Debt Exchange Offer equal to the difference between
(i) the sum of the cash, the aggregate issue price of the New Discount Notes (see discussion below), and the aggregate fair market value of the shares of Debt Exchange Shares received in exchange for Old Discount Notes, and (ii) such Holder's basis in the Old Discount Notes. The amount of gain or loss recognized by a Holder will depend on whether the Old Discount Notes and the New Discount Notes are securities and is further subject to the discussion below concerning accrued but unpaid original issue discount on the Old Discount Notes and the receipt of cash in lieu of fractional New Discount Notes or Debt Exchange Shares.

     Provided that the Old Discount Notes and the New Discount Notes are securities, such Holder (i) will recognize gain, if any, to the extent of the lesser of (a) the amount of gain realized on the exchange of Old Discount Notes and (b) the amount of cash received by such Holder on such exchange (less the portion, if any, of such cash that is attributable to accrued original issue discount on the Old Discount Notes or the receipt of cash in lieu of fractional New Discount Notes or Debt Exchange Shares), and (ii) will recognize no loss.
If the Old Discount Notes are not securities, then such Holder will recognize the entire amount of the gain or loss realized on the exchange of the Old Discount Notes. If the Old Discount Notes are securities, but the New Discount Notes are not securities, then such Holder (i) will recognize gain, if any, to the extent of the lesser of (a) the amount of gain realized on the exchange of Old Discount Notes and (b) the sum of the aggregate issue price of the New Discount Notes and the amount of cash received by such Holder on such exchange (less the portion, if any, of such New Discount Notes and cash that is attributable to accrued original issue discount on the Old Discount Notes or the receipt of cash in lieu of fractional New Discount Notes or Debt Exchange Shares), and (ii) will recognize no loss. Provided that the Old

Discount Notes constitute securities, Holders who receive cash in lieu of fractional interests in Debt Exchange Shares (or New Discount Notes, if the New Discount Notes are securities) will recognize gain or loss equal to the difference between the cash received and the Holder's tax basis in such fractional interests.

     Although the law is not entirely clear, the treatment of the exchange of Old Discount Notes with respect to accrued original issue discount thereon likely will be the same regardless of whether the Old Discount Notes and the New Discount Notes constitute securities. Provided that the Holder has basis in the accrued original issue discount (e.g., because the Holder has taken accrued amounts into income), the Holder will recognize a loss (which likely will be an ordinary loss) equal to the excess, if any, of (i) the Holder's basis in respect of original issue discount that has accrued with respect to such Old Discount Notes on or after the beginning of the Holder's holding period over (ii) the portion, if any, of the consideration received in the Debt Exchange Offer of Old
Discount Notes that is attributable to such accrued discount.   To any extent
that any Holder that does not have basis in original issue discount that has accrued with respect to such Old Discount Notes on or after the beginning of the Holder's holding period, such Holder will recognize interest income equal to the portion, if any, of such consideration received that is attributable thereto.

     The extent to which New Discount Notes, and cash received by a Holder in the Exchange Offer of Old Discount Notes will be attributable to accrued original issue discount is unclear. The terms of the Debt Exchange Offer provide that the issue price of New Discount Notes, the fair market value of Debt Exchange Shares, and cash received in the Debt Exchange Offer is applied first to the original issue price of such Old Discount Notes, and then to accrued and unpaid original issue discount with respect to such Old Discount Notes. In its information and other filings to Holders and the Service, the Company intends to (a) report original issue discount with respect to the Old Discount Notes as accruing on a daily basis through the date of the Debt Exchange Offer according to the yield to maturity of such obligations, and (b) report the consequences of the exchange of Old Discount Notes consistent with the allocation of consideration described above.

     Nevertheless, Treasury regulations generally treat "payments" under a debt instrument first as a payment of accrued and unpaid interest or original issue discount and then as a payment of principal. It is not clear whether amounts received in exchange for a debt instrument would be considered "payments" on the debt instrument for this purpose. Based on such regulations or possibly other grounds, the Service could challenge the allocations under the terms of the Exchange and contend that some other allocation is required. Accordingly, Holders of Old Discount Notes are advised to consult their tax advisors regarding the possible allocation of consideration to accrued original issue discount on the Old Discount Notes and any effects of such allocation.

     Character of Gain or Loss Recognized.   Subject to the discussion above
     ------------------------------------
concerning income and loss recognized in respect of accrued original issue discount on the Old Discount Notes, and the discussion below concerning gain recognized in respect of accrued market discount, on the Old Discount Notes, any gain or loss recognized on the exchange of the Old Discount Notes will be capital gain or loss if the Old Discount Notes constitute a capital asset in the
hands of the Holder at the time of the exchange.   Such gain or loss may be mid-
term or long-term capital gain or loss depending on the Holder's holding period. If such Holder's holding period for the Old Discount Notes exceeds one year at the time of the Debt Exchange Offer but is less than 18 months, then such gain or loss will be mid-term capital gain, which in the case of Holders who are individuals is generally subject to a maximum federal income tax rate of 28 percent. If such Holder's holding period for the Old Discount Notes exceeds 18 months at the time of Debt Exchange Offer, then such gain will be long-term capital gain or loss, which in the case of Holders who are individuals is generally subject to a maximum federal income tax rate of 20 percent.

     Basis and Holding Period.  Provided that the Old Discount Notes and the New
     ------------------------
Discount Notes are securities, a Holder's aggregate tax basis in the New Discount Notes and Debt Exchange Shares received in exchange for Old Discount Notes should be the same as the Holder's aggregate tax basis in such Old Discount Notes, plus any gain or income recognized by such Holder on the Debt Exchange Offer, less the sum of (i) any loss recognized by the Holder on the Debt Exchange Offer and (ii) the amount of cash received in the Debt Exchange Offer. The Holder's aggregate tax basis determined as described in the preceding sentence generally will be allocated between the New Discount Notes and Debt Exchange Shares received in accordance with their relative fair market values (although the law is unclear, the fair market value of the New Discount Notes for this purpose likely will be deemed to be equal to their issue price).

     However, the Holder's basis in the portion, if any, of the New Discount Notes and Debt Exchange Shares that is attributable to original issue discount on the Old Discount Notes that accrued during the Holder's holding period will equal such portion of the issue price of the New Discount Notes and the fair market value of the Debt Exchange Shares. The holding period of the New Discount Notes and Debt Exchange Shares will include the Holder's holding period for the Old Discount Notes, except that the holding period of the portion, if any, of the New Discount Notes and Debt Exchange Shares that is attributable to original issue discount on the Old Discount Notes that accrued during the Holder's holding period should begin on the day following the date of the Debt Exchange Offer.

     If the Old Discount Notes do not constitute securities, then such Holder's tax basis in the New Discount Notes and Debt Exchange Shares received in the Debt Exchange Offer will equal the issue price of the New Discount Notes and the
fair market value of the Debt Exchange Shares.   The Holder's holding period
therein will begin on the day after the date of the Debt Exchange Offer.

     If the Old Discount Notes constitute securities, but the New Discount Notes do not constitute securities, then such Holder's aggregate tax basis in the Debt Exchange Shares received in exchange for Old Discount Notes should be the same as the Holder's aggregate tax basis in such Old Discount Notes, plus any gain or income recognized by such Holder on the Debt Exchange Offer, less the sum of (i) any loss recognized by the Holder on the Debt Exchange Offer, (ii) the amount of cash, and (iii) issue price of the New Discount Notes received in the Debt Exchange Offer. The holder's basis in the New Discount Notes received will equal the issue price thereof. The holding period of the Debt Exchange Shares will include the holding period for the Old Discount Notes, except that the holding period of the portion, if any, of the Debt Exchange Shares that is attributable to original issue discount on the Old Discount Notes that accrued during the holder's holding period will begin on the day following the date of the Exchange Offer. The holding period of the New Discount Notes will begin on the day following the date of the Debt Exchange Offer.

     Market Discount.  Holders of Old Discount Notes who exchange their Old
     ---------------
Discount Notes for New Discount Notes, Debt Exchange Shares, and cash may be affected by provisions of the Code dealing with "market discount." In general, if a holder acquires a debt instrument at a "market discount" and thereafter recognizes gain on disposition of the instrument (including early redemption or gift), the lesser of such gain (or appreciation in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by that holder will be treated as ordinary income at the time of the disposition. A debt instrument is acquired at a market discount (in the case of a debt instrument issued with OID) if the purchase price is less than the sum of its revised issued price (taking into account OID includible in the income of all previous holders of the debt instrument, disregarding any reduction on account of acquisition premium), less all cash payments (other than payments constituting qualified stated interest) received by previous holders.

     A holder who acquires a debt instrument at a "market discount" (and who does not elect to include "market discount" in income on a current basis) may be required to defer a portion of the interest expense of any indebtedness incurred or continued to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     A holder of a debt instrument acquired at a "market discount" may elect to include the "market discount" in income as the discount accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all "market discount" obligations acquired by that holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service.

     Accordingly, gain recognized on the exchange of an Old Discount Note by any Holder who acquired such Old Discount Note at a "market discount" will be ordinary income, rather than capital gain, to the extent of the accrued "market discount" on such Old Discount Note that the Holder did not previously include in income.

     Although there are no regulations on point, holders of debt instruments with accrued "market discount" who exchange their debt securities in a recapitalization under section 368(a)(1)(E) of the Code for new debt securities and/or stock should not recognize the accrued "market discount" as a result of such exchanges. Instead, any accrued "market discount" with respect to the original debt security should carry over and be treated as accrued "market discount" with respect to the new debt security received in the exchange. Where the recapitalization involves the exchange of a debt security with accrued "market discount" for a new debt security and stock, any accrued "market discount" with respect to the old debt instrument presumably would be allocated between the new debt instrument and the stock. The portion allocated to the new debt security would carry over and be treated as accrued "market discount" with respect to the new debt instrument, and the portion allocated to the stock would be treated as ordinary income to the extent of any gain recognized upon a subsequent disposition of the stock. (Where gain is recognized in the recapitalization because cash also is received in the exchange, accrued "market discount" would be recognized to the extent of any gain recognized.)

     If the New Discount Notes are redeemed, in whole or in part, before maturity, the redemption may be considered to be a partial principal payment within the meaning of section 1276(a)(3), and a holder of a New Discount Note acquired at a "market discount" may be required to treat the partial principal payment as ordinary income to the extent of any accrued "market discount" on the New Discount Note.

     D. Federal Income Tax Consequences to Holders of the Old Discount Notes Who Do Not Tender Old Discount Notes.

     As a result of the Debt Exchange Offer, any outstanding Old Discount Notes will become subordinated to the New Discount Notes and the New Credit Facility. Under section 1001 of the Code, this change of priority may be categorized as a significant debt modification if it results in a change in payment expectations of the Old Discount Notes.

     If the subordination is considered a "significant modification," then the subordination of the Old Discount Notes will be considered to result in an exchange of the Old Discount Notes for new notes having modified terms. If either the Old Discount Notes or the deemed new notes do not meet the definition of a "security" as discussed above, then the "exchange" will be considered a taxable exchange resulting in any Holder not participating in the Debt Exchange Offer recognizing gain or loss for federal income tax purposes equal to the difference between (i) the aggregate issue price of the deemed new notes, and
(ii) the Holder's basis in the Old Discount Notes. If the Old Discount Notes and the deemed new notes are considered securities, then the Holder will not recognize any gain or loss upon the deemed exchange.

     A change in payment expectations occurs if there is a substantial enhancement of the obligor's capacity to meet payment obligations under the debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modifications or there is a substantial impairment of the obligor's capacity to meet payment obligations under the debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification. Because the Old Discount Notes will become subordinated to both the New Discount Notes and the New Credit Facility, it is possible that the issuer's capacity to make payments under the Old Discount Notes will be considered as having been impaired. Whether the issuer's capacity to make payments was adequate before the modification but primarily speculative after the modification is a question of fact that cannot be answered with certainty. It is possible, however, that the Service would treat the subordination of the Old Discount Notes as a significant modification and as an exchange.

     E. Federal Income Tax Consequences of the Exchange to Holders of the Preferred Stock

     Recognition of Gain or Loss.  The exchange of Preferred Stock for New
     ---------------------------
Discount Notes and Preferred Stock Exchange Shares will constitute a recapitalization under Section 368(a)(1)(E) of the Code. A Holder of Preferred Stock will realize gain or loss, if any, on the exchange equal to the difference between (i) the sum of the aggregate issue price of the New Discount Notes received, cash received in lieu of fractional share interests in New Discount Notes, and the aggregate fair market value of the Preferred Stock Exchange Shares received, and (ii) such Holder's basis in the Preferred Stock. A Holder will recognize gain to the extent of the lesser of (a) the aggregate issue price of the New Discount Notes received, and
(b) the gain, if any, realized. A Holder will not recognize any loss.

     Holders who receive cash in lieu of fractional interests in Preferred Stock Exchange Shares will recognize gain or loss equal to the difference between the cash received and the Holder's tax basis in such fractional share interests.

     Character of Gain Recognized.  Any gain recognized by a Holder on the
     ----------------------------
exchange of Preferred Stock likely will be capital gain if the Preferred Stock constitutes a capital asset in the hands of the Holder at the time of the
Preferred Stock Exchange Offer.   Such gain may be mid-term or long-term capital
gain depending on the Holder's holding period. If such Holder's holding period for the Preferred Stock exceeds one year at the time of the Preferred Stock Exchange Offer but is less than 18 months, then such gain will be mid-term capital gain, which in the case of Holders who are individuals is generally subject to a maximum federal income tax rate of 28 percent. If such Holder's holding period for the Preferred Stock Exchange Offer exceeds 18 months at the time of Preferred Stock Exchange Offer, then such gain will be long-term capital gain, which in the case of Holders who are individuals is generally subject to a maximum federal income tax rate of 20 percent.

     Under certain circumstances, however, a Holder of Preferred Stock participating in the Preferred Stock Exchange Offer may be considered not to have experienced a sufficient reduction in proportionate interest in the Company (e.g., because of shares of the Company stock owned by related parties, shares received in connection with the Preferred Stock Exchange Offer, or both), and may recognize dividend income equal to all or a portion of the New Discount Notes received. This determination must be made by each individual shareholder based on its, his, or her specific factual situation.

     Basis and Holding Period.  A Holder's basis in the Preferred Stock Exchange
     ------------------------
Shares received will equal the Holder's basis in the Preferred Stock exchanged, plus any gain recognized by the Holder on such exchange, less the aggregate issue price of the New Discount Notes received and cash received in lieu of a fractional interest in New Discount Notes. Provided that the Preferred Stock Exchange Shares constituted a capital asset in the hands of the Holder, the holding period of the Preferred Stock Exchange Shares received in exchange for Preferred Stock will include the Holder's holding period for the Preferred Stock. A Holder's holding period for New Discount Notes received in exchange for Preferred Stock will begin on the day after the date of the Preferred Stock Exchange Offer.

     F.   Tax Consequences of Ownership of New Discount Notes

          1.   Original Issue Discount
               -----------------------

     A New Discount Note generally will have OID for federal income tax purposes if its "stated redemption price at maturity" exceeds its "issue price." Under a de minimis rule provided in section 1273(a)(3) of the Code, however, the amount of OID is considered to be zero if the amount of such excess is less than the product of (a) an amount equal to .25 percent of the stated redemption price at maturity and (b) the number of complete years to maturity of the debt instrument (or, in the case of an obligation having installment payments, the weighted average maturity of the instrument).

     The determination of the "issue price" of a New Discount Note will depend, in part, on whether the New Discount Notes are traded on an "established securities market." Under the regulations, the New Discount Notes will be treated as traded on an established securities market if, at any time during the 60-day period ending 30 days after the issue date, the New Discount Notes, among other things, appear on a quotation medium that provides price quotes or actual sales. Although it is impossible to determine whether the New Discount Notes will appear on a quotation medium, it is likely that they will. The Old Discount Notes appear in quotation media and it is reasonable to expect that the New Discount Notes will as well. Thus, the New Discount Notes likely will be considered to be publicly traded debt instruments. If so, the issue price of a New Discount Note will be its fair market value determined as of the issue date. If the New Discount Notes do not appear in a quotation medium, it is likely that they will be considered publicly traded because they are issued for publicly traded property
- the Old Discount Notes. If so, the issue price of a New Discount Note will be the fair market value of the Old Discount Note.

     In general, the "stated redemption price at maturity" of a debt instrument is the total of all payments required to be made under the instrument, other than "qualified stated interest." The regulations generally provide that "qualified stated interest" is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because no interest payment is due on the New Discount Notes until December 31, 2001, there is no qualified stated interest. Thus, the stated redemption price at maturity of the New Discount Notes will include all payments of principal and interest.

     If the stated redemption price at maturity of the New Discount Notes exceeds their issue price by more than the applicable de minimis amount, the New Discount Notes will be considered to have OID. Thus, the holder of a New Discount Note would be required to include such OID in gross income in accordance with the rules discussed below.

     Holders of the New Discount Notes will generally be required to include in gross income an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year in which it holds the debt instrument. These daily portions will be determined based on a constant yield method by allocating to each day during the taxable year a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. The amount of the OID that is attributable to each full accrual period will be the product of the Note's adjusted issue price at the beginning of such accrual period, multiplied by the yield to maturity of the debt instrument (as determined by semi-annual compounding). The adjusted issue price of the New Discount Notes will initially be equal to their issue price. Thereafter, the adjusted issue price at the beginning of any subsequent accrual period will be equal to the adjusted issue price at the beginning of the preceding accrual period, plus the amount of OID allocable to the preceding accrual period, minus any payments made during the preceding accrual period.

          2.  Applicable High Yield Discount Obligations
              ------------------------------------------

     Under section 163 of the Code, part of the OID accruing on certain debt instruments may be treated as a dividend eligible for the dividends-received deduction. A corporation issuing such a debt instrument would not be entitled to deduct the "disqualified portion" of the OID accruing on each debt, and the remaining portion of the OID would be deductible only when paid.

     This treatment applies to any AHYDO. An AHYDO is defined as a debt instrument with a term of more than five years, a yield to maturity that equals or exceeds five percentage points over the "applicable Federal rate", and has
"significant" OID.   "Significant" OID on a debt instrument exists if the
aggregate amount that would be includible in gross income with respect to the instrument for the periods before the close of any accrual period ending after five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid under the instrument before the close of the accrual period and (ii) the product of the instrument and its yield to maturity.
Because the New Discount Notes will have a term in excess of five years and are expected to have a yield that is more than five percentage points above the AFR, the first two requirements of the AHYDO definition likely will be met. Whether the New Discount Notes have significant OID should depend on the issue date of the New Discount Notes. If they are issued after June 30, 1998, mature on December 31, 2003, and have semi-annual accrual periods ending June 30 and December 31, all interest on the New Discount Notes will be payable by the end of the first accrual period ending more than five years after the issue date. Thus, the New Discount Notes should not be considered to have significant OID and should not be considered AHYDO's. If, however, the New Discount Notes are issued prior to June 30, 1998, the New Discount Notes would be expected to have significant OID and would be considered AHYDO's.

     A holder of an AHYDO is treated as receiving dividend income (to the extent of the Company's current and accumulated earnings and profits) solely for purposes of the dividends-received deduction in an amount equal to the "dividend equivalent portion" of the "disqualified portion" of the OID of the AHYDO. The "disqualified portion" of the OID is equal to the lesser of (i) the amount of the OID or (ii) the portion of the "total return" (the excess of all payments to be made with respect to such obligation over its issue price) on the obligation that bears the same ratio to the obligation's total return as the "disqualified yield" (the extent to which the yield to maturity exceeds the sum of the AFR plus six percentage points) bears to the obligation's yield to maturity. Because the yield on the New Discount Notes is expected to exceed the AFR by more than six percent, a portion of the OID on the New Discount Notes likely would be a disqualified portion under this rule. The "dividend equivalent portion" of the disqualified portion is the portion of such portion that would be treated as a dividend if distributed by the issuer with respect to its stock. The issuer's deduction for OID will be substantially deferred with respect to a New Discount Note that is treated as an AHYDO and could be disallowed to the extent the AHYDO's yield to maturity exceeds the applicable Federal rate by more than six percentage points.

     G.   Tax Consequences of Disposition of New Common Stock

     In general, any gain or loss recognized on a subsequent sale or exchange of the Exchange Shares received in the Exchange Offers will be capital gain or loss. However, if the Exchange Shares were acquired by a Holder in exchange for Old Discount Notes with accrued market discount, a portion of the gain on the disposition of such Exchange Shares will be treated as ordinary income as described above. See "--Market Discount." Moreover, under section 108(e)(7) of the Code, gain on the disposition of Exchange Shares acquired by a holder in exchange for Old Discount Notes will generally be treated as ordinary income to the extent that the holder was allowed an ordinary loss on such exchange.

     H.   Backup Withholding

     A holder of New Discount Notes and Exchange Shares may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to cash payments in respect of interest or original issue discount accrued with respect to the New Discount Notes, dividends paid on Exchange Shares or the proceeds of a sale, exchange or redemption of such New Discount Notes or Exchange Shares unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding provisions. A holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount withheld under these rules will be creditable against the holder's federal income tax liability.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the New Discount Notes and the Exchange Shares exchanged hereby (other than tax matters) will be passed upon for the Company by Anderson Kill & Olick, P.C.

                                    EXPERTS

     The consolidated financial statements of the Company included or incorporated by reference in this Prospectus/Consent Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Tax matters relating to the Exchange Offers will be passed upon for the Company by Arthur Andersen LP, as special tax advisor for the Company.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES



                                                                                                             Page
                                                                                                             ----
Report of Independent Public Accountants                                                                      F-2
Consolidated Balance Sheets December 31, 1996 and 1997                                                        F-3
Consolidated Statements of Operations for Each of the Three Years in the Period
Ended December 31, 1997                                                                                       F-4
Consolidated Statements of Stockholders' Equity/(Deficit) for Each of the Three Years
in the Period Ended December 31, 1997                                                                         F-5
Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended December 31, 1997       F-6
Notes to Consolidated Financial Statements                                                                    F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To People's Choice TV Corp.:

We have audited the accompanying consolidated balance sheets of People's Choice TV Corp. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity/(deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Choice TV Corp. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                       ARTHUR ANDERSEN LLP

Stamford, Connecticut
March 11, 1998

                    PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS



                                                                                               December 31,
                                                                                   ----------------------------------
ASSETS                                                                                  1996                  1997
                                                                                        ----                  ----
Cash and cash equivalents                                                          $  41,305,795        $  31,756,014
Marketable securities                                                                 63,396,191           48,519,444
Subscriber receivables, net of allowance
   of $379,500 and $265,000                                                            2,935,364            2,378,429
Notes and other receivables                                                            1,146,928              441,335
Prepaid expenses and other assets                                                      3,629,195            3,077,795
Investment in wireless systems and equipment, net                                    196,322,563          177,661,367
Organization and financing costs, net of accumulated
   amortization of $2,705,560 and $4,382,312                                           5,731,263            4,304,511
Excess of purchase price over fair market value of assets acquired, net of accumulated amortization of $905,010 and
   $1,599,915                                                                         11,680,391           10,985,486
                                                                                   -------------        -------------
         Total assets                                                              $ 326,147,690        $ 279,124,381
                                                                                   =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Liabilities:
   Notes and other payables                                                        $ 234,430,828        $ 256,465,030
   Accounts payable                                                                    1,928,429            4,476,400
   Accrued expenses                                                                    5,322,670            4,363,357
   Subscriber advance payments and deposits                                            2,662,183            2,500,002
   Minority interest in consolidated subsidiaries                                      1,086,562              727,959
                                                                                   -------------        -------------
         Total liabilities                                                           245,430,672          268,532,748

Commitments and Contingencies

Convertible Pay-In-Kind Preferred Stock,
    liquidation preference $100 per share                                             60,169,770           66,342,313
PCTV Detroit cumulative preferred stock                                                6,457,872            6,457,872

Stockholders' Equity/(Deficit):
Preferred stock, $0.01 par value, 4,339,547 shares
   authorized, no shares issued and outstanding                                             --                   --
Common stock, $0.01 par value, 75,000,000 shares
    authorized, 12,924,817 and 12,923,817 shares issued and
    outstanding at December 31, 1996 and 1997, respectively                              129,248              129,238
Additional paid-in capital                                                           166,447,375          159,729,720
Warrants                                                                               3,756,840            3,756,840
Accumulated deficit                                                                 (156,244,087)        (225,824,350)
                                                                                   -------------        -------------
           Total stockholders' equity/(deficit)                                       14,089,376          (62,208,552)
                                                                                   -------------        -------------
           Total liabilities and stockholders' equity/(deficit)                    $ 326,147,690        $ 279,124,381
                                                                                   =============        =============

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                              For the Years Ended
                                                                                    December 31,
                                                                 -----------------------------------------------
                                                                     1995            1996               1997
                                                                     ----            ----               ----
Revenues                                                         $ 26,003,786    $ 33,424,512       $ 32,689,684
                                                                 ------------    ------------       ------------

Costs and expenses:
  Service costs                                                    15,840,272      18,610,313         18,811,218
  Selling, general and administrative                              27,812,937      25,759,454         23,130,886
  Depreciation and amortization                                    24,627,246      39,257,939         34,508,246
  Non-cash settlement of lawsuit                                           --         616,000                 --
                                                                 ------------    ------------       ------------
                                                                   68,280,455      84,243,706         76,450,350
                                                                 ------------    ------------       ------------
                           Operating loss                         (42,276,669)    (50,819,194)       (43,760,666)

Loss on sales and writedown of assets                                (815,521)     (2,907,174)          (389,521)
Interest expense:
   Non cash                                                       (14,695,295)    (26,824,846)       (30,151,132)
   Cash                                                              (793,999)     (1,066,523)        (1,424,540)
   Omni and BCI                                                       (76,931)             --                 --
Interest income and other                                           6,550,607       5,672,691          5,314,240
Equity interest in Preferred Entertainment, Inc.                   (2,282,213)             --                 --
Minority interest                                                     109,954         114,228             56,602
                                                                 ------------    ------------       ------------
Loss before income taxes                                          (54,280,067)    (75,830,818)       (70,355,017)
Income tax expense                                                    152,500          56,500             52,000
                                                                 ------------    ------------       ------------
Loss before extraordinary gain                                    (54,432,567)    (75,887,318)       (70,407,017)
Extraordinary gain on early extinquishment of debt                  1,197,424              --            826,754
                                                                 ------------    ------------       ------------
Net loss                                                          (53,235,143)    (75,887,318)       (69,580,263)
Preferred dividends                                                (4,696,447)     (6,122,764)        (6,699,040)
                                                                 ------------    ------------       ------------
Loss applicable to common shares                                 $(57,931,590)   $(82,010,082)      $(76,279,303)
                                                                 ============    ============       ============
Basic and diluted loss per common share:
   Loss before extraordinary gain                                $      (5.34)   $      (6.26)      $      (5.86)
   Extraordinary gain                                                     .11              --                .06
                                                                 ------------    ------------       ------------
   Net loss                                                      $      (5.23)   $      (6.26)      $      (5.80)
                                                                 ============    ============       ============

Weighted average number of common shares outstanding               11,072,147      13,099,538         13,148,853
                                                                 ============    ============       ============

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT)
               FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, 1997



                                            Common Stock Par Value        Additional
                                        ------------------------------     Paid-In                     Accumulated
                                         Shares                Amount      Capital        Warrants       Deficit
                                        ------------------------------  --------------  ------------  --------------
Balance, December 31, 1994                   9,758,208       $ 97,582    $110,020,895           ---   $ (27,121,626)
Net loss                                           ---            ---             ---           ---     (53,235,143)
Issuance of common stock in
   Exchanges                                   302,143          3,022       6,056,891           ---             ---
Issuance of common stock in
   Acquisition                               2,760,479         27,605      60,702,933           ---             ---
Issuance of warrants in acquisition                ---            ---             ---    $  574,404             ---
Exercise of stock options                       17,450            174         263,082           ---             ---
Issuance of common stock-
   employment contract                           2,923             29          68,595           ---             ---
Issuance of warrants in debt offering              ---            ---             ---     3,756,840             ---
Dividends on Cumulative
   Preferred Stock                                 ---            ---        (248,000)          ---             ---
Dividends on Convertible Preferred
   Stock                                           ---            ---      (4,448,447)          ---             ---
                                            -----------      --------    ------------    ----------   -------------
Balance, December 31, 1995                  12,841,203        128,412     172,415,949     4,331,244     (80,356,769)
Net loss                                           ---            ---             ---           ---     (75,887,318)
Issuance of common stock in
   acquisition                                  27,614            276         445,000           ---             ---
Issuance of common stock in lawsuit             56,000            560         615,440           ---             ---
Expiration of warrants from
   acquisition                                     ---            ---             ---      (574,404)            ---
Stock options expired                              ---            ---        (906,250)          ---             ---
Dividends on Cumulative
   Preferred Stock                                 ---            ---        (530,365)          ---             ---
Dividends on Convertible
   Preferred Stock                                 ---            ---      (5,592,399)          ---             ---
                                            -----------      --------    ------------    ----------   -------------
Balance, December 31, 1996                  12,924,817        129,248     166,447,375     3,756,840    (156,244,087)
Net loss                                           ---            ---             ---           ---     (69,580,263)
Dividends on Cumulative
   Preferred Stock                                 ---            ---        (526,497)          ---             ---
Dividends on Convertible
   Preferred  Stock                                ---            ---      (6,172,543)          ---             ---
Other                                           (1,000)           (10)        (18,615)          ---             ---
                                            ----------       --------    ------------    ----------   -------------
Balance, December 31, 1997                  12,923,817       $129,238    $159,729,720    $3,756,840   $(225,824,350)
                                            ==========       ========    ============    ==========   =============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            For the Years Ended
                                                                                December 31,
                                                               ---------------------------------------------
                                                                    1995            1996            1997
                                                               -------------   -------------   -------------
Cash flows from operating activities:
 Net loss                                                      $ (53,235,143)  $ (75,887,318)  $ (69,580,263)
 Adjustments to reconcile net loss to net cash used in
   operations -
   Depreciation and amortization                                  24,627,246      39,257,939      34,508,246
   Minority interest in subsidiaries                                (109,954)       (114,228)        (56,602)
   Equity interest in Preferred Entertainment, Inc.                2,282,213              --              --
   Extraordinary gain on early extinguishment of debt             (1,197,424)             --        (826,754)
   Stock issued in settlement of lawsuit                                  --         616,000              --
   Amortization of original issue discount                        14,345,635      26,125,506      29,801,500
   Amortization of imputed discount on debt                          349,660         699,340         349,632
   Compensation expense related to stock options                     151,085              --              --
   Loss on sales and writedown of assets                             815,521       2,907,174         389,521
   Provision for losses on subscriber receivables                  1,849,000         988,700         508,430
Changes in assets and liabilities--
   Increase in subscriber receivables                             (1,320,553)     (1,749,222)        (69,467)
  (Increase) decrease in notes and other receivables                (101,079)       (308,704)        342,176
  (Increase) decrease in prepaid expenses and other assets          (196,243)        614,280         (30,600)
   Increase in organization and financing costs                     (295,358)             --        (250,000)
   Increase (decrease) in accounts payable                        (2,471,876)     (1,320,309)      2,554,796
   Increase (decrease) in accrued expenses                           132,144      (1,191,865)       (875,552)
   Increase (decrease) in subscriber advance payments
    and deposits                                                     210,022         609,514         (41,547)
   Decrease in due to affiliates                                    (706,583)             --              --
                                                               -------------   -------------   -------------
     Net cash used in operating activities                       (14,871,687)     (8,753,193)     (3,276,484)
                                                               -------------   -------------   -------------

Cash flows from investing activities:
   Purchase of marketable securities                            (114,429,819)   (114,505,311)   (114,074,942)
   Proceeds principally from maturity of marketable                4,492,331     163,542,528     128,951,689
    securities
   Proceeds from sales of assets                                      69,719         645,072       1,239,632
   Sale of service contracts and equipment                                --              --       3,396,838
   Acquisition of  Sat-Tel Services, Inc.                                 --      (3,440,400)             --
   Acquisition of Tilden and Anahuac frequencies                          --      (2,253,687)             --
   Sale of interest in Preferred Entertainment of Champaign               --       1,997,929              --
   Purchase of wireless systems and equipment from
     Broadcast Cable, Inc.                                        (3,773,246)             --              --
   Purchase of wireless systems and equipment from
    Preferred Entertainment, Inc.                                 (4,117,902)             --              --
   Purchase of wireless systems and equipment from
    Eastern Cable Networks of Michigan, Inc.                      (4,912,229)             --              --
   Acquisition of Casa Grande frequencies                         (1,200,000)             --              --
   Acquisition of BTA licenses                                            --      (1,631,474)       (213,284)
   Investment in wireless systems and equipment                  (38,808,250)    (12,771,773)    (15,086,356)
   Issuance of additional notes receivable from affiliates            (9,115)             --              --
   Repayment of notes receivable from affiliates                     162,463              --              --
                                                               -------------   -------------   -------------
      Net cash (used in) provided by investing activities       (162,526,048)     31,582,884       4,213,577
                                                               -------------   -------------   -------------

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Continued)

                                                                               For the Years Ended
                                                                                   December 31,
                                                               -----------------------------------------------
                                                                      1995             1996          1997
                                                               ------------------  ------------  -------------
Cash flows from financing activities:
    Proceeds from issuance of notes payable                              141,350            --             --
    Repayment of notes payable                                       (12,422,531)   (4,406,962)    (9,658,377)
    Proceeds from the issuance of Senior Discount Notes, net         167,764,337            --             --
    Buyout of minority interest                                         (129,000)     (190,000)      (302,000)
    Dividends on Cumulative Preferred Stock                                   --      (170,492)      (526,497)
    Proceeds from the exercise of stock options                          180,794            --             --
    Proceeds from the issuance of convertible
      cumulative preferred stock                                      40,000,000            --             --
                                                                     -----------   -----------    -----------
        Net cash provided by (used in) financing activities          195,534,950    (4,767,454)   (10,486,874)
                                                                     -----------   -----------    -----------
          Net increase (decrease) in cash                             18,137,215    18,062,237     (9,549,781)
Cash and cash equivalents, beginning of year                           5,106,343    23,243,558     41,305,795
                                                                     -----------   -----------    -----------
Cash and cash equivalents, end of year                               $23,243,558   $41,305,795    $31,756,014
                                                                     ===========   ===========    ===========

Supplementary disclosures of cash flow information:
        Cash paid for interest, net of amount capitalized            $   635,627   $   794,465    $ 1,364,041
        Cash received for interest                                   $ 6,060,869   $ 6,193,670    $ 4,844,438


Supplemental disclosures of noncash investing and financing activities:


During 1995, the Company acquired frequency rights in exchange for 7,143 shares of common stock. In addition, a $4,500,000 note payable was exchanged for 180,000 shares of the Company's common stock. In connection with the acquisition of Broadcast Cable, Inc., the Company issued a $6,727,000 promissory note. In May 1995, the Company issued warrants valued at $3,757,000 in connection with the issuance of senior discount notes. In connection with the acquisition of Eastern Cable Networks of Michigan, Inc. in August 1995, the Company issued warrants valued at $574,000 (which expired on December 31, 1996), $5,150,000 of notes payable, and cumulative preferred stock in the amount of $5,850,000. The Company issued 2,760,479 common shares of stock in connection with the acquisition of Preferred Entertainment, Inc. in September 1995. In October 1995, the Company acquired a 17.5% equity interest in People's Choice TV of Phoenix, Inc. in exchange for 115,000 shares of PCTV Common Stock.

During 1996 in connection with the acquisition of Sat-Tel Services, Inc., the Company issued a note payable in the amount of $1,250,000 and issued 27,614 shares of common stock.

During 1996 and 1997, the Company acquired frequency rights in exchange for notes payable of $6,525,896 and $1,891,000, respectively.


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Company:

       People's Choice TV Corp. (the "Company" or "PCTV") was incorporated in Delaware on April 22, 1993. The Company and its predecessors have been engaged in wireless communications since 1988.

       The Company's strategy is to own, develop and operate wireless communications systems, and provide wireless cable and internet access services in large markets, a majority of which are expected to be among the top 30 Designated Market Areas. PCTV's operating and targeted markets are concentrated in the midwestern and southwestern regions of the United States. Currently, the Company operates six wireless cable systems located in Houston, Tucson, Chicago, Phoenix, St. Louis and Detroit and controls wireless frequency rights in three additional markets located in Indianapolis, Salt Lake City and Milwaukee. In addition, the Company operates a high speed internet access service in the Detroit and Phoenix markets.

       Wireless cable television is a new industry within the highly competitive subscription television industry. PCTV's principal competitors in each market are traditional hardwire cable, direct broadcast satellite and private cable operators. The Company's strategy has been to continue conservation of capital pending (i) the launch of the Company's high speed internet access service marketed under the name SpeedChoice and (ii) the implementation of digital video compression technology. The Company first began offering the SpeedChoice high speed internet service in the Detroit market in October 1997 and in the Phoenix market in March 1998 and cannot at this time assess the overall market interest in this product. With respect to the Company's proposed digital video system, the Company is currently working to resolve certain technical issues relating to the desired performance of the system. The Company now expects the launch of a compressed digital video service to occur in the second half of 1998. When the Company offers this service in a market, it anticipates that it will offer the service in conjunction with the offering of the SpeedChoice service. The Company believes that the implementation of digital video compression technology will expand its video service offering, and, in conjunction with the offering of the SpeedChoice service, will enhance the Company's ability to attract and retain customers. Both the SpeedChoice service and digitally compressed video are new products for the Company and there can be no assurance that the Company will be able to attract and retain the customer base necessary to compete successfully with existing competitors or new entrants in the market for video programming and internet access services.


(2) Summary of Significant Accounting Policies:

Principles of consolidation

       The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


Cash equivalents--

       The Company has classified marketable securities and time deposits as cash equivalents if the original maturity of such investments is three months or less at time of purchase.

Marketable securities--

       Marketable securities consist of U.S. Government and Federal Agency bonds which have an original maturity in excess of three months at time of purchase. At December 31, 1996 and 1997 these securities vary in maturity up to eight months. The Company has classified these securities as held-to-maturity and they are recorded at amortized cost. The fair market value of the securities as of December 31, 1997 and 1996 approximated the carrying value.

Organization and financing costs--

       Organization and financing costs are being amortized over a five year period. Amortization expense amounted to approximately $1,718,000, $1,664,000 and $1,677,000 in 1995, 1996 and 1997, respectively.

Excess of purchase price over fair market value of assets acquired--

       Excess of purchase price over fair market value of assets acquired is being amortized over 20 years.

Long-lived assets--

       The Company periodically reviews the carrying value of the investment in wireless systems and equipment, including frequency rights and intangible assets, for each wireless communication system in order to determine whether an impairment may exist. The Company considers relevant cash flow, estimated future operating results, trends and other available information including the fair value of frequency rights owned, in assessing whether the carrying value of the assets can be recovered. An impairment would be measured as any deficiency in estimated undiscounted cash flows of the wireless communication system to recover the carrying value related to the assets. The Company believes that no such impairments exist.

Revenue recognition--

       Subscription revenues are recognized in the period of service. The Company records installment revenue billed in installments when received. Customer related acquisition costs, including direct commissions, exceeded installation revenues in 1995 and 1996.

System launch expenses--

       Administrative and marketing expenses incurred by systems during their launch period are expensed as incurred.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

Basic and diluted earnings per share--

       In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". There was no effect on earnings per share in the three years ended December 31, 1997. The basic and diluted net loss per common share has been computed based on the weighted average of common shares outstanding. The 1995, 1996 and 1997 shares also include common equivalent shares issuable upon exercise of certain outstanding stock options and the Bank of Montreal warrant.

Reclassification--

       Certain reclassifications have been made to prior year financial data to conform to the current year presentation.

(3)  Acquisitions and Dispositions:

       On December 1, 1997, the Company sold service contracts and equipment, in St. Louis, to ResNet Communications, LLC., representing approximately 3,900 analog video customers. The net proceeds were approximately $3,400,000, resulting in a gain of approximately $1,000,000.

       On September 3, 1997, the Company closed on a previously announced asset exchange transaction with CS Wireless Systems, Inc. ("CS"). The Company exchanged certain wireless frequencies and equipment in Kansas City for certain of CS's wireless frequencies and equipment in Salt Lake City. The transaction covers 21 wireless frequencies in Kansas City, 28 wireless frequencies in Salt Lake City, and the Basic Trading Area ("BTA") licenses for both markets. The net book value of the Kansas City assets was carried over to the Salt Lake City assets resulting in no gain or loss on the transaction.

       In January 1996, the Company acquired rights to non-strategic wireless frequencies and certain other assets, including leases for 20 channels in Tilden, Illinois. In August 1997, the Company returned the rights to these frequencies to the FCC, resulting in a loss of approximately $850,000.

       In January 1996, Preferred Entertainment of Champaign, of which Specchio Development Investment Corp.("SDIC"), a wholly-owned subsidiary of the Company, had a two thirds partnership interest, was sold for approximately $2,200,000. The Company's share of the net proceeds, after payment of all outstanding liabilities, was approximately $2,000,000, resulting in a gain of approximately $200,000.

       On January 26, 1996, the Company acquired Sat-Tel Services Inc. ("Sat-Tel"), its exclusive installation and technical service company. The purchase price was $5,000,000, which consisted of $3,750,000 in cash (which included repayment of two promissory notes in the amount of $410,000 to the shareholders) and a note payable in the amount of $1,250,000, paid January 26, 1997, with an interest rate of 5.5% per year. Also, at closing, the Company repaid $1,500,000 of bank debt that was owed by Sat-Tel. As additional consideration, 27,614 common shares valued at approximately $445,000 were issued to the former owners in April 1996. The acquisition was accounted for as a purchase transaction and, accordingly, the purchase price was allocated to the fair value of assets
acquired and liabilities assumed.   Approximately $4,700,000 of the purchase
price has been allocated to excess of purchase price over fair market value of assets acquired.

       In April 1996, the Company sold wireless cable frequency rights in Tulsa, Oklahoma resulting in a gain of $180,000.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

       On August 29, 1995 the Company closed on an acquisition transaction with Eastern Cable Networks Corp. and affiliates ("ECN") by which the Company acquired the rights to 26 wireless cable frequencies in the Detroit market and certain other related assets (the "Detroit System"). PCTV holds the Detroit System in a subsidiary named People's Choice TV of Detroit, Inc. ("PCTV Detroit"). The consideration paid for the Detroit System by PCTV includes: (i) $4.9 million in cash (including transaction costs); (ii) $3.0 million in the form of a promissory note of PCTV maturing in three years with an interest rate of 8% per annum; (iii) $2.2 million in the form of a promissory note maturing in five years with an interest rate of 9% per annum, guaranteed by PCTV; (iv) assumption of approximately $8.7 million in indebtedness of ECN, of which $4.5 million was paid by the Company at closing; and (v) the issuance of redeemable cumulative preferred stock of PCTV Detroit with a liquidation preference of $5.8 million and a 9% dividend rate, guaranteed by PCTV. PCTV transferred to ECN all of its rights to 26 wireless cable frequencies in the Baltimore market. As of the closing date, these frequencies had a book value of approximately $1.0 million. The Company issued to ECN warrants valued at $574,000 to purchase 154,762 shares of PCTV Common Stock, exercisable for $.10 per share, provided that the market price of PCTV Common Stock reached $30 to $35 by December 31, 1996. These warrants expired at December 31, 1996. The acquisition was accounted for as a purchase transaction and, accordingly, the purchase price was allocated to the fair value of assets acquired and liabilities assumed.

       On September 8, 1995, PCTV and Preferred Entertainment, Inc. ("PEI") closed on a merger transaction pursuant to which PCTV acquired PEI through a merger in which PEI became an indirect wholly-owned subsidiary of PCTV.
Pursuant to the merger agreement, PCTV acquired each share of PEI Common Stock that it did not already own, through SDIC, for consideration consisting of .7548 shares of PCTV Common Stock, which was valued at $22 per share at the closing date. The total purchase price of approximately $65,129,000 includes the issuance of approximately 2,760,479 shares of PCTV Common Stock and other consideration. The acquisition was accounted for as a purchase transaction and, accordingly, the purchase price was allocated to the fair value of assets acquired and liabilities assumed. Substantially all of the excess of purchase price over the net assets acquired has been allocated to frequency rights. Additionally, PCTV, PEI and the former CEO of PEI have entered into a three year non-compete agreement barring the former CEO from competing with PCTV or PEI in any markets in which PCTV has already established a presence or in the future establishes a presence before the former CEO.

       In June 1995, the Company entered into a joint venture with Multimedia Development Corp. ("MDC") to develop a wireless cable system in the Albuquerque, New Mexico market. The Company has a 27% interest in the joint venture and MDC has a 73% interest in the joint venture. Under the terms of the agreement, the Company contributed four wireless cable channels and certain equipment, for which it holds lease rights and certain equipment, which had a book value of approximately $155,000, and contributed approximately $96,000 in cash. Each partner has the right of first refusal with respect to any transfer of such equity interest. MDC manages the daily operations of the joint venture. MDC has significant wireless cable television frequency rights in other cities in New Mexico. The Company accounts for this investment under the equity method.

       Also in 1995, the Company acquired rights to wireless frequencies in the Casa Grande, Arizona market and certain other assets for a purchase price of $1,200,000. The Company acquired leases for 11 channels and leases with applicants for licenses totaling 7 additional channels in the Casa Grande market. In addition, the Company acquired a 17.5% equity interest in People's Choice TV of Phoenix, Inc. ("PCTV Phoenix") in exchange for 115,000 shares of PCTV Common Stock. The Company now owns 100% of the capital stock of PCTV Phoenix.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

(4)  Investment in Wireless Systems and Equipment:

   The investment in wireless systems and equipment is as follows:

                                                                    December 31,
                                                          -----------------------------
                                                                1996           1997
                                                          -----------------------------
Inventory and construction in progress                      $  3,999,143   $  7,857,585
Property and equipment                                       102,605,500    105,762,165
Frequency rights                                             145,415,892    147,947,722
                                                            ------------   ------------
                                                             252,020,535    261,567,472
Less--accumulated depreciation and amortization of
         property and equipment                              (39,890,358)   (58,225,115)
      accumulated amortization of frequency rights           (15,807,614)   (25,680,990)
                                                            ------------   ------------
                                                            $196,322,563   $177,661,367
                                                            ============   ============

Depreciation and amortization is calculated on a straight-line basis over the following useful lives:


         Frequency rights                            12  years
         Wireless systems and equipment            3-10  years
         Vehicles                                     5  years
         Furniture and fixtures                       5  years
         Office equipment                             5  years
         Leasehold improvements                    Life of respective lease

       Wireless systems and equipment include the cost of initial customer installations. These costs include reception equipment on customer premises, related labor and the excess of direct commission costs over installation revenues determined to be realizable. The excess of direct commission costs over installation revenues are deferred and amortized over a three-year period, the estimated useful life of customers. Amortization is accelerated upon the disconnection of specific customers.

(5)  Income Taxes:

       The provision for income taxes for December 31, 1995, 1996 and 1997 is as follows:

                                                Years Ended December 31,
                                       ----------------------------------------
                                             1995         1996         1997
                                       ----------------------------------------
      Current state and local
        income taxes                      $152,500      $56,500      $52,000
                                          ========      =======      =======

       The following represents a reconciliation of the Company's federal statutory income tax benefit to the income tax provision:

                                              Years Ended December 31,
                                    --------------------------------------------
                                         1995           1996           1997
                                    --------------------------------------------
      Statutory federal income tax
        (benefit)                    $(18,578,900)  $(26,560,600)  $(24,624,300)
      State and local taxes,
        net of federal expense             99,100         36,700         33,800
      Losses not benefited             18,605,200     26,560,900     24,625,200
      Other                                27,100         19,500         17,300
                                     ------------   ------------   ------------
      Income tax provision           $    152,500   $     56,500   $     52,000
                                     ============   ============   ============

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

       The Company and its subsidiaries have net operating loss carryforwards ("NOLs") at December 31, 1997 for income tax purposes (subject to certain limitations and Internal Revenue Service review) totaling approximately $140.6 million which expires in the years 2006 through 2012. Approximately $21.3 million of these NOLs are available only to offset future taxable income of individual Company subsidiaries.

       The principal temporary items comprising the net unrecognized deferred income tax asset are as follows:

                                                                                      December 31,
                                                                            -----------------------------
                                                                                  1996           1997
                                                                            -----------------------------
        Non-qualified stock options                                           $    297,500   $    297,500
        Depreciation and amortization                                            9,255,800      2,510,000
        Allowance for doubtful accounts                                            366,500        266,800
        Start up costs capitalized for tax                                       1,405,800        934,300
        Inventory reserve                                                          659,700      3,356,200
        Amortization of discount on senior discount notes                       40,471,100     70,272,600
        Accrued expenses                                                         3,170,800      3,709,400
        Other                                                                    4,192,500      5,410,400
        Net operating loss carryforward for income tax purposes                113,017,300    140,625,800
        Utilization of financial reporting net operating loss
           carryforward for deferred tax liabilities                           (78,134,000)   (62,582,000)
                                                                              ------------   ------------
                                                                                94,703,000    164,801,000
                                                                              ------------   ------------
        Net deferred tax asset unrecognized at federal statutory rate           33,146,050     57,680,400
        Less:  valuation reserve                                               (33,146,050)   (57,680,400)
                                                                              ------------   ------------
        Net deferred tax asset recognized                                     $          0   $          0
                                                                              ============   ============

For the years ended December 31, 1996 and 1997, the Company has utilized NOLs for financial reporting purposes of $78.1 million and $62.6 million, respectively. These NOLs were used to reduce the deferred tax liabilities related to the acquisitions made by the Company.

(6)  Notes and Other Payables:

                                                                                 December 31,
                                                                      -------------------------------
                                                                             1996            1997
                                                                      -------------------------------
13.125% senior discount notes due June 1, 2004                          $ 332,000,000    $332,000,000
   Less original issue discount ("OID") (a)                              (120,198,859)    (90,397,359)
                                                                        -------------    ------------
                                                                          211,801,141     241,602,641
                                                                        -------------    ------------
Notes payable, Federal Communications Commission, due August
   and December 2006 and January 2007, with interest at 9.5% (b)            6,525,896       8,416,653
Notes payable of PCTV Detroit (c)                                           7,203,012       6,070,190
Note payable from acquisition, due and paid January 1997, with
   interest at 5.5%                                                         1,250,000              --
Note payable, Broadcast Cable, Inc. non-interest bearing,
   due and repaid May 1997 (d)                                              6,377,122              --
PEI bank line of credit of $20,000,000, with interest at 9.125%,
   repaid November 1997                                                       579,016              --
Other, with interest rates ranging from 6% - 13.60% and due
   dates ranging from 1997-2000, partially secured by equipment               694,641         375,546
                                                                        -------------    ------------
                                                                        $ 234,430,828    $256,465,030
                                                                        =============    ============

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


(a) On May 19, 1995 the Company completed a public offering of $332,000,000 principal amount of 13.125% senior discount notes due 2004 and warrants for the purchase of 473,764 shares of the Company's common stock. The Company received net proceeds after underwriting discounts and other transaction expenses of approximately $168,000,000. The notes were sold at a discount from the face amount and will accrete in value until June 1, 2000 at a rate of 13.125% per annum, compounded semi-annually. Cash interest will accrue at a rate of 13.125% subsequent to June 1, 2000 and be payable in cash, thereafter, semi-annually on June 1 and December 1, commencing on December 1, 2000.

         The notes and warrants trade separately. Each warrant is exercisable for 1.427 shares of common stock at a exercise price of $31.90 per share. Such warrants will expire on June 1, 2000.

         The Company has the option to redeem the notes, in whole or in part, on or after June 1, 2000. For the 12 month period beginning June 1, 2000, the redemption value is 106.0% of the accreted value plus accrued and unpaid interest, if any, at the redemption date. After May 31, 2001, the redemption value decreases at 2% intervals to 100% of the accreted value plus accrued and unpaid interest at June 1, 2003 and after.

         The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, to pay dividends or make other restricted payments, to permit restrictions on dividends and other payments by subsidiaries to the Company and to engage in certain transactions.

(b) As a result of the FCC auction for Multichannel Multipoint Distribution Service ("MMDS") and/or Multipoint Distribution Service ("MDS") authorizations for the BTA's, the Company purchased 28 BTA authorizations. The payment terms require a 20% downpayment; for two years after the conclusion of the auction, payments of interest in the remaining principal balance; and beginning two years after the conclusion of the auction, amortization of the remaining principal and interest over an eight year period.

(c) As a result of the acquisition of the Detroit System, the Company issued (i) notes payable in the amount of $3,000,000 with interest at 8%, of which the remaining $2,700,000 is due August 1998, subject to certain conditions; and (ii) notes payable in the amount of $2,150,000, plus accrued interest of $200,000, due December 2000 with an interest rate of 9% per year. The Company also assumed a note payable to the predecessor owners in the amount of approximately $4,200,000 with interest at 8% payable in quarterly installments, of which the remaining $1,100,000 is due September 1998.

(d) In accordance with a purchase agreement between Wireless Cable of Indianapolis, Inc. ("WCI"), a majority-owned subsidiary of the Company, and Broadcast Cable, Inc. ("BC"), WCI issued a promissory note to BC, face value of $6,726,754, due the later of May 31, 1997 or upon completion of certain events relating to frequencies acquired. In May 1997, the Company repaid $5,900,000 in settlement of the note, resulting in a gain of $826,754.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


Annual maturities of all debt are as follows:

        Years ending December 31:
        1998                                       $  4,116,870
        1999                                            832,673
        2000                                          3,162,412
        2001                                            907,195
        2002 and thereafter                         337,843,239
                                                   ------------
                                                    346,862,389
        OID                                         (90,397,359)
                                                   ------------
                                                   $256,465,030
                                                   ============

The fair value of the senior discount notes at December 31, 1997, was approximately $93,000,000 and is based on the quoted market price of the debt. The fair value of the other notes and other payables approximate the carrying value.

(7)  Convertible Pay-In-Kind Preferred Stock:

          On October 27, 1994, the Company, Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners II L.P. (collectively "Blackstone") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which the Company agreed to sell, and Blackstone agreed to acquire, 500,000 shares of Convertible Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share and liquidation preference $100 per share (the "Convertible Preferred Stock") of the Company for an aggregate cash purchase price of $50,000,000. The Convertible Preferred Stock is convertible at any time after its date or dates of issuance into shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") and has a conversion price of $22.50 per share, subject to anti-dilution adjustments. The Company closed on the sale of 100,000 shares of the Convertible Preferred Stock on November 14, 1994, 100,000 shares on January 20, 1995, 50,000 shares on January 23, 1995, and the remaining 250,000 shares on March 24, 1995.

          The terms of the Convertible Preferred Stock and the Stock Purchase Agreement entitle the holders of Convertible Preferred Stock, voting as a class, to elect two members of the Board of Directors (or, if the size of the Board of Directors is increased, a proportionately greater number) for so long as Blackstone and certain permitted transferees own shares of Convertible Preferred Stock in certain minimum amounts.

          The Convertible Preferred Stock is entitled to vote as a single class with the Common Stock on all matters submitted to a vote of the stockholders. Each share of Convertible Preferred Stock is entitled to 4.444 votes per share. The terms of the Stock Purchase Agreement provide that certain extraordinary actions by the Company including, but not limited to, acquisitions, mergers, incurrence of indebtedness, issuances or repurchases of debt and equity securities, or affiliate transactions shall require the affirmative vote of two-thirds of the Board of Directors.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


          Dividends on the Convertible Preferred Stock (and interest on unpaid dividends) accrue at an annual rate of 9-7/8% and are payable quarterly in additional shares of Convertible Preferred Stock up to the fifth anniversary of the date of issuance of such shares. After such date, dividends may only be paid in cash. The Convertible Preferred Stock may not be redeemed by the Company prior to the fifth anniversary of the date of its first issuance. Thereafter, the Company may redeem all of the Convertible Preferred Stock at a price per share equal to 106% of the liquidation preference plus 106% of the sum of accrued and unpaid dividends and interest on unpaid dividends for cash or shares of Common Stock.

          The Convertible Preferred Stock is also redeemable, as defined, upon a change in control of the Company or on the tenth anniversary of the date of its first issuance of shares of Convertible Preferred Stock.

(8)  Employee Benefits:

          The Company maintains two 401(k) employee benefit plans pursuant to which participants can defer a certain percent of their annual compensation in order to receive certain benefits upon retirement, death, disability or termination of employment. The Company makes matching contributions of up to $400 per employee in one plan which vests immediately and 40% of up to 6% of employee salary, per employee in another plan which vests over a period of seven years. During 1995, 1996 and 1997, the Company incurred expenses of approximately $53,000, $89,000 and $83,000, respectively, related to these plans.

(9)  Stock Options and Warrants:

          In connection with the initial public offering, the underwriter was granted a warrant for 250,000 shares of common stock at an exercise price of $12.60 per share. These warrants expire on July 8, 1998.

          On April 30, 1993, PCTV adopted a non-qualified stock option plan for certain key employees (the "Key Employee Plan"), which is administered by three members of PCTV's Board of Directors. Under the Key Employee Plan, 111,085 shares of common stock are reserved for issuance pursuant to options granted thereunder at an exercise price of $.10 per share. Options to purchase 111,085 shares of common stock were issued in April and June 1993. The option holders are entitled during their employment to exercise the options for a cash payment of the exercise price at any time between the first and tenth anniversaries of the date of grant of the options. Options granted under the Key Employee Plan generally are non-transferable.

          On April 30, 1993, non-qualified options to purchase shares of common stock, were granted under a plan (the "Founders Plan") to Matthew and Victor Oristano in the amounts of 200,000 shares and 100,000 shares, respectively. The per share exercise price of these options is $10.50. All of these options are fully vested as of this date and are exercisable until April 30, 2003. Non-qualified stock options were granted to Matthew and Victor Oristano in the amounts of 5,000 and 2,500 respectively for fiscal 1994. These options have an exercise price of $23.00 per share and have a ten year term.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

          In April 1993, PCTV adopted its 1993 Stock Option Plan (the "1993 Plan"), which is administered by three members of PCTV's Board of Directors. Under the 1993 Plan, options to purchase an aggregate of not more than 1,800,000 shares of common stock may be granted from time to time to key employees (including officers), advisors and independent consultants to PCTV or to any of its subsidiaries (other than those persons eligible for participation under the Founders Plan). Options granted to officers and employees may be designated as incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). Options granted to independent consultants and other non-employees may only be designated NQSOs.

          A summary of the status of the Company's stock option plans as of December 31, 1995, 1996 and 1997, and changes during the years ending on those dates, is presented below:

                                  ----------------------------------------------------------------------------------
                                           1995                        1996                       1997
                                  ----------------------------------------------------------------------------------
                                                Weighted                  Weighted                     Weighted
                                                 Average                   Average                      Average
                                                Exercise                  Exercise                     Exercise
                                     Shares       Price         Shares     Price          Shares        Price
                                  ----------------------------------------------------------------------------------

Outstanding, beginning of year      616,725      $13.34        653,275        $13.70        835,725       $13.67
Granted                              88,500       19.92        227,750         14.53        971,750         4.92
Exercised                           (13,950)      12.96             --            --             --           --
Forfeited/canceled                  (38,000)      22.66        (45,300)        18.52       (475,250)       17.36
                                    -------      ------        -------        ------      ---------       ------
Outstanding, end of year            653,275      $13.70        835,725        $13.67      1,332,225       $ 5.97
                                    =======      ======        =======        ======      =========       ======

Weighted average fair value of
   options granted during year                   $12.26                       $ 9.82                      $ 1.91
                                                 ======                       ======                      ======
Options exercisable at end of
   year                             458,843                    535,266                      452,516
                                    =======                    =======                    =========


          The following table summarizes information about stock options outstanding at December 31, 1997:

                                                                 Options Outstanding
                                  ----------------------------------------------------------------------------------
                                            Options              Weighted Average         Weighted
                                          Outstanding         Remaining Contract Life     Average
                                              at                                           Price
        Range of Exercises             December 31, 1997
 --------------------------------------------------------------------------------------------------------------------
                 $  .10                    72,475                  5.5 years               $  .10
         $1.50 - $4.00                    746,625                  9.3 years               $ 2.99
        $10.50 - $23.00                   513,125                  7.2 years               $11.08

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes Pricing Model with the following assumptions used for grants:

                                          1995                    1996                         1997
                                  ----------------------------------------------------------------------------------
Risk-free interest rate                5.8% to 7.4%           5.8% to 6.6%                 5.7% to 6.7%
Expected lives                           7 years                  7 years                    7 years
Expected dividend rate                     0%                       0%                         0%
Expected volatility                       58%                      58%                        75%

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

          The Company accounts for stock options and warrants under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", under which no compensation cost has been recognized for the options granted. Had compensation cost for 1995, 1996 and 1997 been determined under the principles of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", net loss would have been as follows:

                                         1995           1996           1997
                                   --------------------------------------------
Loss applicable to common
shares:
    As reported                      $(57,931,590)  $(82,010,082)  $(76,279,303)
    Proforma                         $(58,065,442)  $(82,857,841)  $(77,141,030)

Basic and dilutive loss per
   common share:
   Loss before extraordinary gain:
      As reported                       $(5.34)        $(6.26)        $(5.86)
      Proforma                          $(5.35)        $(6.33)        $(5.93)
   Net loss:
     As reported                        $(5.23)        $(6.26)        $(5.80)
     Proforma                           $(5.24)        $(6.33)        $(5.87)

          These proforma amounts may not be indicative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

(10)  Employment and Consultant Agreements:

          PCTV has written employment agreements with three executives which provide for combined annual base salaries of $514,000. Each of these officers is eligible to receive an annual bonus as determined by the Company. The employment agreements for these three executives expire in April 1998 through January 1999, unless earlier terminated by the Company or the employee. The agreements contain confidentiality and non-competition provisions and require the officers to devote full time to the business of the Company. Pursuant to these agreements, if their employment is terminated by the Company without cause, they are entitled to their base salary and certain benefits for up to one year.

          The Company has entered into change of control severance agreements with six of its executive officers which require the Company, in the case of a change of control of the Company, to pay each of such officers two times their annual base salary and bonus. In addition, in the case of a change of control, options issued under the Company's 1993 Stock Option Plan vest immediately.

          PCTV also has a written consulting agreement with Alda Limited Partners, pursuant to which it and its chairman, Mr. Victor Oristano (the "Consultant"), have agreed to render management consulting services to PCTV including advice concerning strategic and financial planning matters, wireless development and operation activities and public and stockholder relation matters. This agreement provides that the Consultant shall be paid consulting fees of $158,000 per annum and provides that the Consultant may receive an annual performance bonus to be determined by PCTV. This agreement will continue to July 1998 and, if the consulting relationship is terminated by PCTV without cause, entitles the Consultant to the base consulting fees for the remainder of the consulting term.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


(11)  Commitments and Contingencies:

          Under various lease and rental agreements for offices, warehouses, equipment and frequency licenses, the Company had expenses of approximately $3,729,000, $6,294,000 and $5,926,000 in 1995, 1996 and 1997, respectively.
Future annual minimum payments under these non-cancelable agreements, including only the initial terms for frequency licenses, are as follows:

         1998                             $ 4,997,000
         1999                               4,277,000
         2000                               3,587,000
         2001                               3,502,000
         2002 and thereafter               11,737,000
                                          -----------
                                          $28,100,000
                                          ===========

          The Company has entered into an agreement with General Instruments Corporation ("GIC") pursuant to which the Company is obligated to purchase 50,000 converter boxes over the three year life of the contract. The Company can cancel its minimum purchase obligation by paying a per box cancellation fee. The Company's anticipated 1998 payments for converter boxes under the terms described above have been included in the Company's estimates of capital expenditures for 1998.

          On February 18, 1998, the FCC commenced an auction in the Local Multipoint Distribution Service ("LMDS"). LMDS operates at a higher frequency than MDS and has a shorter transmission range, requiring the use of multiple cells in order to serve an entire market. Within each of the 493 BTAs being auctioned there are two frequency blocks, an "A block" and a substantially smaller "B Block" of spectrum. The Company participated in the auction as a designated entity which entitles it to a small business discount on any winning bids. The auction concluded in March, 1998. The Company was the successful bidder for the Phoenix, Arizona "B block" license and the Prescott, Arizona "A block" license. To participate in the auction, the Company deposited $20.3 million with the FCC. The total payment required to the FCC for the two licenses is $3,221,400 which amount includes the Company's small business discount. The Company will be required to pay 20% of that amount to the FCC within five days of a public notice issued at the close of the auction announcing it is an auction winner. The Company will then be required to submit a long-form application which, when granted, will require that the Company pay the remainder of the $3,221,400. The required payments will be deducted from the deposit that the Company previously made with the FCC. The remainder of the auction deposit will then be returned to the Company.

          The Company has approximately $80.3 million of cash, cash equivalents and marketable securities at December 31, 1997. The Company estimates that it will spend $23.2 million in 1998 on investment in wireless systems and equipment. The level of capital expenditures incurred for customer installations is primarily variable and dependent on the customer installation activities of the Company. Therefore, actual customer installation expenditures may be more or less than the Company's estimate. Cash payments on debt obligations for the next five years are included in Note 6.

          There are certain claims against the Company which are incidental to the ordinary course of business. In the opinion of management, the ultimate resolution of these claims will not have a material effect on the financial statements.

                   PEOPLE'S CHOICE TV CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)


(12)  Valuation and Qualifying Accounts:

                                   Balance at  Charged to               Balance
                                   Beginning    Costs &                 at end
Description                        of Period    Expenses   Deductions  of Period
-----------                        ---------    --------   ----------  ---------
December 31, 1995
Allowance for Doubtful Accounts     $283,700    $1,849,000  $1,481,400  $651,300

December 31, 1996
Allowance for Doubtful Accounts     $651,300    $  989,000  $1,260,800  $379,500

December 31, 1997
Allowance for Doubtful Accounts     $379,500    $  508,000  $  622,500  $265,000

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those in this Prospectus and, if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of the Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.













                                 ------------

                               TABLE OF CONTENTS

Available Information.....................................................
Incorporation of Certain Documents by Reference...........................
Fiscal Years..............................................................
Prospectus Summary........................................................
Forward Looking Statements................................................
Risk Factors..............................................................
The Exchange Offer........................................................
The Company...............................................................
Use of Proceeds...........................................................
Capitalization............................................................
Unaudited Pro Forma Combined Financial Data...............................
Unaudited Pro Forma Combined Statements of Operations.....................
Selected Historical Consolidated Financial Data...........................
Management's Discussion and Analysis of Financial Condition and Results
  of Operations...........................................................
Business..................................................................
Management................................................................
Description of the Exchange Notes.........................................
Certain Federal Income Tax Considerations.................................
Legal Matters.............................................................
Experts...................................................................
Index to Financial Statements.............................................



                                 ------------


      Until _____ __, 1998, all dealers effecting transactions in the Exchange Notes, whether or not participating in this Exchange Offer, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================




                           PEOPLE'S CHOICE TV CORP.



                               Offer to Exchange
                                     up to
                                  $85,000,000
                                    of its
                  13 1/8% Senior Subordinated Discount Notes
                                   due 2003,
                              4,887,267 Shares of
                               Common Stock and
                               $42,500,000 Cash
                          for all of its outstanding
                  $332,000,000 13 1/8% Senior Discount Notes
                                 due 2003 and
                           Solicitation of Consents

                      -----------------------------------

                               Offer to Exchange
                                     up to
                $15,000,000 of its 13 1/8% Senior Subordinated
                          Discount Notes due 2003 and
                       2,597,054 Shares of Common Stock
                                      for
                         676,758 Shares of Convertible
                          Pay-In-Kind Preferred Stock













                                 ------------


                       PROSPECTUS/OFFER TO EXCHANGE AND
                        CONSENT SOLICITATION STATEMENT


                                 ------------
















                              _________ ___, 1998


================================================================================